EXECUTION COPY

================================================================================



                DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
                                    DEPOSITOR

                     ORIX REAL ESTATE CAPITAL MARKETS, LLC,
                                    SERVICER

                     ORIX REAL ESTATE CAPITAL MARKETS, LLC,
                                SPECIAL SERVICER

                        WELLS FARGO BANK MINNESOTA, N.A.,
                                   AS TRUSTEE

                       LASALLE BANK NATIONAL ASSOCIATION,
         AS BOND ADMINISTRATOR, PAYING AGENT AND COMPANION PAYING AGENT


                      GERMAN AMERICAN CAPITAL CORPORATION,
                    AS HOLDER OF THE ALLIANCE COMPANION LOAN
                       AND THE CRYSTAL PARK COMPANION LOAN

                                       and

                         L-O BROADWAY INVESTMENTS, INC.,
                   AS HOLDER OF THE CROWN PLAZA COMPANION LOAN

             ------------------------------------------------------


                         POOLING AND SERVICING AGREEMENT

                          Dated as of September 1, 2000

             ------------------------------------------------------



                                  COMM 2000-C1

                  Commercial Mortgage Pass-Through Certificates


================================================================================

                                TABLE OF CONTENTS



                                    ARTICLE I

                                   DEFINITIONS

Section 1.01     Defined Terms..................................................
Section 1.02     Certain Calculations...........................................
Section 1.03     Certain Constructions..........................................
Section 1.04     Certain Calculations with respect to Loan Pairs and
                   Companion Loans..............................................


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans and Loan REMIC Interests;
                   Assignment of Mortgage Loan Purchase Agreements..............
Section 2.02     Acceptance by Custodian and the Trustee........................
Section 2.03     Representations, Warranties and Covenants of the Depositor;
                   Repurchase and Substitution of Mortgage Loans................
Section 2.04     Representations, Warranties and Covenants of the Servicer,
                   Special Servicer, Trustee and the Bond Administrator.........
Section 2.05     Execution and Delivery of Certificates; Issuance of
                   Lower-Tier Regular Interests.................................
Section 2.06     Miscellaneous REMIC and Grantor Trust Provisions...............


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS

Section 3.01     Servicer to Act as Servicer; Administration
                   of the Mortgage Loans........................................
Section 3.02     Liability of the Servicer......................................
Section 3.03     Collection of Certain Mortgage Loan Payments...................
Section 3.04     Collection of Taxes, Assessments and Similar Items;
                   Escrow Accounts..............................................
Section 3.05     Collection Account; Interest Reserve Account; Upper-Tier
                   Distribution Account, Lower-Tier Distribution Account and
                   Excess Liquidation Proceeds Account..........................
Section 3.06     Permitted Withdrawals from the Collection Account; Trust
                   Ledger; Companion Ledgers; Companion Distribution Account....
Section 3.07     Investment of Funds in the Collection Account, the REO
                   Account, the Interest Reserve Account, the Excess
                   Liquidation Proceeds Account, the Lock-Box Accounts, the
                   Cash Collateral Accounts and the Reserve Accounts............
Section 3.08     Maintenance of Insurance Policies and Errors and
                   Omissions and Fidelity Coverage..............................
Section 3.09     Enforcement of Due-On-Sale Clauses; Assumption Agreements;
                   Defeasance Provisions........................................
Section 3.10     Appraisals; Realization Upon Defaulted Mortgage Loans..........
Section 3.11     Trustee to Cooperate; Release of Mortgage Files................
Section 3.12     Servicing Fees, Trustee Fees and Special Servicing
                   Compensation.................................................
Section 3.13     Reports to the Bond Administrator; Collection Account
                   Statements...................................................
Section 3.14     Annual Statement as to Compliance..............................
Section 3.15     Annual Independent Public Accountants' Servicing Report........
Section 3.16     Access to Certain Documentation................................
Section 3.17     Title and Management of REO Properties and REO Account
                   Properties...................................................
Section 3.18     Sale of Specially Serviced Loans and REO Properties............
Section 3.19     Additional Obligations of the Servicer and Special Servicer;
                   Inspections..................................................
Section 3.20     Authenticating Agent...........................................
Section 3.21     Appointment of Custodians......................................
Section 3.22     Reports to the Securities and Exchange Commission; Available
                 Information....................................................
Section 3.23     Lock-Box Accounts, Cash Collateral Accounts, Escrow
                   Accounts and Reserve Accounts................................
Section 3.24     Property Advances..............................................
Section 3.25     Appointment of Special Servicer................................
Section 3.26     Transfer of Servicing Between Servicer and Special
                   Servicer; Record Keeping; Asset Status Report................
Section 3.27     Approval Rights by the Special Servicer with Respect
                 to Non-Specially Serviced Loans................................
Section 3.28     Limitations on and Authorizations of the Servicer and Special
                   Servicer with Respect to Certain Mortgage Loans..............
Section 3.29     Limitations on Rights of Controlling Class or Directing
                   Certificateholder with Respect to the Loan Pairs.............
Section 3.30     Modification, Waiver, Amendment and Consents...................
Section 3.31     Right to Appoint Operating Advisor; Authority of
                   Operating Advisor............................................

Section 3.32     Assignment of Right to Vote Claims of Companion
                   Holders in Bankruptcy........................................


                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions..................................................
Section 4.02     Statements to Certificateholders; Reports by Bond
                   Administrator; Other Information Available to the Holders
                   and Others...................................................
Section 4.03     Compliance with Withholding Requirements.......................
Section 4.04     REMIC Compliance...............................................
Section 4.05     Imposition of Tax on the Trust Fund............................
Section 4.06     Remittances; P&I Advances......................................
Section 4.07     Grantor Trust Reporting........................................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01     The Certificates...............................................
Section 5.02     Registration, Transfer and Exchange of Certificates............
Section 5.03     Mutilated, Destroyed, Lost or Stolen Certificates..............
Section 5.04     Appointment of Paying Agent....................................
Section 5.05     Access to Certificateholders' Names and Addresses..............
Section 5.06     Actions of Certificateholders..................................


                                   ARTICLE VI

              THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

Section 6.01     Liability of the Depositor, the Servicer and the
                   Special Servicer.............................................
Section 6.02     Merger or Consolidation of the Servicer........................
Section 6.03     Limitation on Liability of the Depositor, the Servicer
                   and Others...................................................
Section 6.04 Limitation on Resignation of the Servicer and the Special Servicer; Termination of the Servicer and the Special
                   Servicer.....................................................
Section 6.05     Rights of the Depositor and the Trustee in Respect of the
                 Servicer and the Special Servicer..............................
Section 6.06     Servicer or Special Servicer as Owner of a Certificate.........


                                   ARTICLE VII

                                     DEFAULT

Section 7.01     Events of Default..............................................
Section 7.02     Trustee to Act; Appointment of Successor.......................
Section 7.03     Notification to Certificateholders and Other Persons...........
Section 7.04     Other Remedies of Trustee......................................
Section 7.05     Waiver of Past Events of Default; Termination..................


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01     Duties of Trustee and the Bond Administrator...................
Section 8.02     Certain Matters Affecting the Trustee and the Bond
                   Administrator................................................
Section 8.03     Trustee and Bond Administrator Not Liable for Certificates or
                   Mortgage Loans...............................................
Section 8.04     Trustee and Bond Administrator May Own Certificates............
Section 8.05     Payment of Trustee's and Bond Administrator's Fees and
                   Expenses; Indemnification....................................
Section 8.06     Eligibility Requirements for Trustee and Bond Administrator....
Section 8.07     Resignation and Removal of the Trustee or Bond Administrator...
Section 8.08     Successor Trustee or Bond Administrator........................
Section 8.09     Merger or Consolidation of Trustee or Bond Administrator.......
Section 8.10     Appointment of Co-Trustee or Separate Trustee..................
Section 8.11     Companion Paying Agent.........................................
Section 8.12     Companion Register.............................................


                                   ARTICLE IX

                                   TERMINATION

Section 9.01     Termination....................................................


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS


Section 10.01    Counterparts...................................................

Section 10.02    Limitation on Rights of Certificateholders.....................
Section 10.03    Governing Law..................................................
Section 10.04    Notices........................................................
Section 10.05    Severability of Provisions.....................................
Section 10.06    Notice to the Depositor and Each Rating Agency.................
Section 10.07    Amendment......................................................
Section 10.08    Confirmation of Intent.........................................
Section 10.09    No Intended Third-Party Beneficiaries..........................
Section 10.10    No Recourse....................................................
Section 10.11    Entire Agreement...............................................

                                TABLE OF EXHIBITS


Exhibit A-1           Form of Class A-1 Certificate
Exhibit A-2           Form of Class A-2 Certificate
Exhibit A-3           Form of Class X Certificate
Exhibit A-4           Form of Class B Certificate
Exhibit A-5           Form of Class C Certificate
Exhibit A-6           Form of Class D Certificate
Exhibit A-7           Form of Class E Certificate
Exhibit A-8           Form of Class F Certificate
Exhibit A-9           Form of Class G Certificate
Exhibit A-10          Form of Class H Certificate
Exhibit A-11          Form of Class J Certificate
Exhibit A-12          Form of Class K Certificate
Exhibit A-13          Form of Class L Certificate
Exhibit A-14          Form of Class M Certificate
Exhibit A-15          Form of Class N Certificate
Exhibit A-16          Form of Class O Certificate
Exhibit A-17          Form of Class Q-1 Certificate
Exhibit A-18          Form of Class Q-2 Certificate
Exhibit A-19          Form of Class R Certificate
Exhibit A-20          Form of Class LR Certificate
Exhibit B-1           Mortgage Loan Schedule
Exhibit B-2           Servicing Fee Rate Schedule
Exhibit C-1           Form of Transferee Affidavit
Exhibit C-2           Form of Transferor Letter
Exhibit D-1           Form of Investment Representation Letter
Exhibit D-2           Form of ERISA Representation Letter
Exhibit E             Form of Request for Release
Exhibit F             [RESERVED]
Exhibit G             Securities Legend
Exhibit H             German American Capital Corporation Purchase Agreement
Exhibit I             Morgan Guaranty Trust Company of New York
                        Purchase Agreement
Exhibit J             LaSalle Bank National Association Purchase Agreement
Exhibit K             Form of Regulation S Transfer Certificate
Exhibit L             Form of Transfer Certificate for Exchange or Transfer
                        from Rule 144A Global Certificate to Regulation S
                        Global Certificate during the Restricted Period
Exhibit M             Form of Transfer Certificate for Exchange or Transfer
                        from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit N             Form of Transfer Certificate for Exchange or Transfer
                        from Regulation S Global Certificate to Rule 144A
                        Global Certificate
Exhibit O-1           Form of Comparative Financial Status Report
Exhibit O-2           Form of Delinquent Loan Status Report
Exhibit O-3           Form of Historical Loan Modification Report
Exhibit O-4           Form of Historical Liquidation Report
Exhibit O-5           Form of REO Status Report
Exhibit O-6           Form of Watch List
Exhibit O-7           Form of Operating Statement Analysis Report
Exhibit O-8           Form of NOI Adjustment Analysis Worksheet
Exhibit O-9           CMSA Loan Set-Up Data Record Layout
Exhibit O-10          CMSA Loan Periodic Update Data Record Layout
Exhibit O-11          CMSA Property File Data File
Exhibit O-12          CMSA Financial File Data Record Layout
Exhibit O-13          Paid After Determination Date Report

Schedule I            Companion Loan Schedule
Schedule II           Companion Holders

               Pooling and Servicing Agreement, dated as of September 1, 2000, among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer, ORIX Real Estate Capital Markets, LLC, as initial Special Servicer, Wells Fargo Bank Minnesota, N.A., as Trustee, LaSalle Bank National Association, as Bond Administrator, Paying Agent and Companion Paying Agent, German American Capital Corporation, as holder of the Alliance Companion Loan and the Crystal Park Companion Loan, and L-O Broadway Investments, Inc., as holder of the Crowne Plaza Companion Loan.

                             PRELIMINARY STATEMENT:

      (Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

               The Depositor intends that the Fairgrounds Square Loan and the Towne Square Apartments Loan (the "Loan REMIC Loans") be held as assets of single-loan REMICs (each, a "Loan REMIC"), that the related Loan REMIC Regular Interests be held as assets of the Lower-Tier REMIC, and that the Loan REMIC Residual Interests be held by the Trustee on behalf of the Holders of the Class LR Certificates. The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans. As provided herein, the Bond Administrator will elect that the Trust Fund, exclusive of the Lock-Box Accounts, Cash Collateral Accounts, Reserve Accounts, Default Interest, the Default Interest Distribution Account, Excess Interest, the Excess Interest Distribution Account, the Loan REMIC Residual Interests and the Wilton Prepayment Premium Obligation (such nonexcluded portion of the Trust Fund, the "Trust REMICs"), be treated for federal income tax purposes as four separate real estate mortgage investment conduits (each, a "REMIC" or, in the alternative, the "Fairfield Square Loan REMIC," the "Towne Square Apartments Loan REMIC," the "Lower-Tier REMIC" and the "Upper-Tier REMIC," respectively, within the meaning of Code Section 860D). The Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates constitute classes of "regular interests" in the Upper-Tier REMIC and the Class R Certificates constitute the sole Class of "residual interests" in the Upper-Tier REMIC for purposes of the REMIC Provisions. Each Loan REMIC will hold its respective Loan REMIC Loan (exclusive of the Default Interest thereon), the proceeds therefrom, the portion of the Collection Account related thereto, and any related REO Property. Each Loan REMIC will issue one uncertificated Class of regular interests (each, a "Loan REMIC Regular Interest") to the Lower-Tier REMIC and one Class of residual interest (each, a "Loan REMIC Residual Interest"), which will be represented by the Class LR Certificates. The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest, Default Interest and the Loan REMIC Loans), the Loan REMIC Regular Interests, the proceeds therefrom, the Collection Account (exclusive of any portion thereof identified as constituting Excess Interest or Default Interest or held on behalf of any Companion Holder under the provisions of this Agreement), the Lower-Tier Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account (exclusive of any portion thereof held on behalf of any Companion Holder under the provisions of this Agreement) and any related REO Property, and will issue (i) the uncertificated Class A-1L, Class A-2L, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests (the "Lower-Tier Regular Interests"), as classes of regular interests in the Lower-Tier REMIC, and (ii) the Class LR Certificates, which will represent the sole class of residual interests in the Lower-Tier REMIC and in each of the Loan REMIC Residual Interests, within the meaning of the REMIC Provisions. The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and the Upper-Tier Distribution Account and will issue 16 Classes of regular interests in the Upper-Tier REMIC. The Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates (the "Regular Certificates") are designated as classes of regular interests, and the Class R Certificates are designated as the sole class of residual interests, in the Upper-Tier REMIC.

               The parties intend that the portions of the Trust Fund representing the Loan REMIC Residual Interests, the Default Interest, the Default Interest Distribution Account, the Excess Interest, the Excess Interest Distribution Account and the Wilton Prepayment Premium Obligation and the proceeds thereof will be treated as a grantor trust under Subpart E of Part 1 of Subchapter J of the Code, and: (a) that the Class LR Certificates represent pro rata undivided beneficial interests in the portion of the Trust Fund consisting of the Loan REMIC Residual Interests, (b) that the Class Q-1 Certificates represent pro rata undivided beneficial interests in the portion of the Trust Fund consisting of Default Interest collected on the Mortgage Loans, subject to the obligations to pay the Advance Interest Amount, and in the Default Interest Distribution Account; (c) that the Class Q-2 Certificates represent pro rata undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest collected on the Mortgage Loans and in the Excess Interest Distribution Account; and (d) that the Class X Certificates, on the one hand, and the Class or Classes of Principal Balance Certificates entitled to a distribution of principal in respect of a repurchase by GACC of the Wilton Office Plaza Loan (in the circumstances described in Section 2.03(d) of this Agreement), on the other hand, represent pro rata undivided beneficial interests in the Wilton Prepayment Premium Obligation. The Reserve Accounts and Lock-Box Accounts will be beneficially owned by the Borrowers on the Mortgage Loans to which they relate, will not constitute a portion of the Trust Fund, but disbursements therefrom will be under the control of the Servicer.

               The following table sets forth the designation and aggregate initial Certificate Balance (or, with respect to the Class X Certificates, Notional Balance) for each Class of Certificates comprising interests in the Upper-Tier REMIC.

                      Certificate Balance or
Class                    Notional Balance
-----                    ----------------

Class A-1                  $148,498,000
Class A-2                  $542,915,000
Class X (1)                $897,940,215
Class B                    $ 38,162,000
Class C                    $ 39,284,000
Class D                    $ 13,469,000
Class E                    $ 25,815,000
Class F                    $ 11,224,000
Class G                    $ 26,938,000
Class H                    $  6,734,000
Class J                    $  6,734,000
Class K                    $ 10,101,000
Class L                    $  7,856,000
Class M                    $  6,734,000
Class N                    $  4,489,000
Class O                    $  8,987,215

------------------

(1) The initial Notional Balance of Class X Certificates is equal to the sum of the initial Certificate Balances of the Principal Balance Certificates which amount corresponds to the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

               The initial Certificate Balance of each of the Class Q-1, Class Q-2, Class R and Class LR Certificates is zero. Additionally, the Class Q-1, Class Q-2, Class R and Class LR Certificates do not have a Notional Balance. The Certificate Balance of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01.

               The initial Loan REMIC Balances, initial Lower-Tier Balances and Pass-Through Rates for the Loan REMIC Regular Interests and the Lower-Tier Regular Interests are set forth in the definitions of such terms.

               As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $897,940,215.

               There exist three mortgage loans, the first in the original principal amount of $28,000,000 (the "Crowne Plaza Companion Loan"), the second in the original principal amount of $13,621,183 (the "Crystal Park Companion Loan"), and the third in the original principal amount of $15,608,443 (the "Alliance Companion Loan," and together with the Crowne Plaza Companion Loan and the Crystal Park Companion Loan, the "Companion Loans") that are not part of the Trust Fund and that are each secured by the same Mortgage or Mortgages as a Mortgage Loan that is part of the Trust Fund. The Mortgage Loans identified herein as the "Crown Plaza Mortgage Loan," the "Crystal Park Mortgage Loan" and the "Alliance Mortgage Loan," respectively, are assets of the Trust Fund. As and to the extent provided herein, the Crowne Plaza Companion Loan, the Crystal Park Companion Loan and the Alliance Companion Loan will all be serviced and administered in accordance with this Agreement. Amounts attributable to the Companion Loans will not be assets of the Trust Fund, and will be beneficially owned by the related Companion Holders.

               In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

               "Act": The Securities Act of 1933, as it may be amended from time to time.

               "Actual/360 Mortgage Loans": The Mortgage Loans or Companion Loans indicated as such in the Mortgage Loan Schedule or Companion Loan Schedule, as applicable.

               "Additional Trust Fund Expense": Any expense incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Holders of Regular Certificates receiving less than the full amount of principal and/or the Interest Accrual Amount to which they are entitled on any Distribution Date.

               "Advance":  Any P&I Advance or Property Advance.

               "Advance Interest Amount": Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Servicer, the Special Servicer (as to Property Advances only) or the Trustee, as applicable, has not been reimbursed and on Servicing Fees, Trustee Fees or Special Servicing Compensation for which the Servicer, the Trustee, the Bond Administrator or the Special Servicer, as applicable, has not been timely paid or reimbursed for the number of days from the date on which such Advance was made or such Servicing Fees, Trustee Fees or Special Servicing Compensation were due to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance or Servicing Fees, Trustee Fees or Special Servicing Compensation; provided, that if, during any Collection Period in which an Advance was made, the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Servicer, the Special Servicer or the Trustee shall be paid first from the amount of Default Interest on the related Mortgage Loan or Loan Pair by such Borrower received during such Collection Period, second, from late payment fees on the related Mortgage Loan or Loan Pair by the related Borrower received during such Collection Period, and third, upon determining in good faith that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account (but with respect to a Loan Pair, subject to Section 1.04).

               "Advance Rate": A per annum rate equal to the Prime Rate (as most recently published in the "Money Rates" section of The Wall Street Journal, New York edition, on or before the related Record Date) compounded monthly as of each Servicer Remittance Date. Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Account for such reimbursement of such Advance.

               "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Bond Administrator may obtain and together with the Trustee, may rely on an Officers' Certificate of the Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

               "Affiliated Person": Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

               "Agent Member": Members of, or Depository Participants in, the Depository.

               "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

               "Alliance Companion Loan": As defined in the Preliminary
Statement.

               "Alliance Loan Pair": Collectively, the Alliance Companion Loan and the Alliance Mortgage Loan.

               "Alliance Mezzanine Loan": The loan made to Alliance TP, L.L.C., the parent of the Borrower under the Alliance Loan Pair.

               "Alliance Mortgage Loan": The Mortgage Loan identified on the Mortgage Loan Schedule by loan number 2.

               "Allocated Loan Amount": With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule or Companion Loan Schedule, as applicable.

               "Annual Compliance Report": A report consisting of an annual statement of compliance required by Section 3.14 hereof and an annual report of an Independent accountant required pursuant to Section 3.15 hereof

               "Anticipated Repayment Date": With respect to any Mortgage Loan or Companion Loan that is indicated on the Mortgage Loan Schedule or Companion Loan Schedule, as applicable, as having a Revised Rate, the date upon which such Mortgage Loan or Companion Loan commences accruing interest at such Revised Rate.

               "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c).

               "Applicable Monthly Payment":  As defined in Section 4.06(a).

               "Applicable Procedures":  As defined in Section 5.02(c)(ii).

               "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan or Loan Pair an amount equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or Loan Pair over (b) the excess of (i) 90% of the sum of the appraised values (net of any prior mortgage liens but including all escrows and reserves (other than escrows and reserves for taxes and insurance)) of the related Mortgaged Properties as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the Servicer or the Special Servicer, as applicable, as a Property Advance) of the Mortgaged Properties securing such Mortgage Loan or Loan Pair (or, in the case of Mortgage Loans or Loan Pairs having a principal balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described below)) over (ii) the sum of (A) to the extent not previously advanced by the Servicer or the Trustee, all unpaid interest on such Mortgage Loan or Loan Pair (exclusive of Excess Interest and/or Default Interest), (B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan or Loan Pair, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or Loan Pair, and (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows and reserves therefor) and all other amounts due and unpaid with respect to such Mortgage Loan or Loan Pair (which taxes, premiums and other amounts have not been the subject of an Advance by the Servicer, the Special Servicer or the Trustee, as applicable). If no Updated Appraisal has been obtained within the last 12 months prior to the first Distribution Date on or after an Appraisal Reduction Event has occurred, the Special Servicer shall estimate the value of the related Mortgaged Properties (the "Servicer's Appraisal Estimate") and such estimate shall be used for purposes of determining the Appraisal Reduction Amount for such Distribution Date. Notwithstanding the foregoing, (A) with respect to Mortgage Loans or Loan Pairs having a principal balance of $2,000,000 or higher, within 60 days (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, 30 days) after the Special Servicer receives notice or is otherwise aware of the Appraisal Reduction Event, the Special Servicer shall obtain an Updated Appraisal or (B) with respect to Mortgage Loans or Loan Pairs having a principal balance of less than $2,000,000, the Special Servicer, at its option, shall (i) provide a Small Loan Appraisal Estimate within the same time period as an appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an independent MAI appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or Loan Pairs; or (ii) with the consent of the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder, obtain an Updated Appraisal. On the first Distribution Date occurring on or after the delivery of such independent MAI appraisal, the Servicer shall adjust the Appraisal Reduction Amount to take into account such appraisal (regardless of whether the Updated Appraisal is higher or lower than the Small Loan Appraisal Estimate). Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any annual letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable. Each Appraisal Reduction Amount in respect of any Loan Pair shall be allocable, first, to the Companion Loan in such Loan Pair, and, then, to the related Mortgage Loan in such Loan Pair.

               "Appraisal Reduction Event": With respect to any Mortgage Loan or Loan Pair, the first Distribution Date following the earliest of (i) the date on which any Mortgage Loan or the related Companion Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured delinquency in Monthly Payments with respect to any Mortgage Loan or the related Companion Loan, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing any Mortgage Loan or Loan Pair or 60 days after the Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed, (iv) the date on which the Mortgaged Property securing any Mortgage Loan or Loan Pair becomes an REO Property and (v) 60 days after the third anniversary of any extension of a Mortgage Loan. With respect to a Loan Pair, the occurrence of any of the foregoing events with respect to either the Mortgage Loan or the related Companion Loan in such Loan Pair shall constitute an Appraisal Reduction Event with respect to such Loan Pair. The Special Servicer shall notify the Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

               "Approval Report":  As defined in Section 3.27.

               "Asset Status Report":  As defined in Section 3.26(f).

               "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

               "Assignment of Mortgage": An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

               "Assumed Maturity Date": With respect to (i) any Mortgage Loan that is not a Balloon Loan, the maturity date of such Mortgage Loan; and (ii) any Balloon Loan, the date on which such Mortgage Loan would be deemed to mature in accordance with its original amortization schedule absent its Balloon Payment.

               "Assumed Scheduled Payment": With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date (or portion thereof not received), based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the applicable Net Mortgage Pass-Through Rate.

               "Assumption Fees": Any fees collected by the Servicer or Special Servicer in connection with an assumption or modification of a Mortgage Loan or substitution of a Borrower thereunder permitted to be executed under the provisions of this Agreement.

               "Authenticating Agent": Any authenticating agent appointed by the Bond Administrator pursuant to Section 3.20.

               "Available Companion Distribution Amount": With respect to any Companion Loan and any Distribution Date, an amount equal to (a) the sum of the aggregate amount on deposit in the Collection Account attributable to such Companion Loan (as identified on the related Companion Ledger) and the related Companion Distribution Account, as of the close of business on the related Determination Date, net of (b) the aggregate portion of the amount described in clause (a) hereof that represents one or more of the following: (i) any amounts payable or reimbursable to any Person from amounts deposited in the Collection Account attributable to such Companion Loan (as identified on the related Companion Ledger) pursuant to Section 3.06(e), and (ii) any amounts deposited in the Collection Account that are attributable to such Companion Loan (as identified on the related Companion Ledger) or the related Companion Distribution Account, as the case may be, in error. Notwithstanding the investment of funds held in the Collection Account attributable to a Companion Loan (as identified on the related Companion Ledger) pursuant to Section 3.07, for purposes of calculating the Available Companion Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

               "Available Funds": For a Distribution Date, the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.17(b) but excluding any Excess Liquidation Proceeds) on or in respect of the Mortgage Loans, received by the Servicer in the Collection Period relating to such Distribution Date, (ii) all other amounts received by the Servicer in such Collection Period and required to be placed in the Collection Account by the Servicer pursuant to Section 3.05 allocable to such Mortgage Loans, and all P&I Advances made by the Servicer or the Trustee in respect of such Distribution Date, (iii) any late payments of Monthly Payments on or in respect of Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the related Servicer Remittance Date, (iv) any Servicer Prepayment Interest Shortfalls remitted by the Servicer to the Collection Account and (v) with respect to the Distribution Date in March of each calendar year the Withheld Amounts deposited in the Interest Reserve Account by the Bond Administrator in accordance with Section 3.05(c), but excluding the following:

               (a) amounts permitted to be used to reimburse the Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and interest thereon as described in Section 3.06(d)(ii) and 3.06(d)(iii);

               (b) those portions of each payment of interest which represent the applicable Servicing Fee and Trustee Fee and an amount representing any applicable Special Servicing Compensation, including interest thereon at the Advance Rate as provided in this Agreement;

               (c) all amounts in the nature of late payment fees (to the extent not applied to the reimbursement of the Advance Interest Amount and/or Additional Trust Fund Expenses as provided in Section 3.06 hereof), loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees, which the Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively;

               (d) all amounts representing scheduled Monthly Payments due after the related Due Date;

               (e) that portion of Net Liquidation Proceeds or Net Insurance Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Trustee Fee, the Bond Administrator Fee and Special Servicing Compensation, including interest thereon at the Advance Rate as provided in this Agreement, to which the Servicer, any subservicer, Trustee, the Bond Administrator and/or the Special Servicer are entitled;

               (f) all amounts representing certain expenses reimbursable or payable to the Servicer, the Special Servicer, the Bond Administrator or the Trustee and other amounts permitted to be retained by the Servicer or withdrawn by the Servicer from the Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

               (g) any interest or investment income on funds on deposit in the Collection Account, the Distribution Account, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the Default Interest Distribution Account, the Excess Interest Distribution Account, any REO Account or the Excess Liquidation Proceeds Account or, to the extent payable to the Bond Administrator or the Servicer under the terms of the related Mortgage Loan, any Cash Collateral Account, any Lock-Box Account or any Reserve Account or, in each case, in Permitted Investments in which such funds may be invested;


               (h) all amounts received with respect to each Mortgage Loan previously purchased or repurchased from the Trust Fund pursuant to Sections 2.03(d), 2.03(e), 3.18 or 9.01 during the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased or repurchased;

               (i) the amount reasonably determined by the Bond Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC under the circumstances and to the extent described in Section 4.05;

               (j)  Prepayment Premiums;

               (k)  Excess Interest;

               (l)  Net Default Interest; and

               (m) with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and
                    (B) February of each calendar year, the Withheld Amounts deposited in the Interest Reserve Account by the Bond Administrator in accordance with Section 3.05(c).

               "Balloon Loan": Any Mortgage Loan that requires a payment of principal on the maturity date in excess of its constant Monthly Payment.

               "Balloon Payment": With respect to each Mortgage Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

               "Beneficial Owner": With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee, the Bond Administrator and the Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence at its expense of its status as a Beneficial Owner hereunder.

               "Bond Administrator": LaSalle Bank National Association, and its successor in interest.

               "Bond Administrator Fee": The portion of the Trustee Fee payable to the Bond Administrator pursuant to the terms hereof calculated at the "Bond Administrator Fee Rate" of 0.0019% per annum.

               "Borrower": With respect to any Mortgage Loan, any obligor or obligors on any related Note or Notes.

               "Borrower Account":  As defined in Section 3.07(a).

               "Business Day": Any day other than a Saturday, a Sunday or any day on which banking institutions in The City of New York, New York, the City of Chicago, Illinois, the State of Texas, the State of Maryland, the Commonwealth of Massachusetts and the State of Minnesota are authorized or obligated by law, executive order or governmental decree to be closed.

               "Calculated Payments": As defined in Section 2.03(d).

               "Cash Collateral Account": With respect to any Mortgage Loan or Loan Pair that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the Mortgage Loan Sellers (or in the case of a Loan Pair, for the benefit of the Trustee and the related Companion Holder). Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan. The Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account. To the extent not inconsistent with the terms of the related Mortgage, each such Cash Collateral Account shall be an Eligible Account.

               "Cash Collateral Account Agreement": With respect to any Mortgage Loan or Loan Pair, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

               "Cash Deposit": An amount equal to all cash payments of principal and interest received by the Mortgage Loan Sellers in respect of their related Mortgage Loans prior to or on the Closing Date that are due after the Cut-off Date, to the extent transferred to the Trust Fund pursuant to Section 2.01.

               "Certificate": Any Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

               "Certificate Balance": With respect to any Class of Certificates (other than the Class X, Class Q-1, Class Q-2, Class R and Class LR Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination after distributions and Realized Losses allocable to principal have been made thereon on such prior Distribution Date

               "Certificate Custodian": Initially, the Bond Administrator; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Bond Administrator.

               "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

               "Certificateholder": The Person whose name is registered in the Certificate Register subject to the following:

               (a) except as provided in clauses (b) and (d), for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

               (b) for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Servicer or the Special Servicer or an Affiliate thereof shall be deemed to be outstanding, unless such amendment relates to compensation of the Servicer or the Special Servicer or benefits the Servicer or the Special Servicer (in its capacity as such) or any Affiliate thereof (other than solely in its capacity as Certificateholder) in any material respect, in which case such Certificates shall be deemed not to be outstanding;

               (c) except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

               (d) for the purpose of exercising its rights as a member of the Controlling Class or as a Directing Certificateholder (if applicable), any Certificate beneficially owned by the Special Servicer or an Affiliate thereof will be deemed outstanding; and

               (e) for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Bond Administrator or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof. For purposes of the foregoing, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Paying Agent or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

               "Class": With respect to the Certificates or Lower-Tier Regular Interests, all of the Certificates or Lower-Tier Regular Interests bearing the same alphabetical and numerical Class designation.

               "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

               "Class A-1 Pass-Through Rate": A per annum rate equal to 7.206%.

               "Class A-1L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

               "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2 hereto.

               "Class A-2 Pass-Through Rate": A per annum rate equal to the lesser of 7.416% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class A-2L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

               "Class B Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4 hereto.

               "Class B Pass-Through Rate": A per annum rate equal to the lesser of 7.494% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class B-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

               "Class C Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5 hereto.

               "Class C Pass-Through Rate": A per annum rate equal to the lesser of 7.706% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class C-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class D Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6 hereto.

               "Class D Pass-Through Rate": A per annum rate equal to the lesser of 7.804% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class D-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class E Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7 hereto.

               "Class E Pass-Through Rate": A per annum rate equal to the lesser of 8.132% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class E-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class F Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-8 hereto.

               "Class F Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

               "Class F-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class G Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9 hereto.

               "Class G Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class G-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class H Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

               "Class H Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class H-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class Interest Shortfall": On any Distribution Date for any Class of Certificates, the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b) on such Distribution Date minus the amount of interest actually distributed to such Holders pursuant to such Section, if any.

               "Class J Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-11 hereto.

               "Class J Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class J-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class K Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-12 hereto.

               "Class K Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class K-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class L Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-13 hereto.

               "Class L Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class L-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class LR Certificate": Any one of the Certificates executed and authenticated by the Trustee or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-20 hereto. The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

               "Class M Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-14 hereto.

               "Class M Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class M-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class N Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-15 hereto.

               "Class N Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class N-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class O Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-16 hereto.

               "Class O Pass-Through Rate": A per annum rate equal to the lesser of 6.85% per annum and the Weighted Average Net Mortgage Pass-Through Rate.

               "Class O-L Interest": A regular interest in the Lower-Tier REMIC entitled to the monthly distributions payable thereto pursuant to Section 4.01.

               "Class Q-1 Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-17 hereto. The Class Q-1 Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

               "Class Q-2 Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-18 hereto. The Class Q-2 Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

               "Class R Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-19 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

               "Class X Certificate": Any one of the Certificates executed and authenticated by the Bond Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3 hereto.

               "Class X Component": Any one of the 15 component interests represented by the Class X Certificates, each of which relates to a Class of Principal Balance Certificates, as defined below, and represents a right to a specified portion, within the meaning of Treasury Regulation 1.860G-1(a)(2), of interest paid on its related Class of Lower-Tier Regular Interests. Each Class X Component bears interest at a rate per annum (the "Component Rate") equal to the excess, if any, of the Weighted Average Net Mortgage Pass-Through Rate over the Pass-Through Rate applicable to the related Class of Principal Balance Certificates, and has a Notional Amount equal to the Lower-Tier Balance of its related Lower-Tier Regular Interest. The Class X Components, related Lower-Tier Regular Interests, and related Class of Principal Balance Certificates are as follows:


                                                                        Lower-Tier
    Class X Component          Principal Balance Certificates        Regular Interests
    -----------------          ------------------------------        -----------------
  Class X-A1 Component              Class A-1 Certificates          Class A-1L Interest
  Class X-A2 Component              Class A-2 Certificates          Class A-2L Interest
  Class X-B Component               Class B Certificates            Class B-L Interest
  Class X-C Component               Class C Certificates            Class C-L Interest
  Class X-D Component               Class D Certificates            Class D-L Interest
  Class X-E Component               Class E Certificates            Class E-L Interest
  Class X-F Component               Class F Certificates            Class F-L Interest
  Class X-G Component               Class G Certificates            Class G-L Interest
  Class X-H Component               Class H Certificates            Class H-L Interest
  Class X-J Component               Class J Certificates            Class J-L Interest
  Class X-K Component               Class K Certificates            Class K-L Interest
  Class X-L Component               Class L Certificates            Class L-L Interest
  Class X-M Component               Class M Certificates            Class M-L Interest
  Class X-N Component               Class N Certificates            Class N-L Interest
  Class X-O Component               Class O Certificates            Class O-L Interest

               "Class X Pass-Through Rate": A per annum rate equal to the weighted average Component Rate, weighted on the basis of the Notional Amount of the related Class X Component.

               "Clearstream": Citibank, N.A., as depositary for Clearstream Banking, societe anonyme, or its successor in such capacity.

               "Closing Date": September 20, 2000.

               "CMSA Financial File": A CMSA Report substantially in the form attached as Exhibit O-12.

               "CMSA Property File": A CMSA Report substantially in the form attached as Exhibit O-11.

               "CMSA Reporting Package": A report prepared by the Servicer and/or the Special Servicer in such media as may be agreed upon by the Servicer, the Special Servicer and the Bond Administrator, and containing such information regarding the Mortgage Loans as will permit the Bond Administrator to calculate the amounts to be distributed pursuant to Section 4.01 and to furnish statements to Certificateholders pursuant to Section 4.02, including information on the outstanding principal balances of each Mortgage Loan specified therein, and containing such additional information as the Servicer, the Special Servicer and the Bond Administrator may from time to time agree.

               "CMSA Reports": Reports substantially in the forms of the CMSA standard reporting package inclusive of the CMSA Loan Setup, the CMSA Loan Periodic Update File, the CMSA Property File and the CMSA Financial File, attached as Exhibits O-9, O-10, O-11 and O-12, respectively, as the same may be modified from time to time, as may be reasonably required to implement such modified forms.

               "Co-Lender Agreement": With respect to each Loan Pair and the related Companion Note, the Agreement Among Noteholders between the Trustee and the holder of the related Companion Loan (or in the case of the Crowne Plaza Loan Pair, the Amended and Restated Agreement Among Noteholders), regarding the administration of such Loan Pair and the allocation of all amounts received by the holders of the notes comprising any portion thereof.

               "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

               "Collection Account": The trust account or accounts created and maintained by the Servicer pursuant to Section 3.05(a), which shall be entitled "[Name of Servicer], in trust for Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Collection Account" and which must be an Eligible Account.

               "Collection Period": With respect to a Distribution Date and each Mortgage Loan or Loan Pair, the period beginning on the day after the last day of the preceding Collection Period (or, in the case of the Distribution Date occurring in October 2000, on the day after the Cut-off Date) and ending at the close of business on the Determination Date; provided, that with respect to the Monthly Payments on the Extended Due Date Mortgage Loans, the Collection Period will be deemed to end on those Due Dates inclusive of any grace periods, as applicable.

               "Commission":  The Securities and Exchange Commission.

               "Companion Distribution Account": With respect to each Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.06(c) and held on behalf of the related Companion Holder, which shall be entitled "LaSalle Bank National Association, as Companion Paying Agent for the Companion Holder of the related Companion Loan." The Companion Distribution Accounts shall not be assets of the Trust Fund, but instead each Companion Distribution Account shall be held by the Companion Paying Agent on behalf of the related Companion Holder. Any such account shall be an Eligible Account.

               "Companion Holder": With respect to each Companion Loan, the owner thereof; the owners as of the Cut-off Date are listed on Schedule II attached hereto.

               "Companion Ledger": With respect to each Companion Loan, the ledger entries made by the Servicer with respect to amounts on deposit in the Collection Account attributable to such Companion Loan, which amounts are maintained pursuant to Section 3.05(a) and held on behalf of the applicable Companion Holder.

               "Companion Loan": Any one of the Companion Loans. Such term shall include any Companion Loan that has become an REO Loan or Specially Serviced Loan or that has been defeased in whole or in part.

               "Companion Loan Schedule": The meaning set forth in Section 2.02.

               "Companion Loans": As defined in the Preliminary Statement.

               "Companion Paying Agent": The paying agent appointed pursuant to
Section 5.04.

               "Companion Register": The register maintained and the registrar appointed pursuant to Section 8.12.

               "Companion Servicing Fee": With respect to any Companion Loan and any Distribution Date, the portion of the Servicing Fees payable at the Servicing Fee Rate in respect of the unpaid principal balance of such Companion Loan (calculated on the basis of the same day convention as the Servicing Fee is calculated on the related Note for the applicable Interest Accrual Period).

               "Comparative Financial Status Report": A report substantially containing the content described in Exhibit O-1 attached hereto, setting forth, among other things, the occupancy, revenue, underwritten net operating income or net cash flow, as applicable, and Debt Service Coverage Ratio for each Mortgaged Property as of the date of the latest financial information available immediately preceding the preparation of such report for each of the following three periods (to the extent such information is available): (i) the most current available trailing 12-month period (or year-to-date until such time that data for the trailing 12-month period is available), (ii) the previous two full fiscal years, and (iii) the "base year" (representing the original analysis of information used as of the Cut-off Date). For the purposes of the Servicer's production of any such report that is required to state information for any period prior to the Cut-off Date, the Servicer may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers.

               "Component Rate": As defined in the definition of Class X Component.

               "Control Appraisal Event": With respect to any Loan Pair, a "Control Appraisal Event" will exist if and for so long as:

               (a) the difference between (1) the outstanding principal balance of such Companion Loan minus (2) the sum of (x) any Appraisal Reduction Amount allocated to such Companion Loan and (y) losses realized with respect to any liquidation of the related Mortgaged Property or Mortgaged Properties is less than

               (b) 25% of the outstanding principal balance of such Companion Loan.

               "Controlling Class": As of any date of determination, the Class of Principal Balance Certificates with the latest alphabetical Class designation that has a then-aggregate Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of such Class of Principal Balance Certificates as of the Closing Date. As of the Closing Date, the Controlling Class will be the Class O Certificates. For purposes of determining the Controlling Class, the Class A-1 and Class A-2 Certificates collectively will be treated as one Class.

               "Controlling Class Certificateholder": Each holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as certified to the Bond Administrator from time to time by such holder (or Certificate Owner).

               "Corporate Trust Office": The offices of the Trustee located at 11000 Broken Land Parkway, Columbia, Maryland 21044 or the principal trust office of any successor Trustee qualified and appointed pursuant to Section 8.08.

               "Corrected Mortgage Loan": As defined under the definition of Specially Serviced Loan.

               "Cross-Collateralized Group": Any group of Mortgage Loans or Loan Pairs that is cross-defaulted and cross-collateralized with each other.

               "Cross-Collateralized Loan": Any Mortgage Loan that is cross-defaulted and cross-collateralized with any other Mortgage Loan or Companion Loan.

               "Cross-over Date": means the Distribution Date on which the Certificate Balance of each Class of Certificates other than the Class A-1 and Class A-2 Certificates have been reduced to zero.

               "Crowne Plaza Companion Loan": As defined in the Preliminary Statement.

               "Crowne Plaza Loan Pair": Collectively, the Crowne Plaza Companion Loan and the Crowne Plaza Mortgage Loan.

               "Crowne Plaza Mezzanine Loan": The loan made to Broadway Crowne Plaza, LLC, the parent of the Borrower under the Crowne Plaza Loan Pair.

               "Crowne Plaza Mortgage Loan": The Mortgage Loan identified on the Mortgage Loan Schedule by loan number 1.

               "Crystal Park Companion Loan": As defined in the Preliminary Statement.

               "Crystal Park Loan Pair": Collectively, the Crystal Park Companion Loan and the Crystal Park Mortgage Loan.

               "Crystal Park Mortgage Loan": The Mortgage Loan identified on the Mortgage Loan Schedule by loan number 3.

               "Custodial Agreement": The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, in the form agreed to by the Trustee and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.

               "Custodian": Any Custodian appointed pursuant to Section 3.21 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. If a Custodian is not so appointed, then the Custodian shall be the Trustee. The Custodian may (but need not) be the Trustee or the Servicer or any Affiliate of the Trustee or the Servicer, but may not be the Depositor, any Mortgage Loan Seller or any Affiliate thereof.

               "Cut-off Date": September 1, 2000 (except in the case of the Mortgage Loans identified as Loan No. 11 and Loan No. 43 on the Mortgage Loan Schedule, September 10, 2000, and in the case of the Mortgage Loan identified as Loan No. 87, September 11, 2000).

               "DBS":  Deutsche Bank Securities Inc.

               "Debt Service Coverage Ratio": With respect to any Mortgage Loan or Loan Pair as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Loan Pair but after funding of required reserves and "normalized" by the Servicer pursuant to Section 3.13, by the annual debt service (or, with respect to interest only Mortgage Loans, the future amortizing interest payments) required by such Mortgage Loan or Loan Pair. Annual debt service (or, with respect to interest only Mortgage Loans, the future amortizing interest payments) shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan or Loan Pair by 12 (or such fewer number of months for which related information is available).

               "Default Interest": With respect to any Mortgage Loan or Companion Loan, interest accrued on such Mortgage Loan or Companion Loan at the excess of (i) the related Default Rate over (ii) the sum of the related Mortgage Rate and, if applicable, the related Excess Rate.

               "Default Interest Distribution Account": The trust account or accounts created and maintained as a separate trust account or accounts by the Bond Administrator pursuant to Section 3.05(e), which shall be entitled "Wells Fargo Bank Minnesota, National Association, as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Default Interest Distribution Account" and which must be an Eligible Account. The Default Interest Distribution Account shall not be an asset of either Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC.

               "Default Rate": With respect to each Mortgage Loan and Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Companion Loan following any event of default on such Mortgage Loan or Companion Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

               "Defect":  As defined in Section 2.03(e).

               "Delinquency": Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

               "Delinquent Loan Status Report": A report substantially containing the content described in Exhibit O-2 attached hereto, setting forth, among other things, those Mortgage Loans or Loan Pairs which, as of the close of business on the Determination Date immediately preceding the respective Distribution Date, were delinquent 30 days to 59 days, delinquent 60 days to 89 days, delinquent 90 days or more, current but specially serviced, or were in foreclosure but were not REO Property.

               "Denomination":  As defined in Section 5.01(a).

               "Depositor": Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

               "Depository": The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

               "Depository Participant": A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

               "Determination Date": The 6th Business Day preceding each Distribution Date.

               "Directing Certificateholder": The Controlling Class Certificateholder selected by more than 50% of the Controlling Class Certificateholders (which initially shall be Allied Capital Corporation), by Certificate Balance, as certified by the Bond Administrator from time to time; provided, however, that (i) absent such selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Directing Certificateholder; provided, further, that in order for the Bond Administrator to certify the status of the Directing Certificateholder, the Directing Certificateholder must provide notice and certification to the Bond Administrator as to its status as Directing Certificateholder upon which the Bond Administrator shall use its best efforts to verify such status. In the event that the Bond Administrator is unable to verify the status of the Directing Certificateholder, it shall provide written notice to the Holders of the Controlling Class as to the designation of the Directing Certificateholder.

               "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder), shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund and the related Companion Holder (if any), establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

               "Discount Rate": With respect to (i) each Mortgage Loan (other than the Wilton Office Plaza Loan) as to which there has been a prepayment during a Collection Period and for which a Prepayment Premium is collected, the yield (compounded monthly) for "This Week" as reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) for the constant maturity treasury security having a maturity coterminous with the Anticipated Repayment Date, in the case of any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, or the Maturity Date, in the case of each other Mortgage Loan, of such Mortgage Loan as of the related Determination Date. If there is no Discount Rate for instruments having a maturity coterminous with the Maturity Date or Anticipated Repayment Date, as applicable, of the applicable Mortgage Loan, then the Discount Rate will be equal to the linear interpolation of the yields of the constant maturity treasury securities with maturities next longer and shorter than such Maturity Date or Anticipated Repayment Date and (ii) with respect to the Wilton Office Plaza Loan, as defined in Section 2.03(d).

               "Discount Rate Fraction": With respect to the distribution of any Prepayment Premium received with respect to any Mortgage Loan to one or more Classes of Certificates on any Distribution Date, a fraction (not greater than 1.0 or less than zero), (a) the numerator of which is equal to the excess of (x) the Pass-Through Rate for such Class of Certificates over (y) the relevant Discount Rate and (b) the denominator of which is equal to the excess of (x) the Mortgage Rate of the related Mortgage Loan over (y) the relevant Discount Rate.

               "Disqualified Non-U.S. Person": With respect to a Class R or Class LR Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form 4224 (or applicable successor Form promulgated by the Internal Revenue Service for the purpose of providing and certifying the information provided on Form 4224 as of the Closing Date) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes.

               "Disqualified Organization": Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

               "Distribution Account": The trust account or accounts created and maintained as a separate trust account or accounts by the Bond Administrator, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Distribution Account" and which must be an Eligible Account. The Distribution Account shall consist of two subaccounts: the Lower-Tier Distribution Account and the Upper-Tier Distribution Account.

               "Distribution Date": The 15th day of each month, or if such 15th day is not a Business Day, the Business Day immediately following such 15th day, commencing in October 2000.

               "Distribution Date Statement":  As defined in Section 4.02(a).

               "Due Date": With respect to any Mortgage Loan or Companion Loan and any month, the first day, the tenth day or the eleventh day of the month in the related Collection Period as specified in the related Note for such Mortgage Loan or such Companion Loan.

               "Early Termination Notice Date": Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

               "Eligible Account": Any of (i) (A) an account or accounts maintained with a depository institution or trust company the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P and F-1 by Fitch in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least "A" by S&P and "AA-" by Fitch) or (B) as to which the Bond Administrator has received written confirmation from each of the Rating Agencies that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its then-current ratings on the Certificates or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss.9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, or (iii) any other account that, as evidenced by a written confirmation from each Rating Agency would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates, which may be an account maintained with the Trustee, the Bond Administrator or the Servicer. Eligible Accounts may bear interest.

               "Eligible Investor": Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

               "Environmental Report": The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage.

               "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

               "Escrow Account": As defined in Section 3.04(b). Any Escrow Account may be a sub-account of the related Cash Collateral Account.

               "Escrow Payment": Any payment made by any Borrower to the Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement or Loan Agreement for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan or Loan Pair.

               "Euroclear": Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or its successor in such capacity.

               "Event of Default": A Servicer Event of Default or Special Servicer Event of Default, as applicable.

               "Excess Interest": With respect to each of the Mortgage Loans and Companion Loans indicated on the Mortgage Loan Schedule or Companion Loan Schedule as having a Revised Rate, interest accrued on such Mortgage Loan or Companion Loan allocable to the Excess Rate.

               "Excess Interest Distribution Account": The trust account or accounts created and maintained as a separate trust account or accounts by the Bond Administrator pursuant to Section 3.05(f), which shall be entitled "Deutsche Mortgage & Asset Receiving Corporation, Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Excess Interest Distribution Account" and which must be an Eligible Account. The Excess Interest Distribution Account shall not be an asset of either Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC.

               "Excess Liquidation Proceeds": With respect to any Mortgage Loan or Loan Pair, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan or Loan Pair or related REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Loan Pair on the Due Date immediately following the date on which such proceeds were received. Any Excess Liquidation Proceeds in respect of the Loan REMIC Loans will be deemed distributed in respect of the related Loan REMIC Residual Interests and deemed deposited in the Excess Liquidation Proceeds Account.

               "Excess Liquidation Proceeds Account": The segregated account created and maintained by the Bond Administrator pursuant to Section 3.17(e) in trust for the Certificateholders, which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Excess Liquidation Proceeds Account." The Excess Liquidation Proceeds Account will be an asset of the Lower-Tier REMIC.

               "Excess Prepayment Interest Shortfall": With respect to the Mortgage Loans, the aggregate Prepayment Interest Shortfalls in excess of the sum of (i) the Prepayment Interest Excess and (ii) the aggregate Master Servicing Fee.

               "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule or Companion Loans indicated on the Companion Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate for such Mortgage Loan or the weighted average of the Mortgage Rates for the Mortgage Loan and the Companion Loan comprising such Loan Pair, as set forth in the Mortgage Loan Schedule or the Companion Loan Schedule, as applicable.

               "Exchange Act": The Securities Exchange Act of 1934, as amended.

               "Exchange Act Report": A monthly Distribution Date Statement, Comparative Financial Status Report, Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification Report, REO Status Report, Operating Statement Analysis Report, NOI Adjustment Worksheet, Watch List, or Annual Compliance Report to be filed with the Commission, under cover of the related form required by the Exchange Act.

               "Extended Due Date Mortgage Loans": The Mortgage Loans identified as Loan No. 11, Loan No. 43 and Loan No. 87 on the Mortgage Loan Schedule and any other Mortgage Loan with a grace period expiring after the Determination Date but prior to the next Distribution Date.

               "Fairgrounds Square Loan": The Mortgage Loan identified as Loan No. 10 on the Mortgage Loan Schedule.

               "Fairgrounds Square REMIC": The REMIC constituted by the Fairgrounds Square Loan (exclusive of Default Interest), collections thereon, any REO Property acquired in respect thereof and amounts held from time to time in the Collection Account and the Lower-Tier Distribution Account in respect thereof, with respect to which the Bond Administrator, on behalf of the Trustee, will make an election to be treated as a "real estate mortgage investment conduit" within the meaning of the REMIC Provisions.

               "Fairgrounds Square REMIC Declaration": That certain REMIC Declaration dated as of July 31, 2000 with respect to the Fairgrounds Square Loan.

               "Fairgrounds Square REMIC Regular Interest": The uncertificated "regular interest," within the meaning of Code Section 860G(a)(1), in the Fairgrounds Square REMIC issued pursuant to the Fairgrounds Square REMIC Declaration.

               "Fairgrounds Square REMIC Residual Interest": The uncertificated "residual interest," within the meaning of Code Section 860G(a)(2), in the Fairgrounds Square REMIC issued pursuant to the Fairgrounds Square REMIC Declaration.

               "FDIC": The Federal Deposit Insurance Corporation, or any successor thereto.

               "FHA": The Federal Housing Administration.

               "FHLMC": The Federal Home Loan Mortgage Corporation, or any successor thereto.

               "Final Recovery Determination": With respect to any Specially Serviced Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(d) or Section 2.03(e), or any Mortgage Loan subject to repurchase by the related Companion Holder, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any REO Property) which the Servicer (or in the case of a Specially Serviced Loan, the Special Servicer), in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Bond Administrator and the Custodian (and the Servicer, if the Certificate is from the Special Servicer), expects to be finally recoverable. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

               "Financial Market Publisher":  Bloomberg Financial Service.

               "Fitch":  Fitch, Inc., or its successor in interest.

               "FNMA": The Federal National Mortgage Association, or any successor thereto.

               "Form 8-K": A Current Report on Form 8-K under the Exchange Act, or such successor form as the Commission may specify from time to time.

               "GACC": German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors.

               "GACC Purchase Agreement": The Mortgage Loan Purchase Agreement dated as of September 1, 2000, between GACC and the Depositor, a copy of which is attached hereto as Exhibit H.

               "Global Certificates": The Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates.

               "Grantor Trust": The grantor trust described in the Preliminary Statement hereto.

               "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

               "Historical Liquidation Report": A report substantially containing the content described in Exhibit O-4 attached hereto, setting forth, among other things, as of the close of business on the Determination Date immediately preceding the respective Distribution Date, (i) the aggregate amount of Net Liquidation Proceeds, for the current period and historically, and (ii) the amount of Realized Losses occurring during the related Collection Period, set forth on a Mortgage Loan-by-Mortgage Loan basis and with respect to each Loan Pair, also set forth for each applicable Companion Loan.

               "Historical Loan Modification Report": A report substantially containing the content described in Exhibit O-3 attached hereto, setting forth, among other things, those Mortgage Loans and Companion Loans which, as of the close of business on the Determination Date immediately preceding the respective Distribution Date, have been modified pursuant to this Agreement (i) during the related Collection Period and (ii) since the Cut-off Date, showing the original and the revised terms thereof.

               "Holder": With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest or either Loan REMIC Regular Interest, the Trustee; and with respect to either Loan REMIC Residual Interest, the Trustee on behalf of the Class LR Certificateholders.

               "Indemnified Party":  As defined in Section 8.05(d).

               "Indemnifying Party":  As defined in Section 8.05(d).

               "Independent": When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Bond Administrator, the Servicer, the Special Servicer, any Companion Holder, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, Trustee, Bond Administrator, partner, director or Person performing similar functions.

               "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Servicer nor the Special Servicer nor any Companion Holder shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Servicer, the Bond Administrator and the Trustee has been delivered to the Trustee to that effect) or (ii) any other Person (including the Servicer, the Special Servicer and any Companion Holder) if the Servicer, on behalf of itself, the Trustee and the Bond Administrator, has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

               "Individual Certificate": Any Certificate in definitive, fully registered physical form without interest coupons.

               "Initial Resolution Period": The first 90-day period within which a Mortgage Loan Seller may cure a Defect or breach of a representation and warranty.

               "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D promulgated under the Act, or an entity in which all the equity owners meet such requirements.

               "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan and if a Loan Pair is involved, the related Companion Loan (including any amounts paid by the Servicer pursuant to Section 3.08).

               "Interest Accrual Amount": With respect to any Distribution Date and any Class of Certificates (other than the Class Q-1, Class Q-2, Class R and Class LR Certificates), an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Balance or Notional Balance, as applicable (provided, that for interest accrual purposes any distributions in reduction of Certificate Balance or Notional Balance, as applicable, as a result of allocations of Realized Losses on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period) minus the amount of any Excess Prepayment Interest Shortfall allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

               "Interest Accrual Period": With respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

               "Interest Reserve Account": The trust account or accounts created and maintained as a separate trust account or accounts by the Bond Administrator pursuant to Section 3.05(c), which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Mortgage Pass-Through Certificates, Interest Reserve Account" and which must be an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

               "Interested Person": As of any date of determination, the Depositor, the Servicer, Special Servicer, the Trustee, the Bond Administrator, any Companion Holder, any Operating Advisor, any Borrower, any Manager of a Mortgaged Property, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of either the Trustee or the Bond Administrator to be an Affiliate of any of them.

               "Investment Account":  As defined in Section 3.07(a).

               "Investment Representation Letter": As defined in Section 5.02(c)(i)(A).

               "IRS":  The Internal Revenue Service.

               "LaSalle": LaSalle Bank National Association, in its capacity as a Mortgage Loan Seller, and its successors.

               "LaSalle Purchase Agreement": The Mortgage Loan Purchase Agreement, dated as of September 1, 2000, between LaSalle and the Depositor, a copy of which is attached hereto as Exhibit J.

               "Liquidation Expenses": Expenses incurred by the Servicer, the Special Servicer, the Trustee and the Bond Administrator in connection with the liquidation of any Mortgage Loan or, if a Loan Pair is involved, the related Companion Loan or the liquidation of an REO Property (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes) and any Property Protection Expenses incurred with respect to such Mortgage Loan and if a Loan Pair is involved, the related Companion Loan, or such REO Property including interest thereon at the Advance Rate not previously reimbursed from collections or other proceeds therefrom.

               "Liquidation Fee": An amount equal to 1.0% of all payments or proceeds received in connection with the liquidation of any Specially Serviced Loan.

               "Liquidation Proceeds": The amount (other than Insurance Proceeds) received in connection with (i) the taking of a Mortgaged Property (or portion thereof) by exercise of the power of eminent domain or condemnation,
(ii) the liquidation of a Specially Serviced Loan through a trustee's sale, foreclosure sale or otherwise or (iii) a sale of a Mortgage Loan or Loan Pair or an REO Property in accordance with Section 3.18 or Section 9.01.

               "Loan Agreement": With respect to any Mortgage Loan or Loan Pair, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan or Loan Pair was made.

               "Loan Documents": With respect to any Mortgage Loan or Loan Pair, the documents executed or delivered in connection with the origination of such Mortgage Loan or Loan Pair or subsequently added to the related Mortgage File (including, with respect to each Loan Pair, the applicable Co-Lender Agreement).

               "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

               "Loan Pair": Any of the Alliance Loan Pair, the Crowne Plaza Loan Pair and the Crystal Park Loan Pair.

               "Loan REMIC": Each of the Fairgrounds Square REMIC and the Towne Square Apartments REMIC.

               "Loan REMIC Balance": With respect to each Loan REMIC Regular Interest, initially, an amount equal to the Stated Principal Balance as of the Cut-off Date of the related Mortgage Loan, and from time to time, an amount equal to such amount reduced by the amount of distributions thereon and Realized Losses allocable thereto in all prior periods as described in Section 4.01(a) hereof.

               "Loan REMIC Declaration": Each of the Fairgrounds Square REMIC Declaration and the Towne Square Apartments REMIC Declaration.

               "Loan REMIC Interests": The Loan REMIC Regular Interests and the Loan REMIC Residual Interests.

               "Loan REMIC Loans": The Fairgrounds Square Loan and the Towne Square Apartments Loan.

               "Loan REMIC Regular Interest": Each of the Fairgrounds Square REMIC Regular Interest and the Towne Square Apartments REMIC Regular Interest.

               "Loan REMIC Residual Interest": Each of the Fairgrounds Square REMIC Residual Interest and the Town Square Apartments REMIC Residual Interest.

               "Lock-Box Account": With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan or Loan Pair.

               "Lock-Box Agreement": With respect to any Mortgage Loan or Loan Pair, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

               "Lower-Tier Balance": With respect to any Class of Lower-Tier Regular Interest, initially will equal the initial Certificate Balance of the corresponding Class of Principal Balance Certificates, and from time to time will equal such amount reduced by the amount of distributions of the Lower-Tier Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01(a) hereof.

               "Lower-Tier Distribution Account": The trust account or accounts
(i) created and maintained as a separate trust account or accounts by the Bond Administrator pursuant to Section 3.05(b), which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Lower-Tier Distribution Account" and which must be an Eligible Account or (ii) maintained as a subaccount of the Distribution Account pursuant to Section 3.05(b). The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC, other than with respect to any amount therein representing the proceeds of the Loan REMIC Residual Interests and the Wilton Prepayment Premium Obligation.

               "Lower-Tier Distribution Amount": As defined in Section 4.01(a)(ii).

               "Lower-Tier Regular Interests": The Class A-1L, Class A-2L, Class B-L, Class C-L, Class D-L, Class E-L, Class F-L, Class G-L, Class H-L, Class J-L, Class K-L, Class L-L, Class M-L, Class N-L and Class O-L Interests, issued by the Lower-Tier REMIC to the Trustee and held as assets of the Upper-Tier REMIC. Each Lower-Tier Regular Interest (i) relates to a separate Class of Principal Balance Certificates and to a separate Class X Component, (ii) is uncertificated, (iii) has an initial Lower-Tier Balance equal to the initial Certificate Principal Balance of its related Class of Principal Balance Certificates, (iv) has a Pass-Through Rate equal to the Weighted Average Net Mortgage Pass-Through Rate (treating for this purpose the Loan REMIC Regular Interests as Mortgage Loans), (v) has a "latest possible maturity date," within the meaning of Treasury Regulations section 1.860G-1(a), that is the Scheduled Final Distribution Date, and (vi) is entitled to the distributions in the amounts and at the times specified in Section 4.01(a).

               "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Default Interest and Excess Interest thereon and the Loan REMIC Loans), the Loan REMIC Regular Interests, collections thereon, any REO Property acquired in respect thereof, amounts held from time to time in the Collection Account and the Lower-Tier Distribution Account in respect thereof, the Interest Reserve Account and the Excess Liquidation Proceeds Account (exclusive of amounts held on behalf of a Companion Holder).

               "MAI":  Member of the Appraisal Institute.

               "Management Agreement": With respect to any Mortgage Loan or Loan Pair, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

               "Manager": With respect to any Mortgage Loan or Loan Pair, any property manager for the related Mortgaged Properties.

               "Master Servicing Fee": With respect to each Mortgage Loan and Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) one-twelfth of the Master Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan (or the unpaid principal balance of such Companion Loan) as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Companion Loan on such Due Date).

               "Master Servicing Fee Rate": With respect to each Mortgage Loan, a rate equal to 0.03% per annum and with respect to each Companion Loan, the per annum rate set forth on Exhibit B-2 hereto.

               "Maturity Date": With respect to each Mortgage Loan and any related Companion Loan, the Maturity Date as set forth on the Mortgage Loan Schedule or Companion Loan Schedule, as applicable.

               "Mezzanine Loan": Either the Allied Mezzanine Loan or the Crowne Plaza Mezzanine Loan, as applicable.

               "Modified Mortgage Loan": Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.26 in a manner that:

               (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan or Companion Loan), including any reduction in the Monthly Payment;

               (b) except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

               (c) in the good faith and reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or reduces the likelihood of timely payment of amounts due thereon.

               "Monthly Payment": With respect to any Mortgage Loan or Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Monthly Payment due on a Balloon Loan), which is payable by the related Borrower on such Due Date under the related Note. With respect to an REO Loan, the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

               "Morgan Guaranty": Morgan Guaranty Trust Company of New York, in its capacity as a Mortgage Loan Seller, and its successors.

               "Morgan Guaranty Purchase Agreement": The Mortgage Loan Purchase Agreement, dated as of September 1, 2000, between Morgan Guaranty and the Depositor, a copy of which is attached as Exhibit I.

               "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note.

               "Mortgage File": With respect to any Mortgage Loan and if a Loan Pair is involved, any related Companion Loan, collectively, the mortgage documents listed in Section 2.01(i) through (xix) pertaining to such particular Mortgage Loan or Loan Pair and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

               "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund. The mortgage loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date. Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part.

               "Mortgage Loan Event of Default": With respect to any Mortgage Loan or Companion Loan, an "event of default" under the related Loan Documents.

               "Mortgage Loan Purchase Agreements": Each of the GACC Purchase Agreement, the Morgan Guaranty Purchase Agreement and the LaSalle Purchase Agreement.

               "Mortgage Loan Schedule": The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B-1, which list shall set forth the following information with respect to each Mortgage Loan:

               (a)    the loan number;

               (b) the street address (including city, state and zip code) of the related Mortgaged Property;

               (c) the Mortgage Rate in effect as of the Cut-off Date and that the Mortgage Loan is a fixed rate Mortgage Loan;

               (d)    the original principal balance;

               (e)    the Stated Principal Balance as of the Cut-off Date;

               (f) the (A) Maturity Date for each Mortgage Loan and (B) with respect to each Mortgage Loan with an Anticipated Repayment Date, the Anticipated Repayment Date;

               (g)    the Due Date;

               (h) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

               (i)    whether such Mortgage Loan has an Anticipated Repayment
                      Date;

               (j)    the Primary Servicing Fee Rate (if applicable);

               (k)    whether the Mortgage Loan is an Actual/360 Mortgage Loan;
                      and

               (l) whether such Mortgage Loan has a hard lock-box or a springing lock-box.

Such list may be in the form of more than one list, collectively setting forth all of the information required.

               "Mortgage Loan Sellers": Each of GACC, Morgan Guaranty and
LaSalle.

               "Mortgage Rate": With respect to each Mortgage Loan or Companion Loan and any Interest Accrual Period, the annual rate, not including any Excess Rate, at which interest accrues on such Mortgage Loan or Companion Loan during such period (in the absence of a default), as set forth on the Mortgage Loan Schedule or Companion Loan Schedule, as applicable. The "Mortgage Rate" for purposes of calculating the Net Mortgage Pass-Through Rate and the Weighted Average Net Mortgage Pass-Through Rate (and the rate of the related Loan REMIC Regular Interest in the case of the Fairgrounds Square Loan and the Towne Square Apartments Loan) shall be the Mortgage Rate of such Mortgage Loan without giving effect to any Default Rate and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction in interest or principal due to a modification pursuant to Section 3.30 hereof.

               "Mortgaged Property": The underlying property securing a Mortgage Loan or Loan Pair, including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans or Loan Pairs, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

               "Net Default Interest": As defined in Section 3.05(e).

               "Net Income": With respect to any REO Property, all income received in connection with such REO Property, less any operating expenses, including, but not limited to, utilities, real estate taxes, property management fees, insurance premiums, leasing commission fees, expenses for maintenance and repairs and any other capital expenses directly related to such REO Property and permitted to be incurred under this Agreement.

               "Net Insurance Proceeds": Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

               "Net Liquidation Proceeds": The Liquidation Proceeds received with respect to any Mortgage Loan or Loan Pair net of the amount of (i) Liquidation Expenses incurred with respect thereto and, (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

               "Net Mortgage Pass-Through Rate": With respect to any Mortgage Loan (other than the Fairgrounds Square Loan and the Towne Square Apartments
Loan), the Fairgrounds Square Loan REMIC Regular Interest and the Towne Square Apartments Loan REMIC Regular Interest and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan or Loan REMIC Regular Interest, minus, for any such Mortgage Loan or Loan REMIC Regular Interest, the aggregate of the applicable Servicing Fee Rate and Trustee Fee Rate. Notwithstanding the foregoing, if any such Mortgage Loan or Loan REMIC Regular Interest does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the "Net Mortgage Pass-Through Rate" of such Mortgage Loan or Loan REMIC Regular Interest for any Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Loan REMIC Regular Interest on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan or Loan REMIC Regular Interest at the related Mortgage Rate less the Servicing Fee Rate and the Trustee Fee Rate during such Interest Accrual Period; provided, however, that with respect to each such Mortgage Loan or Loan REMIC Regular Interest, the Mortgage Rate for the one-month period (i) preceding the Due Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year and (ii) preceding the Due Date in March, will be the per annum rate stated in the related Note.

               "Net Prepayment Interest Excess": The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans exceeds the aggregate of all Prepayment Interest Shortfalls for all Mortgage Loans as of any Distribution Date.

               "Net Prepayment Interest Shortfall": Means the amount, if any, that the aggregate of Prepayment Interest Shortfalls for all Mortgage Loans that are not Specially Serviced Loans exceed the Prepayment Interest Excess for such Mortgage Loans as of any Distribution Date.

               "Net REO Proceeds": With respect to each REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b) of this Agreement.

               "New Lease": Any lease of REO Property entered into on behalf of the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder) if the Trust Fund or Companion Holder has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of the Trust Fund and any related Companion Holder.

               "NOI Adjustment Worksheet": A report prepared by the Servicer or the Special Servicer, as the case may be, substantially containing the content (and related data fields) described in Exhibit O-8 attached hereto, presenting the computations made in accordance with the methodology described in said Exhibit O-8 to "normalize" the full year-end net operating income or net cash flow and debt service coverage numbers used in the other reports required by this Agreement, sent to the Bond Administrator (or, with respect to the Special Servicer as to the related data fields, the Servicer) with each year-end annual operating statement for a Mortgaged Property pursuant to Section 3.13(d).

               "Non-U.S. Person":  A person that is not a U.S. Person.

               "Nonrecoverable Advance": Any portion of an Advance proposed to be made or previously made which has not been previously reimbursed to the Servicer, the Special Servicer or the Trustee, as applicable, and which, in the good faith business judgment of the Servicer, the Special Servicer or the Trustee, as applicable, will not or, in the case of a proposed Advance, would not be ultimately recoverable from late payments, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or Loan Pair. The judgment or determination by the Servicer, the Special Servicer or the Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced in the case of the Servicer or the Special Servicer, as applicable, by a certificate of a Servicing Officer delivered to the Trustee, the Bond Administrator and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Bond Administrator and the Servicer, which in each case sets forth such judgment or determination and the procedures and considerations of the Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (including, but not limited to, information selected by the Person making such judgment or determination in its good faith discretion, such as related income and expense statements, rent rolls, occupancy status, property inspections, Servicer, Special Servicer or Trustee inquiries, third party engineering and environmental reports, and an appraisal conducted by an MAI appraiser in accordance with Appraisal Institute standards or any Updated Appraisal thereof conducted within the past 12 months; copies of such documents to be included with the certificate of the Servicing Officer or the Responsible Officer). Notwithstanding the above, the Trustee shall be entitled to rely upon any determination by the Servicer or the Special Servicer, as applicable, that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance.

               "Note": With respect to any Mortgage Loan or Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Companion Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

               "Notice of Termination": Any of the notices given to the Bond Administrator by the Depositor, the Servicer or any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class pursuant to Section 9.01(c).

               "Notional Amount" or "Notional Balance": With respect to the Class X Certificates, (a) on or prior to the first Distribution Date, a notional principal amount equal to the aggregate initial Notional Balance of such Class, as specified in the Preliminary Statement hereto, and (b) as of any Distribution Date after the first Distribution Date, a notional principal amount equal to the aggregate Lower-Tier Balances immediately prior to such Distribution Date. With respect to each Class X Component, (a) on or prior to the first Distribution Date, an initial notional principal amount equal to the initial Lower-Tier Balance of the related Class of Lower-Tier Regular Interests, and (b) as of any Distribution Date after the first Distribution Date, a notional principal amount equal to the Lower-Tier Balance of the related Class of Lower-Tier Regular Interests immediately prior to such Distribution Date.

               "Officers' Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Servicer or Special Servicer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Bond Administrator or the Servicer, as the case may be.

               "Operating Advisor": With respect to any Loan Pair, the operating advisor selected by the related Companion Holder pursuant to Section 3.31 and any successor thereto.

               "Operating Statement Analysis Report": With respect to each Mortgage Loan or Companion Loan and each related Mortgaged Property and REO Property, a report substantially containing the content described in Exhibit O-7 attached hereto.

               "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the Servicer, as the case may be, acceptable to the Bond Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of the Upper-Tier REMIC, Lower-Tier REMIC or either Loan REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor"), (c) qualification of the Grantor Trust as a grantor trust under the Code, or (d) a resignation of the Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor and the Servicer.

               "Originator": Any of (i) the Mortgage Loan Sellers, (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan, and (iii) with respect to any Companion Loan, GACC.

               "Ownership Interest": Any record or beneficial interest in a Class R or Class LR Certificate.

               "P&I Advance": As to any Mortgage Loan, any advance made by the Servicer or the Trustee pursuant to Section 4.06. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such P&I Advance to and including the date of payment or reimbursement.

               "Paid After Determination Date Report": An electronic report substantially in the form attached as Exhibit O-13.

               "Pass-Through Rate": With respect to each Class of Certificates (other than the Class Q-1, Class Q-2, Class R and Class LR Certificates), the Pass-Through Rate for such Class as set forth below:

               Class          Pass-Through Rate
               -----          -----------------

               Class A-1      Class A-1 Pass-Through Rate

               Class A-2      Class A-2 Pass-Through Rate

               Class X        Class X Pass-Through Rate

               Class B        Class B Pass-Through Rate

               Class C        Class C Pass-Through Rate

               Class D        Class D Pass-Through Rate

               Class E        Class E Pass-Through Rate

               Class F        Class F Pass-Through Rate

               Class G        Class G Pass-Through Rate

               Class H        Class H Pass-Through Rate

               Class J        Class J Pass-Through Rate

               Class K        Class K Pass-Through Rate

               Class L        Class L Pass-Through Rate

               Class M        Class M Pass-Through Rate

               Class N        Class N Pass-Through Rate

               Class O        Class O Pass-Through Rate

               With respect to each Class of Lower-Tier Regular Interests, the Weighted Average Net Mortgage Pass-Through Rate. With respect to each Loan REMIC Regular Interest, the Mortgage Rate of the related Loan REMIC Loan.

               "Paying Agent": The paying agent appointed pursuant to Section 5.04.

               "Percentage Interest": As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class Q-1, Class Q-2, Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of such Class of Certificates. With respect to any Class Q-1, Class Q-2, Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

               "Performing Mortgage Loan": A Mortgage Loan that is not a Specially Serviced Loan.

               "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Servicer, the Trustee, the Bond Administrator or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have confirmed in writing to the Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates:

               (a) direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

               (b)    Federal Housing Administration debentures;

               (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

               (d) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements, with maturities of not more than 365 days, of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that the investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
                      (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

               (e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, and, if such demand and time deposits in, or certificates of deposit of, or bankers' acceptances are not fully insured by the Federal Deposit Insurance Corporation, the short term obligations of such bank or trust company, savings and loan association or savings bank are rated in the highest short term rating category by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

               (f) debt obligations with maturities of not more than 365 days rated by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates) in its highest long-term unsecured rating category; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

               (g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that is rated by each Rating Agency (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates) in its highest short-term unsecured debt rating; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
                      (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

               (h) units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund (the "Fund")) so long as any such fund is rated by each Rating Agency in its highest short-term unsecured debt ratings category (or, if not rated by S&P or Fitch, otherwise acceptable to S&P or Fitch, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates); and

               (i) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency has confirmed in writing to the Servicer, Special Servicer, Trustee or the Bond Administrator, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates;

provided, however, that no instrument or security shall be a Permitted Investment (a) unless such instrument is a "cash flow investment" earning a passive return in the nature of interest pursuant to Code Section 860G(a)(6) or
(b) if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (c) if it may be redeemed of a price below the purchase price. No Permitted Investment may be purchased at a price in excess of par or sold prior to maturity if such sale would result in a loss of principal or a tax on a prohibited transaction under
Section 860F of the Code.

               "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor, other than
(a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

               "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               "Plan":  As defined in Section 5.02(k).

               "Prepayment Assumption": The assumption that each Mortgage Loan with an Anticipated Repayment Date prepays on such date and that each other Mortgage Loan does not prepay prior to its respective Maturity Date.

               "Prepayment Date":  As defined in Section 2.03(d).

               "Prepayment Interest Excess": With respect to any Distribution Date, the amount of the excess in collections of interest that arises with respect to any Mortgage Loan if a Borrower makes a full Principal Prepayment or a Balloon Payment during the related Collection Period, and the date such payment was made (or, in the case of a Balloon Payment, the date through which interest thereon accrues) occurred after the Due Date for such Mortgage Loan in the related Collection Period.

               "Prepayment Interest Shortfall": With respect to any Distribution Date, the amount of any shortfall in collections of interest (adjusted to the applicable Net Mortgage Pass-Through Rate plus the Trustee Fee Rate) resulting from a full Principal Prepayment or Balloon Payment on such Mortgage Loan during the related Collection Period and prior to the related Due Date.

               "Prepayment Premium": Payments received on a Mortgage Loan or Companion Loan as the result of a Principal Prepayment thereon, not otherwise due thereon in respect of principal or interest, which are intended to compensate the holder of the related Note for prepayment. Except as otherwise expressly provided herein, "Prepayment Premium" shall include amounts paid by GACC pursuant to the Wilton Prepayment Premium Obligation.

               "Primary Servicing Fee Rate": As specified on Exhibit B-2 hereto.

               "Principal Allocation Fraction": With respect to any Distribution Date and each of Class A-1, Class A-2, Class B, Class C, Class D, Class E and Class F Certificates, a fraction the numerator of which is the Principal Distribution Amount allocable to such Class of Certificate for such Distribution Date and the denominator of which is the Principal Distribution Amount for all Classes of Certificates as of such Distribution Date.

               "Principal Balance Certificate": The Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates.

               "Principal Distribution Amount": For any Distribution Date, an amount equal to the sum of:

               (a) the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans on or before the related Due Date (if received or advanced);

               (b) the principal component of all Assumed Scheduled Payments due on or before the related Due Date (if received or advanced) with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment;

               (c) the Stated Principal Balance of each Mortgage Loan that was, during the related Collection Period, repurchased from the Trust Fund in connection with the breach of a representation or warranty pursuant to Section 2.03, purchased pursuant to Section 3.18, or purchased from the Trust Fund pursuant to Section 9.01;

               (d) the portion of Unscheduled Payments (to the extent not included in clause (iii)) allocable to principal of any Mortgage Loan that was liquidated during the related Collection Period;

               (e) the principal component of all Balloon Payments and, to the extent not included in the preceding clauses, any other principal payment on any Mortgage Loan received on or after the Maturity Date thereof, to the extent received during the related Collection Period;

               (f)    to the extent not included in the preceding clauses (c) or
                      (d), all other Principal Prepayments on Mortgage Loans received in the related Collection Period; and

               (g) to the extent not included in the preceding clauses, any other full or partial recoveries in respect of principal of Mortgage Loans, including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (in the case of clauses (a) through (g) net of any reimbursement for related outstanding P&I Advances allocable to principal).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

               "Principal Prepayment": Any payment of principal made by the Borrower on a Mortgage Loan or Loan Pair which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               "Private Global Certificate": Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

               "Property Advance": As to any Mortgage Loan or Loan Pair, any advance made by the Servicer, the Special Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or Loan Pair or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in Section 3.04 and Section 3.24, as applicable. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to and including the date of payment or reimbursement.

               "Property Protection Expenses": (i) With respect to any Mortgage Loan, any costs and expenses incurred by the Servicer or the Special Servicer pursuant to Sections 3.04, 3.08(a), 3.10(b), 3.10(e), 3.10(f), 3.10(h), 3.10(i),
3.10(k), 3.11, 3.12(e), 3.17(a), 3.17(b), 3.17(c), 3.18(c) or 3.28(a) or
indicated herein as being a cost or expense of the Trust Fund or the applicable Loan REMIC, the Lower-Tier REMIC, or Upper-Tier REMIC to be advanced by the Servicer or the Special Servicer, as applicable, and (ii) with respect to any Companion Loan, any costs and expenses incurred by the Servicer or the Special Servicer pursuant to Sections 3.04, 3.08(a), 3.10(b), 3.10(h), 3.10(i), 3.10(k),
3.11, 3.12(e), the second and third paragraphs of Section 3.17(b) (except for expenses or Advances in connection with any REMIC taxes or REMIC-related tax matters), 3.18(c), 3.18(h) or 3.28(a) or indicated herein as being a cost or expense of the related Companion Holder to be advanced by the Servicer or the Special Servicer, as applicable.

               "Prospectus": The Depositor's Prospectus Supplement dated September 11, 2000 relating to the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates.

               "PTCE 95-60":  Prohibited Transaction Class Exemption 95-60.

               "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

               "Qualified Insurer": As used in Section 3.08, (i) an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction which shall have a claims paying ability of "A" or better by Fitch (or, if such company is not rated by Fitch, is rated at least A-IX by A.M. Best's Key Rating Guide), and an insurance financial strength rating of "A" or better by S&P (ii) in the case of public liability insurance policies required to be maintained with respect to REO Properties in accordance with Section 3.08(a), shall have a claims paying ability of "A" or better by Fitch (or, if such company is not rated by Fitch, is rated at least A-IX by A.M. Best's Key Rating Guide), in the case of S&P, an insurance financial strength rating of "A" or better and (iii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c), shall have a claims paying ability rated by each Rating Agency no lower than two ratings categories (without regard to pluses or minuses or numeric qualifications) lower than the highest rating of any outstanding Class of Certificates from time to time (or if such company is not rated by Fitch, is rated at least A-VIII by A.M. Best's Key Rating Guide), but in no event lower than "A" by Fitch and in the case of S&P, an insurance financial strength rating of "BBB" or better, unless in any such case each of the Rating Agencies has confirmed in writing that obtaining the related insurance from an insurance company that is not rated by each of the Rating Agencies (subject to the foregoing exceptions) or that has a lower claims-paying ability than such requirements shall not result, in and of itself, in a downgrade, qualification or withdrawal of the then-current ratings by such Rating Agency to any Class of Certificates.

               "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

               "Qualifying Substitute Mortgage Loan": In the case of a Removed Mortgage Loan, a Mortgage Loan (or Mortgage Loans in the event that a Removed Mortgage Loan includes a related Cross-Collateralized Mortgage Loan, each of) which, on the date of substitution, (i) has a principal balance, after deduction of the principal portion of the Monthly Payment due in the month of substitution, not in excess of the Stated Principal Balance of the Removed Mortgage Loan; (ii) is accruing interest at a rate of interest at least equal to that of the Removed Mortgage Loan; (iii) has a fixed Mortgage Rate; (iv) is accruing interest on the same basis (for example, a 360-day year consisting of twelve 30-day months) as the Removed Mortgage Loan; (v) has a remaining term to stated maturity not greater than, and not more than two years less than, that of the Removed Mortgage Loan and a current loan-to-value ratio (equal to the principal balance on the date of substitution divided by its appraised value as determined by an appraisal dated not more than twelve months prior the date of substitution) not higher than the then-current loan-to-value ratio of the Removed Mortgage Loan; (vi) will comply with all of the representations and warranties relating to Mortgage Loans set forth in the related Mortgage Loan Purchase Agreement, as of the date of substitution; (vii) has an Environmental Report relating to the related Mortgaged Property in its Mortgage File; and
(viii) as to which the Bond Administrator and the Trustee have received an Opinion of Counsel, at the related Mortgage Loan Seller's expense, that such Mortgage Loan is a "qualified replacement mortgage" within the meaning of
Section 860G(a)(4) of the Code; provided that no Mortgage Loan may have a Maturity Date after the date three years prior to the Rated Final Distribution Date, and provided, further, that no such Mortgage Loan shall be substituted for a Removed Mortgage Loan unless the Trustee and the Bond Administrator have received confirmation in writing by each Rating Agency that such substitution will not in and of itself result in the downgrade, qualification or withdrawal of the rating assigned by such Rating Agency to any Class of Certificates then rated by such Rating Agency; provided, further, that (i) the Directing Certificateholder has consented to such substitution and (ii) with respect to any substitution of any Mortgage Loan that is part of a Loan Pair, the related Operating Advisor has consented to such substitution; provided, further, that the related Mortgage Loan Seller deposits into the Collection Account, the Substitution Shortfall Amount, if any. In the event that one mortgage loan is substituted for one or more Removed Mortgage Loans, then (a) the principal balance referred to in clause (i) above shall be determined on the basis of aggregate principal balances and (b) the rates referred to in clauses (ii) and
(iii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis. Whenever a Qualifying Substitute Mortgage Loan is substituted for a Removed Mortgage Loan pursuant to this Agreement, the party effecting such substitution shall certify that such Mortgage Loan meets all of the requirements of this definition and shall send such certification to the Trustee.

               "Rated Final Distribution Date": The Distribution Date in August, 2033.

               "Rating Agency": Either of S&P or Fitch. References herein to the highest long-term unsecured debt rating category of a Rating Agency shall mean "AAA" with respect to both Fitch and S&P, and in the case of any other rating agency shall mean such highest rating category or better without regard to any plus or minus or numerical qualification.

               "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

               "Realized Loss": With respect to any Distribution Date, the amount, if any, by which the aggregate Certificate Balance of the Certificates after giving effect to distributions made on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans immediately following the Determination Date preceding such Distribution Date. In the case of a Loan REMIC, a Realized Loss with respect to the related Mortgage Loan shall be a Realized Loss with respect to the related Loan REMIC Regular Interest.

               "Reassignment of Assignment of Leases, Rents and Profits": As defined in Section 2.0l (viii).

               "Record Date": With respect to each Distribution Date, the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day.

               "Regular Certificates": The Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates.

               "Regulation D":  Regulation D under the Act.

               "Regulation S":  Regulation S under the Act.

               "Regulation S Global Certificate": Each of the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates issued as such on the Closing Date.

               "Regulation S Investor": With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

               "Regulation S Transfer Certificate": As defined in Section 5.02(c)(i)(B).

               "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code and the REMIC Provisions.

               "REMIC Certificates": The Certificates other than the Class Q-1 and Class Q-2 Certificates.

               "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

               "Removed Mortgage Loan": A Mortgage Loan (and any related Cross-Collateralized Loan) which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

               "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

               (a) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

               (b) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

               (c) any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

               (d) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

               (e) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

               "REO Account":  As defined in Section 3.17(b).

               "REO Loan": Any Mortgage Loan or Companion Loan as to which the related Mortgaged Property has become an REO Property.

               "REO Proceeds": With respect to any REO Property and the related REO Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Loan which do not constitute Liquidation Proceeds.

               "REO Property": A Mortgaged Property, title to which has been acquired by the Special Servicer on behalf of the Trust Fund (and, in the case of a Loan Pair, also for the benefit of the related Companion Holder) through foreclosure, deed in lieu of foreclosure or otherwise.

               "REO Status Report": A report substantially containing the content described in Exhibit O-5 attached hereto, setting forth, among other things, with respect to each REO Property that was included wholly or partially in the Trust Fund as of the close of business on the Determination Date immediately preceding the respective Distribution Date, (i) the acquisition date of such REO Property, and (ii) the value of the REO Property based on the most recent appraisal or other valuation thereof available to the Special Servicer as of such date of determination (including any prepared internally by the Special Servicer).

               "Replacement Mortgage Loan": Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

               "Repurchase Price": With respect to any Mortgage Loan to be repurchased pursuant to Sections 2.03(d) or 2.03(e) or 9.01, or any Specially Serviced Loan or any REO Loan to be sold or repurchased pursuant to Section 3.18, an amount, calculated by the Servicer or the Special Servicer, as applicable, equal to:

               (a) the unpaid principal balance of such Mortgage Loan as of the Due Date as to which a payment was last made by the Borrower (less any Advances previously made on account of principal); plus

               (b) unpaid accrued interest from the Due Date as to which interest was last paid by the Borrower up to the Due Date in the month following the month in which the purchase or repurchase occurred at a rate equal to the Mortgage Rate on the unpaid principal balance of such Mortgage Loan (less any Advances previously made on account of interest); plus

               (c) any unreimbursed Advances, together with the Advance Interest Amount, and without duplication, any unpaid Servicing Fees, Trustee Fees and Special Servicing Compensation allocable to such Mortgage Loan; plus

               (d) in the event that the Mortgage Loan is required to be repurchased pursuant to Section 2.03(d) or Section 2.03(e), any Trust Fund expenses allocable to such Mortgage Loan and any other expenses reasonably incurred or to be incurred by the Servicer, the Special Servicer, the Bond Administrator or the Trustee in respect of the breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation; less

               (e) in the event that the Mortgage Loan is required to be repurchased pursuant to Section 2.03(d) or Section 2.03(e), any amounts held in a cash reserve (or proceeds of a letter of credit) pursuant to Section 2.02 relating to such Mortgage Loan;

                      provided, that in the event that any Mortgage Loan to be repurchased pursuant to Section 2.03(d) or Section 2.03(e) is part of a Cross-Collateralized Group (but not part of a Loan Pair), the "Repurchase Price" shall also include the "Repurchase Price" (as calculated pursuant to this definition) for all the other Mortgage Loans in such Cross-Collateralized Group.

               "Request for Release": A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

               "Reserve Accounts": With respect to any Mortgage Loan or Companion Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Companion Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Mortgage Loan or Companion Loan.

               "Resolution Extension Period" shall mean:

               (a) for purposes of remediating a breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

               (b) for purposes of remediating a Defect with respect to any Mortgage Loan that is and remains a Performing Mortgage Loan throughout the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller's receipt of written notice from the Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

               (c) for purposes of remediating a Defect with respect to any Mortgage Loan that is a Performing Mortgage Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of (i) the end of such Initial Resolution Period and (ii) the applicable Mortgage Loan Seller's receipt of written notice from the Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

               (d) for purposes of remediating a Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days, provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event will be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

               "Responsible Officer": (i) any officer of the Asset-Backed Securities Trust Services Group of the Bond Administrator (and, in the event that the Bond Administrator is the Certificate Registrar or the Paying Agent, of the Certificate Registrar or the Paying Agent, as applicable) and (ii) any officer of the Trustee assigned to the Corporate Trust Office with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Servicer by the Trustee and the Bond Administrator, as such list may from time to time be amended.

               "Restricted Certificate":  As defined in Section 5.02(k).

               "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the managers and any other distributor (as defined in Regulation S) of the Certificates, and (b) the Closing Date.

               "Revised Rate": With respect to the Mortgage Loans that have an Anticipated Repayment Date and any related Companion Loan, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan and Companion Loan, as calculated and as set forth in the related Mortgage Loan or Companion Loan, which in any event does not exceed 2% of the Mortgage Rate.

               "Rule 144A":  Rule 144A under the Act.

               "Rule 144A Global Certificate": Each of the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates issued as such on the Closing Date.

               "S&P": Standard & Poor's Ratings Services, or its successor in interest.

               "Scheduled Final Distribution Date": As to the Class X Certificates, the Distribution Date in January, 2024; as to Class A-1 Certificates, the Distribution Date in September, 2008; as to the Class A-2 and Class B Certificates, the Distribution Date occurring in April, 2010; as to the Class D, Class E and Class F Certificates, the Distribution Date occurring in June, 2010; as to the Class G, Class H, Class K and Class L Certificates, the Distribution Date occurring in July, 2010; as to the Class M Certificates, the Distribution Date occurring in August, 2010; as to the Class N Certificates, the Distribution Date occurring in May, 2016; and as to the Class O Certificates, the Distribution Date occurring in January, 2024.

               "Securities Legend": With respect to each Residual Certificate or any Individual Certificate, the legend set forth in, and substantially in the form of, Exhibit G hereto.

               "Servicer": Orix Real Estate Capital Markets, LLC, a Delaware limited liability company, or any successor Servicer appointed as herein provided.

               "Servicer Event of Default":  As defined in Section 7.01(a).

               "Servicer Prepayment Interest Shortfall": With respect to any Distribution Date, an amount equal to the Net Prepayment Interest Shortfall; provided, however, that the aggregate amount of the Servicer Prepayment Interest Shortfall with respect to any Interest Accrual Period shall not exceed the aggregate amount of the Master Servicing Fee attributable to the Mortgage Loans and the investment income accruing on the related Principal Prepayment with respect to such Interest Accrual Period.

               "Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

               "Servicer's Appraisal Estimate": As defined in the definition of Appraisal Reduction Amount.

               "Servicing Compensation": With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Servicer under this Agreement for such period.

               "Servicing Fee": With respect to each Mortgage Loan or Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) one-twelfth of the sum of the respective Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan (or the unpaid principal balance of such Companion Loan) as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Companion Loan on such Due Date). In the case of the Mortgage Loans that are also Loan REMIC Loans, the Servicing Fee shall be paid on the related Loan REMIC Balance.

               "Servicing Fee Rate": With respect to each Mortgage Loan or Companion Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any.

               "Servicing Officer": Any officer or employee of the Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans, Companion Loans or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and the Bond Administrator by the Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

               "Servicing Standard": With respect to the Servicer or Special Servicer shall mean the servicing of the Mortgage Loans and Companion Loans by the Servicer or Special Servicer solely in the best interests of and for the benefit of all of the Certificateholders and in the case of each Loan Pair, in the best interests of and for the benefit of all of the Certificateholders and the related Companion Holder, as a collective whole (as determined by the Servicer or Special Servicer, as the case may be, in its reasonable judgment) and in accordance with applicable law, the specific terms of the respective Mortgage Loans and Companion Loans and, in the case of each Loan Pair, the related Co-Lender Agreement, and this Agreement and to the extent not inconsistent with the foregoing, in the same manner in which, and with the same care, skill, prudence and diligence with which, it (i) services and administers similar mortgage loans (including, in the case of the Special Servicer, REO Loans) for other third-party portfolios or (ii) administers mortgage loans (including, in the case of the Special Servicer, REO Loans) for its own account, whichever standard is higher, but in any case without regard to:

               (a) any known relationship that the Servicer, the Special Servicer, any subservicer or any Affiliate of the Servicer, the Special Servicer or any subservicer may have with any Borrower or any other parties to this Agreement, including any lending relationship with or equity interest in such Borrower;

               (b) the ownership of any Certificate or any Companion Loan by the Servicer, the Special Servicer or any Affiliate of the Servicer or Special Servicer, as applicable;

               (c) the Servicer's obligation to make Advances or the Special Servicer's right to make Property Advances or the Servicer's or the Special Servicer's obligation to incur servicing expenses with respect to the Mortgage Loans or any Companion Loans;

               (d) the Servicer's, the Special Servicer's or any subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction;

               (e) the ownership, or servicing or management for others, by the Servicer, the Special Servicer or any sub-servicer, of any other mortgage loans or properties; or

               (f) any repurchase or indemnity obligation on the part of any Mortgage Loan Seller.

               "Servicing Transfer Event": An event specified in the definition of Specially Serviced Loan.

               "Similar Law":  As defined in Section 5.02(k) hereof.

               "Small Loan Appraisal Estimate": With respect to any Mortgage Loan or Loan Pair having a principal balance of less than $2,000,000, the Special Servicer's good faith estimate of the value of such Mortgage Loan or Loan Pair, as certified to the Servicer by the Special Servicer.

               "Special Servicer": ORIX Real Estate Capital Markets, LLC, a Delaware limited liability company, or its successor in interest, or any successor Special Servicer appointed as provided in Section 3.25. In the event that the Servicer is also the Special Servicer hereunder, and the Servicer is terminated or resigns as the Servicer hereunder, the Servicer shall be terminated as the Special Servicer hereunder.

               "Special Servicer Event of Default": As defined in Section
7.01(b).

               "Special Servicing Compensation": With respect to any Mortgage Loan or Companion Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer.

               "Special Servicing Fee": With respect to each Specially Serviced Loan (including either a Mortgage Loan and/or a Companion Loan) and any Distribution Date, an amount per Special Servicing Period equal to the product of (i) one-twelfth of the Special Servicing Fee Rate and (ii) the Stated Principal Balance of such Specially Serviced Loan (or in the case of a Companion Loan, the unpaid principal balance thereof) as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan on such Due
Date) in the Collection Period prior to such Distribution Date.

               "Special Servicing Fee Rate":  A rate equal to 0.25% per annum.

               "Special Servicing Period": The period during which a Mortgage Loan or Companion Loan is a Specially Serviced Loan.

               "Specially Serviced Loan": Subject to Section 3.26, any Mortgage Loan or Loan Pair with respect to which:

               (a) the related Borrower has not made three consecutive Monthly Payments (and has not cured at least one such delinquency by the next due date under the related Mortgage Loan or Loan Pair);

               (b) the Servicer or the Trustee has made four consecutive P&I Advances (regardless of whether such P&I Advances have been reimbursed);

               (c) the related Borrower has expressed to the Servicer a hardship that will cause an inability to pay the Mortgage Loan or Companion Loan in accordance with its terms and, therefore, in the reasonable judgment of the Servicer, the Borrower is at imminent risk of default of the terms of the Mortgage Loan or Loan Pair;

               (d) the Servicer has received notice that the related Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

               (e) the Servicer has received notice of a foreclosure or threatened foreclosure of any lien on the Mortgaged Property securing the Mortgage Loan or Loan Pair;

               (f) a default (other than a failure by the related Borrower to pay principal or interest) which in the judgment of the Servicer materially and adversely affects the interests of the Certificateholders (or in the case of a Loan Pair, the interests of the related Companion Holder) has occurred and remained unremedied for the applicable grace period specified in the Mortgage Loan (or, if no grace period is specified, 60 days); provided, that so long as no monetary default exists and is continuing with respect to the Crowne Plaza Loan Pair, a restructuring by the guarantor under the Crowne Plaza Loan Pair or such guarantor's bankruptcy, insolvency or similar proceeding, admission in writing of its inability to pay its debts as they come due or assignment for the benefit of its creditors, will not in and of itself constitute a default for purposes of this clause; provided, further, that a default requiring a Property Advance will be deemed to materially and adversely affect the interests of Certificateholders (and in the case of a Loan Pair, the interests of the related Companion Holder); or

               (g) except as is otherwise provided in Section 3.26(g), the related Borrower has failed to make a Balloon Payment on such Mortgage Loan or Loan Pair more than 30 days after such payment was due;

provided, however, that a Mortgage Loan or Loan Pair will cease to be a Specially Serviced Loan (each, a "Corrected Mortgage Loan") (i) with respect to the circumstances described in clauses (a), (b) and (g) above, when the related Borrower thereunder has brought the Mortgage Loan or Loan Pair current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout of the Mortgage Loan or Loan Pair, (ii) with respect to the circumstances described in clause (c), (d) and (e) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, and (iii) with respect to the circumstances described in clause (f) above, when such default is cured or other event is rendered, in each case, if at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Loan Pair to continue to be characterized as a Specially Serviced Loan; provided, further, that with respect to any Loan Pair, so long as either loan in such Loan Pair constitutes a Specially Serviced Loan, both loans in such Loan Pair shall constitute Specially Serviced Loans.

               "Startup Day": The day designated as such pursuant to Section 2.06(a) hereof. The Startup Day of each Loan REMIC shall be the date specified in the related Loan REMIC Declaration.

               "Stated Principal Balance": With respect to any Mortgage Loan, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan (or in the case of a Replacement Mortgage Loan as of the related date of substitution), as reduced on each Distribution Date (to not less than zero) by (i) all payments (or Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 to, principal of or with respect to such Mortgage Loan that are distributed to Certificateholders on such Distribution Date or applied to any other payments required under this Agreement on or prior to such date of determination, and (ii) any principal forgiven by the Special Servicer and other principal losses realized in respect of such Mortgage Loan during the related Collection Period. In the case of the Fairgrounds Square Loan and the Towne Square Apartments Loan, the Stated Principal Balance thereof shall equal the Loan REMIC Balance of the related Loan REMIC Regular Interest. The Stated Principal Balance of any Mortgage Loan with respect to which the Servicer or Special Servicer has made a Final Recovery Determination is zero.

               "Substitution Shortfall Amount": In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

               "Tax Returns": The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC, the Lower-Tier REMIC and the Loan REMICs under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws in respect of the Trust Fund, any of its assets, any Certificate, Lower-Tier Interest, Loan REMIC Interest or Trust REMIC.

               "Terminated Party":  As defined in Section 7.01(c).

               "Terminating Party":  As defined in Section 7.01(c).

               "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

               "Towne Square Apartments Loan": The Mortgage Loan identified as Loan No. 51 on the Mortgage Loan Schedule.

               "Towne Square Apartments REMIC": The REMIC constituted by the Towne Square Apartments Loan (exclusive of Default Interest), collections thereon, any REO Property acquired in respect thereof and amounts held from time to time in the Collection Account and the Lower-Tier Distribution Account in respect thereof, with respect to which the Bond Administrator, on behalf of the Trustee, will make an election to be treated as a "real estate mortgage investment conduit" within the meaning of the REMIC Provisions.

               "Towne Square Apartments REMIC Declaration": That certain REMIC Declaration dated as of July 31, 2000 with respect to the Towne Square Apartments Loan.

               "Towne Square Apartments REMIC Regular Interest": The uncertificated "regular interest," within the meaning of Code Section 860G(a)(1), in the Towne Square Apartments REMIC issued pursuant to the Towne Square Apartments REMIC Declaration.

               "Towne Square Apartments REMIC Residual Interest": The uncertificated "residual interest," within the meaning of Code Section 860G(a)(1), in the Towne Square Apartments REMIC issued pursuant to the Towne Square Apartments REMIC Declaration.

               "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

               "Transferee Affidavit":  As defined in Section 5.02(l)(ii).

               "Transferor Letter":  As defined in Section 5.02(l)(ii).

               "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account, the Excess Liquidation Proceeds Account, the Interest Reserve Account, the Default Interest Distribution Account, any REO Account (to the extent of the Trust Fund's interest therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

               "Trust Ledger": Amounts deposited in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests, which are maintained pursuant to Section 3.05(a) and held on behalf of the Trustee on behalf of the Certificateholders.

               "Trust REMICs": The Lower-Tier REMIC, the Upper-Tier REMIC and the Loan REMICs.

               "Trustee": Wells Fargo Bank Minnesota, N.A., a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

               "Trustee Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of
(i) one-twelfth of the Trustee Fee Rate multiplied by (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). In the case of the Loan REMIC Loans, the Trustee Fee shall be paid in respect of the related Loan REMIC Regular Interests.

               "Trustee Fee Rate":  A rate equal to 0.0027% per annum.

               "Uncertificated Accrued Interest": With respect to any Lower-Tier Regular Interest, for any Distribution Date, one month's interest (calculated on the basis of a 360-day year consisting of twelve 30-day months at the Lower-Tier Regular Interest's Pass-Through Rate for such Distribution Date, accrued on the Lower-Tier Balance of such Lower-Tier Regular Interest immediately prior to such Distribution Date. The Uncertificated Accrued Interest in respect of any Lower-Tier Regular Interest for any Distribution Date shall be deemed to accrue during the applicable Interest Accrual Period.

               "Uncertificated Distributable Interest": With respect to any Lower-Tier Regular Interest for any Distribution Date, the Uncertificated Accrued Interest in respect of such Lower-Tier Regular Interest for such Distribution Date, reduced (but not to less than zero) by the portion, if any, of the Net Prepayment Interest Shortfall, if any, for such Distribution Date allocated to such Lower-Tier Regular Interest, which shall be allocated in the same manner as such Net Prepayment Interest Shortfall is allocated among the related Classes of Principal Balance Certificates.

               "Underwriters": DBS, J.P. Morgan Securities Inc. and Chase Securities Inc.

               "Unscheduled Payments": With respect to a Mortgage Loan or a Companion Loan and a Collection Period, all Net Liquidation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan or Companion Loan, the Repurchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Sections 2.03(d), 2.03(e), 3.18 or 9.01, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(g) and any other payments under or with respect to such Mortgage Loan or Companion Loan not scheduled to be made, including (i) Principal Prepayments received by the Servicer, but excluding Prepayment Premiums, during such Collection Period and
(ii) if applicable, the Repurchase Price paid for the Wilton Office Plaza Loan, other than the Yield Maintenance Premium paid pursuant to the Wilton Prepayment Premium Obligation.

               "Updated Appraisal": An appraisal of a Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the Servicer or the Special Servicer, as applicable. Updated Appraisals shall be conducted by an MAI appraiser selected by the Special Servicer.

               "Updated Valuation": With respect to a Mortgage Loan or Companion Loan having a principal balance of $2,000,000 or higher, an Updated Appraisal. With respect to a Mortgage Loan having a principal balance of less than $2,000,000, an updated Small Loan Appraisal Estimate.

               "Upper-Tier Distribution Account": The trust account or accounts
(i) created and maintained as a separate trust account or accounts by the Bond Administrator pursuant to Section 3.05(d), which shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, Upper-Tier Distribution Account" and which must be an Eligible Account or (ii) maintained as a subaccount of the Distribution Account pursuant to Section 3.05(d).

               "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests and amounts held from time to time in the Upper-Tier Distribution Account.

               "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

               "Voting Rights": The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders. At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be: (a) 98% to be allocated among the Certificateholders of the respective Classes of Regular Certificates (other than the Class X Certificates) in proportion to the Certificate Balances of their Certificates, (b) 2% to be allocated among the Certificateholders of the Class X Certificates, and (c) 0%, in the case of the Class Q-1, Class Q-2, Class R and Class LR Certificates. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

               "Watch List": A report substantially containing the content described in Exhibit O-6 attached hereto, as of the close of business on the Determination Date immediately preceding the respective Distribution Date, setting forth, among other things, any Mortgage Loan or Loan Pair that is in jeopardy of becoming a Specially Serviced Loan.

               "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans of the products of (i) the Net Mortgage Pass-Through Rate for each such Mortgage Loan as of the immediately preceding Distribution Date and (ii) the Stated Principal Balance of each such Mortgage Loan and the denominator of which is the sum of the Stated Principal Balances of all such Mortgage Loans, as of the immediately preceding Distribution Date; provided, that in the case of the Fairgrounds Square Loan and the Towne Square Apartments Loan, "Mortgage Loan" shall refer to the related Loan REMIC Regular Interest.

               "Wilton Maturity Date":  As defined in Section 2.03(d).

               "Wilton Office Plaza Loan": The Mortgage Loan identified on the Mortgage Loan Schedule as Loan No. 41.

               "Wilton Prepayment Premium Obligation": In connection with the repurchase by GACC of the Wilton Office Plaza Loan pursuant to Section 2.03(d) of this Agreement, the obligation of GACC to pay the Yield Maintenance Premium specified in Section 2.03(d). The proceeds of the Wilton Prepayment Premium Obligation shall not be an asset of any of the Trust REMICs.

               "Withheld Amount": With respect to (a) each Distribution Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, an amount equal to one day's interest at the Mortgage Rate (less the Servicing Fee Rate and the Trustee Fee Rate) as of the Due Date on the respective Stated Principal Balance of each Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof. In the case of the Loan REMIC Loans, the Withheld Amount shall be determined in respect of the related Loan REMIC Regular Interest.

               "Workout Fee": An amount equal to 1.0% of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c).

               "Yield Maintenance Premium":  As defined in Section 2.03(d).

               Section 1.02 Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

               (a) All calculations of interest with respect to the Mortgage Loans and Companion Loans (other than the Actual/360 Mortgage Loans and Companion Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Mortgage Loans and Companion Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in such Mortgage Loans and Companion Loans with respect to the calculation of the related Mortgage Rate. All Servicing Fees and Trustee Fee calculated as a percentage will accrue on the basis of a 360-day year consisting of twelve 30-day months.

               (b) Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Servicer or the Bond Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

               (c) Any amounts received in respect of a Mortgage Loan or Companion Loan as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Companion Loan prior to the application to late fees.

               (d) Allocations of payments between a Mortgage Loan and the related Companion Loan in a Loan Pair shall be made in accordance with the related Co-Lender Agreement.

               Section 1.03 Certain Constructions. For purposes of the definition of "Special Servicing Fee", Section 3.19, Section 3.12, Section 3.25,
Section 3.30 and Section 4.06(d), references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates. For such purposes, the Class A-1, Class A-2 and Class X Certificates collectively shall be considered to be one Class. For purposes of this Agreement, each Class of Certificates other than the Class Q-1, Class Q-2, Class LR and Class R Certificates shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the Class Q-1 Certificates but only with respect to their right to receive Default Interest allocable to the Mortgage Loans, shall be outstanding so long as the Trust Fund has not been terminated pursuant to
Section 9.01 or any other Class of Certificates remains outstanding. For purposes of this Agreement, the Class Q-2 Certificates, but only with respect to their right to receive Excess Interest allocable to the Mortgage Loans, shall be outstanding so long as the Trust Fund has not been terminated pursuant to
Section 9.01 or any other Class of Certificates remains outstanding. For purposes of this Agreement, the Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to
Section 9.01 or any other Class of Certificates remains outstanding. For purposes of this Agreement, the Class X Certificates (and each Class X Component) shall be deemed to be outstanding until their Notional Balance (or portion thereof allocable to such Class X Component) has been reduced to zero.

               Section 1.04 Certain Calculations with respect to Loan Pairs and Companion Loans. All Appraisal Reduction Amounts, Liquidation Expenses, Property Protection Expenses and amounts payable or reimbursable in respect of a Loan Pair, shall be allocated in accordance with the related Co-Lender Agreement. If an expense under this Agreement relates primarily to the administration of the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC, a Loan REMIC or the Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions, then the foregoing sentence shall not apply and such expense shall not be allocated to any Companion Loan. If or to the extent that an expense (including without limitation expenses pursuant to Section 3.01(d), 3.07(c), 3.10(i), 3.11, 3.17, 3.18(h), 3.25(c),
3.25(d), 7.04 or 10.07 hereof or any indemnity payment) relates solely to a specific Loan Pair or is incurred at the request of the related Companion Holder (or an Operating Advisor acting on its behalf), then such expense shall be borne solely by the related Loan Pair and shall not be allocated to any unrelated Companion Loan.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

               Section 2.01 Conveyance of Mortgage Loans and Loan REMIC Interests; Assignment of Mortgage Loan Purchase Agreements. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date. In connection with such transfer and assignment, the Depositor shall make a cash deposit to the Collection Account in an amount equal to the Cash Deposit. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements to the extent related to any Mortgage Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

               In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian (on behalf of the Trustee and, with respect to each Loan Pair and original Loan Documents other than the Note evidencing such Companion Loan, the related Companion Holder), with copies to the Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan so assigned (provided, however, the documents specified in item (ix) shall be delivered only to the Servicer):

               (i) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank Minnesota, N.A., as Trustee for the registered holders of COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, without recourse";

               (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

               (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

               (iv) (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

               (v) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the Trustee and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, a UCC financing statement executed by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee;

               (vi) the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

               (vii) the original or a copy of the lender's title insurance policy issued as of the date of the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a "marked up" commitment to insure;

               (viii) (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original assignment of any related Assignment of Leases, Rents and Profits (a "Reassignment of Assignment of Leases, Rents and Profits") (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

               (ix) copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loans, if any;

               (x) copies of the original Management Agreements, if any, for the Mortgaged Property;

               (xi) if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease or a copy thereof;

               (xii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

               (xiii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related Mortgage Loan Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 financing statements assigning such security interest to the Trustee on behalf of the Certificateholders);

               (xiv) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan has been assumed;

               (xv) the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan together with (A) if applicable, the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

               (xvi) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

               (xvii) any other material written agreements related to the Mortgage Loan;

               (xviii) with respect to any Loan Pair, all of the above documents with respect to the related Companion Loan and the related Co-Lender Agreement or similar agreements with respect to such Loan Pair; provided that a copy of the Note, other than the original, shall be provided, and no assignments shall be provided; and

               (xix) with respect to the transfer described in Section 2.01(b), the originals or copies of the Loan REMIC Declarations.

               On or prior to the Closing Date, each Mortgage Loan Seller will retain a third party vendor reasonably satisfactory to the Directing Certificateholder to complete the assignment and recordation of the related Loan Documents. On or promptly following the Closing Date, each Mortgage Loan Seller will cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in Sections 2.01(iv), (v), (viii),
(xii), (xiii) and (xiv) have been delivered to it, at the expense of the Mortgage Loan Seller, (1) to prepare and record (a) each Assignment of Mortgage referred to in Section 2.01(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(viii) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC financing statement referred to in Section 2.01(v) or (xiii) which has not yet been submitted for filing. Each Mortgage Loan Seller will direct the related third party vendor to promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the related Mortgage Loan Seller, at the expense of such Mortgage Loan Seller (as set forth in the related Mortgage Loan Purchase Agreement), will promptly prepare a substitute document for signature by the Depositor or itself, as applicable, and thereafter the related Mortgage Loan Seller will cause each such document to be duly recorded. Each Mortgage Loan Sellers will, promptly upon receipt of the original recorded copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC, with evidence of filing thereon). Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee or to file any UCC-3 in those jurisdictions where, in the written opinion of local counsel (which opinion shall not be an expense of the Trust Fund or of any Companion Holder) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the Mortgage Loan Sellers, the Servicer, the Special Servicer, any sub-servicer or the Depositor.

               If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in Section 2.01(vii) solely because such policy has not yet been issued, the delivery requirements of this Section
2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File. Copies of recorded or filed Assignments, Reassignments, and UCC's shall be held by the Custodian.

               All original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor, the Trustee or the Servicer (or a subservicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders (and, with respect to each Loan Pair and other than the related Note evidencing such Companion Loan, the related Companion Holder). In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File, such document shall be delivered promptly to the Custodian.

               (b) If the Depositor cannot deliver any original or certified recorded document described in Section 2.01 on the Closing Date, the Depositor shall use its best efforts, promptly upon receipt thereof and in any case not later than 45 days from the Closing Date (except as described below with respect to the items described in Section 2.01(ii), (v), (viii)(A), (xiv) and (xvi) and the UCC's referred to in Section 2.01(xiii)) to deliver such original or certified recorded documents to the Custodian (unless the Depositor is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office in which case it shall notify the Custodian and the Trustee in writing of such delay).

               If the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(ii), Section 2.01(v), Section 2.01(viii)(A), Section 2.01(xiv) and Section 2.01(xvi) and the UCC's referred to in Section 2.01(xiii), with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 90 days of the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the related Mortgage Loan Seller has provided the Trustee with evidence of such recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Trustee no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy).

               (c) The Depositor, concurrently with the execution and delivery hereof, does hereby sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in, to and under the Loan REMIC Interests and the Loan REMIC Declarations. The Bond Administrator shall administer each of the Loan REMICs in accordance with Section 4.04(b) hereof.

               Section 2.02 Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and any related present or future Companion Holder. With the exception of any Notes listed by the Custodian on an exception report and delivered to the Depositor on the Closing Date, the Custodian hereby acknowledges the receipt of the Notes. The Custodian agrees to review each Mortgage File within 90 days after the execution and delivery of this Agreement, to ascertain that all documents (other than documents referred to in clause (ix) of Section 2.01 which shall be delivered to the Servicer and the documents referred to in clauses (iii), (v)(B) and (viii)(B) of Section 2.01 which shall be delivered for recording by the Mortgage Loan Sellers as provided herein) referred to in Section 2.01 above (in the case of the documents referred to in Section 2.01(iv), (v), (vi), (vii) (in the case of any endorsement thereto),
(viii), (ix) and (x) through (xvii), as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents referred to in the first sentence of this Section included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule or the Companion Loans identified in the Companion Loan Schedule. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule or the Companion Loans identified in the Companion Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify the Bond Administrator, which in turn shall forward such notice to the Trustee, the Depositor, the Servicer, the Special Servicer, the related Companion Holder, if any, the Directing Certificateholder and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the related Mortgage Loan Seller to deliver an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form has a material adverse effect on the security provided by the related Mortgaged Property or the ability of the Trustee to timely enforce any rights or remedies in respect of such Mortgaged Property, the Depositor shall cause the related Mortgage Loan Seller to repurchase the related Mortgage Loan (and any related Cross-Collateralized
Loan) in the manner provided in Section 2.03. In addition to the rights of the Trustee pursuant to Section 2.03, if the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01 hereof (and provide evidence of recordation and/or assignment where applicable), the Servicer, at the written direction of the Directing Certificateholder, may require a Mortgage Loan Seller to establish with the Bond Administrator a cash reserve (or provide a letter of credit) in the amount of 20% of the principal balance of such Mortgage Loan for which any documents and/or instruments specified in clauses
(i) through (ix), inclusive, of Section 2.01 remain missing, uncorrected, unrecorded or unassigned 18 months after the Closing Date. Amounts in such reserve related to a particular Mortgage Loan, at the written direction of the Servicer (a copy of which shall also be delivered by the Servicer to the Trustee), shall either be released by the Bond Administrator to the appropriate Mortgage Loan Seller, upon delivery of the documents and/or instruments specified in the preceding sentence or upon payment of such Mortgage Loan in full or if such Mortgage Loan is required to be repurchased as provided in
Section 2.03, such amounts shall be credited against the Repurchase Price for such Mortgage Loan. Any such amounts transferred to the Bond Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the related Mortgage Loan Seller. None of the Servicer, the Special Servicer, the Bond Administrator, the Trustee or any Companion Holder shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

               The Depositor shall deliver, contemporaneously with its execution of this Agreement, and shall cause each Mortgage Loan Seller to deliver, a power of attorney to each of the Servicer and Special Servicer, at the direction of the Directing Certificateholder or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

               In reviewing any Mortgage File pursuant to the preceding paragraph or Section 2.01, the Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, determine whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

               On the Closing Date, the Depositor shall also deliver to the Custodian a list of the Companion Loans and the related Companion Holders as set forth on Schedule I attached hereto (the "Companion Loan Schedule"). Such Companion Loan Schedule shall also include, with respect to each Companion Loan, the information required to be included in the Mortgage Loan Schedule (as specified in the definition thereof).

               The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of "instruments" (as such term is defined in Section 9-105(i) of the Uniform Commercial Code as in effect in Massachusetts on the date hereof) in Massachusetts and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Massachusetts, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Massachusetts) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

               Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans. (a) The Depositor hereby represents and warrants that:

               (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

               (ii) The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

               (iii) This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

               (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

               (v) The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

                      (A) to acquire, own, hold, sell, transfer, assign, pledge
               and otherwise deal with the following: (I) "fully-modified pass-through" certificates ("GNMA Certificates") issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association ("GNMA"), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934;
               (II) Guaranteed Mortgage Pass-Through Certificates ("FNMA Certificates") issued and guaranteed as to timely payment of principal and interest by FNMA; (III) Mortgage Participation Certificates ("FHLMC Certificates") issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the "Agency Securities"); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as "Private Securities"); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans ("Mortgage Loans");
               (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing ("Contract"); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period ("Other Assets");

                      (B) to loan its funds to any person under loan agreements
               and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                      (C) to authorize, issue, sell and deliver bonds or other
               evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                      (D) to authorize, issue, sell and deliver certificates
               evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

                      (E) to engage in any activity and to exercise any powers
               permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

               (vi) There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

               (vii) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

               (viii) The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

               (b) The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

               (i) Immediately prior to the transfer and assignment to the Trustee, the Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest;

               (ii) The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

               (iii) The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee;

               (iv) No claims have been made by the Depositor under the lender's title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender's title insurance policy;

               (v) All of the representations and warranties of the Mortgage Loan Sellers contained in the Mortgage Loan Purchase Agreements are true and correct as of the Cut-off Date; and

               (vi) The information set forth with respect to such Mortgage Loan on the Mortgage Loan Schedule is true and correct in all material respects as of the dates respecting which such information is given, or if no date is specified, as of the Closing Date.

               (c) It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Servicer and the Special Servicer.

               (d) Upon the receipt of notice from either the Borrower under the Wilton Office Plaza Loan or the Depositor or the Servicer that such Borrower intends to defease the Wilton Office Plaza Loan on a date on or prior to the second anniversary of the Startup Day of the Lower-Tier REMIC (the "Prepayment Date"), GACC shall repurchase such Mortgage Loan on or prior to such Prepayment Date at the Repurchase Price, plus a Yield Maintenance Premium (together the "Wilton Repurchase Price").

               As used in this subsection (d), "Yield Maintenance Premium" means an amount equal to the sum of the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the maturity date of the Wilton Office Plaza Mortgage Loan (the "Wilton Maturity Date") determined by discounting such payments at the Discount Rate. As used in this definition, the term "Calculated Payments" shall mean the monthly payments of interest only which would be due based on the principal amount of the Wilton Office Plaza Loan on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the interest rate borne by the Wilton Office Plaza Mortgage Loan and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term "Discount Rate" shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term "Yield Maintenance Treasury Rate" shall mean the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Wilton Maturity Date.

               (e) Upon discovery by the Custodian, the Servicer, the Special Servicer, the Trustee or the Bond Administrator of a breach of any representation or warranty of a Mortgage Loan Seller in a Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, or that any document required to be included in the Mortgage File is missing or does not conform to the requirements of Section 2.01 (a "Defect"), such Person shall give prompt notice thereof to such Mortgage Loan Seller, the Directing Certificateholder and any Companion Holder and to the Custodian, the Servicer, the Special Servicer, the Trustee or the Bond Administrator, as applicable, and the Depositor shall cause such Mortgage Loan Seller, to the extent such Mortgage Loan Seller is obligated to cure or repurchase the related Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement, to either cure such Defect or breach or repurchase said Mortgage Loan (and any related Cross-Collateralized Loan) at the Repurchase Price within 90 days of the receipt of notice of the Defect or breach as provided in such Mortgage Loan Purchase Agreement; provided, however, that in the event that such breach or Defect is capable of being cured, as determined by the Servicer or the Special Servicer, as applicable, but not within such 90-day period and the applicable Mortgage Loan Seller has commenced, and is diligently proceeding with, the cure of such breach or Defect, such Mortgage Loan Seller will enter a Resolution Extension Period; provided, further, that (A) upon entering such Resolution Extension Period, the applicable Mortgage Loan Seller shall have delivered an officer's certificate to the Trustee, the Bond Administrator, the Servicer and the Special Servicer setting forth the reason such breach or Defect is not capable of being cured within the initial 90-day period and what actions such Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the Mortgage Loan Seller anticipates that such breach or Defect will be cured within the Resolution Extension Period and (B) that in the event the related Mortgage Loan Seller fails to cure such breach or Defect, the Repurchase Price shall include interest on any Advances made in respect of the related Mortgage Loan (and any related Cross-Collateralized
Loan); it being understood and agreed that none of the Custodian, the Servicer, the Special Servicer, the Trustee and the Bond Administrator has an obligation to conduct any investigation with respect to such matters (except, in the case of the Mortgage Files, to the extent provided in Section 2.01); provided, however, that in lieu of effecting any such repurchase, within two years of the Startup Day, such Mortgage Loan Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay cash equal to the applicable Substitution Shortfall Amount, subject to the terms of the related Mortgage Loan Purchase Agreement and this Agreement. The failure of the Servicer, the Special Servicer, Trustee or Bond Administrator to notify such Mortgage Loan Seller shall not constitute a waiver of any cure or repurchase obligation. In the event that (x) any cure or repurchase obligation under this Section arises by reason of the failure of a Mortgage Loan to constitute a Qualified Mortgage and the related Mortgage Loan Seller elects to substitute a Qualifying Substitute Mortgage Loan in lieu of such cure or repurchase, and (y) the Directing Certificateholder and, in the case of a Mortgage Loan included in a Loan Pair, the Companion Holder (or an Operating Advisor acting on its behalf), fail to consent to such substitution, then such Mortgage Loan (and any related Cross-Collateralized
Loan) must be repurchased by the related Mortgage Loan Seller hereunder. In the event of either a substitution or repurchase involving the Crowne Plaza Loan Pair, the servicing agreement in effect between GACC and the related Companion Holder prior to this Agreement shall revive and take effect from the date of such substitution or repurchase, unless GACC and such Companion Holder agree otherwise in writing.

               On each Distribution Date, the Custodian shall prepare and forward to the Bond Administrator, which shall forward to the Depositor, the Trustee, the Servicer, the Special Servicer, the Directing Certificateholder (as identified to the Custodian by the Bond Administrator) and with respect to any Loan Pair, the related Companion Holder (if there is a Defect with respect to the related Mortgage Loan), a document exception report setting forth the then current status of any Defects related to the Mortgage Files in a format mutually agreed upon between the Custodian and the Bond Administrator.

               The Depositor and the Trustee hereby give the Servicer and the Special Servicer pari passu rights with respect to monitoring the timely correction of any Defect or breach of representation or warranty by any Mortgage Loan Seller and the enforcement of any obligation to repurchase any Mortgage Loan. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in such form, to such extent and at such time as the Trustee, the Servicer or the Special Servicer, as the case may be, would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s). The Trustee, the Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement first, from a specific recovery of costs, expenses or attorneys' fees against the applicable Mortgage Loan Seller ordered or awarded pursuant to an adjudication, and second, out of general collections on the Mortgage Loans (but not the Companion Loans) on deposit in the Collection Account.

               As to any Qualifying Substitute Mortgage Loan, the Trustee shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(i) hereof. Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in the month of substitution shall not be part of the Trust Fund and will be retained by the Servicer and remitted by the Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date. For the month of substitution, distributions to Certificateholders will include the Monthly Payment due on the related Removed Mortgage Loan for such month and thereafter such Mortgage Loan Seller shall be entitled to retain all amounts received in respect of such Removed Mortgage Loan.

               In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Servicer will determine the applicable Substitution Shortfall Amount. The Trustee shall direct such Mortgage Loan Seller to deposit cash equal to such amount into the Collection Account concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof. The Trustee shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Bond Administrator and the Servicer of such deposit. The Trustee shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Trustee shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

               It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders, or the Trustee on behalf of the Certificateholders, respecting any breach of a representation or warranty by a Mortgage Loan Seller as specified in this Section (including any breach for failure of a Mortgage Loan to constitute a Qualified Mortgage) or any Defect.

               (f) Upon receipt by the Servicer from a Mortgage Loan Seller of the Repurchase Price for the Removed Mortgage Loan, the Servicer shall deposit such amount in the Collection Account, and the Trustee, pursuant to
Section 3.11, shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this
Section 2.03(f), promptly release or cause to be released to such Mortgage Loan Seller the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Servicer to vest in such Mortgage Loan Seller any Mortgage Loan released pursuant hereto, and any rights of the Depositor in, to and under the related Mortgage Loan Purchase Agreement as it related to such Removed Mortgage Loan that was initially transferred to the Trust Fund under Section 2.01, and the Trustee and the Servicer shall have no further responsibility with regard to such Mortgage File.

               (g) Upon a substitution of a Mortgage Loan, the Trustee, pursuant to Section 3.11, shall, upon receipt by the Custodian of the Mortgage File for such Qualifying Substitute Mortgage Loan and receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of a copy of the Mortgage File for such Qualifying Substitute Mortgage Loans and the applicable Substitution Shortfall Amount and the deposit of the Substitution Shortfall Amount into the Collection Account pursuant to this Section 2.03(g), promptly cause to be released to the Depositor or the related Mortgage Loan Seller, as applicable, the related Mortgage File of the related Removed Mortgage Loan and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Servicer to vest in the Depositor or the related Mortgage Loan Seller any Removed Mortgage Loan released pursuant hereto, and any rights of the Depositor in, to and under the related Mortgage Loan Purchase Agreement as it related to such Removed Mortgage Loan that was initially transferred to the Trust Fund under Section 2.01, and the Trustee and the Servicer shall have no further responsibility with regard to such Mortgage File. The Servicer shall immediately notify any related Companion Holder of such substitution.

               (h) In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor's representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Servicer, the Special Servicer, the Directing Certificateholder or any Companion Holder (or Operating Advisor acting on its behalf).

               (i) If for any reason a Mortgage Loan Seller fails to fulfill its obligations under this Section 2.03 with respect to any Mortgage Loan, the Servicer or the Special Servicer, as applicable, shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute such Mortgage Loan (and any related Cross-Collateralized Loan) under the terms of the related Mortgage Loan Purchase Agreement, all at the expense of such Mortgage Loan Seller.

               Section 2.04 Representations, Warranties and Covenants of the Servicer, Special Servicer, Trustee and the Bond Administrator. (a) The Servicer, as Servicer, hereby represents, warrants and covenants that as of the Closing Date or as of such date specifically provided herein:

               (i) The Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry on its business as now being conducted and is in compliance with the laws of each state (within the United States of America) in which any Mortgaged Property is located to the extent necessary to comply with its duties and responsibilities hereunder with respect to each Mortgage Loan in accordance with the terms of this Agreement;

               (ii) The Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the execution and delivery of this Agreement by the Servicer and its performance and compliance with the terms of this Agreement will not violate the Servicer's certificate of formation or operating agreement, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Servicer is a party or which may be applicable to the Servicer or any of its assets;

               (iii) This Agreement has been duly and validly authorized, executed and delivered by the Servicer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and all requisite limited liability action has been taken by the Servicer to make this Agreement and all agreements contemplated hereby valid and binding upon the Servicer in accordance with their terms;

               (iv) The Servicer is not in violation of, and the execution and delivery of this Agreement by the Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Servicer or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Servicer or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans;

               (v) There is no action, suit, proceeding or investigation pending or threatened against the Servicer which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or would, if adversely determined, materially impair the ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement; and

                 (vi) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

               (b) The Special Servicer, as Special Servicer, hereby represents, warrants and covenants that as of the Closing Date or as of such date specifically provided herein:

               (i) The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry on its business as now being conducted and is in compliance with the laws of each state (within the United States of America) in which any Mortgaged Property is located to the extent necessary to comply with its duties and responsibilities hereunder with respect to each Mortgage Loan in accordance with the terms of this Agreement;

               (ii) The Special Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the execution and delivery of this Agreement by the Special Servicer and its performance and compliance with the terms of this Agreement will not violate the Special Servicer's certificate of formation or operating agreement or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Special Servicer is a party or which may be applicable to the Special Servicer or any of its assets;

               (iii) This Agreement has been duly and validly authorized, executed and delivered by the Special Servicer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Special Servicer, enforceable against it in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and all requisite limited liability action has been taken by the Special Servicer to make this Agreement and all agreements contemplated hereby valid and binding upon the Special Servicer in accordance with their terms;

               (iv) The Special Servicer is not in violation of, and the execution and delivery of this Agreement by the Special Servicer and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any law, order or decree of any court binding on the Special Servicer or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Special Servicer or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans;

               (v) There is no action, suit, proceeding or investigation pending or threatened against the Special Servicer which, either in any one instance or in the aggregate, would result in any material adverse change in the business, operations, financial condition, properties or assets of the Special Servicer, or in any material impairment of the right, or would, if adversely determined, materially impair the ability of the Special Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Special Servicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Special Servicer contemplated herein, or which would be likely to impair materially the ability of the Special Servicer to perform under the terms of this Agreement; and

               (vi) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Special Servicer of or compliance by the Special Servicer with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

               (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor and the Servicer or Special Servicer, as the case may be. Upon discovery by the Depositor, the Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, any Companion Holder, the Servicer, Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Mortgage Loan Sellers.

               (d) The Trustee hereby represents and warrants that as of the Closing Date:

               (i) The Trustee is a national banking association duly organized, validly existing, and in good standing under the laws of the United States and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

               (ii) This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

               (iii) Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound.

               (iv) The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans.

               (v) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

               (e) The Bond Administrator hereby represents and warrants as of the Closing
Date:

               (i) The Bond Administrator is a national banking association duly organized, validly existing, and in good standing under the laws of the United States and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

               (ii) This Agreement has been duly authorized, executed and delivered by the Bond Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Bond Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

               (iii) Neither the execution and delivery of this Agreement by the Bond Administrator nor the consummation by the Bond Administrator of the transactions herein contemplated to be performed by the Bond Administrator, nor compliance by the Bond Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Bond Administrator or its properties or the organizational documents of the Bond Administrator or the terms of any material agreement, instrument or indenture to which the Bond Administrator is a party or by which it is bound.

               (iv) The Bond Administrator is not in violation of, and the execution and delivery of this Agreement by the Bond Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Bond Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Bond Administrator or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans.

               (v) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Bond Administrator of or compliance by the Bond Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

               Section 2.05 Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans, the Loan REMIC Regular Interests and the Loan REMIC Residual Interests and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the Loan REMIC Regular Interests on behalf of the Lower-Tier REMIC and the Holders of the Certificates (other than the Class Q-1 and Class Q-2 Certificates) and holds the Loan REMIC Residual Interests on behalf of the Holders of the Class LR Certificates; (ii) acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Certificates and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the Class Q-1, Class Q-2 and Class LR Certificates); and (iii) has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O, Class Q-1, Class Q-2, Class R and Class LR Certificates in authorized denominations, in each case registered in the names set forth in such order or so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates (described in the preceding clause (iv)), Lower-Tier Regular Interests and Loan REMIC Interests evidence ownership of the entire Trust Fund.

               Section 2.06 Miscellaneous REMIC and Grantor Trust Provisions.
(a) The Lower-Tier Regular Interests issued hereunder are hereby designated as the "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates are hereby designated as the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code, and represent undivided beneficial interests in each of the Loan REMIC Residual Interests. The Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O Certificates are hereby designated as representing "regular interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole Class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the "Startup Day" of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of the Lower-Tier Regular Interests and the Regular Certificates for purposes of Section 860G(a)(l) of the Code is the Scheduled Final Distribution Date.

               (b) The Class Q-1 Certificates represent an undivided beneficial interests in the portion of the Trust Fund consisting of the Default Interest collected on and allocable to the Mortgage Loans and held from time to time in the Default Interest Distribution Account, subject to the obligations to pay the Advance Interest Amount on the related Mortgage Loans. The Class Q-2 Certificates represent an undivided beneficial interests in the portion of the Trust Fund consisting of the Excess Interest collected on and allocable to the Mortgage Loans and held from time to time in the Excess Interest Distribution Account. The Class Q-1 and Class Q-2 Certificates do not represent regular or residual interests in the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC. The Class X Certificates and the Principal Balance Certificates (to the extent they receive distributions of principal in respect of the repurchase by GACC of the Wilton Office Plaza Loan in the circumstances specified in Section 2.03(d)) represent undivided beneficial interests in the Wilton Prepayment Premium Obligation. The Class LR Certificates represent undivided beneficial interests in the Loan REMIC Residual Interests.

               (c) None of the Depositor, the Trustee, the Bond Administrator, the Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                              OF THE MORTGAGE LOANS

               Section 3.01 Servicer to Act as Servicer; Administration of the Mortgage Loans. (a) The Servicer and the Special Servicer, each as an independent contractor servicer, shall service and administer the Mortgage Loans on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders), and in the case of the Companion Loans, on behalf of the Companion Holders, in each case, in accordance with the Servicing Standard.

               The Servicer's or Special Servicer's liability for actions and omissions in its capacity as Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Servicer or Special Servicer of the collectability of the Mortgage Loans or Companion Loans. Subject only to the Servicing Standard, the Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01, to the related agreement with each subservicer and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders and in the case of each Loan Pair, in the best interests of the Certificateholders and the related Companion Holder (as a collective whole), including, without limitation, with respect to each Mortgage Loan and Loan Pair, to prepare, execute and deliver, on behalf of the Certificateholders, the Companion Holders, the Trustee and the Bond Administrator or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans or Loan Pairs and the Mortgaged Properties. Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan or Companion Loan except under the circumstances described in Sections 3.09, 3.10, 3.28, 3.30 and 3.31 hereof. The Servicer and Special Servicer shall provide to the Borrowers any reports required to be provided to them thereby pursuant to the related Loan Documents. Subject to Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Servicer and Special Servicer any powers of attorney and other documents prepared by the Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable the Servicer and Special Servicer to carry out their servicing and administrative duties hereunder.

               (b) Unless otherwise provided in the related Note, the Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan on a date other than a Due Date to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment. Unless otherwise provided in the related Note, the Servicer shall apply any amounts received on U.S. Treasury obligations (which shall not be redeemed by the Servicer prior to the maturity thereof) in respect of a Mortgage Loan being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan as of the Due Date immediately following the receipt of such amounts.

               (c) Each of the Servicer and the Special Servicer may enter into sub-servicing agreements with third parties with respect to any of its respective obligations hereunder, provided, that (i) any such agreement shall be consistent with the provisions of this Agreement and (ii) no sub-servicer retained by the Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan or Companion Loan without the approval of the Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Sections 3.09, 3.10, 3.28, 3.30 and/or 3.31 (as applicable), (iii) such agreement shall be consistent with the Servicing Standard and (iv) such third party shall be acceptable, so long as any Certificate is then rated by Fitch, to Fitch as confirmed by a letter from Fitch that such agreement will not cause a downgrade, withdrawal or qualification of the then-current ratings on the Certificates. Any such sub-servicing agreement may permit the sub-servicer to delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.01(c). Any monies received by a sub-servicer pursuant to a sub-servicing agreement (other than sub-servicing fees) shall be deemed to be received by the Servicer on the date received by such sub-servicer.

               Any sub-servicing agreement entered into by the Servicer or the Special Servicer, as applicable, shall provide that it may be assumed or terminated by the Trustee or the Servicer, respectively, if the Trustee or the Servicer, respectively, has assumed the duties of the Servicer or the Special Servicer, respectively, or any successor Servicer or Special Servicer, as applicable, without cost or obligation to the assuming or terminating party, the Trust Fund or the Companion Holders, upon the assumption by such party of the obligations of the Servicer or the Special Servicer, as applicable, pursuant to
Section 7.02.

               Any sub-servicing agreement, and any other transactions or services relating to the Mortgage Loans and Companion Loans involving a sub-servicer, shall be deemed to be between the Servicer or the Special Servicer, as applicable, and such sub-servicer alone, and the Trustee, the Trust Fund, Certificateholders and the Companion Holders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, except as set forth in the immediately following paragraph or in Section 3.01(d) or to the extent that the Trust Fund is required to indemnify any such sub-servicer pursuant to this Agreement.

               With respect to the Crowne Plaza Loan Pair, the Servicer hereby agrees that the Crowne Plaza Companion Holder may from time to time appoint or remove a sub-servicer for the Crowne Plaza Loan Pair, subject to satisfaction of the conditions set forth in this Section 3.01(c), and in such event, the Servicer agrees that it will pay such sub-servicer a servicing fee in an amount equal to 50% of the Master Servicing Fee collected by it on the Crowne Plaza Loan Pair.

               (d) If the Trustee or any successor Servicer assumes the obligations of the Servicer, or if the Servicer or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the Servicer or such successor, as applicable, to the extent necessary to permit the Trustee, the Servicer or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the Servicer or such successor, as applicable, succeed to all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under any sub-servicing agreement entered into by the Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c), subject to the right of termination by the Trustee or Servicer, as applicable, set forth in Section 3.01(c). In such event, the Trustee, the Servicer or the successor Servicer or the Special Servicer, as applicable, shall be deemed to have assumed all of the Servicer's or the Special Servicer's interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Servicer or the Special Servicer, as applicable, as a party to such sub-servicing agreement to the same extent as if such sub-servicing agreement had been assigned to the Trustee, the Servicer or such successor Servicer or successor Special Servicer, as applicable, except that the Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such sub-servicing agreement that accrued prior to the succession of the Trustee, the Servicer or the successor Servicer or successor Special Servicer, as applicable.

               If the Trustee, the Servicer or any successor Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Servicer or the Special Servicer, as applicable, then upon request of the Trustee, the Servicer or such successor Servicer or Special Servicer, as applicable, the Servicer or Special Servicer shall at its own expense (except in the event that the Special Servicer is terminated pursuant to Section 3.25(b) or Section 3.25(c), at the expense of the Certificateholders or of the Companion Holder effecting such termination, as applicable, or in the event that the Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Certificateholders and the Companion Holders, pro rata) deliver to the Trustee, the Servicer or such successor Servicer or Special Servicer, as applicable, all documents and records relating to any sub-servicing agreement and the Mortgage Loans and Companion Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise shall use its best efforts to effect the orderly and efficient transfer of any sub-servicing agreement to the Trustee, the Servicer or the successor Servicer or Special Servicer, as applicable.

               (e) The parties hereto acknowledge that each Loan Pair is subject to the terms and conditions of the related Co-Lender Agreement. With respect to each Loan Pair, the parties hereto recognize the respective rights and obligations of the "Noteholders" under the related Co-Lender Agreement, including with respect to the allocation of collections on or in respect of such Loan Pair in accordance with Sections 3 and 4 of such Co-Lender Agreement, the making of payments to the "Noteholders" in accordance with Sections 3 and 4 of such Co-Lender Agreement, the allocation of expenses on or in respect of such Loan Pair in accordance with Sections 3, 4 and 20 of such Co-Lender Agreement, the purchase by the Companion Holder of the related Mortgage Loan pursuant to
Section 11 of the Co-Lender Agreement and the purchase of the Companion Loan in such Loan Pair by the related Companion Holder in accordance with Section 2 of such Co-Lender Agreement. The Servicer assumes the obligations of "Servicer" under each Co-Lender Agreement and, if such Loan Pair is then being specially serviced, the Special Servicer assumes the obligations of "Special Servicer" under each Co-Lender Agreement. Nothing herein shall be deemed to override the provisions of the Co-Lender Agreements with respect to the rights of the Companion Holders thereunder and in the event of any inconsistency between the provisions of a Co-Lender Agreement and the provisions of this Agreement relating to the rights and obligations of the Trustee, as holder of the related Mortgage Loan, and the related Companion Holder, the Co-Lender Agreement shall control with respect to such Loan Pair; provided that as to any matter on which such Co-Lender Agreement is silent, this Agreement shall govern.

               Section 3.02 Liability of the Servicer. Notwithstanding any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Servicer or Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders) the Bond Administrator, Certificateholders and each Companion Holder with respect to the related Companion Loan for the servicing and administering of the Mortgage Loans and Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or subcontractors) to the same extent and under the same terms and conditions as if the Servicer or Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and Companion Loans. Each of the Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Servicer or Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

               Section 3.03 Collection of Certain Mortgage Loan Payments. (a) The Servicer or the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and Companion Loans it is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures. With respect to each Performing Mortgage Loan or Specially Serviced Loan, the Servicer or the Special Servicer, as applicable, shall use its reasonable efforts to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof and shall provide copies thereof to the Servicer as provided herein. The Servicer shall provide at least six months' notice to the Special Servicer and Borrowers of Balloon Payments coming due. Consistent with the foregoing, the Servicer (with respect to Performing Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Loans) may in its discretion waive any late payment charge in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan or Companion Loan. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and Companion Loans as are permitted or required under Section 3.28 hereof.

               (b) In the event that the Servicer or the Special Servicer receives Excess Interest in any Collection Period from a Borrower, the Servicer or the Special Servicer, as applicable, shall (A) in the case of Excess Interest on a Loan Pair, on the Servicer Remittance Date remit to the appropriate Companion Distribution Account the amount of such Excess Interest allocable to the related Companion Loan, and (B) on the Servicer Remittance Date forward all other such Excess Interest to the Bond Administrator.

               Section 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) With respect to each Mortgaged Property (other than any REO Property), the Servicer shall maintain accurate records with respect to such Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on the Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, the Servicer shall (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan or Loan Pair. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Servicer or the Special Servicer, as applicable, shall advance the amount of any shortfall as a Property Advance unless the Servicer or the Special Servicer, as applicable, determines in its good faith business judgment that such Advance would be a Nonrecoverable Advance. The Servicer or the Special Servicer, as applicable, shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to the preceding sentence from amounts received on or in respect of the related Mortgage Loan or Loan Pair respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the Servicer or the Special Servicer, as applicable, in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Companion Holders, be added to the amount owing under the related Mortgage Loans or Companion Loans, notwithstanding that the terms of such Mortgage Loans or Companion Loans so permit.

               (b) The Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan or any Loan Pair constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within one
(1) Business Day after receipt. The Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments pursuant to
Section 3.07(b) and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Loan Pair. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan or Loan Pair requires it to be held in an account that is not an Eligible Account) and shall be entitled "Orix Real Estate Capital Markets, LLC, as Servicer, in trust for Wells Fargo Bank Minnesota, N.A., as Trustee in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, and the related Companion Holder, if any, and Various Borrowers." Withdrawals from an Escrow Account may be made by the Servicer only:

               (i) to effect timely payments of items constituting Escrow Payments for the related Mortgage;

               (ii) to transfer funds to the Collection Account to reimburse the Servicer, the Special Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan or Loan Pair which represent late collections of Escrow Payments thereunder;

               (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan or Loan Pair and the Servicing Standard;

               (iv) to clear and terminate such Escrow Account upon the termination of this Agreement;

               (v) to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Mortgage Loan or Loan Pair, or otherwise to the Servicer; or

               (vi) to remove any funds deposited in an Escrow Account that were not required to be deposited therein.

               (c) The Servicer shall, as to each and every Mortgage Loan and Companion Loan, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for the Mortgage Loans and Loan Pairs that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan or Loan Pair (or, if such Mortgage Loan or Loan Pair does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Mortgage that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.24, the Servicer shall timely make a Property Advance to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower's failure to timely pay such items.

               Section 3.05 Collection Account; Interest Reserve Account; Upper-Tier Distribution Account, Lower-Tier Distribution Account and Excess Liquidation Proceeds Account. (a) The Servicer shall establish and maintain the Collection Account in the Trustee's name, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Loan REMIC Interests. The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans (other than the Loan REMIC Loans), exclusive of Default Interest, Excess Interest and the Wilton Prepayment Premium Obligation, and the Loan REMIC Regular Interests will be assets of the Lower-Tier REMIC. Amounts attributable to the Loan REMIC Loans will be assets of the related Loan REMIC. Amounts attributable to the Loan REMIC Residual Interests and to the Mortgage Loans in respect of Default Interest, Excess Interest and the Wilton Prepayment Premium Obligation will be assets of the Grantor Trust. Amounts attributable to the Companion Loans will not be assets of the Trust Fund, and will be transferred to the appropriate Companion Distribution Account pursuant to Section 3.06(c). The Servicer shall maintain adequate books and records to account for the separate entitlements of the Lower-Tier REMIC (including without limitation on a Mortgage Loan-by-Mortgage Loan basis), the Grantor Trust and each Companion Loan. The Servicer shall deposit or cause to be deposited in the Collection Account within one Business Day following receipt the following payments and collections received or made by it on or with respect to the Mortgage Loans or the Loan
Pairs:

               (i) all payments on account of principal on the Mortgage Loans and Companion Loans, including the principal component of Unscheduled Payments;

               (ii) all payments on account of interest on the Mortgage Loans and Companion Loans and the interest portion of all Unscheduled Payments, Prepayment Premiums, Default Interest and Excess Interest;

               (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

               (iv) all Net REO Proceeds withdrawn from an REO Account pursuant to Section 3.17(b);

               (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans or the Companion Loans, to the extent not permitted to be retained by the Servicer as provided herein;

               (vi) Excess Liquidation Proceeds;

               (vii) any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Servicer or Special Servicer; and

               (viii) any Servicer Prepayment Interest Shortfalls.

               In the case of Default Interest and Excess Interest, the Servicer shall make appropriate ledger entries reflecting amounts received with respect thereto, which the Servicer shall hold for (i) the Trustee for the benefit of the Class Q-1 Certificateholders (with respect to Default Interest allocable to the Mortgage Loans) and the Class Q-2 Certificateholders (with respect to Excess Interest allocable to the Mortgage Loans), and (ii) the Companion Paying Agent for the benefit of any Companion Holder entitled thereto (with respect to Excess Interest allocable to the related Companion Loan); amounts of Default Interest and Excess Interest collected on a Mortgage Loan or Companion Loan shall be identified separately from any amounts in the Collection Account held for the Trustee for the benefit of REMIC Certificateholders or any other Companion Holder (with amounts attributable to a Class and any Companion Loan also identified separately). In the case of Excess Liquidation Proceeds, the Servicer shall make appropriate ledger entries received with respect thereto, which the Servicer shall hold for (i) the Trustee for the benefit of the Class or Classes of Certificateholders and (ii) the Companion Paying Agent for the benefit of any Companion Holder entitled thereto; amounts of Excess Liquidation Proceeds shall be identified separately from any other amounts held in the Collection Account (with amounts attributable to each Class or Classes and any Companion Loan also identified separately).

               The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Servicer and, to the extent permitted by applicable law, the Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans as additional compensation. In the event that the Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

               (b) The Bond Administrator shall establish and maintain the Distribution Account and the Lower-Tier Distribution Account, each in the name of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Loan REMIC Interests. A separate subaccount of the Lower-Tier Distribution Account shall be maintained with respect to the Loan REMIC Residual Interests, which shall be assets of the Grantor Trust and beneficially owned by the Holders of the Class LR Certificates. The Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or as a subaccount of the Distribution Account. With respect to each Distribution Date, upon receipt from the Servicer of amounts held in the Collection Account, the Bond Administrator shall deposit in the Lower-Tier Distribution Account the amount of Available Funds, to be distributed pursuant to Section 4.01 hereof on such Distribution Date and any amount distributable with respect to the Loan REMIC Residual Interests pursuant to the Loan REMIC Declarations. All such amounts deposited in respect of the Fairgrounds Square Loan and the Towne Square Apartments Loan shall be deemed to be distributed in respect of the related Loan REMIC Regular Interests and the Loan REMIC Residual Interests as set forth in the related Loan REMIC Declarations.

               (c) The Bond Administrator shall establish and maintain the Interest Reserve Account in the name of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Loan REMIC Regular Interests and Lower-Tier Regular Interests. The Interest Reserve Account shall be established and maintained as an Eligible Account.

               On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, the Bond Administrator shall calculate the Withheld Amount. On each such Servicer Remittance Date, the Bond Administrator shall, with respect to each Mortgage Loan that does not accrue interest on the basis of a 360-day year of twelve 30-day months, withdraw from the Lower-Tier Distribution Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence. If the Bond Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account, any provision herein to the contrary notwithstanding. On or prior to the Servicer Remittance Date in March of each calendar year, the Bond Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

               The Servicer may, from time to time, request the Bond Administrator to make withdrawals from the Interest Reserve Account to pay itself, as additional servicing compensation in accordance with Section 3.12, net interest and investment income earned in respect of amounts in the Interest Reserve Account.

               (d) The Bond Administrator shall establish and maintain the Upper-Tier Distribution Account in the name of the Trustee, in trust for the benefit of the Certificateholders. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account. With respect to each Distribution Date, the Bond Administrator shall withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount and Prepayment Premiums to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.0l(a)(iii) and Section 4.0l(c)(ii) hereof on such date. Separate ledger entries shall be maintained in respect of amounts received pursuant to the Wilton Prepayment Premium Obligation, which shall be an asset of the Grantor Trust.

               (e) Prior to the Servicer Remittance Date relating to any Collection Period in which Default Interest is received, the Bond Administrator shall establish and maintain the Default Interest Distribution Account in the name of the Trustee in trust for the benefit of the Holders of the Class Q-1 Certificates. The Default Interest Distribution Account shall be established and maintained as an Eligible Account. On the Servicer Remittance Date related to each Distribution Date, the Servicer shall remit to (A) the Bond Administrator for its deposit in the Default Interest Distribution Account an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus
(ii) any portions thereof withdrawn from the Collection Account pursuant to
Section 3.06(d)(iii) for Advance Interest Amounts incurred during such Collection Period and pursuant to Section 3.06(d)(vii) for unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period (such amount, if any, the "Net Default Interest" for such Distribution
Date) and (B) the Companion Paying Agent for deposit into the appropriate Companion Distribution Account the amount of Default Interest on each Companion Loan equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to such Companion Loan received during the preceding Collection Period on the related Loan Pair, minus (ii) any portions thereof withdrawn from the Collection Account pursuant to Section 3.06(e)(iii) for Advance Interest Amounts incurred in respect of the related Loan Pair during such Collection Period and pursuant to Section 3.06(e)(vii) for unreimbursed Additional Trust Fund Expenses in respect of the related Loan Pair incurred during or prior to such Collection Period.

               (f) Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Interest is received, the Bond Administrator shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee in trust for the benefit of the Holders of the Class Q-2 Certificates. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account. On the Servicer Remittance Date related to the applicable Distribution Date, the Servicer shall remit to (A) the Bond Administrator for its deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received during the applicable Collection Period which is allocable to the Mortgage Loans and (B) with respect to any Excess Interest received during the allocable Collection Period on any Companion Loan, to the Companion Paying Agent for deposit into the appropriate Companion Distribution Account the amount thereof which is allocable to the related Companion Loan. Following the distribution of Excess Interest to Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding, which pursuant to their terms could pay Excess Interest, the Bond Administrator shall terminate the Excess Interest Distribution Account.

               (g) Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Bond Administrator shall establish and maintain the Excess Liquidation Proceeds Account in accordance with Section 3.17(e). On the Servicer Remittance Date related to the applicable Distribution Date, the Servicer shall remit (A) to the Bond Administrator for its deposit in the Excess Liquidation Proceeds Account, for distribution on such Distribution Date, the amount to be applied as provided in Section 4.01(f); provided that on the Business Day prior to the final Distribution Date, the Bond Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account (after application to any related Companion Loan as provided in Section 4.01(f)), for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account attributable to the Mortgage Loans, and (B) to the Companion Paying Agent for deposit into the appropriate Companion Distribution Account the amount of any Excess Liquidation Proceeds received during such Collection Period on a Loan Pair which are allocable to the related Companion Loan.

               (h) Funds in the Collection Account, the Interest Reserve Account, any REO Account and any Excess Liquidation Proceeds Account may be invested in Permitted Investments in accordance with the provisions of Section
3.07. The Servicer shall give written notice to the Trustee and the Bond Administrator of the location and account number of the Collection Account and shall notify the Trustee and the Bond Administrator, as applicable, in writing prior to any subsequent change thereof.

               Section 3.06 Permitted Withdrawals from the Collection Account; Trust Ledger; Companion Ledgers; Companion Distribution Account. (a) On each Servicer Remittance Date, the Servicer shall, with respect to each Mortgage Loan and prior to making any allocations between amounts allocable to the Lower-Tier REMIC and the Grantor Trust or between amounts allocable to the Mortgage Loans and the Companion Loans, if any, pursuant to Section 3.06(b), make withdrawals from or debits to the Collection Account only as described below (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto;

               (ii) to pay from time to time to the Servicer in accordance with
        Section 3.07(b) any interest or investment income earned on funds deposited in the Collection Account;

               (iii) to reimburse itself (if it is not the affected Mortgage Loan Seller), the Special Servicer, the Bond Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation on the part of a Mortgage Loan Seller, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person's right to reimbursement pursuant to this clause (iii) with respect to such Mortgage Loan being limited to that portion of the Repurchase Price paid for such Mortgage Loan that represents such expense in accordance with the definition of Repurchase Price;

               (iv) to transfer Excess Liquidation Proceeds allocable to Mortgage Loans to the Lower-Tier Distribution Account for deposit by the Bond Administrator into the Excess Liquidation Proceeds Account in accordance with Section 3.17(e); and

               (v) to pay itself, the Special Servicer or any Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase.

               (b) (i) On each Servicer Remittance Date and with respect to each Mortgage Loan, the Servicer shall allocate to the Mortgage Loans and the Loan REMIC Interests by ledger entries to the Trust Ledger the following amounts from funds on deposit in the Collection Account with respect to such Mortgage
Loan:

                      (A) except as provided in clause (B) immediately below,
               all payments received on account of principal (including any Principal Prepayments and the Monthly Payment on any delinquent Mortgage Loan) and interest on each Mortgage Loan, but in the case of a Loan Pair, only to the extent allocable to the Mortgage Loan therein pursuant to the terms of Section 3 or 4 of the related Co-Lender Agreement; and

                      (B) the Repurchase Price received in connection with any
               repurchase of a Mortgage Loan by any Mortgage Loan Seller.

               (ii) On each Servicer Remittance Date and with respect to each Loan Pair, the Servicer shall allocate to each Companion Loan by ledger entries to the related Companion Ledger from funds on deposit in the Collection Account (other than funds allocable to the Trust Ledger pursuant to clause (b)(i) immediately above) with respect to such Companion Loan all payments received on account of principal (including any Principal Prepayments and the Monthly Payment on any delinquent Mortgage Loan) and interest on such Companion Loan (including Default Interest and Excess Interest), plus all Net Liquidation Proceeds and other payments and recoveries (including reimbursements of Advances and Advance Interest Amounts which have previously been deducted from amounts otherwise allocable or distributable to the related Companion Holder) on such Loan Pair which are allocable to the related Companion Loan under Section 3 or 4 of the related Co-Lender Agreement; and

               (iii) In making the foregoing deposits into the Collection Account and the allocations of amounts received with respect to any Loan Pair between the Trust Ledger and the related Companion Ledger, if the Special Servicer, in connection with a workout of a Mortgage Loan or Loan Pair, has modified the terms thereof such that (i) the related outstanding principal balance of such Note(s) is decreased, (ii) the Mortgage Rate or scheduled amortization payments on the related Note(s) are reduced, (iii) payments of interest or principal on such Note(s) are waived, reduced or deferred or (iv) any other adjustment is made to the economic terms of such Mortgage Loan or Loan Pair, all deposits to the Collection Account and allocations between the Trust Ledger and related Companion Ledger pursuant to this Section 3.06 shall be made as though such workout did not occur, with the payment terms of such Mortgage Loan remaining the same as they are on the date hereof, and the related Companion Loan (and, as a result, amounts identified on the related Companion Ledger as attributable to such Companion Loan) shall bear all waivers, reductions or deferrals of amounts due on such Mortgage Loan and the related Note attributable to such workout (up to the amount of the amounts distributable to the related Companion Holder from amounts on deposit in the Collection Account and identified on the related Companion Ledger as attributable to such Companion Loan).

               (c) The Companion Paying Agent shall establish and maintain a Companion Distribution Account for the benefit of each respective Companion Holder. Each Companion Distribution Account shall be maintained as a segregated account, separate and apart from other accounts (including the other Companion Distribution Accounts) administered by the Companion Paying Agent. The Companion Paying Agent may, with the consent of each Companion Holder, establish a single Companion Distribution Account for deposit of amounts distributable to Companion Holders; provided, that it shall maintain adequate books and records with respect to all amounts on deposit from time to time in such Companion Distribution Account identifying the Companion Loan to which all such deposits relate. The Companion Paying Agent shall have the exclusive right to withdraw funds from the Companion Distribution Account. Amounts on deposit in the Companion Distribution Accounts will not be assets of the Trust Fund, and will be beneficially owned by the related Companion Holders.

               The Servicer shall deliver to the Companion Paying Agent each month on or before the Servicer Remittance Date therein, for deposit in the applicable Companion Distribution Account, that portion of the Available Companion Distribution Amount for the related Companion Loan (calculated without regard to clause (b) of the definition thereof) for the related Distribution Date then on deposit in the Collection Account and identified on the related Companion Ledger as attributable to such Companion Loan.

               (d) The Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. With respect to each Mortgage Loan, the Servicer may make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger) only as described below (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the Bond Administrator for deposit the amounts required to be deposited to the Lower-Tier Distribution Account, which the Bond Administrator shall then deposit into the Interest Reserve Account, the Default Interest Distribution Account, the Excess Liquidation Proceeds Account and the Excess Interest Distribution Account, pursuant to Sections 3.05(c), 3.05(e), 3.05(f) and 3.05(g), respectively;

               (ii) (A) to pay or reimburse the Trustee, the Special Servicer and the Servicer for Advances attributable to such Mortgage Loan or (B) if a Loan Pair is involved, to pay or reimburse the Trustee, the Special Servicer and the Servicer for Advances attributable to the related Mortgage Loan that remain unreimbursed or unpaid after any application of funds pursuant to Section 3.06(e) (provided, that, in the case of clause (A) or clause (B), the Trustee shall have priority with respect to such payment or reimbursement), the Servicer's right to reimburse any such Person pursuant to this clause (ii) being limited to (x) collections on or in respect of the particular Mortgage Loan or Loan Pair or REO Property with respect to which such Advance was made, or (y) any other amounts identified on the Trust Ledger in the event that such Advances have been deemed to be Nonrecoverable Advances or are not reimbursed from recoveries in respect of the related Mortgage Loan or Loan Pair or REO Property after a Final Recovery Determination;

               (iii) (A) to pay to the Servicer or the Trustee the Advance Interest Amount relating to P&I Advances with respect to a Mortgage Loan and (B) to pay to the Servicer, the Special Servicer or the Trustee any Advance Interest Amounts on Property Advances with respect to a Mortgage Loan or Loan Pair, in each case in the event a Loan Pair is involved, that remains unreimbursed or unpaid after any application of funds pursuant to Section 3.06(e), and to the extent available, first, out of any collected Default Interest on such Mortgage Loan by the related Borrower, second, out of collected late payment fees relating to such Mortgage Loan, and third, upon determining in good faith that such Advance Interest Amount is not recoverable from the amounts described in first or second, from any other amounts from time to time on deposit in the Collection Account and identified on the Trust Ledger (provided, that, in the case of both clauses (A) and (B), the Trustee and the Bond Administrator, as applicable, shall have priority with respect to such payments);

               (iv) to pay on or before each Servicer Remittance Date to the Servicer and the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Compensation and Special Servicing Compensation (if any, including any Workout Fee due to a previous Special Servicer pursuant to Section 3.12(c)), respectively, in respect of the immediately preceding month, (x) to be paid in the case of the Servicing Fee, from interest received on such Mortgage Loan, and (y) if a Loan Pair is involved, that remain unreimbursed or unpaid after any application of funds pursuant to Section 3.06(e), and to pay from time to time to the Servicer or the Special Servicer in accordance with
        Section 3.07(b) any interest or investment income earned on funds deposited in the Collection Account attributable to such Mortgage Loan and identified on the Trust Ledger (the Servicer may rely on a certification of the Special Servicer as to amounts of Special Servicing Compensation to be withdrawn pursuant to this clause (iv));

               (v) to remit to the Lower-Tier Distribution Account, an amount equal to the Trustee Fee in respect of the immediately preceding month to be paid from interest received or advanced on the related Mortgage Loan (which, if a Loan Pair is involved, remains unreimbursed or unpaid after any application of funds pursuant to Section 3.06(e));

               (vi) to pay on or before each Distribution Date to a Mortgage Loan Seller with respect to each Mortgage Loan or REO Property that has previously been purchased or repurchased by it pursuant to Section 2.03(d), Section 2.03(e), Section 3.18 or Section 9.01, all amounts received thereon during the related Collection Period, subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

               (vii) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Servicer, the Trustee, the Bond Administrator, the Special Servicer or the Depositor, as applicable, for unpaid Servicing Fees, Special Servicing Compensation, Property Protection Expenses and other unpaid items incurred by such Person pursuant to Section 3.07(c), Section 3.22(f),
        Section 3.26(f), Section 3.28(a), Section 4.04, Section 6.03, Section 6.06, Section 7.04, Section 8.01(c)(v), Section 8.05(c), Section 8.05(e) or Section 10.07, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from the Trust Fund, in each case only to the extent reimbursable under such Section and, if a Loan Pair is involved, only to the extent such amounts remain unreimbursed or unpaid after any application of funds pursuant to
        Section 3.06(e), it being acknowledged that this clause (vii) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

               (viii) to transfer to the Bond Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Bond Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC under the circumstances and to the extent described in Section 4.05;

               (ix) to withdraw or debit any amount deposited into the Collection Account and identified on the Trust Ledger that was not required to be deposited therein or credited to the Trust Ledger; and

               (x) to clear and terminate the Collection Account pursuant to
        Section 9.01.

               Amounts that may be debited from the Trust Ledger pursuant to clauses (iii) and (vii) that do not relate to a specific Mortgage Loan shall be allocated pro rata based on Stated Principal Balances, among separate ledger entries relating to the Loan REMIC and the Lower-Tier REMIC.

               (e) The Servicer shall maintain a separate Companion Ledger with respect to each Companion Loan on which it shall make ledger entries as to the amounts deposited (or credited) or withdrawn (or debited) with respect thereto. With respect to each Companion Loan, subject to Section 3.01(e), the Servicer may make withdrawals from amounts allocated thereto in the Collection Account (and debit the related Companion Ledger) only as described below (the order set forth below not constituting an order of priority for such withdrawals):

               (i) to remit to the Companion Paying Agent for deposit the amounts required to be deposited in the related Companion Distribution Account, pursuant to Section 3.06(c);

               (ii) to pay or reimburse the Trustee, the Special Servicer and the Servicer for Property Advances relating to the related Loan Pair (provided, that the Trustee shall have priority with respect to such payment or reimbursement), the Servicer's right to reimburse any such Person pursuant to this clause (ii) being limited (x) to collections on or in respect of the particular Loan Pair or REO Property with respect to which such Property Advance was made, or (y) to any other amounts identified on the related Companion Ledger as attributable to such Companion Loan in the event that such Property Advances relating to such Loan Pair have been deemed to be Nonrecoverable Advances or are not reimbursed from recoveries in respect of such Loan Pair or REO Property after a Final Recovery Determination;

               (iii) (A) to pay to the Servicer or the Trustee the Advance Interest Amount relating to P&I Advances on the related Mortgage Loan and (B) to pay to the Servicer, the Special Servicer or the Trustee any Advance Interest Amounts on Property Advances with respect to the related Loan Pair, in each case, first, out of any collected Default Interest on the related Loan Pair by the related Borrower, second, out of any collected late payment fees relating to such Loan Pair paid by the related Borrower or any other amounts identified on the related Companion Ledger as attributable to such Companion Loan, third, subject to Section 1.04 hereof, upon determining in good faith that such Advance Interest Amount is not recoverable from the amounts described in first or second, from any other collections from time to time on deposit in the Collection Account and identified on the Trust Ledger as relating to that Loan Pair, and fourth, upon determining in good faith that such Advance Interest Amount is not recoverable from the amounts described in first, second or third, from any other amounts from time to time on deposit in the Collection Account and identified on the Trust Ledger (provided, that, in the case of both clauses (A) and (B), the Trustee and the Bond Administrator, as applicable, shall have priority with respect to such payments);

               (iv) to pay on or before each Servicer Remittance Date to the Servicer and the Special Servicer, as applicable, as compensation, the aggregate unpaid Servicing Compensation and Special Servicing Compensation (if any, including any Workout Fee due to a previous Special Servicer pursuant to Section 3.12(c)), respectively, allocable to such Companion Loan in respect of the immediately preceding month, to be paid, in the case of the Servicing Fee, from interest received on such Companion Loan, and to pay from time to time to the Servicer or the Special Servicer in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in the Collection Account and identified on the related Companion Ledger as attributable to such Companion Loan) (the Servicer may rely on a certification of the Special Servicer as to amounts of Special Servicing Compensation to be withdrawn pursuant to this clause (iv));

               (v) [Reserved];

               (vi) to pay on or before each Distribution Date to a Mortgage Loan Seller with respect to each REO Property securing such Companion Loan that has previously been purchased or repurchased by it pursuant to
        Section 2.03(d), Section 2.03(e), Section 3.18 or Section 9.01, all amounts received thereon during the related Collection Period and, subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, that remain unreimbursed or unpaid after the application of funds identified on the related Companion Ledger as attributable to such Companion Loan;

               (vii) to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06, to reimburse or pay the Servicer, the Trustee, the Bond Administrator, the Special Servicer or the Depositor, as applicable, for unpaid Companion Servicing Fees, Special Servicing Compensation, unpaid Property Protection Expenses with respect to such Companion Loan and other unpaid items specified in Section 1.04, or any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment from amounts identified on the related Companion Ledger as attributable to such Companion Loan, in each case only to the extent reimbursable under such Section and in accordance with Sections 1.04 and 3.01(e), it being acknowledged that this clause (vii) shall not be deemed to modify the substance of any such Section, including the provisions of such Section that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement; and

               (viii) to withdraw or debit any amount deposited into the Collection Account and identified on the related Companion Ledger as attributable to such Companion Loan that was not required to be deposited therein or credited thereto.

               The Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis and with respect to any Loan Pair, reflecting amounts allocable to the Mortgage Loan and related Companion Loan, when appropriate for the purpose of justifying any withdrawal, debit or credit from the Collection Account, the Trust Ledger or any Companion Ledger.

               The Servicer shall pay to the Trustee, the Bond Administrator or the Special Servicer from the Collection Account (to the extent permitted by clauses (i) to (viii) above of subsection (d) and clauses (i) to (vii) of subsection (e)) amounts permitted to be paid to the Trustee, the Bond Administrator or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee or the Bond Administrator or a certificate of a Servicing Officer, as applicable, describing the item and amount to which such Person is entitled. The Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

               The Trustee, the Bond Administrator, the Special Servicer and the Servicer shall in all cases have a right prior to the Certificateholders and to the extent expressly provided in Sections 1.04 and 3.01(e), the Companion Holders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement (and to have such amounts paid directly to third party contractors for any invoices approved by the Trustee, the Bond Administrator, the Servicer or the Special Servicer, as applicable). In addition, the Trustee, the Bond Administrator, the Special Servicer and the Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC.

               On each Servicer Remittance Date, all income and gain realized from investment of funds to which the Servicer or the Special Servicer is entitled pursuant to Section 3.07(b), if held in the Interest Reserve Account, any Excess Liquidation Proceeds Account or REO Account shall be subject to withdrawal by the Servicer or the Special Servicer, as applicable.

               Section 3.07 Investment of Funds in the Collection Account, the REO Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The Servicer (or with respect to any REO Account, the Special Servicer) may direct any depository institution maintaining the Collection Account, the Interest Reserve Account, any Borrower Accounts (subject to the second succeeding sentence), any REO Account and any Excess Liquidation Proceeds Account (each, for purposes of this Section 3.07, an "Investment Account"), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the Servicer or the Special Servicer shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the "Borrower Accounts"), the Servicer shall act upon the written request of the related Borrower or Manager to the extent the Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Trustee shall have sole control (except with respect to investment direction which shall be in the control of the Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent (which shall initially be the Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. The Trustee shall have no responsibility or liability with respect to the investment directions of the Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer (or the Special Servicer) shall:

                      (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                      (y) demand payment of all amounts due thereunder promptly upon determination by the Servicer (or the Special Servicer) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

               (b) All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the Mortgage Loan or Loan Pair or applicable law or (ii) any REO Account, which shall be for the benefit of the Special Servicer) and, if held in the Collection Account, the Interest Reserve Account, any Excess Liquidation Proceeds Account or REO Account shall be subject to withdrawal by the Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or
Section 3.17(b), as applicable. The Servicer, or with respect to any REO Account, the Special Servicer, shall deposit from its own funds into the Collection Account, the Interest Reserve Account, any Excess Liquidation Proceeds Account or any REO Account, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, however, that the Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the Mortgage Loan or Loan Pair or applicable law.

               (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates representing greater than 50% of the Percentage Interests of any Class or an affected Companion Holder shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, the Trust Fund or the Companion Holder requesting such action shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith. In the event that the Trustee does not take any such action, the Servicer may take such action at its own cost and expense.

               Section 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a) The Servicer on behalf of the Trustee and if a Loan Pair is involved, on behalf of the related Companion Holder, as mortgagee, shall cause the related Borrower to maintain, to the extent required by each Mortgage Loan and Companion Loan (other than REO Loans), and if the Borrower does not so maintain, shall itself maintain (paid as a Property Advance, and subject to the provisions of this Agreement concerning Nonrecoverable Advances) to the extent the Trustee as mortgagee has an insurable interest and to the extent available at commercially reasonable rates, (i) fire and hazard insurance with extended coverage on each related Mortgaged Property in an amount which is at least equal to the lesser of (A) one hundred percent (100%) of the then "full replacement cost" of the improvements and equipment (excluding foundations, footings and excavation costs), without deduction for physical depreciation, and (B) the outstanding principal balance of the related Mortgage Loan or Loan Pair, or such greater amount as is necessary to prevent any reduction in such policy by reason of the application of co-insurance and to prevent the Trustee thereunder from being deemed a co-insurer, (ii) insurance providing coverage against at least 12 months (or such longer period or with such extended period endorsement as provided in the related Mortgage or other Loan Document) of business interruptions (or in the case of an REO Property at least 24 months) and (iii) such other insurance as is required in the related Mortgage Loan or Companion Loan and customarily obtained at commercially reasonable rates; provided that, if and to the extent that a Mortgage Loan or Companion Loan so permits, the related Borrower or the Servicer as described above shall be required to exercise its best efforts to obtain the required insurance coverage from a Qualified Insurer. The Special Servicer shall maintain fire and hazard insurance with extended coverage on each REO Property (subject to the provisions of this Agreement concerning Nonrecoverable Advances) as described above. If the Special Servicer does not maintain the insurance described in the preceding sentence or the required flood insurance described below, the Servicer shall, as soon as practicable after receipt of notice of such failure, maintain such insurance, provided that, in each such case, such obligation will be subject to the provisions of this Agreement concerning Nonrecoverable Advances. The Special Servicer shall maintain, with respect to each REO Property (i) public liability insurance providing such coverage against such risks as the Special Servicer determines, consistent with the related Mortgage and the Servicing Standard, to be in the best interests of the Trust Fund and with respect to any Loan Pair, the related Companion Holder, as a collective whole, (ii) insurance providing coverage against 24 months of business interruptions and (iii) such other insurance as is required pursuant to the terms of the related Mortgage Loan or Loan Pair. All insurance for an REO Property shall be from a Qualified Insurer. Any amounts collected by the Servicer or the Special Servicer under any such policies (other than amounts required to be applied to the restoration or repair of the related Mortgaged Property or amounts to be released to the Borrower in accordance with the terms of the related Mortgage) shall be deposited into the Collection Account pursuant to Section 3.05, subject to withdrawal pursuant to Section 3.06. Any cost incurred by the Servicer or Special Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders or Companion Holders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan or Loan Pair so permit. It is understood and agreed that no other additional insurance other than flood insurance or earthquake insurance (subject to the conditions set forth below) is to be required of any Borrower or to be maintained by the Servicer other than pursuant to the terms of the related Mortgage and pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

               If the improvements on the Mortgaged Property (other than an REO Property) are located in a federally designated special flood hazard area, the Servicer will use its best efforts to cause the related Borrower to maintain, to the extent required by each Mortgage Loan or Loan Pair, and if the related Borrower does not so maintain, will itself obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan or Loan Pair, (ii) the maximum amount of such insurance required by the terms of the related Mortgage and as is available for the related property under the National Flood Insurance Act of 1968, as amended, if available and (iii) 100% of the replacement cost of the improvements located in the special flood hazard area on the related Mortgaged Property, except to the extent that self-insurance is permitted under the related Mortgage Loan or Loan Pair. If an REO Property (i) is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards or (ii) is related to a Mortgage Loan or Loan Pair pursuant to which earthquake insurance was in place at the time of origination and continues to be available at commercially reasonable rates, the Special Servicer will obtain (subject to the provisions of this Agreement concerning Nonrecoverable Advances) flood insurance and/or earthquake insurance in respect thereof providing substantially the same coverage as described in the preceding sentences or, with respect to earthquake insurance, in the amount required by the Mortgage Loan or Loan Pair or, if not specified, in place at origination. If at any time during the term of this Agreement a recovery under a flood or fire and hazard insurance policy in respect of an REO Property is not available but would have been available if such insurance were maintained thereon in accordance with the standards applied to Mortgaged Properties described herein, the Special Servicer shall (subject to the provisions of this Agreement concerning Nonrecoverable Advances) either (i) immediately deposit into the Collection Account from its own funds the amount that would have been recovered or (ii) apply to the restoration and repair of the property from its own funds the amount that would have been recovered, if such application would be consistent with the Servicing Standard; provided, however, that the Special Servicer shall not be responsible for any shortfall in insurance proceeds resulting from an insurer's refusal or inability to pay a claim.

               In the case of any insurance otherwise required to be maintained pursuant to this Section that is not being so maintained because the Servicer or the Special Servicer, as applicable, has determined that it is not available at commercially reasonable rates, the Servicer or the Special Servicer, as applicable, shall deliver an Officers' Certificate to the Trustee, the Bond Administrator, each Rating Agency, the Directing Certificateholder and the related Companion Holder (or Operating Advisor acting on its behalf) which details the steps that were taken in seeking such insurance and the factors which led to the determination that such insurance was not so available.

               Costs to the Servicer or the Special Servicer of maintaining insurance policies pursuant to this Section 3.08 shall be paid by the Servicer or the Special Servicer, as applicable, as a Property Advance and shall be reimbursable to the Servicer or the Special Servicer, with interest at the Advance Rate, which reimbursement shall be effected under Section 3.06(d)(ii),
Section 3.06(d)(iii) and Section 3.06(d)(vii) and Section 3.06(e)(ii), Section 3.06(e)(iii) and Section 3.06(e)(vii), if applicable.

               The Servicer (or the Special Servicer, with respect to the Specially Serviced Loans) agrees to prepare and present, on behalf of itself, the Trustee and the Certificateholders and the related Companion Holders, claims under each related insurance policy maintained pursuant to this Section 3.08(a) in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or to permit recovery thereunder.

               All insurance policies required hereunder shall name the Trustee or the Servicer or the Special Servicer, on behalf of the Trustee and with respect to a Loan Pair, the related Companion Holder, as the mortgagee, as loss payee.

               In the case of the Mortgage Loans identified on the Mortgage Loan Schedule as Loan Nos. 72, 94, 104 and 105, the Servicer shall review the terms and conditions of the environmental insurance policies obtained from an affiliate of American International Group, Inc. with respect to such Mortgage Loans and shall submit any claims under such policies in accordance with the requirements contained in such policies.

               (b) (I) If the Servicer or the Special Servicer, as applicable, obtains and maintains a blanket or mortgage impairment insurance policy insuring against fire and hazard losses on all of the Mortgaged Properties (other than REO Properties) as to which the related Borrower has not maintained insurance required by the related Mortgage Loan or Loan Pair or on all of the REO Properties, as the case may be, it shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a). Any such blanket insurance policy shall be maintained with a Qualified Insurer. A blanket insurance policy may contain a deductible clause, in which case the Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.08(a), and (ii) there shall have been one or more losses that would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or Loan Pair, or, in the absence of any such deductible limitation, the deductible limitation that is consistent with the Servicing Standard. In connection with its activities as Servicer or the Special Servicer hereunder, as applicable, the Servicer or the Special Servicer, respectively, agrees to prepare and present, on behalf of itself, the Trustee, Certificateholders and if a Loan Pair is involved, the related Companion Holder, claims under any such blanket policy which it maintains in a timely fashion in accordance with the terms of such policy and to take such reasonable steps as are necessary to receive payment or permit recovery thereunder.

               (II) If the Servicer or the Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy, such policy shall be issued by a Qualified Insurer and provide no less coverage in scope and amount for such Mortgaged Property or REO Property than the insurance required to be maintained pursuant to Section 3.08(a) in which case the Servicer or Special Servicer shall conclusively be deemed to have satisfied its respective obligations to maintain insurance pursuant to Section 3.08(a). Such policy may contain a deductible clause, in which case the Servicer or the Special Servicer, as applicable, shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of
Section 3.08(a), and (ii) there shall have been one or more losses that would have been covered by such a policy had it been maintained, immediately deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or Loan Pair, or, in the absence of any such deductible limitation, the deductible limitation that is consistent with the Servicing Standard.

               (c) The Servicer and the Special Servicer shall maintain a fidelity bond in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage lenders and loan servicers with the Trustee named as loss payee. The Servicer and the Special Servicer each shall be deemed to have complied with this provision if one of its respective Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Servicer and the Special Servicer, as applicable. In addition, the Servicer and the Special Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations to service the Mortgage Loans and Companion Loans hereunder in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage lenders and loan servicers with the Trustee and if a Loan Pair is involved, the related Companion Holder (with respect to its Companion Loan) named as loss payee (as their interests may appear). The Servicer shall cause each and every sub-servicer for it to maintain, or cause to be maintained by any agent or contractor servicing any Mortgage Loan on behalf of such sub-servicer, a fidelity bond and an errors and omissions insurance policy that satisfy the requirements for the fidelity bond and the errors and omissions policy to be maintained by the Servicer pursuant to this Section 3.08(c). All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.08(c) shall be issued by a Qualified Insurer.

               Section 3.09 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a) If any Mortgage Loan or Loan Pair contains a provision in the nature of a "due-on-sale" clause, which by its terms:

               (i) provides that such Mortgage Loan or Loan Pair shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property, or

               (ii) provides that such Mortgage Loan or Loan Pair may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then (subject to the rights of the Directing Certificateholder and if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf)), for so long as such Mortgage Loan is included in the Trust Fund or is a Companion Loan, the Servicer or the Special Servicer, as applicable, on behalf of the Trust Fund (or the related Companion Holder) shall not be required to enforce such due-on-sale clause and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (x) such provision is not exercisable under applicable law or such exercise is reasonably likely to result in meritorious legal action by the Borrower or (y) the Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate or, in the case of a Loan Pair, at the weighted average of the Mortgage Rates for such Loan Pair) than would enforcement of such clause. If the Servicer or the Special Servicer, as applicable, determines that granting of such consent would likely result in a greater recovery or such provision is not legally enforceable, the Servicer or the Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan or Companion Loan and substitute the new Borrower as obligor thereon, provided, that (a) the credit status of the prospective new Borrower is in compliance with the Servicer's or Special Servicer's regular commercial mortgage origination or servicing standards and criteria (as evidenced in writing by the Servicer or Special Servicer) and the terms of the related Mortgage and (b)(i) as to any Mortgage Loan that represents more than 5% of the then-current aggregate Stated Principal Balance of the Mortgage Loans (taking into account for the purposes of this calculation (A) any mortgage loan with which it is cross-collateralized and (B) in the case of any such Mortgage Loan with respect to which the related Borrower or its Affiliate is a Borrower with respect to one or more other Mortgage Loans or a Companion Loan, such other Mortgage Loans or Companion Loan) (as verified by the Bond Administrator), the Servicer or, with respect to Specially Serviced Loans, the Special Servicer, has received written confirmation from S&P and Fitch, and (ii) so long as any Certificate is then rated by Fitch, as to any Mortgage Loan that is one of the ten largest Mortgage Loans in the Trust Fund (based on its then unpaid principal balance), the Servicer or, with respect to a Specially Serviced Loan, the Special Servicer, has received written confirmation from Fitch that such assumption or substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates. In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Servicer. The Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Bond Administrator and if a Loan Pair is involved, the related Companion Holder that any such assumption or substitution agreement has been completed by forwarding to the Custodian, the Bond Administrator and such Companion Holder (with a copy to the Servicer, if applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. The Servicer or the Special Servicer may not approve an assumption or substitution without requiring the related mortgagee to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution unless the related Mortgage Loan or Companion Loan expressly prohibits the Servicer or Special Servicer from requiring such payment. The Special Servicer shall have the right to consent (which consent shall not be unreasonably withheld) to any assumption of a Mortgage Loan or Companion Loan that is not a Specially Serviced Loan; provided, however, that the Special Servicer is required to obtain the consent of the Directing Certificateholders or the related Companion Holder (or Operating Advisor acting on its behalf), as applicable, to any such assumption, in each case, as described in Section 3.27 or Section 3.31 hereof. If the Special Servicer shall fail to either consent or deny its consent to any assumption of a Mortgage Loan or Companion Loan proposed by the Servicer within fifteen Business Days of such proposal, then the assumption shall be deemed to be approved. Subject to the terms of the related Loan Documents, no assumption of a Cross-Collateralized Loan shall be made without the assumption of all other Mortgage Loans making up the related Cross-Collateralized Group.

               (b) If any Mortgage Loan or Companion Loan contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

               (i) provides that such Mortgage Loan or Companion Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property, or

               (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property,

then the Servicer or Special Servicer, as applicable, on behalf of the Trust Fund and in the case of a Loan Pair, the related Companion Holder, as applicable, shall not be required to enforce such due-on-encumbrance clause and in connection therewith will not be required to (i) accelerate the payments on the related Mortgage Loan or Companion Loan or (ii) withhold its consent to such lien or encumbrance, if the Servicer or Special Servicer, as applicable, (x) determines, in accordance with the Servicing Standard, that such consent would be in the best interests of the Trust Fund and in the case of a Loan Pair, the related Companion Holder, as a collective whole, and (y) as to any Mortgage Loan, receives prior written confirmation from each Rating Agency that granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates; provided, that in the case of Fitch, such confirmation shall only be required with respect to any Mortgage Loan that represents more than 5% of the then-current aggregate Stated Principal Balance of the Mortgage Loans or is one of the ten largest Mortgage Loans in the Trust Fund (based on its unpaid principal balance). The Special Servicer shall have the right to consent to any waiver of a due-on-encumbrance clause with respect to any Mortgage Loan or Companion Loan, as applicable, that is not a Specially Serviced Loan; provided that the Special Servicer shall obtain the consent of the Directing Certificateholders or in the case of a Loan Pair, the related Companion Holder (or Operating Advisor acting on its behalf), as applicable, to any such waiver of a due-on-encumbrance clause, to the extent described in Section 3.27 or
Section 3.31 hereof.

               (c) Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan or Companion Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

               (d) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or Companion Loan or the related Note, other than pursuant to Section 3.30 or Section 3.31 hereof.

               (e) With respect to any Mortgage Loan or Loan Pair which permits release of Mortgaged Properties through defeasance:

               (i) If such Mortgage Loan or Loan Pair requires that the Servicer on behalf of the Trustee and in the case of a Loan Pair, the related Companion Holder purchase the required U.S. government obligations, then the Servicer shall purchase such obligations in accordance with the terms of such Mortgage Loan or Loan Pair; provided, that the Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable U.S. government obligations have been identified.

               (ii) If such Mortgage Loan or Loan Pair permits the assumption of the obligations of the related Borrower by a successor mortgagor, then prior to permitting such assumption and to the extent not inconsistent with such Mortgage Loan or Loan Pair, the Servicer shall obtain written confirmation from each Rating Agency that such assumption would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates.

               (iii) To the extent not inconsistent with such Mortgage Loan or Loan Pair, the Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority security interest in the defeasance deposit and the U.S. government obligations and the assignment thereof is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency and the related Companion Holder, if any.

               (iv) To the extent not inconsistent with the Mortgage Loan or Loan Pair, the Servicer shall require a certificate at the related Borrower's expense from an Independent certified public accountant certifying that the U.S. government obligations comply with the requirements of the related Loan Agreement or Mortgage.

               (v) Prior to permitting release of any Mortgaged Properties to the extent not inconsistent with the related Mortgage Loan or Loan Pair, the Servicer shall obtain written confirmation from each Rating Agency that such release would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, that so long as any Certificates are then rated by Fitch, confirmation from Fitch shall only be required if such Mortgage Loan is one of the ten largest Mortgage Loans in the Trust Fund (based on its then unpaid principal balance).

               (vi) Prior to permitting release of any Mortgaged Property, if the related Mortgage Loan so requires and provides for the related Borrower to pay the cost thereof, the Servicer shall require an Opinion of Counsel of the related Borrower to the effect that such release will not cause any of the Upper-Tier REMIC, Lower-Tier REMIC or the applicable Loan REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or cause a tax to be imposed on the Trust Fund under the REMIC Provisions.

               (vii) No defeasance shall occur prior to the second anniversary of the Startup Day of the Lower-Tier REMIC or the related Loan REMIC, as applicable.

               (viii) The Bond Administrator shall at the expense of the related Borrower (to the extent permitted by the related Loan Documents) hold the U.S. government obligations as pledgee for the benefit of the Certificateholders and in the case of a Loan Pair, the related Companion Holder, and apply payments of principal and interest received on the government obligations to the Collection Account in respect of the defeased Mortgage Loan or Companion Loan according to the payment schedule existing immediately prior to the defeasance.

               (ix) The Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans and Loan Pairs requiring Borrowers to pay all reasonable expenses associated with a defeasance.

               Section 3.10 Appraisals; Realization Upon Defaulted Mortgage Loans. (a) Contemporaneously with the earliest of (i) the effective date of any
(A) modification of the Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Companion Loan, or any other term of a Mortgage Loan or Companion Loan, (B) extension of the Maturity Date of a Mortgage Loan or Companion Loan as described below in Section 3.30, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Companion Loan, (ii) the occurrence of any Appraisal Reduction Event, (iii) a default in the payment of a Balloon Payment for which an extension is not granted pursuant to Section 3.26(g), or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, orders an Updated Valuation, the Special Servicer shall obtain an Updated Valuation (or a letter update for an existing appraisal which is less than two years old), the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an appraisal or Small Loan Appraisal Estimate which is less than twelve months old. For so long as such Mortgage Loan or Loan Pair is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation annually and prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Companion Loan. For so long as any Mortgage Loan is included in the Trust Fund, the Special Servicer shall obtain a new Updated Valuation with respect to an Updated Valuation which is more than two years old. The Special Servicer shall send all such letter updates and Updated Valuations to the Servicer and the Rating Agencies, the Directing Certificateholder and if a Loan Pair is involved, the related Companion Holder (and any Operating Advisor acting on its behalf).

               (b) The Special Servicer shall monitor such Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer's judgment (but subject, in the case of a Loan Pair, to Section 3.31), cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Companion Loan) as are consistent with the Servicing Standard and Section 3.31 hereof. If, in the Special Servicer's judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund (or, in the case of a Companion Loan, by the related Companion Holder) pursuant to any provision hereof, and except as otherwise specifically provided in Sections 3.09(a) and 3.09(b), the Special Servicer may, to the extent consistent with the Asset Status Report and with the Servicing Standard and Section 3.31 hereof, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided, that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders (or, if a Loan Pair is involved, are more likely to produce a greater recovery to Certificateholders and the related Companion Holder, as a collective whole) on a present value basis (discounting at the related Mortgage Rate or, in the case of a Loan Pair, at the weighted average of the Mortgage Rates for such Loan Pair) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.30 hereof. Subject to Section 3.24(b), the Special Servicer shall pay the costs and expenses in any such proceedings as an Advance unless the Special Servicer determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance. The Trustee shall be entitled to conclusively rely upon any determination of the Servicer or the Special Servicer, as applicable, that a Property Advance, if made, would constitute a Nonrecoverable Advance. If the Special Servicer does not make such Advance in violation of the second preceding sentence, the Servicer shall make such Advance and if the Servicer does not make any such Advance, the Trustee shall make such Advance, unless in each case, the Special Servicer, the Servicer or the Trustee determines that such Advance would be a Nonrecoverable Advance. The Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(d)(ii), Section 3.06(d)(iii), Section 3.06(d)(vii), Section 3.06(e)(ii), Section 3.06(e)(iii) and Section 3.06(e)(vii).

               (c) If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officers' Certificate delivered to the Bond Administrator, the Trustee and if a Loan Pair is involved, the related Companion Holder.

               (d) In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as holder of the Lower-Tier Regular Interests, the related Loan REMIC Residual Interest, the related Loan REMIC Regular Interest and Certificateholders (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder). Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Loan Pair, such Mortgage Loan or Loan Pair shall (except for purposes of Section 9.01) be considered to be an REO Loan until such time as the related REO Property shall be sold by the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder) and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Companion Loan shall be considered to be an outstanding Mortgage Loan or Companion Loan:

               (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

               (ii) subject to Section 1.02(b), Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s). In the absence of such terms, Net REO Proceeds shall be deemed to have been received first, in payment of the accrued interest (not including Excess Interest) that remained unpaid on the date that the related REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Loan Pair deemed to be due and payable in accordance with the terms of such Note(s) and such amortization schedule until such principal has been paid in full and then to Excess Interest and other amounts due under such Mortgage Loan. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Loan Pair.

               (e) Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

               (i) such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

               (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC or a Loan REMIC, as applicable) to the effect that the holding of such personal property by the Lower-Tier REMIC or related Loan REMIC will not cause the imposition of a tax on the related Loan REMIC, the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause the related Loan REMIC, the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

               (f) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on the related Loan REMIC, the Lower-Tier REMIC or Upper-Tier REMIC under the REMIC Provisions or cause either Loan REMIC, the Lower-Tier REMIC or Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

               (g) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder), obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or if a Loan Pair is involved, the related Companion Holder, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

               (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund (or, if a Loan Pair is involved, the best economic interest of the Trust Fund and the related Companion Holder, as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

               (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund (or, if a Loan Pair is involved, the best economic interest of the Trust Fund and the related Companion Holder, as a collective whole) to take such actions with respect to the affected Mortgaged Property.

               In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if a Loan Pair is involved, the related Companion Holder, as a collective whole. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this
Section 3.10.

               (h) The environmental assessment contemplated by Section 3.10(g) shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard. The Servicer or the Special Servicer, as applicable, shall advance the cost of preparation of such environmental assessments as a Property Advance unless the Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance. The Servicer or the Special Servicer, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06(d) and Section 3.06(e).

               (i) If the Special Servicer determines pursuant to Section 3.10(g)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (or, if a Loan Pair is involved, the best economic interest of the Trust Fund and the related Companion Holder, as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(g)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (or, if a Loan Pair is involved, the best economic interest of the Trust Fund and the related Companion Holder, as a collective whole) to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (or, if a Loan Pair is involved, the best economic interest of the Trust Fund and the related Companion Holder, as a collective whole), but only if the Bond Administrator has mailed notice to the Holders of the Regular Certificates and if a Loan Pair is involved, the related Companion Holder (and any Operating Advisor acting on its behalf) of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Bond Administrator does not receive, within 30 days of such notification, instructions from the Holders of greater than 50% of the aggregate Voting Rights of such Classes and the related Companion Holder or Operating Advisor, if applicable, directing the Special Servicer not to take such action. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgage Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Bond Administrator setting forth the basis for such determination, then (subject to Section 3.31 hereof) the Special Servicer may take such action to remedy such condition as may be consistent with the Servicing Standard. None of the Trustee, the Bond Administrator, the Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(i) at the direction of the Certificateholders or any Companion Holder unless the Certificateholders or such Companion Holder agree to indemnify the Trustee, the Bond Administrator, the Servicer and the Special Servicer with respect to such action or inaction. The Servicer or the Special Servicer, as applicable, shall advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless the Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

               (j) The Special Servicer shall report to the IRS and to the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property which is abandoned or foreclosed or regarding any cancellation of indebtedness with respect to any Mortgage Loan or Loan Pair. The Special Servicer shall deliver a copy of any such report to the Trustee, the Bond Administrator and to the Servicer and if a Loan Pair is involved, the related Companion Holder.

               (k) The costs of any Updated Valuation obtained pursuant to this Section 3.10 shall be paid by the Servicer or the Special Servicer, as applicable, as a Property Advance and shall be reimbursable from the Collection Account.

               Section 3.11 Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Loan Pair, or the receipt by the Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Servicer shall immediately notify the Bond Administrator or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund (or, in the case of a Loan Pair, pro rata to the Trust Fund and the related Companion Holder). The Servicer agrees to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts.

               From time to time upon request of the Servicer or Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Servicer or Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan into an REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03, or receipt by the Trustee, the Bond Administrator and the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan or Loan Pair has become an REO Property, or that the Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Servicer or Special Servicer, as applicable.

               Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for Trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or Trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or Trustee's sale.

               Section 3.12 Servicing Fees, Trustee Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall be entitled with respect to each Mortgage Loan to the Servicing Fee and with respect to each Companion Loan, the Companion Servicing Fee, which shall be payable from amounts on deposit in the Collection Account as set forth in Sections 3.06(d)(iv) and 3.06(e)(iv), respectively. The Servicing Fee with respect to the Fairgrounds Square Loan and the Towne Square Apartments Loan shall be an expense of the Lower-Tier REMIC with respect to the related Loan REMIC Regular Interest. The Servicer's rights to the Servicing Fee and the Companion Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement. In addition, the Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Mortgage Loans, (i) any late payment charges collected by the Servicer during a Collection Period on any Performing Mortgage Loan (other than Default Interest) remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Mortgage Loan (or, in the event a Loan Pair is involved, such Loan
Pair) for such Collection Period and any unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period, (ii) any loan service transaction fees, demand fees, beneficiary statement charges or similar items and (iii) 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees and any similar items relating to any Performing Mortgage Loan for as long as the Mortgage Loan is not a Specially Serviced Loan but excluding any Prepayment Premiums, in each case to the extent received and not required to be deposited or retained in the Collection Account pursuant to Section 3.05; provided, however, that the Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Mortgage Loan or Companion Loan with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan and/or Companion Loan have been paid. The Servicer shall also be entitled pursuant to, and to the extent provided in, Sections 3.06(d)(iv) and 3.07(b) to withdraw from the Collection Account and to receive from the Interest Reserve Account and any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, and any interest or other income earned on deposits therein. Notwithstanding the foregoing, the aggregate Master Servicing Fee attributable to the Mortgage Loans during the related Collection Period and due to the Servicer on any Distribution Date shall be reduced by the amount of any Servicer Prepayment Interest Shortfalls.

               As compensation for their activities hereunder on each Distribution Date, (i) the Trustee shall be entitled with respect to each Mortgage Loan to a portion of the Trustee Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account, and (ii) the Bond Administrator shall be entitled, with respect to each Mortgage Loan, to the portion of the Trustee Fee consisting of the Bond Administrator Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Trustee Fee with respect to the Fairgrounds Square Loan and the Towne Square Apartments Loan shall be an expense of the Lower-Tier REMIC with respect to the related Loan REMIC Regular Interest. The Bond Administrator shall pay the routine fees of the Certificate Registrar, the Paying Agent, the Custodian and the Authenticating Agent. The Trustee's, the Bond Administrator's and the Companion Paying Agent's rights to the Trustee Fee, the Bond Administrator Fee and the Companion Agent Fee, respectively, may not be transferred in whole or in part except in connection with the transfer of all of their respective responsibilities and obligations under this Agreement.

               Except as otherwise provided herein, the Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it. Except as otherwise provided herein, the Trustee shall pay all expenses incurred by it in connection with its activities hereunder.

               (b) As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account as set forth in Sections 3.06(d)(iv) and 3.06(e)(iv). The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any late payment charges (other than Default Interest) collected by the Servicer during a Collection Period on any Specially Serviced Loan remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Specially Serviced Loan (or, in the event a Loan Pair is involved, such Loan Pair) for such Collection Period and any unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period (but not NSF check fees and the like, which shall be paid to the Servicer), (ii) 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, and other similar fees relating to any Performing Mortgage Loan, excluding any Prepayment Premiums, (iii) any interest or other income earned on deposits in the REO Accounts, and (iv) 100% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, loan service transaction fees, demand fees, beneficiary statement charges and other similar fees relating to any Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Specially Serviced Loan with respect to which a default or event of default thereunder has occurred and is continuing unless and until such default or event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan have been paid.

               Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

               (c) In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan or Loan Pair that ceases to be a Specially Serviced Loan pursuant to the definition thereof. As to each such Mortgage Loan or Loan Pair, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Loan Pair for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any such Mortgage Loan or Loan Pair will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Loan Pair again ceases to be a Specially Serviced Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to Mortgage Loans or Loan Pairs that cease to be Specially Serviced Loans during the period that it had responsibility for servicing Specially Serviced Loans and that had ceased being Specially Serviced Loans at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

               A Liquidation Fee will be payable to the Special Servicer with respect to each Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the Special Servicer recovered any Liquidation Proceeds. As to each such Specially Serviced Loan and REO Property, the Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with the purchase of any Specially Serviced Loan or REO Property by the Servicer, the Special Servicer, a Mortgage Loan Seller, a Companion Holder or any holder of Certificates evidencing a majority interest in the Controlling Class or the purchase of all of the Mortgage Loans and REO Properties by the Servicer or the Depositor in connection with the termination of the Trust Fund.

               If however, Liquidation Proceeds are received with respect to any Specially Serviced Loan to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest.

               (d)   [Intentionally Left Blank].

               (e) The Servicer, the Special Servicer, the Bond Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and subject to Section 1.04, from the applicable Companion Holder or Companion Holders) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(d)(vii). All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC or the applicable Loan REMIC, and if not attributable to a specific Mortgage Loan, shall be allocated among the Lower-Tier REMIC and the Loan REMICs based on the Stated Principal Balances of the related Mortgage Loans.

               (f) No provision of this Agreement or of the Certificates shall require the Servicer, the Special Servicer, the Trustee or the Bond Administrator to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Servicer, Special Servicer, Trustee or Bond Administrator, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

               If the Servicer, the Special Servicer, the Trustee or the Bond Administrator receives a request or inquiry from a Borrower, any Certificateholder, any Companion Holder or any other Person the response to which would, in the Servicer's, the Special Servicer's, the Trustee's or the Bond Administrator's good faith business judgment require the assistance of Independent legal counsel or other consultant to the Servicer, the Special Servicer, the Trustee or the Bond Administrator, the cost of which would not be an expense of the Trust Fund and/or any Companion Holder hereunder, then the Servicer, the Special Servicer, the Trustee or the Bond Administrator, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, such Companion Holder or such other Person, as applicable, makes arrangements for the payment of the Servicer's, the Special Servicer's, the Trustee's or the Bond Administrator's expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Servicer, the Special Servicer, the Trustee or the Bond Administrator, as the case may be, in its sole discretion. Unless such arrangements have been made, the Servicer, the Special Servicer, the Trustee or the Bond Administrator, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

               Section 3.13 Reports to the Bond Administrator; Collection Account Statements. (a) The Servicer shall deliver to the Bond Administrator and the Companion Paying Agent (and, upon request, to the Special Servicer), no later than 3:00 p.m. Central time two Business Days prior to the Servicer Remittance Date prior to each Distribution Date, the CMSA Loan Periodic Update File with respect to the related Distribution Date (which shall include, without limitation, the amount of Available Funds and, with respect to each Companion Loan, the Available Companion Distribution Amount, for such related Collection Period) including information therein that states the anticipated P&I Advances for the related Distribution Date. The Servicer's responsibilities under this
Section 3.13(a) with respect to REO Loans shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.26. The Servicer shall by 11:00 a.m. Central time deliver to the Bond Administrator, and upon request, to the Companion Paying Agent, on the Servicer Remittance Date information on the Monthly Payments received after the Determination Date from the subservicer in a Paid After Determination Date Report.

               (b) For so long as the Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account, not later than fifteen days after each Distribution Date, the Servicer shall forward to the Bond Administrator and the Companion Paying Agent a statement prepared by the Servicer setting forth the status of the Collection Account as of the close of business on the last Business Day of the prior month and showing the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit (or credit) specified in Section 3.05 and each category of withdrawal (or debit) specified in Section 3.06 for the related Collection Period, in each case for the Mortgage Loans (including allocations to the Lower-Tier REMIC and the Grantor Trust) and the Companion Loans. The Trustee, the Bond Administrator, the Companion Paying Agent and any Companion Holder and their agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Servicer solely relating to the Mortgage Loans or Loan Pairs and the performance of its duties hereunder (and, in the case of a Companion Holder, relating solely to the related Loan Pair).

               (c) Beginning in November 2000, no later than 12:00 noon Central time on each Servicer Remittance Date, the Servicer shall deliver or cause to be delivered to the Bond Administrator the following reports with respect to the Mortgage Loans (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination
Date: (i) a Comparative Financial Status Report, (ii) a Delinquent Loan Status Report; (iii) an Historical Liquidation Report; (iv) an Historical Loan Modification Report; (v) an REO Status Report; and (vi) the remaining CMSA Reports (excluding the CMSA Loan Periodic Update File and CMSA Setup File). Such reports shall be presented in writing and on a computer readable medium reasonably acceptable to the Bond Administrator. The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Servicer at least four Business Days prior to the related Servicer Remittance Date in the form required by Section 3.13(f) or shall be provided by means of such reports so delivered by the Special Servicer to the Servicer in the form so required. In the absence of manifest error, the Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Bond Administrator shall be entitled to conclusively rely upon the Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

               (d) The Servicer shall deliver or cause to be delivered to the Bond Administrator, the Underwriters and to any Rating Agency and if a Loan Pair is involved, to the related Companion Holder, the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Servicer:

               (i) At least annually by June 30, beginning in June 2001, with respect to each Mortgage Loan and REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or REO
         Loan), an Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (initially, year-end 2000), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each of the Mortgage Loans other than Specially Serviced Loans or REO Loans, which efforts shall include a letter sent to the related Borrower (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the Mortgage Loans. Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the Servicer shall promptly update the Operating Statement Analysis Report.

               (ii) Within 60 days after receipt by the Servicer (or within 45 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or REO Property) of any annual year-end operating statements with respect to any Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or REO Property), an NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is REO Property or constitutes security for a Specially Serviced Loan) to update the Operating Statement Analysis Report for such Mortgaged Property.

               The Servicer shall maintain one Operating Statement Analysis Report for each Mortgaged Property and REO Property (to the extent prepared by and received from the Special Servicer in the case of any REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan). The Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending September 2000), or year-to-date information until 12-month trailing information is available by the Servicer and such updated report shall be delivered to the Bond Administrator within thirty days after receipt by the Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

               The Special Servicer will be required pursuant to Section 3.13(g) to deliver to the Servicer the information required of it pursuant to this
Section 3.13(d) with respect to Specially Serviced Loans and REO Loans commencing on June 30, 2001, in addition to within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or REO Property.

               (e) No later than 12:00 noon Central time on the Servicer Remittance Date, beginning in November, 2000, the Servicer shall prepare and deliver to the Bond Administrator and the Special Servicer, a Watch List of all Mortgage Loans or Loan Pairs that the Servicer has determined are in jeopardy of becoming Specially Serviced Loans. For this purpose, Mortgage Loans or Loan Pairs that are in jeopardy of becoming Specially Serviced Loans shall include, without limitation: (i) Mortgage Loans or Loan Pairs having a current trailing 12 month or annual year end Debt Service Coverage Ratio that is 80% or less of the Debt Service Coverage Ratio as of the Cut-off Date or having a current trailing 12-month or annual year-end Debt Service Coverage Ratio that is less than 1.10, (ii) Mortgage Loans or Loan Pairs as to which any required inspection of the related Mortgaged Property conducted by the Servicer indicates a problem that the Servicer determines can reasonably be expected to materially and adversely affect the cash flow generated by such Mortgaged Property, (iii) Mortgage Loans or Loan Pairs as to which the Servicer has actual knowledge of material damage or waste at the related Mortgaged Property, (iv) Mortgage Loans or Loan Pairs which have come to the Servicer's attention in the performance of its duties under this Agreement (without any expansion of such duties by reason hereof) that any tenant or tenants collectively occupying 25% or more of the space in the related Mortgaged Property (A) has vacated or intends to vacate such space (without being replaced by a comparable tenant and lease) or (B) has declared or intends to declare bankruptcy; or (C) is or are within six (6) months of its or their respective lease expiration; (v) Mortgage Loans or Loan Pairs where it has come to the Servicer's attention that the related Borrower or an affiliate of the related Borrower is the subject of bankruptcy of similar proceeding; (vi) Mortgage Loans or Loan Pairs that are at least 30 days delinquent in payment, and (vii) Mortgage Loans or Loan Pairs that are within 60 days of maturity. In addition, if any Loan Pair or Mortgage Loan or Companion Loan included in a Loan Pair is affected as described in this subsection (e), the Servicer shall also provide the related Companion Holder with notice thereof.

               The Special Servicer shall report to the Servicer any of the foregoing events promptly upon the Special Servicer having knowledge of such event. In addition, in connection with their servicing of the Mortgage Loans, the Servicer and the Special Servicer shall provide to each other and to the Bond Administrator and if a Loan Pair is involved, any related Companion Holder, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or REO Property that the Servicer or the Special Servicer, respectively, determines, in accordance with Servicing Standards, would have a material adverse effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

               (f) At least four Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Servicer and, upon the request of any of the Trustee, the Bond Administrator, the Depositor, the Controlling Class, any Companion Holder or any Rating Agency, to such requesting party, the following reports with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of the Servicer, data files in a form acceptable to the Servicer): (i) a Delinquent Loan Status Report; (ii) an Historical Liquidation Report; (iii) an Historical Loan Modification Report; (iv) an REO Status Report;
(v) Comparative Financial Status Reports; (vi) CMSA Loan Periodic Update File;
(vii) a CMSA Property File; and (viii) a CMSA Financial File. Such reports or data shall be presented in writing and on a computer readable magnetic medium or other electronic format acceptable to the Servicer.

               (g) The Special Servicer shall deliver or cause to be delivered to the Servicer and, upon the request of any of the Trustee, the Bond Administrator, the Depositor, the Controlling Class, the related Companion Holder, if applicable, or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Mortgage Loans, in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

               (i) At least annually, on or before June 30th of each year, commencing with June, 2001, with respect to each Specially Serviced Loan and REO Loan, an Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each REO Property, which efforts shall include a letter sent to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual and other periodic operating statements and rent rolls until they are received.

               (ii) Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan, an NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the Servicer, the Special Servicer may instead provide data files in a form acceptable to the Servicer. The Special Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan to update the Operating Statement Analysis Report for such Mortgaged Property.

               The Special Servicer shall maintain one Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and REO Property. The Operating Statement Analysis Report for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is an REO Property is to be updated by the Special Servicer and such updated report delivered to the Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, however, that, with the consent of the Servicer, the Special Servicer may instead provide data files in a form acceptable to the Servicer. The Special Servicer shall provide each such report to the Servicer in the then applicable CMSA format.

               (h) The Bond Administrator and the Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Servicer or the Special Servicer pursuant to this Agreement.

               Section 3.14 Annual Statement as to Compliance. The Servicer and the Special Servicer (the "reporting person") each shall deliver to the Trustee, the Bond Administrator, the Depositor, each Companion Holder and to the Rating Agencies on or before April 15 of each year, beginning with April 15, 2001, an Officers' Certificate stating, as to each signatory thereof, (i) that a review of the activities of the reporting person during the preceding calendar year (or such shorter period from the Closing Date to the end of the related calendar year) and of its performance under this Agreement has been made under such officer's supervision, (ii) that, to the best of such officer's knowledge, based on such review, the reporting person has fulfilled all of its obligations under this Agreement throughout such year (or such shorter period), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer, the nature and status thereof and what action it proposes to take with respect thereto, (iii) that, to the best of such officer's knowledge, each related sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects, or, if there has been a material default in the fulfillment of such obligations, specifying each such default known to such officer and the nature and status thereof, and (iv) whether it has received any notice regarding qualification, or challenging the status, of the Upper-Tier REMIC, Lower-Tier REMIC or the Loan REMICs as a REMIC or of the Grantor Trust as a grantor trust from the IRS or any other governmental agency or body.

               Section 3.15 Annual Independent Public Accountants' Servicing Report. On or before April 15 of each year, beginning with April 15, 2001, the Servicer and the Special Servicer (the "reporting person") each at the reporting person's expense shall cause a firm of nationally recognized Independent public accountants (who may also render other services to the reporting person) which is a member of the American Institute of Certified Public Accountants to furnish a statement (an "Accountant's Statement") to the Bond Administrator, the Depositor, each Companion Holder and to the Rating Agencies, to the effect that such firm has examined certain documents and records relating to the servicing of similar mortgage loans under similar agreements and that, on the basis of such examination conducted substantially in compliance with generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for Freddie Mac, such servicing has been conducted in compliance with similar agreements except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards and the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages serviced for Freddie Mac require it to report, in which case such exceptions and errors shall be so reported. Each reporting person shall obtain from the related accountants, or shall prepare, an electronic version of each Accountant's Statement and provide such electronic version to the Bond Administrator for filing in accordance with the procedures set forth in Section 3.22 hereof. With respect to any electronic version of an Accountant's Statement prepared by the reporting person, the reporting person shall receive written confirmation from the related accountants that such electronic version is a conformed copy of the original Accountant's Statement.

               Section 3.16 Access to Certain Documentation. The Servicer and Special Servicer shall provide to any Certificateholders that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder is subject, access to the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer or Special Servicer. In addition, upon reasonable prior notice to the Servicer or the Special Servicer, as the case may be, the Depositor and the Companion Holders or their accountants or other representatives shall have access to review the documents, correspondence and records of the Servicer or the Special Servicer, as the case may be, as they relate to a Loan Pair, a Mortgaged Property and any Foreclosed Property during normal business hours at the offices of the Servicer or the Special Servicer, as the case may be. Nothing in this Section 3.16 shall detract from the obligation of the Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Servicer and Special Servicer to provide access as provided in this Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

               Section 3.17 Title and Management of REO Properties and REO Account Properties. (a) In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund and such Companion Holder, if applicable. The Special Servicer, on behalf of the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder), shall dispose of any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC or the related Loan REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund), addressed to the Special Servicer the Trustee and the Bond Administrator, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder), shall dispose of any REO Property held by the Trust Fund (and in the case of a Mortgaged Property securing a Loan Pair, the related Companion Holder) prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders and the related Companion Holder, if applicable, solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

               (b) The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement (including without limitation Section 3.31 hereof), to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and in the case of a Loan Pair, the related Companion Holder, as a collective whole, and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any "net income from foreclosure property," within the meanings of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee, the Bond Administrator and any related Companion Holder in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders and the related Companion Holder, as a collective whole, than an alternative method of operation or rental of such REO Property that would not be subject to such a tax.

               The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "Wells Fargo Bank Minnesota, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2000-C1 Commercial Mortgage Pass-Through Certificates and the related Companion Holder, if any, REO Account." The REO Property and the related REO Account with respect to the Fairgrounds Square Loan and the Towne Square Apartments Loan shall be treated as assets of the related Loan REMIC for all purposes of this Agreement. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b). The Special Servicer shall deposit or cause to be deposited in the REO Account within one Business Day after receipt of REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

               (i) all insurance premiums due and payable in respect of any REO Property;

               (ii) all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

               (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property; and

               (iv) any taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or related Loan REMIC in respect of net income from foreclosure property in accordance with Section 4.05; provided, that no taxes imposed under this clause (iv) shall be deducted or reimbursable from or otherwise charged against a Companion Holder's allocable share of REO Proceeds.

               To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above the Special Servicer shall advance the amount of such shortfall as a Property Advance unless the Special Servicer determines, in its good faith judgment, that such Advance would be a Nonrecoverable Advance. If the Special Servicer does not make such Advance in violation of the immediately preceding sentence, the Servicer shall make such Advance and if the Servicer does not make any such Advance, the Trustee shall make such Advance, unless in each case, the Special Servicer, the Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Servicer hereunder. The Special Servicer, Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06(d) and Section 3.06(e). The Special Servicer shall withdraw from each REO Account and remit to the Servicer for deposit into the Collection Account on a monthly basis prior to or on the related Due Date the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

               Notwithstanding the foregoing, the Special Servicer shall not:

               (i) permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

               (ii) permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

               (iii) authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

               (iv) Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Trustee and the Bond Administrator (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

               The Special Servicer shall be required to contract with an Independent Contractor (so long as any Certificate is then rated by Fitch, acceptable to Fitch as evidenced by written confirmation that contracting with such Independent Contractor would not, in and of itself cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates), the fees and expenses of which shall be an expense of the Trust Fund and if a Loan Pair is involved, the related Companion Holder and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee, the Bond Administrator and the related Companion Holder with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Code Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund), provided that:

               (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

               (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

               (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee or the Bond Administrator on behalf of the Certificateholders and, in the case of an REO Property securing a Loan Pair, the related Companion Holder, with respect to the operation and management of any such REO Property; and

               (iv) the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

               The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

               (c) Promptly following any acquisition by the Special Servicer of an REO Property on behalf of the Trust Fund and if a Loan Pair is involved, on behalf of the related Companion Holder, the Special Servicer shall notify the Servicer thereof, and, upon receipt of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only in the event that any Updated Valuation with respect thereto is more than 12 months old, in order to determine the fair market value of such REO Property and shall notify the Depositor, the Servicer, the Bond Administrator and the related Companion Holder of the results of such appraisal. Any such appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund and if a Loan Pair is involved, the related Companion Holder (allocated, as an Additional Trust Fund Expense, pro rata based on Stated Principal Balances and principal balances of the Companion Loans, respectively). The Special Servicer shall obtain a new Updated Valuation or a letter update every 12 months thereafter until the REO Property is sold.

               (d) When and as necessary, the Special Servicer shall send to the Bond Administrator and if a Loan Pair is involved, the related Companion Holder, a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

               (e) If any Excess Liquidation Proceeds are received, the Bond Administrator shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more subaccounts, to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account. On each Servicer Remittance Date, the Servicer shall withdraw from the Collection Account and remit to (A) the Bond Administrator for deposit into the Lower-Tier Distribution Account (which the Bond Administrator shall then deposit in the Excess Liquidation Proceeds Account) all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan and (B) the Companion Paying Agent for deposit into the appropriate Companion Distribution Account the amount of any Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to any related Companion Loan. Funds in the Excess Liquidation Proceeds Account may be invested by the Bond Administrator in Permitted Investments in accordance with the provisions of
Section 3.07.

               Upon the disposition of any REO Property in accordance with this
Section 3.17, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to the Mortgage Loans, if any, realized in connection with such sale and deposit such amount in the Excess Liquidation Proceeds Account.

               Section 3.18 Sale of Specially Serviced Loans and REO Properties.
(a) If the Special Servicer has determined to sell any Specially Serviced Loan in accordance with Section 3.10, the Special Servicer shall promptly notify, in writing, the Servicer, the Trustee and the Bond Administrator, and the Bond Administrator, on behalf of the Trustee, shall so notify, in writing, within 10 days after receipt of its notice, the Holders of the Controlling Class and any related Companion Holder. The Holder or Holders of the majority of the Voting Rights of the Controlling Class (the "Majority Certificateholder") may, or in the case of any Loan Pair, if the related Co-Lender Agreement so provides, then the related Companion Holder or in the case of the Alliance Loan Pair or the Crowne Plaza Loan Pair, if the related Loan Documents so provide, the holder of the Alliance Mezzanine Loan or the Crowne Plaza Mezzanine Loan, as applicable, may, at its option purchase from the Trust Fund, at a price equal to the Repurchase Price, any such Specially Serviced Loan. The Repurchase Price for any Specially Serviced Loan purchased hereunder shall be deposited into the Collection Account, and the Custodian, upon receipt of an Officers' Certificate from the Servicer to the effect that such deposit has been made, shall release or cause to be released to the Majority Certificateholder or the related Companion Holder (as the case may be) (or any designee thereof) the related Mortgage File, and the Trustee shall execute and deliver such instruments of transfer or assignment as are provided to it, in each case without recourse, as shall be necessary to vest in the Majority Certificateholder or the related Companion Holder, as the case may be (or any designee thereof), ownership of such Specially Serviced Loan.

               (b) If the Majority Certificateholder or in the case of any Loan Pair, the related Companion Holder or in the case of the Alliance Loan Pair or the Crowne Plaza Loan Pair (if the related Loan Documents so provide), the holder of the Alliance Mezzanine Loan or the Crowne Plaza Mezzanine Loan, as applicable, has not purchased any such Specially Serviced Loan within 15 days (or such later period of time as specified in the related Co-Lender Agreement or the documents relating to the related Mezzanine Loan) of its having received notice in respect thereof pursuant to the immediately preceding subsection (a), either the Special Servicer or, subject to the Special Servicer's prior rights in such regard, the Servicer, may at its option, within 15 Business Days after receipt of such notice, purchase such Specially Serviced Loan from the Trust Fund, at a price equal to the Repurchase Price. The Repurchase Price for any Specially Serviced Loan purchased hereunder shall be deposited into the Collection Account, and the Custodian, upon receipt of an Officers' Certificate from the Servicer to the effect that such deposit has been made, shall release or cause to be released to the Servicer or the Special Servicer, as applicable, the related Mortgage File, and the Trustee shall execute and deliver such instruments of transfer or assignment as are provided to it, in each case without recourse, representation or warranty, as shall be necessary to vest in the Servicer or the Special Servicer as applicable, such Specially Serviced Loan.

               (c) The Special Servicer may (to the extent consistent with the related Asset Status Report) offer to sell any Specially Serviced Loan not otherwise purchased by the Majority Certificateholder, the related Companion Holder or if the Alliance Loan Pair or the Crowne Plaza Loan Pair is involved, the related holder of the Alliance Mezzanine Loan or the Crowne Plaza Mezzanine Loan, as applicable, to the Servicer or the Special Servicer pursuant to subsection (a) or (b) above, if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would produce a greater recovery to Certificateholders and if a Loan Pair is involved, the related Companion Holder, as a collective whole, on a present value basis than would liquidation of the related Mortgaged Property; provided, however, that the Special Servicer may not sell the related Companion Loan component to a Specially Serviced Loan without the related Companion Holder's consent. Such offering shall be made in a commercially reasonable manner (which, for purposes hereof includes an offer to sell without representation or warranty other than customary warranties of title, loan status, condition and similar customary matters, if liability for breach thereof is limited to recourse against the Trust Fund) for a period of not less than 10 days or more than 90 days. Unless the Special Servicer determines that acceptance of any certain offer would not be in the best economic interests of the Trust Fund, the Special Servicer (to the extent consistent with the related Asset Status Report) shall accept the highest cash offer received from any Person that constitutes a fair price for such Mortgage Loan. In the absence of any offer determined as provided below to be fair, the Special Servicer shall proceed with respect to such Specially Serviced Loan in accordance with Section 3.10 and, otherwise, in accordance with the Servicing Standard.

               The Special Servicer shall use reasonable efforts to solicit offers for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.17(a). The Special Servicer shall accept the first (and, if multiple bids are contemporaneously received, highest) cash bid received from any Person that constitutes a fair price for such REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by
Section 3.17(a), then the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received.

               The Special Servicer shall give the Bond Administrator, the Servicer, the Directing Certificateholder and in the case of a Loan Pair, the related Companion Holder, not less than ten Business Days' prior written notice of its intention to sell any defaulted Specially Serviced Loan or Mortgage Loan or REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any defaulted Specially Serviced Loan or any REO Property pursuant hereto.

               (d) Whether any cash bid constitutes a fair price for any defaulted Specially Serviced Loan or REO Property, as the case may be, for purposes of Section 3.18(c), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer, and by the Trustee, if the highest bidder is the Special Servicer; provided, however, that no bid from an Interested Person shall constitute a fair price unless (i) it is the highest bid received and (ii) at least two other bids are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Mortgage Loan, Loan Pair or REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 12-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an appraiser selected by the Special Servicer if the Special Servicer is not making an offer with respect to a Mortgage Loan or REO Property (or by the Servicer if the Special Servicer is making such an offer). The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Mortgage Loan, Loan Pair or REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Specially Serviced Loan or REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Specially Serviced Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in
Section 3.17(a). The Repurchase Price for any Specially Serviced Loan or REO Property shall in all cases be deemed a fair price. Notwithstanding any other provision of this Agreement, the Special Servicer shall have no authority to sell any Companion Loan without the related Companion Holder's consent.

               (e)   Subject to subsections (a) through (d) above, subsection
(i) below and Section 3.31, the Special Servicer shall act on behalf of the Trustee and any related Companion Holder in negotiating and taking any other action necessary or appropriate in connection with the sale of any defaulted Specially Serviced Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account. Any sale of a defaulted Specially Serviced Loan or any REO Property shall be final and without recourse to the Trustee, the Trust Fund or any Companion Holder (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder or any Companion Holder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

               (f) Any sale of a defaulted Specially Serviced Loan or any REO Property shall be for cash only.

               (g)   Notwithstanding any of the foregoing paragraphs of this
Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and with respect to any Loan Pair, the related Companion Holder, as a collective whole, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and with respect to any Loan Pair, the related Companion Holder, as a collective whole (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable).

               (h)    Notwithstanding anything to the contrary contained in this
Section 3.18, with respect to any Loan Pair, the related Mortgage Loan may not be sold pursuant to this Section 3.18 so long as it is subject to the exclusive right of the related Companion Holder to purchase such Mortgage Loan during the period provided for in the related Co-Lender Agreement. At any time after the expiration of such period, if the related Companion Holder has not elected to purchase such Mortgage Loan, the procedures set forth in this Section 3.18 shall apply. With respect to any Loan Pair, if a Mortgage Loan (but not any related Companion Loan) is purchased under this Section 3.18, then such Loan Pair shall continue to be serviced and specially serviced by the Servicer and the Special Servicer hereunder until the earlier of (x) the 60th day following the date of such purchase and (y) the date on which a replacement servicing agreement is entered into between such Person and the related Companion Holder on terms substantially similar to the pertinent provisions contained in this Agreement with respect to the servicing thereof.

               Section 3.19 Additional Obligations of the Servicer and Special Servicer; Inspections. (a) The Servicer (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected (at its own expense) each Mortgaged Property (i) at such times and in such manner as are consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property with an Allocated Loan Amount of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in 2001 (or at such other frequency as each Rating Agency shall have confirmed in writing to the Servicer will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates), (ii) if the current DSCR for the related Mortgage Loan is less than 1.0x, and (iii) if the related Mortgage Loan is in default or is more than 60 days delinquent. The Servicer or Special Servicer, as applicable, shall send to the Rating Agencies and, upon request, to the Underwriters within 20 days of completion, each inspection report, unless the Rating Agencies and, upon request, the Underwriters, as applicable, notify the Servicer or Special Servicer, as applicable, that it does not want such reports.

               (b) With respect to each Mortgage Loan, the Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall enforce the Trustee's (or with respect to a Companion Loan, the related Companion Holder's) rights with respect to the Manager under the related Loan Documents and Management Agreement.

               (c) The Servicer and the Special Servicer, as applicable, shall discuss with the Directing Certificateholder and if a Loan Pair is involved, the related Companion Holder (and Operating Advisor acting on its behalf), on a monthly basis, the performance of any Mortgage Loan or Companion Loan which is a Specially Serviced Loan, is delinquent, has been placed on a "Watch List" or has been identified by the Servicer or the Special Servicer, as exhibiting deteriorating performance.

               Section 3.20 Authenticating Agent. The Bond Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Servicer and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Servicer, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Bond Administrator shall serve as the initial Authenticating Agent and the Bond Administrator hereby accepts such appointment.

               Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Bond Administrator or the Authenticating Agent.

               The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Bond Administrator, the Bond Administrator, the Depositor and the Servicer. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.20, the Bond Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Servicer and the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.20.

               The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Bond Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Bond Administrator.

               Section 3.21 Appointment of Custodians. State Street Bank and Trust Company shall be the initial Custodian hereunder. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Trustee, the Bond Administrator or the Depositor. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. The Trustee shall not be liable for any act or omission of the Custodian under the Custodial Agreement. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least "BBB" from Fitch and S&P, unless the Trustee shall have received, so long as any Certificate is then rated by Fitch, prior written confirmation from Fitch that the appointment of such Custodian would not cause Fitch to withdraw, qualify or downgrade any of its then-current ratings on the Certificates, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 10.07. Any compensation paid to the Custodian shall be an unreimbursable expense of the Bond Administrator. If the Custodian is an entity other than the Trustee, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.21 shall be issued by a Qualified Insurer.

               Section 3.22 Reports to the Securities and Exchange Commission; Available Information. (a) The Servicer and the Bond Administrator shall prepare and the Bond Administrator sign and file, on behalf of the Depositor, any and all Exchange Act Reports; provided, however, that (i) the Depositor shall prepare, sign and file with the Commission the initial Form 8-K relating to the Trust Fund and (ii) the Special Servicer shall prepare and sign on behalf of the Depositor any Exchange Act Report which includes an Annual Compliance Report relating to the Special Servicer. Each Exchange Act Report consisting of a monthly Distribution Date Statement, Comparative Financial Status Report, Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification Report, REO Status Report, Operating Statement Analysis, NOI Adjustment Worksheet, Watch List, or report pursuant to Section 4.02(b)(i) shall be prepared as an exhibit or exhibits to a Form 8-K. Each Exchange Act Report consisting of an Annual Compliance Report shall be prepared as exhibits to an Annual Report on Form 10-K and shall identify the aggregate number of Beneficial Owners of the Class A-1, Class A-2, Class B, Class C, Class D and Class E Certificates (the "Public Certificates") holding positions in the Public Certificates as of December 31 (or the nearest Business Day if such date is not a Business Day) of the related year based on information provided by the Bond Administrator. The Bond Administrator shall provide the Servicer and the Special Servicer with a list of Beneficial Owners holding Public Certificates as of December 31 of the related year no later than two Business Days prior to the date on which the Servicer or Special Servicer, as applicable, is required to deliver the related Exchange Act Report to the Bond Administrator. For each Exchange Act Report, the Servicer or the Special Servicer, as applicable, shall prepare (i) a manually-signed paper version of such report and (ii) an electronic version of such report, which version shall be prepared as a Microsoft Word for Windows file (or in such other format as the Bond Administrator, the Depositor and the Servicer or the Special Servicer may agree), that is suitable for filing via the SEC EDGAR system. Exchange Act Reports consisting of (i) a monthly Distribution Date Statement, a Comparative Financial Status Report, Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification Report, REO Status Report, Operating Statement Analysis, NOI Adjustment Worksheet, Watch List, or report pursuant to
Section 4.02(b)(i) shall be filed within ten days after each Distribution Date; and (ii) an Annual Compliance Report shall be filed on or prior to April 15 of each calendar year. Manually-signed copies of each Exchange Act Report shall be delivered to the Bond Administrator.

               All reports and notices to be filed by the Bond Administrator, other than the monthly Distribution Date Statements and those reports available to Certificateholders and prospective purchasers on the Bond Administrator's website, shall be delivered by the Servicer to the Bond Administrator no later than 3 days after each Distribution Date, and shall be in an 80 column text format suitable for EDGAR filing, or in such other format that is acceptable to the Bond Administrator from time to time.

               If information for any Exchange Act Report is incomplete by the date on which such report is required to be filed under the Exchange Act, the Bond Administrator or, with respect to any Annual Compliance Report relating to the Servicer or the Special Servicer, the Servicer or the Special Servicer, as applicable, shall prepare and execute a Form 12b-25 under the Exchange Act and shall deliver an electronic version of such form to the Bond Administrator. The Bond Administrator or the Servicer or the Special Servicer, as applicable, shall file the related report in electronic form when such information is available.

               If the requirements of Section 15(d) of the Exchange Act have not been met, the Bond Administrator shall suspend filing reports with the Commission as of fiscal year 2001 and shall file a Form 15 with the Commission no later than January 31, 2001.

               The Bond Administrator shall solicit any and all proxies of the Certificateholders whenever such proxies are required to be solicited pursuant to the Exchange Act.

               (b)    [Intentionally Left Blank].

               (c) The Servicer shall, in accordance with such reasonable rules and procedures as it may adopt (which may include the requirement that an agreement be executed that provides that such information shall be used solely for purposes of evaluating the investment characteristics of the Certificates and in accordance with applicable law governing securities and containing customary confidentiality provisions, to the extent the Servicer deems such an agreement or provisions to be necessary or appropriate), also make available any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Borrowers, for review by the Depositor, the Underwriters, the Rating Agencies and any other Persons to whom the Servicer believes such disclosure is appropriate, in each case except to the extent doing so is prohibited by applicable law or by any related Loan Documents related to a Mortgage Loan.

               (d) The Servicer and the Special Servicer shall make available at its offices during normal business hours, or send to the requesting party at the expense of each such requesting party (other than the Bond Administrator, the Rating Agencies, the Directing Certificateholder, each Companion Holder and the Depositor) for review by the Depositor, the Trustee, the Rating Agencies, the Companion Holders, the Underwriters and any other Persons to whom the Servicer or the Special Servicer, as applicable, believes such disclosure to be appropriate the following items: (i) all financial statements, occupancy information, rent rolls, retail sales information, average daily room rates and similar information received by the Servicer or the Special Servicer, as applicable, from each Borrower, (ii) the inspection reports prepared by or on behalf of the Servicer or the Special Servicer, as applicable, in connection with the property inspections pursuant to Section 3.19, (iii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer or the Special Servicer, as applicable and (iv) any and all Officers' Certificates and other evidence delivered to the Bond Administrator and the Depositor to support the Servicer's, the Special Servicer's or the Trustee's determination that any Advance was, or if made would be, a Nonrecoverable Advance. Copies of any and all of the foregoing items shall be available, to the extent in their possession, from the Servicer or the Special Servicer, as applicable, or the Bond Administrator, as applicable, upon request.

               (e) Notwithstanding the obligations of the Servicer set forth in the preceding provisions of this Section 3.22, the Servicer may withhold any information not yet included in a Form 8-K filed with the Commission or otherwise made publicly available with respect to which the Bond Administrator or the Servicer has determined that such withholding is appropriate.

               (f) Notwithstanding any provisions in this Agreement to the contrary, the Bond Administrator shall not be required to review the content of any Exchange Act Report for compliance with applicable securities laws or regulations, completeness, accuracy or otherwise, and the Bond Administrator shall have no liability with respect to any Exchange Act Report filed with the Commission or delivered to Certificateholders. None of the Servicer, the Special Servicer, the Trustee and the Bond Administrator shall be responsible for the accuracy or completeness of any information supplied by a Borrower or a third party for inclusion in any Form 8-K, and each of the Servicer, the Special Servicer, the Trustee and the Bond Administrator, and each of their respective directors, officers, employees and agents shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any claim or legal action relating to any misstatement or omission or alleged misstatement or omission therein. None of the Trustee, the Bond Administrator, the Special Servicer and the Servicer shall have any responsibility or liability with respect to any Exchange Act Report filed by the Depositor, and each of the Servicer, the Special Servicer, the Trustee and the Bond Administrator shall be indemnified and held harmless by the Trust Fund against any loss, liability or expense incurred in connection with any claim or legal action relating to any misstatement or omission or alleged misstatement or omission therein.

               Section 3.23 Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any.

               Section 3.24 Property Advances. (a) The Servicer and the Special Servicer (or, to the extent provided in Section 3.24(c), the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof. For purposes of distributions to Certificateholders and compensation to the Servicer, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

               (b) At its option and notwithstanding anything in this Agreement to the contrary, the Special Servicer may either (i) make any Property Advance to be made on any Specially Serviced Loan or (ii) give the Servicer not less than five Business Days' notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the Servicer is required to make such Property Advance with respect to such Specially Serviced Loan; provided, however, that the Special Servicer shall be required to provide the Servicer with only two Business Days' notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments). In addition, in the event that the Special Servicer elects to have the Servicer make such Property Advance, contemporaneously with giving notice to the Servicer, it shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Advance would constitute a Nonrecoverable Advance. Any request by the Special Servicer that the Servicer make a Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Advance, and the Servicer shall be entitled to conclusively rely (but is not required to rely) on such determination; provided, however, that the Special Servicer shall not be liable to the Trust Fund or the Servicer if such Advance shall be non-recoverable so long as such determination was made in accordance with the Servicing Standard. On the fifth Business Day before each Distribution Date, the Special Servicer shall report to the Servicer the Special Servicer's determination as to whether any Property Advance previously made with respect to a Specially Serviced Loan is a Nonrecoverable Advance. The Servicer shall be entitled to conclusively rely (but is not required to rely) on such determination.

               Notwithstanding Section 3.24(e), the Servicer on a monthly basis shall reimburse the Special Servicer for any Property Advances made by it during the immediately preceding Collection Period, together with any related Advance Interest Amounts in respect of such Property Advances, and the Servicer shall be entitled to reimbursement of all such amounts to the extent permitted pursuant to Section 3.06(d) and if applicable, Section 3.06(e).

               (c) The Servicer shall notify the Trustee in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.24(d), shall pay the amount of such Property Advance in accordance with such information and instructions.

               (d) None of the Servicer, the Special Servicer or the Trustee shall be obligated to make a Property Advance as to any Mortgage Loan, Loan Pair or REO Property if the Servicer, the Special Servicer or the Trustee, as applicable, determines that such Advance will be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer or the Special Servicer, as applicable, that a Property Advance, if made, would be a Nonrecoverable Advance. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Servicer or Special Servicer, as applicable, hereunder.

               (e) The Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06(d) and if applicable, Section 3.06(e) of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Servicer and the Special Servicer each hereby covenant and agree to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

               Section 3.25 Appointment of Special Servicer. (a) ORIX Real Estate Capital Markets, LLC is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

               (b) Certificateholders representing greater than 50% of the Percentage Interests of the Controlling Class (including any Certificates held by the Special Servicer or its Affiliates) shall be entitled to remove the Special Servicer with or without cause and to appoint a successor Special Servicer, provided that with respect to any Loan Pair, as long as no Control Appraisal Event has occurred and is continuing, the related Companion Holder (or the Operating Advisor acting on its behalf) has consented to such appointment. If there is a Special Servicer Event of Default, the Special Servicer shall be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Trustee shall, promptly after receiving any such removal notice, so notify the Bond Administrator, each Companion Holder and each Rating Agency. If the replacement designated in such notice is consented to by the Trustee (such consent not to be unreasonably withheld), the termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.25(b) shall not be effective until (i) each Rating Agency confirms to the Trustee in writing that such appointment, in and of itself, would not cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates,
(ii) the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) mutatis mutandis.

               The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such removal) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans and Companion Loans.

               (c) As long as no Control Appraisal Event has occurred and is continuing, the related Companion Holder (or the Operating Advisor acting on its behalf), at its expense, may remove the Special Servicer with respect to a Loan Pair at any time without cause, upon at least 30 days prior notice to the Special Servicer. No such removal shall in any manner affect the rights, duties and obligations hereunder of the Special Servicer as they relate to any other Mortgage Loan.

               The appointment of a successor Special Servicer for a Loan Pair shall not be effective until (A) the Trustee shall have received written confirmation from each Rating Agency would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; (B) the successor Special Servicer has assumed in writing all of the responsibilities, duties and liabilities of the Special Servicer hereunder pursuant to an agreement substantially similar to this Agreement or otherwise satisfactory to the Trustee; and (C) the Trustee shall have received an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms. If within 30 days after giving notice of the removal of an existing Special Servicer such Companion Holder's appointment of a successor Special Servicer has not become effective, the Trustee acting at the direction of the Controlling Class shall have the right to designate a successor Special Servicer acceptable to the Rating Agencies (which may be the existing Special Servicer, notwithstanding such notice of removal) as the successor Special Servicer, to serve until such time as the appointment of a successor designated by such Companion Holder in accordance with this Section has become effective. The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section (i) shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such removal) notwithstanding any such removal and (ii) notwithstanding any such removal, shall be entitled (and the successor Special Servicer shall not be entitled) to receive any and all Workout Fees payable with respect to such Mortgage Loan or Companion Loan (so long as such Mortgage Loan or Companion Loan became a Corrected Mortgage Loan during the period in which such removed Special Servicer was acting as Special Servicer thereof and so long as such Mortgage Loan or Companion Loan was a Corrected Mortgage Loan at the time of removal of such Special Servicer (such entitlement to continue until the Workout Fee for such Mortgage Loan or Companion Loan ceases to be payable hereunder). Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder as they relate to the applicable Loan Pair, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to such Loan Pair.

               (d) The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the Servicer shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination of the Servicer as Special Servicer or in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or related Companion Holder so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund; provided, however, with respect to any Loan Pair, no such termination fee shall be payable unless the related Companion Holder reasonably agreed to the provision therefor at the time of the appointment of such Special Servicer.

               Section 3.26 Transfer of Servicing Between Servicer and Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan or Loan Pair, the Servicer shall immediately give notice thereof, to the Special Servicer, the Trustee and the related Mortgage Loan Seller and the related Companion Holder and shall use its best efforts to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan or Loan Pair and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The Servicer shall use its best efforts to comply with the preceding sentence within five Business Days of the date such Mortgage Loan or Loan Pair becomes a Specially Serviced Loan and in any event shall continue to act as Servicer and administrator of such Mortgage Loan or Loan Pair until the Special Servicer has commenced the servicing of such Mortgage Loan or Loan Pair, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan or Loan Pair that becomes a Specially Serviced Loan, the Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Loan Pair to the Servicer. The Servicer or Special Servicer, as applicable, may agree that, notwithstanding the preceding sentence, with respect to each Mortgage Loan or Loan Pair that becomes a Specially Serviced Loan, the Servicer shall instruct the related Borrower to remit all payments in respect of such Mortgage Loan or Loan Pair to the Special Servicer, provided that the payee in respect of such payments shall remain the Servicer. The Special Servicer shall remit to the Servicer any such payments received by it pursuant to the preceding sentence within one Business Day of receipt. The Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Borrower.

               Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Servicer, and upon giving such notice, such Mortgage Loan or Loan Pair shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer's obligation to service such Mortgage Loan or Loan Pair shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan or Loan Pair as a Mortgage Loan or Loan Pair that is not a Specially Serviced Loan shall resume. In addition, if the related Borrower has been instructed, pursuant to the preceding paragraph, to make payments to the Special Servicer, upon such determination, the Special Servicer shall instruct the related Borrower to remit all payments in respect of such Specially Serviced Loan directly to the Servicer.

               (b) In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan or Loan Pair information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

               (c) Not later than two Business Days preceding each date on which the Servicer is required to furnish a report under Section 3.13(a) to the Bond Administrator, the Special Servicer shall deliver to the Bond Administrator (and, in the case of a Loan Pair, the related Companion Holder), with a copy to the Servicer, a written statement describing, on a Mortgage Loan/Loan Pair by Mortgage Loan/Loan Pair basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.17 (it being understood and agreed that to the extent this information is provided in accordance with
Section 3.13(f), this Section 3.26(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Servicer, the Bond Administrator or in the case of a Loan Pair, the related Companion Holder (or Operating Advisor acting on its behalf) reasonably requests to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the Servicer in writing and/or in such electronic media as is acceptable to the Servicer.

               (d) Notwithstanding the provisions of the preceding Section 3.26(c), the Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the Servicer with any information reasonably required by the Servicer to perform its duties under this Agreement.

               (e)   [Intentionally omitted.]

               (f) No later than 30 days after a Mortgage Loan or Loan Pair becomes a Specially Serviced Loan, the Special Servicer shall deliver to each Rating Agency, the Servicer, the Directing Certificateholder and in the case of a Loan Pair, the related Companion Holder, and upon request, the Underwriters, a report (the "Asset Status Report") with respect to such Mortgage Loan or Loan Pair and the related Mortgaged Property. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

               (i) summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

               (ii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Loan Pair and whether outside legal counsel has been retained;

               (iii) the most current rent roll and income or operating statement available for the related Mortgaged Property;

               (iv) the Special Servicer's recommendations on how such Specially Serviced Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

               (v) the appraised value of the Mortgaged Property together with the assumptions used in the calculation thereof; and

               (vi) such other information as the Special Servicer deems relevant in light of the Servicing Standard.

               Subject to Section 3.31, if within 10 Business Days of receiving an Asset Status Report, the Directing Certificateholder (or in the case of a Loan Pair, the related Companion Holder or Operating Advisor acting on its behalf) does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law or the terms of the applicable Loan Documents. If the Directing Certificateholder (or related Companion Holder or Operating Advisor) disapproves such Asset Status Report within such 10 Business Day-period, the Special Servicer will revise such Asset Status Report and deliver to the Directing Certificateholder, the related Companion Holder and its Operating Advisor (if any), the Rating Agencies and the Servicer a new Asset Status Report as soon as practicable, but in no event later than 10 Business Days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.26(f) until the Directing Certificateholder (or related Companion Holder or Operating Advisor) shall fail to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below. In any event, if the Directing Certificateholder (or related Companion Holder or Operating Advisor) does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with the Servicing Standard. The Directing Certificateholder (or related Companion Holder or Operating Advisor) is required to act as promptly as possible in order to finalize the Asset Status Report. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section. Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) and it has made a reasonable effort to contact the Directing Certificateholder and if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) and (ii) in any case, shall determine whether such affirmative disapproval is inconsistent with the Servicing Standard. Except as provided in the preceding sentence, the Special Servicer shall not take any of the actions set forth in the preceding sentence unless such actions were contemplated by an Asset Status Report that has been approved or deemed approved as provided in this Section.

               The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard.

               No direction of the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the Special Servicer's obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each of the Loan REMICs, the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions, or (c) expose the Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Trustee, the Bond Administrator, the Companion Holders and their Operating Advisors, or their officers, directors, employees, agents or "control persons" within the meaning assigned to such term in the Act, to any claim, suit or liability or (d) materially expand the scope of the Special Servicer's or the Servicer's responsibilities under this Agreement.

               (g)   The Servicer may, with the consent of the Special
Servicer, the Directing Certificateholder and in the case of a Loan Pair, the related Companion Holder, effect a one-time extension of a Mortgage Loan as to which the related Borrower has failed to make a Balloon Payment as and when due without transferring such Mortgage Loan to the Special Servicer and without such Mortgage Loan constituting a Specially Serviced Loan, for a period not to exceed the lesser of 180 days and the expiration of a written commitment to refinance such Mortgage Loan, so long as such Borrower has provided the Servicer with a written commitment to refinance such Mortgage Loan; provided, however, that such Mortgage Loan shall become a Specially Serviced Loan if the Borrower fails to pay its Balloon Payment on the date required by the terms of such extension.

               (h) Notwithstanding anything herein to the contrary, in connection with the transfer to the Special Servicer of the servicing of a Cross-Collateralized Loan as a result of a Servicing Transfer Event or the re-assumption of servicing responsibilities by the Servicer with respect to any such Mortgage Loan upon its becoming a Corrected Mortgage Loan, the Servicer and the Special Servicer shall each transfer to the other, as and when applicable, the servicing of all other Cross-Collateralized Loans constituting part of the same Cross-Collateralized Group; provided that no Cross-Collateralized Loan may become a Corrected Mortgage Loan at anytime that a continuing Servicing Transfer Event exists with respect to another Cross-Collateralized Loan in the same Cross-Collateralized Group.

               Section 3.27 Approval Rights by the Special Servicer with Respect to Non-Specially Serviced Loans. In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right to approve any modification, waiver, amendment or other action contemplated by
Section 3.30(a), whether or not the applicable Mortgage Loan or Loan Pair is a Specially Serviced Loan, to the extent described in Section 3.30 hereof and to approve any waivers of due-on-encumbrance clauses as described in Section 3.09 hereof whether or not the applicable Mortgage Loan or Loan Pair is a Specially Serviced Loan, but subject to Sections 3.29 and 3.31. With respect to non-Specially Serviced Loans, the Servicer shall promptly notify the Special Servicer of any request for approval (a "Request for Approval") received relating to a matter as to which the Special Servicer's has approval rights. The Special Servicer shall have 10 Business Days following the receipt of such notice to analyze and make a recommendation with respect to a Request for Approval with respect to a non-Specially Serviced Loan and, immediately following such 10 Business Day period, is required to notify the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) of such Request for Approval and its recommendation with respect thereto (an "Approval Report"). Following the giving of such notice, the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) will have 10 Business Days following the receipt of such notice to analyze and approve or disapprove any Approval Report. If within 10 Business Days of receiving an Approval Report, the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) does not disapprove such Approval Report in writing, the Special Servicer shall implement the recommended action as outlined in such Approval Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law or the terms of the applicable Loan Documents. If the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) disapproves such Approval Report within such 10 Business Day-period, the same actions shall be taken with respect to such Approval Report as if such Approval Report were an Asset Status Report pursuant to Section 3.26(f). In any event, if the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) does not respond to a Request for Approval within the required 10 Business Days, the Special Servicer may deem its recommendation approved by the Directing Certificateholder or if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf). With respect to a Specially Serviced Loan, the Special Servicer shall use the Asset Status Report procedures set forth in Section 3.26(f) to address requests for approvals of Modifications or waivers of due-on-encumbrance clauses.

               Section 3.28 Limitations on and Authorizations of the Servicer and Special Servicer with Respect to Certain Mortgage Loans. (a) Prior to taking any action with respect to a Mortgage Loan or Loan Pair secured by Mortgaged Properties located in a "one-action" state, the Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund and if a Loan Pair is involved, the related Companion Holder.

               (b) With respect to any Mortgage Loan or Loan Pair which permits the related Borrower, with the consent or grant of a waiver by mortgagee, to incur additional indebtedness or to amend or modify the related Borrower's organizational documents, then the Special Servicer may only consent to either such action, or grant a waiver with respect thereto, if the Special Servicer determines that such consent or waiver is likely to result in a greater recovery on a present value basis (discounted at the related Mortgage Rate or, in the case of a Loan Pair, at the weighted average of the Mortgage Rates for such Loan Pair) than would not consenting to such action, and the Special Servicer first obtains written confirmation from each Rating Agency that such consent or grant of a waiver would not, in and of itself, result in a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates. The Servicer shall not be entitled or required to consent to, or grant a waiver with respect to, any such action.

               (c)   [Intentionally Left Blank].

               (d) With respect to all Mortgage Loans or Loan Pairs that provide that the holder of the related Note may apply the Monthly Payment against principal, interest and any other sums due in the order as the holder shall determine, the Servicer shall apply such Monthly Payment to interest (other than Excess Interest or Default Interest) under the related Mortgage Loan or Loan Pair prior to application to principal or any other sums due.

               (e) With respect to the Mortgage Loans or Loan Pairs that have Anticipated Repayment Dates, the Servicer (including the Servicer in its capacity as a Certificateholder, if applicable), shall not take any enforcement action with respect to the payment of Excess Interest or principal in excess of the principal component of the constant Monthly Payment, other than requests for collection, until the Maturity Date of the related Mortgage Loan or Loan Pair.

               (f) To the extent not inconsistent with the related Mortgage Loan or Loan Pair, the Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property unless it obtains written confirmation from Fitch and S&P that such consent would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates.

               (g) Subject to Section 4.01(e) with respect to the Mortgage Loans or Loan Pairs that have Anticipated Repayment Dates, the Servicer shall be permitted, in its discretion, to waive all or any accrued Excess Interest if, prior to the related Maturity Date, the related Borrower has requested the right to prepay the Mortgage Loan or Loan Pair in full together with all payments required by the Mortgage Loan in connection with such prepayment except for all or a portion of accrued Excess Interest, provided that the Servicer's determination to waive the right to such accrued Excess Interest is reasonably likely to produce a greater payment to Certificateholders (and, if a Loan Pair, the related Companion Holder) on a present value basis than a refusal to waive the right to such Excess Interest. Any such waiver shall not be effective until such prepayment is tendered. The Servicer will have no liability to the Trust Fund, the Certificateholders or any other Person so long as such determination is based on such criteria. Other than pursuant to Section 3.30, the Special Servicer shall have no right to waive the payment of Excess Interest under the circumstances described in this Section 3.28(g).

               (h) With respect to the Mortgage Loans or Loan Pairs that (i) require earthquake insurance, or (ii) (A) at the date of origination were secured by Mortgaged Properties on which the related Borrower maintained earthquake insurance and (B) have provisions which enable the mortgagee to continue to require the related Borrower to maintain earthquake insurance, the Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (i), required by the Mortgage Loan or Loan Pair and in the amount, in the case of clause (ii), maintained at origination, in each case, to the extent such amounts are available at commercially reasonable rates. Any determination by the Servicer that such insurance is not available at commercially reasonable rates shall be subject to confirmation by Fitch that such determination not to purchase such insurance will not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates rated by Fitch.

               (i) The Servicer shall send written notice to each Borrower and the related Manager and clearing bank that, if applicable, the Servicer and/or the Trustee has been appointed as the "Designee" of the "Lender" under any related Lock-Box Agreement.

               (j)   [Intentionally Left Blank].

               (k)   [Intentionally Left Blank].

               (l)   [Intentionally Left Blank].

               (m) If any Mortgage Loan or Loan Pair provides that the "Lender" with respect thereto is required to purchase U.S. government obligations on behalf of the related Borrower in connection with any defeasance of the related Note, the Servicer shall purchase such obligations and effectuate such defeasance, at the Borrower's expense, in accordance with the provisions of the related Loan Documents, consistent with the Servicing Standard; provided that in no event may the Servicer effect such defeasance or accept a cash payment prior to the identification of such obligations.

               (n) The Servicer shall promptly provide notice to the "licensor" or "franchisor" with respect to the Mortgaged Properties that are hotel properties to the effect that the related Mortgage Loan has been assigned to the Trust Fund. In so doing, the Servicer shall include in such notices the information specified in the related "comfort" or "estoppel" letters executed by the related "licensor or "franchisor". The Trustee shall cooperate with Servicer in furnishing any information required to be include in such notices.

               (o) The Servicer (together with its employees, officer and directors) shall not utilize the proprietary and nonpublic information that it becomes aware of in servicing the Mortgage Loans or Companion Loans to render advice in connection with, solicit, or otherwise participate in the refinancing of any Mortgage Loans or Companion Loans (whether at maturity or otherwise, unless the related Mortgage Loan Seller confirms in writing that it will not pursue the refinancing of such Mortgaged Property). Neither the Servicer nor the Special Servicer shall make its mortgage loan servicing system available to the Servicer's or the Special Servicer's affiliates engaged in the commercial mortgage origination business for the purpose of soliciting additional lending business.

               (p)   [Intentionally Left Blank].

               (q)   [Intentionally Left Blank].

               (r)   [Intentionally Left Blank].

               (s) Without limiting the obligations of the Servicer hereunder with respect to the enforcement of a Borrower's obligations under the related Loan Documents, the Servicer agrees that it shall enforce the provisions of the Loan Documents with respect to the collection of Prepayment Premiums.

               (t) In the event that a Rating Agency shall charge a fee in connection with providing confirmation hereunder that a proposed action will not result in the downgrade, withdrawal, or qualification of any rating assigned to any Class of Certificates, the Servicer shall require the related Borrower to pay such fee to the full extent permitted under the applicable Loan Documents. In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund and the Companion Holders (allocated as an Additional Trust Fund Expense pro rata based on Stated Principal Balances and principal balances of the Companion Loans, respectively), the costs of which may be advanced as a Property Advance.

               (u) The Servicer and the Special Servicer shall administer the Loan Pairs in accordance with the related Co-Lender Agreements. The Servicer shall cause duplicate copies of all notices that are required to be delivered by a Borrower under the related Loan Documents to be sent to the related Companion Holder.

               Section 3.29 Limitations on Rights of Controlling Class or Directing Certificateholder with Respect to the Loan Pairs. Notwithstanding anything to the contrary in this Agreement, unless a Control Appraisal Event shall exist and be continuing with respect to a Loan Pair, the Controlling Class or the Directing Certificateholder, as applicable, will not be entitled to exercise any of the rights and powers of the Controlling Class or the Directing Certificateholder, as applicable, set forth herein, with respect to the Companion Loan or the Mortgage Loan in such Loan Pair and instead the Companion Holder will be entitled to appoint an Operating Advisor pursuant to Section 3.31 to exercise similar rights with respect to that Loan Pair. If the holder of a Companion Loan replaces the Special Servicer, the replacement Special Servicer will act as a Special Servicer only as to that Companion Loan and the related Mortgage Loan, and the replaced Special Servicer will continue to act as Special Servicer for the remainder of the Mortgage Loans. If at any time a Companion Holder becomes either the Borrower or an affiliate thereof, such Companion Holder shall have no further rights under this Agreement or the related Co-Lender Agreement to control, direct, prohibit or be consulted with respect to the enforcement of the related Mortgage or the servicing and administration of the Loan Pair; provided, that the foregoing shall not be deemed to negate the requirement for such Companion Holder's consent to any amendment or other modification of this Agreement or the related Co-Lender Agreement, or to affect the right of the Companion Holder to purchase the related Mortgage Loan pursuant to the related Co-Lender Agreement or (to the extent permitted hereunder) take actions (other than enforcement) with respect to its Note, or to affect the rights of the Borrower under the Loan Documents.

               The Servicer, the Special Servicer and the Bond Administrator shall treat a Companion Holder as the Person entitled to give directions with respect to its Companion Loan unless such Companion Holder selects an Operating Advisor to act on its behalf, as certified to the Bond Administrator from time to time; provided, however, that (i) absent such selection, or (ii) until an Operating Advisor is so selected and the Servicer, Special Servicer and the Bond Administrator are so notified, or (iii) upon receipt of a notice from such Companion Holder that an Operating Advisor is no longer designated to act on its behalf, the Bond Administrator shall treat such Companion Holder as the Person entitled to give directions with respect to its Companion Loan; provided, further, that in order for the Bond Administrator to certify the status of an Operating Advisor with respect to a Companion Loan, the Companion Holder must provide notice and certification to the Bond Administrator as to its designation of an Operating Advisor. In the event that the Bond Administrator is unable to verify the status of the Operating Advisor, it shall provide written notice to the related Companion Holder.

               Section 3.30 Modification, Waiver, Amendment and Consents. (a) The Special Servicer may agree to any modification, waiver or amendment of any term of, forgive or defer interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing any Mortgage Loan or Loan Pair, and/or permit the release of the Borrower on or any guarantor of any Mortgage Loan or Loan Pair and/or permit any change in the management company or franchise with respect to any Mortgaged Property without the consent of the Trustee, any Certificateholder (other than the Directing Certificateholder) or any Companion Holder (other than, if applicable, the related Companion Holder or its Operating Advisor), to the extent provided in Sections 3.26 and 3.27, subject, however, to Section 3.29 and to each of the following limitations, conditions and restrictions:

               (i) other than as provided in Section 3.03 and 3.09, the Special Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.30(a) with respect to, any Mortgage Loan or Loan Pair that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the Special Servicer's good faith and reasonable judgment, materially impair the security for such Mortgage Loan or Loan Pair or reduce the likelihood of timely payment of amounts due thereon or materially alter, substitute or increase the security for such Mortgage Loan or Loan Pair (other than the alteration or construction of improvements thereon) or any guaranty or other credit enhancement with respect thereto (other than the substitution of a similar commercially available credit enhancement contract); provided, however, that the Special Servicer may agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.30(a) with respect to a Specially Serviced Loan that would have any such effect, but only if, in the Special Servicer's reasonable and good faith judgment, a material default on such Mortgage Loan has occurred or a default in respect of payment on such Mortgage Loan or Loan Pair is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders and in the case of a Loan Pair, the related Companion Holder, as a collective whole, on a present value basis, than would liquidation. Any such action taken by the Special Servicer, as applicable, shall be accompanied by an Officers' Certificate to such effect and to which is attached the present value calculation which establishes the basis for such determination, a copy of which shall be delivered to the Bond Administrator, the related Companion Holder (if any) and to the Rating Agencies;

               (ii) the Special Servicer may not extend the Maturity Date of any Mortgage Loan beyond the date that is two years prior to the Rated Final Distribution Date, or, in the case of a Mortgage Loan secured by the related Borrower's interest in a ground lease, the date that is 10 years prior to the maturity date of such lease;

               (iii) the Special Servicer shall not make or permit any modification, waiver or amendment of any term of any Mortgage Loan that is not in default or with respect to which default is not reasonably foreseeable that would (A) be a "significant modification" of such Mortgage Loan within the meaning of Treasury Regulations Section l.860G-2(b) or (B) cause any Mortgage Loan to cease to be a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (provided, that the Special Servicer shall not be liable for decisions made under this subsection which were made in good faith and, unless it would constitute bad faith or negligence to do so, in reliance on Opinions of Counsel who is Independent of the Special Servicer);

               (iv) the Special Servicer shall not permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan or Loan Pair, which collateral constitutes real property, unless (A) the Special Servicer shall have first determined, in its reasonable and good faith judgment, based upon a Phase I environmental assessment (and such additional environmental testing as the Special Servicer deems necessary and appropriate) prepared by an Independent Person who regularly conducts environmental assessments (and such additional environmental testing), at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then-applicable environmental laws and/or regulations, and (B) such addition and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates (as confirmed in writing by each Rating Agency); and

               (v) the Special Servicer shall not release or substitute any collateral securing an outstanding Mortgage Loan or Loan Pair except as provided in Section 3.10(i) and except in the case of a release where
         (A) the use of the collateral to be released will not, in the Special Servicer's good faith and reasonable judgment, materially and adversely affect the net operating income being generated by or the use of the related Mortgaged Property, (B) except in the case of the release of non-material parcels, there is a corresponding principal paydown of such Mortgage Loan or Loan Pair in an amount at least equal to, or a delivery of substitute collateral with an appraised value at least equal to, the appraised value of the collateral to be released, (C) the remaining Mortgaged Property and any substitute collateral is, in the Special Servicer's good faith and reasonable judgment, adequate security for the remaining Mortgage Loan or Loan Pair and (D) such release and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates (as confirmed in writing by each Rating Agency);

provided that notwithstanding clauses (i) through (v) above, the Special Servicer shall not be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower if in its reasonable and good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar. The Special Servicer may not extend the Maturity Date on any Mortgage Loan or Loan Pair except pursuant to this Section 3.30(a) or as otherwise required under the related Loan Documents.

               (b) The Special Servicer shall not have any liability to the Trust Fund, the Certificateholders, any Companion Holder or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.30(a) is reasonably likely to produce a greater recovery to Certificateholders and in the case of a Loan Pair, the related Companion Holder, as a collective whole, on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith by the Special Servicer, and the Special Servicer was not negligent in ascertaining the pertinent facts.

               (c) Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan or Companion Loan, notwithstanding that the terms of such Mortgage Loan or Companion Loan or such modification, waiver or amendment so permit.

               (d) Except for waivers of penalty charges and notice periods, all material modifications, waivers and amendments of the Mortgage Loans or Companion Loans entered into pursuant to this Section 3.30 shall be in writing.

               (e) The Special Servicer shall notify the Bond Administrator and any related Companion Holder in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan or Loan Pair and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

               (f) The Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Loan Pair and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request, and
(ii) any related costs and expenses incurred by it. In no event shall the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

               (g) Subject to Sections 3.29 and 3.31, the Directing Certificateholder shall have the rights set forth in Sections 3.26 and 3.27 hereof with respect to any modification, waiver, amendment or other action contemplated by Section 3.30(a). The Directing Certificateholder shall have no duty to act in the interests of any Class other than the Controlling Class.

               (h) Each Companion Holder shall have the rights set forth in Sections 3.29 and 3.31 with respect to any modification, waiver, amendment or other action contemplated by Section 3.30(a).

               (i) Notwithstanding the foregoing provisions of this Section 3.30, with respect to the Crowne Plaza Loan Pair and for so long as the Crowne Plaza Loan Pair is subject to this Agreement, in the event that a restructuring by the guarantor under the Crowne Plaza Loan Pair or such guarantor's bankruptcy, insolvency or similar proceeding, admission in writing of its inability to pay its debts as they come due or assignment for the benefit of its creditors results in the occurrence of a Mortgage Loan Event of Default under the related Loan Documents but only for so long as no other Mortgage Loan Event of Default then exists and is continuing under the related Loan Documents, no Default Interest shall be chargeable in respect thereof. All other rights, powers and remedies under such Loan Documents shall remain in full force and effect, without any modification thereof.

               Section 3.31 Right to Appoint Operating Advisor; Authority of Operating Advisor.

               (a) With respect to any Loan Pair, the Companion Holder shall have the right at any time to appoint an Operating Advisor with respect to such Loan Pair by giving written notice thereof to the Bond Administrator, the Servicer and the Special Servicer, unless the Companion Holder or an Affiliate of the Companion Holder is the Mortgage Loan Borrower or the Special Servicer. The Companion Holder shall have the right in its sole discretion from time to time to remove and replace the Operating Advisor for the related Loan Pair. Any Operating Advisor appointed by a Companion Holder shall be automatically removed in the event that such Companion Holder or an Affiliate of such Companion Holder becomes the Mortgage Loan Borrower or the Special Servicer under the related Loan Pair. Except as otherwise agreed with the related Companion Holder, no such Operating Advisor shall owe any fiduciary duty to the Trustee, the Bond Administrator, the Paying Agent, the Servicer, the Special Servicer, any Certificateholder or any other Companion Holder.

               (b) Notwithstanding anything to the contrary contained herein (but subject to Section 3.31(c)), so long as a Control Appraisal Event has not occurred with respect to a Loan Pair, at all times when an Operating Advisor is serving during a Special Servicing Period with respect to such Loan Pair, the Special Servicer shall be required (A) to consult with the related Operating Advisor with respect to proposals to take any of significant action with respect to such Loan Pair and the related Mortgaged Property and to consider alternative actions recommended by such Operating Advisor and (B) prior to taking any of the following actions, to notify in writing the related Operating Advisor of any proposal to take any of such actions (and to provide such Operating Advisor with such information requested by such Operating Advisor as may be necessary in the reasonable judgment of such Operating Advisor in order make a judgment) and to receive the written approval of such Operating Advisor (but subject to Section 3.26(f) with respect to any actions which necessitate the delivery of an Asset Status Report):

               (i) any modification of, or waiver with respect to, such Loan Pair that would result in the extension of the Maturity Date thereof, a reduction in the Interest Rate borne thereby or the Monthly Payment or Prepayment Premium payable thereon or a forgiveness of interest on or principal of such Loan Pair;

               (ii) any foreclosure upon or comparable conversion (which may include acquisition of a Foreclosed Property) of the ownership of the Mortgaged Property or any acquisition of the related Mortgaged Property by deed-in-lieu of foreclosure;

               (iii) any sale of the related Mortgaged Property or an REO Property;

               (iv) any action to bring the related Mortgaged Property or REO Property into compliance with any laws relating to Hazardous Materials;

               (v) any substitution or release of collateral for such Loan Pair (other than a substitution or release permitted to be made by the terms of such Loan Pair without the consent of the mortgagee);

               (vi) any legal action to enforce the related Loan Documents; or

               (vii) any waiver or release of a material claim, right or remedy with respect to such Loan Pair;

provided, that, (A) in the event that the related Operating Advisor fails to notify the Special Servicer of its approval or disapproval of any such proposed action within 10 Business Days of delivery to such Operating Advisor by the Special Servicer of written notice of such a proposed action, such action by the Special Servicer shall be deemed to have been approved by such Operating Advisor and (B) with respect to any of the foregoing actions which necessitate the delivery of an Asset Status Report pursuant to Section 3.26(f), such action shall be taken in accordance with the procedures specified in such Section.

               (c) Notwithstanding any direction to, or approval or disapproval of an action of, the Servicer or the Special Servicer by the Operating Advisor with respect to a Loan Pair, in no event shall the Servicer or the Special Servicer take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, be inconsistent with the Servicing Standard or violate any other provisions of this Agreement or of the related Loan Documents.

               (d) So long as a Control Appraisal Event has not occurred, at all times when an Operating Advisor is serving with respect to a Loan Pair, the Servicer and the Special Servicer shall provide to such Operating Advisor (i) promptly following receipt of actual knowledge thereof, notice of any Mortgage Loan Event of Default with respect to the related Loan Pair and (ii) within five Business Days of receipt thereof, copies of any financial statements or other reports with respect to the related Borrower or Mortgaged Property that were delivered to the Servicer or the Special Servicer pursuant to the terms of the related Loan Documents. At all times that the related Mortgage Loan or Loan Pair is a Specially Serviced Loan, within five Business Days of receipt thereof, the Special Servicer shall provide to the related Companion Holder by hard copy or electronic means, copies of all correspondence with respect to the related Borrower or Mortgaged Property that were delivered to the Special Servicer and copies of any appraisals obtained. Promptly following receipt of notice of the appointment of any Operating Advisor, the Bond Administrator shall notify the Servicer and the Special Servicer in writing of the identity and address of any Operating Advisor.

               In addition, with respect to any proposed action requiring consultation with or approval of an Operating Advisor pursuant to Section 3.31(b), the Special Servicer shall prepare a summary of such proposed action and an analysis of whether or not such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth the basis on which the Special Servicer made such determination.

               (e) Notwithstanding any direction to, or approval or disapproval of, or right to give direction to or to approve or disapprove, an action of, the Servicer or a Special Servicer by the related Operating Advisor, in no event shall the Servicer or any Special Servicer take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, be inconsistent with the Servicing Standard, violate the REMIC Provisions or violate any other provisions of the related Co-Lender Agreement or any provision of this Agreement. The taking, or refraining from taking, of any action by the Servicer or the Special Servicer contrary to the directions of, or in a manner disapproved by, the related Operating Advisor shall not constitute a Servicer Event of Default or Special Servicer Event of Default so long as the Servicer's or Special Servicer's taking, or refraining from taking, such action in accordance with the direction of, or with the approval of, the Operating Advisor would have violated any law of any applicable jurisdiction, would have been inconsistent with the Servicing Standard, would have violated the REMIC Provisions or would have violated any other provision of the related Co-Lender Agreement or this Agreement.

               (f) The Operating Advisor will have no liability to the Certificateholders for any action taken, or for refraining from the taking of any action or the giving of any consent, in good faith pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that the Operating Advisor may take or refrain from taking actions that favor the interests of the related Companion Holder over the Certificateholders, and that the Operating Advisor may have special relationships and interests that conflict with the interests of the Certificateholders and, absent willful misfeasance, bad faith or gross negligence on the part of the Operating Advisor, will be deemed to have agreed to take no action against the Operating Advisor or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that the Operating Advisor will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of the related Companion Holder.

               Section 3.32 Assignment of Right to Vote Claims of Companion Holders in Bankruptcy.

               The Companion Holders hereby confirm that pursuant to their respective Co-Lender Agreements they have assigned to the Servicer the right to vote all their claims, including the right the right to approve or reject any plan of reorganization, in any bankruptcy, insolvency or other similar proceedings, whether voluntary or involuntary, with respect to the related Borrower on a Loan Pair. The Trustee, at the direction of the Special Servicer (such direction and approval to be given in accordance with the Servicing Standard and giving effect and due consideration to the rights of the holders of each loan comprising a Loan Pair thereof and the obligation of the Servicer and the Special Servicer to give due consideration to the maximization of recovery on a present value basis in respect of such Loan Pair, shall represent the rights of both the Trust Fund and the related Companion Holder in any such proceedings. The Special Servicer and the Servicer shall be entitled to retain counsel in connection with the giving of such directions and approvals. The fees and disbursements of any such counsel shall constitute a Property Advance.

                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

               Section 4.01 Distributions. (a) (i) The initial Lower-Tier Balances, Lower-Tier Balances as of any date subsequent to the first Distribution Date, and Pass-Through Rate on each Class of Lower-Tier Regular Interests shall be as set forth in the definition of "Lower-Tier Regular Interest," "Lower-Tier Balance" and "Pass-Through Rate."

               (ii) On each Distribution Date, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Available Funds, including or reduced by, to the extent required by Section 3.05(c), the Interest Reserve Amount) in the case of all Classes of Lower-Tier Regular Interests (such amount, the "Lower-Tier Distribution Amount") and distributed on the Lower-Tier Regular Interests as follows:

                             (1) to pay interest to the Upper-Tier REMIC in
                      respect of all Lower-Tier Regular Interests up to an amount equal to all Uncertificated Distributable Interest in respect of such Lower-Tier Regular Interests for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates with such payments allocated among the Lower-Tier Regular Interests such that remaining amounts, if any, of unpaid interest on each such Lower-Tier Regular Interest will equate to the remaining unpaid accrued interest on the related Class of Principal Balance Certificates or Class X Component outstanding after all subsequent adjustments made on such Distribution Date under Section 4.01(b) below;

                             (2) to pay principal to the Upper-Tier REMIC in
                      respect of all Lower-Tier Regular Interests apportioned as payment in reduction of Lower-Tier Balances among such classes of Lower-Tier Regular Interests such that the remaining Lower-Tier Balance of each such class will equal the then outstanding Certificate Balance of the corresponding Class of Principal Balance Certificates after all subsequent adjustments made on such Distribution Date under Section 4.01(b) below (other than payments thereunder in reimbursement of any Realized Losses); and

                             (3) to reimburse the Upper-Tier REMIC for any
                      Realized Losses previously allocated to the Lower-Tier Regular Interests, apportioned among the classes of Lower-Tier Regular Interests in the same manner that reimbursements of Realized Losses are allocated among the classes of Principal Balance Certificates as set forth in
                      Section 4.01(b) below.

               On each Distribution Date, the Bond Administrator shall pay to the Holders of the Class LR Certificates, in accordance with Section 4.01(b), that portion, if any, of the Lower-Tier Distribution Amount for such date that has not otherwise been paid to the Upper-Tier REMIC in respect of Lower-Tier Regular Interests pursuant to the foregoing provisions of this Section 4.01(a).

               On each Distribution Date, the Bond Administrator shall apply amounts related to each Prepayment Premium then on deposit in the Lower-Tier Distribution Account (other than the amount paid by GACC pursuant to the Wilton Prepayment Premium Obligation) and received during or prior to the related Collection Period, to the Lower-Tier Regular Interests in proportion to the Lower-Tier Balances of the Lower-Tier Regular Interests outstanding after all subsequent adjustments made on such Distribution Date under Section 4.01(a)(ii)(2).

               The Bond Administrator shall deposit the Lower-Tier Distribution Amount, any Prepayment Premiums distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a)(ii) and any amount paid by GACC pursuant to the Wilton Prepayment Premium Obligation in the Upper-Tier Distribution Account.

               (b) On each Distribution Date, the Bond Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to
Section 4.01(a)(ii), and distribute such amount to Certificateholders in the amounts and in the order of priority set forth below:

               (i) First, pro rata, in respect of interest, to the Class A-1, Class A-2 and Class X Certificates, up to an amount equal to the aggregate Interest Accrual Amounts of such Classes;

               (ii) Second, pro rata, to the Class A-1, Class A-2 and Class X Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Classes;

               (iii) Third, prior to the Crossover Date, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount until the Certificate Balance of such Class is reduced to zero;

               (iv) Fourth, prior to the Crossover Date, to the Class A-2 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (v) Fifth, on and after the Crossover Date, first to the Class A-1 and Class A-2 Certificates, pro rata, in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balances thereof are reduced to zero; and second, to the Class A-1 and Class A-2 Certificates, pro rata, to the extent not distributed pursuant to all prior clauses for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Classes;

               (vi) Sixth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (vii) Seventh, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (viii) Eighth, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (ix) Ninth, to the Class B Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (x) Tenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xi) Eleventh, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xii) Twelfth, to the Class C Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xiii) Thirteenth, to the Class C Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xiv) Fourteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xv) Fifteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xvi) Sixteenth, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xvii) Seventeenth, to the Class D Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xviii) Eighteenth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xix) Nineteenth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xx) Twentieth, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xxi) Twenty-first, to the Class E Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xxii) Twenty-second, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xxiii) Twenty-third, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

                 (xxiv) Twenty-fourth, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xxv) Twenty-fifth, to the Class F Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xxvi) Twenty-sixth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xxvii) Twenty-seventh, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xxviii) Twenty-eighth, to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xxix) Twenty-ninth, to the Class G Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xxx) Thirtieth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xxxi) Thirty-first, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xxxii) Thirty-second, to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xxxiii) Thirty-third, to the Class H Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xxxiv) Thirty-fourth, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xxxv) Thirty-fifth, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xxxvi) Thirty-sixth, to the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xxxvii) Thirty-seventh, to the Class J Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xxxviii) Thirty-eighth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xxxix) Thirty-ninth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xl) Fortieth, to the Class K Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xli) Forty-first, to the Class K Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xlii) Forty-second, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xliii) Forty-third, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xliv) Forty-fourth, to the Class L Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xlv) Forty-fifth, to the Class L Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (xlvi) Forty-sixth, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (xlvii) Forty-seventh, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (xlviii) Forty-eighth, to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (xlix) Forty-ninth, to the Class M Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (l) Fiftieth, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (li) Fifty-first, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (lii) Fifty-second, to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (liii) Fifty-third, to the Class N Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

               (liv) Fifty-fourth, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

               (lv) Fifty-fifth, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

               (lvi) Fifty-sixth, to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

               (lvii) Fifty-seventh, to the Class O Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

               (lviii) Fifty-eighth, to the Class R and Class LR Certificates.

               All references to pro rata in the preceding clauses with respect to interest and Class Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distribution of principal other than for unreimbursed Realized Losses shall mean pro rata based on Certificate Balance and with respect to distributions with respect to unreimbursed Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

               (c) On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a)(ii) or in respect of the Wilton Prepayment Premium Obligation, the Paying Agent shall make distributions of any Prepayment Premiums with respect to any Principal Prepayments received in the related Collection Period from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(d) in the following amounts and order of priority, with respect to the Certificates of each Class in each case to the extent remaining amounts of Prepayment Premiums are available therefor: first, among the Holders of the Class A, Class B, Class C, Class D and Class E Certificates (not in reduction of the Certificate Balances thereof) and the Holders of the Class X Certificates until the Certificate Balances of the Class A, Class B, Class C, Class D and Class E Certificates have been reduced to zero, and second, between the Holders of the Class F Certificates (not in reduction of the Certificate Balances thereof) and the Holders of the Class X Certificates, until the Certificate Balances of the Class F Certificates have been reduced to zero, in each case in an aggregate amount up to the product of (a) such Prepayment Premiums, (b) the Discount Rate Fraction and (c) the Principal Allocation Fraction of each such Class. Any remainder of the Prepayment Premiums after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero will be distributed 100% to the Holders of the Class X Certificates.

               The amount of any Prepayment Premium distributed in respect of the Wilton Prepayment Premium Obligation shall be treated as distributed from the Grantor Trust and not from the Upper-Tier REMIC.

               Prepayment Premiums will only be distributed on a Distribution Date (a) if the respective Certificate Balance or Notional Balance of the related Class or Classes is greater than zero on the last Business Day of the Interest Accrual Period ending immediately prior to such Distribution Date and
(b) if the amount computed pursuant to the related clause above is greater than zero.

               Notwithstanding the foregoing, Prepayment Premiums shall be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans in the related Collection Period.

               (d)    [Reserved]

               (e) (i) On any applicable Distribution Date, the Net Default Interest distributable to the Class Q-1 Certificates, as determined pursuant to
Section 3.05(e), for such Distribution Date shall be distributed to the Class Q-1 Certificates from amounts on deposit in the Default Interest Distribution Account.

               (ii) On any applicable Distribution Date, the Excess Interest allocable to the Mortgage Loans shall be distributed to the Class Q-2 Certificates from amounts on deposit in the Excess Interest Distribution Account.

               The Servicer may waive all or any accrued Excess Interest on any Mortgage Loan or Loan Pair in connection with a prepayment in full of such Mortgage Loan or Loan Pair prior to its maturity date, if the Servicer determines that (1) in the absence of the waiver of such Excess Interest, there is a reasonable likelihood that such Mortgage Loan or Loan Pair will not be paid in full on its maturity date and (2) the waiver of such Excess Interest is reasonably likely to produce a larger payment to the Certificateholders (and, if a Loan Pair is involved, the related Companion Holder) on a present value basis than a refusal to waive such Excess Interest; provided, that prior to effecting such waiver, the Bond Administrator solicits the consent of the Holders of Certificates representing at least a majority of the aggregate percentage interests of the Class Q-2 Certificates in accordance with this Agreement and if the Holders of Certificates representing at least a majority of the aggregate percentage interests of the Class Q-2 Certificates object to such waiver within 30 days after notice thereof is given to them by the Bond Administrator, the Servicer shall not effect such waiver unless failure to give such waiver would be inconsistent with the Servicing Standard.

               (f) On each Distribution Date, the Bond Administrator shall withdraw amounts from the Excess Liquidation Proceeds Account and shall distribute such amounts in the following priority:

               (i) first, to reimburse the Holders of the Certificates (in the order set forth in Section 4.01(b)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses previously allocated to each Class and unreimbursed after application of Available Funds for such Distribution Date; and

               (ii) second, to the Class LR Certificates.

               (g)  The Certificate Balances of each Class of Principal
Balance Certificates and, correlatively, the Notional Amount of the Class X Component related to such Class of Regular Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class with respect to such date. Any such write-offs will be applied to Classes of Regular Certificates in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class O Certificates; second, to the Class N Certificates; third, to the Class M Certificates; fourth, to the Class L Certificates; fifth, to the Class K Certificates; sixth, to the Class J Certificates; seventh, to the Class H Certificates; eighth, to the Class G Certificates; ninth, to the Class F Certificates; tenth, to the Class E Certificates; eleventh, to the Class D Certificates; twelfth, to the Class C Certificates; thirteenth, to the Class B Certificates; and finally, to the Class A-1 and Class A-2 Certificates, pro rata, based on their respective Certificate Balances. Any amounts recovered in respect of amounts previously written off as Realized Losses shall be distributed to the Classes of Certificates described above in reverse order of allocation of Realized Losses thereto in accordance with Section 4.01(b). Additional Trust Fund Expenses and shortfalls in Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses.

               Realized Losses and such other amounts described above which are applied to each Class of Certificates will be allocated to reduce the Lower-Tier Balance of the Lower-Tier Regular Interests in the same manner as principal is allocated thereto pursuant to Section 4.01(a)(ii) and, with respect to the Mortgage Loan that incurred such Realized Loss, the related Loan REMIC Regular Interest.

               (h) All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

               (i) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Bond Administrator shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

                      (A) the Bond Administrator reasonably expects based upon
               information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Bond Administrator therein specified, and

                      (B) if such final distribution is made on such
               Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class Q-1, Class Q-2, Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates, Lower-Tier Regular Interests or related Loan REMIC Regular Interests outstanding.

               Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this
Section 4.0l(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator hereunder and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Bond Administrator as a result of such Holder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g). Any such amounts transferred to the Bond Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Trustee.

               (j) Shortfalls in Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to and be deemed distributed to, each Class of Certificates, pro rata, based upon the Interest Accrual Amount distributable to each such Class prior to reduction by such Excess Prepayment Interest Shortfalls. Servicer Prepayment Interest Shortfalls shall be deposited by the Servicer into the Collection Account on or prior to the Servicer Remittance Date.

               (k) All payments made on the Mortgage Loans (or subsequently acquired REO Property) which are assets of the Loan REMICs shall be deemed to be paid to the Lower-Tier REMIC before payments are made to the holders of the Lower-Tier Regular Interests pursuant to Section 4.01(a), and shall be treated as principal, interest or Prepayment Premiums, as the case may be, based on these characterizations with respect to the related Mortgage Loan (or REO Property), except where expressly noted and, in addition, any payment of principal on, or Realized Loss with respect to, a Loan REMIC Loan shall reduce the principal balance of the related Loan REMIC Regular Interest. Any payments on or with respect to the Mortgage Loans which are assets of the Loan REMICs in excess of the principal, interest and Prepayment Premiums distributable on the related Loan REMIC Regular Interest shall be distributable to the Class LR Certificate in respect of amounts distributed on the related Loan REMIC Residual Interest; provided, that Excess Liquidation Proceeds with respect to a Loan REMIC Loan shall be deemed distributed to such Interest and immediately deposited in the Excess Liquidation Proceeds Account.

               (l) On each Distribution Date, the Companion Paying Agent shall make withdrawals from the Companion Distribution Account for the related Companion Loan (to the extent of the Available Companion Distribution Amount for such Companion Loan) only for the following purposes (provided that the Servicer shall have given the Companion Paying Agent instructions with respect to the amounts to be withdrawn from the Companion Distribution Account and such other information as the Companion Paying Agent shall have reasonably requested from time to time in order to make such withdrawals, and provided further that so long as the related Loan Pair is not a Specially Serviced Loan and all payments in respect of a Due Date for such Loan Pair have been made in full, the Companion Paying Agent, the Servicer and the related Companion Holder may make alternative arrangements with respect to the distribution of amounts allocable to such Companion Loan):

                      (A) to withdraw amounts deposited in such Companion
               Distribution Account in error and pay such amounts to the Persons entitled thereto;

                      (B) to withdraw and pay to itself or any of its directors, officers, employees and agents, as the case may be, the amount of any reimbursement due to it hereunder with respect to such Companion Loan and not otherwise previously paid (including without limitation pursuant to Section 8.11(d));

                      (C) to make payments to such Companion Holder of all other amounts remaining in such Companion Distribution Account and relating to its Companion Loan; and

                      (D) to clear and terminate such Companion Distribution
               Account upon the termination of this Agreement.

               All distributions from a Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the applicable Companion Holder by wire transfer in immediately available funds to the account of such Companion Holder or an agent therefore appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first-class mail to the address of such Companion Holder or its agent appearing on the Register). Any such account shall be located at a commercial bank in the United States.

               Section 4.02 Statements to Certificateholders; Reports by Bond Administrator; Other Information Available to the Holders and Others. (a) On each Distribution Date, based upon the information set forth in the CMSA Reporting Package prepared by the Servicer and the other reports prepared by the Servicer and Special Servicer relating to such Distribution Date, upon which information the Bond Administrator may conclusively rely, and only to the extent such information is provided to the Bond Administrator by the Servicer or Special Servicer, the Bond Administrator shall prepare and forward, or shall cause the Paying Agent to prepare and forward, by first class mail to each Holder of a Certificate, with copies to the Depositor, the Servicer, the Special Servicer, each Underwriter, each Rating Agency and upon request, each prospective investor in a Certificate, a written report (a "Distribution Date Statement") setting forth the following information:

               (i) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class X, Class Q-1, Class Q-2, Class R and Class LR Certificates) applied to reduce the respective Certificate Balance thereof;

               (ii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates allocable to (A) the Interest Accrual Amount and/or (B) Prepayment Premiums;

               (iii) the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Certificates, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Balance) of each such Class due to Realized Losses and/or Additional Trust Fund Expenses;

               (iv) the Pass-Through Rate for each Class of Certificates applicable to such Distribution Date;

               (v) the number of outstanding Mortgage Loans and the aggregate unpaid principal balance of the Mortgage Loans at the close of business on the related Due Date;

               (vi) the number and aggregate unpaid principal balance of Mortgage Loans (A) delinquent 30 days, (B) delinquent 60 days, (c) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced, as to which foreclosure proceedings have been commenced, but not REO;

               (vii) with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio, Stated Principal Balance and the unpaid principal balance of such Mortgage Loan as of the date it became an REO Loan;

               (viii) as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and
         (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date;

               (ix) with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent appraisal or valuation;

               (x) with respect to any REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the Realized Loss attributable to such Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and
         (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date;

               (xi) the aggregate amount of Principal Prepayments (other than Liquidation Proceeds and Insurance Proceeds) made during the related Collection Period and any Excess Prepayment Interest Shortfall for such Distribution Date;

               (xii) the amount of Property Advances and P&I Advances outstanding (net of reimbursed Advances) which have been made by the Servicer, the Special Servicer or the Trustee in the aggregate and by Mortgaged Property or Mortgage Loan, as the case may be;

               (xiii) the aggregate amount of Servicing Fees, Special Servicing Fees, Workout Fees, Liquidation Fees and other servicing compensation retained by or paid to the Servicer and the Special Servicer during the related Collection Period;

               (xiv) the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; the total Appraisal Reduction Amounts allocated during the related Collection Period; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis; and

               (xv) the amount of Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid).

               In the case of information furnished pursuant to subclauses (i),
(ii) and (iii) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

               On each Distribution Date, the Bond Administrator shall forward to each Holder of a Class R or Class LR Certificate a copy of the reports forwarded to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates (including, in the case of the Class LR Certificates, amounts distributed (or deemed distributed, in the case of Excess Liquidation Proceeds) in respect of each Loan REMIC Residual Interest) on such Distribution Date. Such obligation of the Bond Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

               Within a reasonable period of time after the end of each calendar year, the Bond Administrator shall send to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to Section 4.02(a)(ii) above and such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

               (b) On each Distribution Date, the Bond Administrator shall deliver or cause to be delivered by first class mail or overnight courier or by electronic means (provided, however, that the Bond Administrator will provide Certificateholders with a written copy of such report upon written request) to each Certificateholder, each prospective investor in a Certificate (upon request), the Depositor, the Servicer, the Special Servicer, each Underwriter and each Rating Agency a report containing information regarding the Mortgage Loans as of the end of the related Collection Period (after giving effect to Principal Prepayments and other collections of principal required to be distributed on such Distribution Date), which report shall contain substantially the categories of information regarding the Mortgage Loans set forth in the Prospectus under the caption "Description of the Mortgage Pool--Certain Terms and Conditions of the Mortgage Loans" (calculated, where applicable, on the basis of the most recent relevant information provided by the Borrowers to the Servicer or the Special Servicer, as the case may be, and by the Servicer or the Special Servicer, as the case may be, to the Bond Administrator), which shall also include a loan-by-loan listing (in descending balance order) showing Loan Number, property type, location, unpaid principal balance, Mortgage Rate, paid-through date, maturity date, net interest portion of the Monthly Payment, principal portion of the Monthly Payment and any Prepayment Premium.

               (c) On each Distribution Date, the Bond Administrator shall deliver or cause to be delivered by first class mail or overnight courier or by electronic means (provided, however, that the Bond Administrator will provide Certificateholders with a written copy of such report upon written request) to each Certificateholders, each prospective investor in a Certificate (upon request), the Depositor, the Servicer, the Special Servicer, each Underwriter and each Rating Agency a report containing information regarding the Extended Due Date Mortgage Loans (as well as all other Mortgage Loans) reflecting collections of Monthly Payments received by the Servicer after the related Determination Date but prior to the Servicer Remittance Date (which the Servicer will provide to the Bond Administrator on the Servicer Remittance Date).

               (d) On each Distribution Date beginning in November 2000, the Bond Administrator shall deliver or shall cause to be delivered by first class mail, overnight courier or other electronic means (provided, however, that the Bond Administrator will provide Certificateholders with a written copy of such report upon written request) to each Certificateholder, each prospective investor in a Certificate (upon request), Beneficial Owner (if known), the Depositor, each Underwriter and each Rating Agency a copy of the Comparative Financial Status Report, the Delinquent Loan Status Report, the Historical Liquidation Report, the Historical Loan Modification Report, the REO Status Report and a Watch List (indicating those Mortgage Loans that the Servicer has determined are in jeopardy of becoming Specially Serviced Loans) provided by the Servicer to the Bond Administrator pursuant to Section 3.13(c) and 3.13(e) on the Servicer Remittance Date. The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Servicer four Business Days prior to the related Servicer Remittance Date. Absent manifest error, (i) none of the Servicer, the Special Servicer or the Bond Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or third party that is included in any reports, statements, materials or information prepared or provided by the Servicer, the Special Servicer or the Bond Administrator, as applicable, (ii) the Bond Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Servicer or Special Servicer, as applicable, and (iii) the Bond Administrator shall be entitled to conclusively rely upon the Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.

               Commencing in November 2000, the information contained in the reports in the preceding paragraph of this Section 4.02(d) shall be made available to the Bond Administrator electronically by the Servicer in the form of, or reflected in, the standard CMSA Reporting Package and CMSA Reports and the Bond Administrator will in lieu of mailing such reports as described in such preceding paragraph make such reports available electronically in such form to Certificateholders using the media mutually agreed upon by the Bond Administrator, each Underwriter and the Depositor; provided, however, that the Bond Administrator will continue to provide Certificateholders with a written copy of such reports upon request in the manner described in such preceding paragraph.

               The Bond Administrator upon request shall deliver a copy of each Operating Statement Analysis Report and NOI Adjustment Worksheet that it receives from the Servicer or the Special Servicer to the Depositor, each Underwriter, the Directing Certificateholder, each Rating Agency, the Certificateholders and the Servicer or the Special Servicer (as applicable) promptly after its receipt thereof. Upon request, the Bond Administrator shall also make available any NOI Adjustment Worksheet for a Mortgaged Property or REO Property in the possession of the Bond Administrator to any potential investor in the Certificates.

               (e) The Bond Administrator shall make available at its offices, during normal business hours, upon not less than two Business Day's prior notice, for review by any Certificateholder, any prospective investor in a Certificate, the Depositor, the Servicer, the Special Servicer, the Trustee, either Rating Agency and any other Person to whom the Depositor in its sole judgment, deems that such disclosure is appropriate, originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law): (i) this Agreement and any amendments thereto; (ii) all Distribution Date Statements delivered to the Certificateholders since the Closing Date; (iii) all annual Officers' Certificates and all accountants' reports delivered by the Servicer and the Special Servicer to the Bond Administrator since the Closing Date regarding compliance with the relevant agreements; (iv) the most recent property inspection report prepared by or on behalf of the Servicer or the Special Servicer in respect of each Mortgaged Property; (v) the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, collected by or on behalf of the Servicer or the Special Servicer in respect to each Mortgaged Property; (vi) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer and/or the Special Servicer; and (vii) any and all Officers' Certificates and other evidence delivered to the Bond Administrator to support the Servicer's, the Special Servicer's or the Trustee's, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance. Copies of any and all of the foregoing items will be available from the Bond Administrator upon request. The Bond Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Bond Administrator's obligation under this
Section 4.02(e) to make available any document is subject to the Bond Administrator's receipt of such document.

               If the Depositor so directs the Bond Administrator, and on terms acceptable to the Bond Administrator, the Bond Administrator will make available through its electronic bulletin board system, on a confidential basis, certain information related to the Mortgage Loans. The bulletin board is located at
(714) 282-3990. Investors that have an account on the bulletin board may retrieve the loan level data file for each transaction in the directory. An account number may be obtained by typing "new" upon logging into the bulletin board. A directory has been set up on the bulletin board in which an electronic file is stored containing monthly servicer data. Passwords to each file will be released by the Bond Administrator. Additionally, certain information regarding the Mortgage Loans will be made available at the website maintained by the Bond Administrator initially at www.lnbabs.com and, after the Certificates have been sold by the Underwriters, at the website maintained by the Servicer at www.orecm.com or such other mechanism as the Bond Administrator or the Servicer may have in place from time to time.

               (f) On or within two Business Days following each Distribution Date, the Bond Administrator shall prepare and furnish to the Financial Market Publisher and each Underwriter, using the format and media mutually agreed upon by the Bond Administrator, the Financial Market Publisher, each Underwriter and the Depositor, the following information regarding each Mortgage Loan and any other information reasonably requested by each Underwriter and available to the Bond Administrator:

               (i)   the Loan Number;

               (ii)  each related Mortgage Rate; and

               (iii) the principal balance as of such Distribution Date.

The Bond Administrator shall only be obligated to deliver the statements, reports and information contemplated by Section 4.02 to the extent it receives the necessary underlying information from the Servicer or the Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Bond Administrator, the Trustee, the Servicer or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Bond Administrator, the Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

               Section 4.03 Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Holder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8 or Form W-9 or an acceptable substitute form or a successor form and who is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(c) with respect to the Trust Fund or the Depositor, or (ii) an effective Form 4224 or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

               Section 4.04 REMIC Compliance. (a) The parties intend that each of the Upper-Tier REMIC, the Lower-Tier REMIC and each Loan REMIC shall constitute, and that the affairs of each of the Upper-Tier REMIC, the Lower-Tier REMIC and each Loan REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Bond Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC: (i) prepare and file, or cause to be prepared and filed, all required Tax Returns for each of the Trust REMICs, using a calendar year as the taxable year for each of the Trust REMICs as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of each of the Trust REMICs, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the Internal Revenue Service and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code and Section 4.07; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through
(iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of each of the Trust REMICs as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Holders of the Certificates may contact for tax information relating thereto (and the Bond Administrator shall act as the representative of each of the Trust REMICs for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Servicer, the Special Servicer or the Bond Administrator and necessary to make such filing); and (vi) maintain such records relating to each of the Trust REMICs as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis. The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters persons of the Lower-Tier REMIC and each of the Loan REMICs, respectively, pursuant to Treasury Regulations Section 1.860F-4(d). The Trustee shall, promptly after receipt thereof from the Bond Administrator, sign all Tax Returns and other reports required by this Section 4.04 and promptly return them to the Bond Administrator for filing or as otherwise provided by this Section. If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Bond Administrator shall act as attorney-in-fact and agent for the tax matters person of each of the Trust REMICs, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Bond Administrator's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Bond Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund. The Bond Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Bond Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of any of the Trust REMICs or the imposition of tax on the Trust REMICs (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Bond Administrator shall not be required to take any action that the Bond Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Bond Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Bond Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Servicer or the Special Servicer which does not enable the Bond Administrator to comply with any of clauses (i) through (vi) of the fifth preceding sentence or which results in any action contemplated by clauses (i) or
(ii) of the next succeeding sentence. In this regard the Bond Administrator shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Trustee and the Bond Administrator an Opinion of Counsel (at such party's expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject any of the Trust REMICs to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause any of the Trust REMICs to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Servicer, the Special Servicer and the Depositor shall be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Bond Administrator to comply with the provisions of this Section 4.04. The Depositor, the Servicer and the Special Servicer shall cooperate in a timely manner with the Bond Administrator in supplying any information within the Depositor's, the Servicer's or the Special Servicer's control (other than any confidential information) that is reasonably necessary to enable the Bond Administrator to perform its duties under this
Section 4.04.

               (b) The Bond Administrator shall administer each of the Loan REMICs in accordance with the respective Loan REMIC Declarations and the REMIC Provisions and shall comply with and perform all federal and, if applicable, state and local income tax return and information reporting requirements with respect to such Loan REMICs, and shall otherwise administer each of the Loan REMICs in the same manner as specified for the Trust REMICs in Section 4.04(a). Each of the Fairgrounds Square Loan and the Towne Square Apartments Loan shall be serviced and administered in accordance with the provisions of Article III hereof and the related Loan REMIC Declaration. The Bond Administrator shall maintain separate accounting with respect to each of the Loan REMICs sufficient
(i) to comply with such return and information reporting requirements, including quarterly and annual reporting on Schedule Q to Form 1066 to the holders of the Class LR Certificates with respect to the Loan REMIC Residual Interests, (ii) to account for the Loan REMIC Regular Interests as assets of the Lower-Tier REMIC,
(iii) to pay or cause to be paid any federal, state or local income tax attributable to a Loan REMIC from payments received on or with respect to the related Mortgage Loan, and (iv) to cause any payments on the related Mortgage Loan in excess amounts distributable in respect of the related Loan REMIC Regular Interests to be distributed in respect of the related Loan REMIC Residual Interests.

               (c) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Servicer, the Depositor and the Class LR Certificateholders will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to Article II hereof.

               Section 4.05 Imposition of Tax on the Trust Fund. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Upper-Tier REMIC, Lower-Tier REMIC or any Loan REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the REMIC Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property (and an expense of the Trust Fund not to be charged against any of the income or proceeds from such REO Property which are allocable to any Companion Loan) in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account allocable to the Mortgage Loans and transfer to the Bond Administrator amounts reasonably determined by the Bond Administrator to be necessary to pay such taxes, which the Bond Administrator shall maintain in a separate, non-interest-bearing account, and the Bond Administrator shall send to the Special Servicer for deposit in the REO Account the excess determined by the Bond Administrator from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(d)(viii) and the next sentence. Except as provided in the preceding sentence, the Bond Administrator is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable Trust REMIC (but such authorization shall not prevent the Bond Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Bond Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any "prohibited transaction" under Code Section 860F(a) or (ii) the amount of any contribution to a Trust REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the Internal Revenue Service, the Bond Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests or related Loan REMIC Regular Interest, as applicable, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Servicer, the Special Servicer nor the Bond Administrator shall be responsible for any taxes imposed on the Trust REMICs except to the extent such tax is attributable to a breach of a representation or warranty or the gross negligence or willful misconduct of the Servicer, the Special Servicer or the Bond Administrator or an act or omission of the Servicer, the Special Servicer or the Bond Administrator in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03, in the case of the Servicer or Section 4.04 or 8.01, in the case of the Bond Administrator. Notwithstanding anything in this Agreement to the contrary, in each such case, the Trustee, the Servicer or the Special Servicer shall not be responsible for Bond Administrator's breaches, acts or omissions, and the Bond Administrator shall not be responsible for the breaches, acts or omissions of the Servicer or the Special Servicer.

               Section 4.06 Remittances; P&I Advances. (a) "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (A) if such Mortgage Loan is delinquent as to its Balloon Payment (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the related Assumed Scheduled Payment, and (B) if such Mortgage Loan is not described in clause (A) above (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment (after giving effect to any modification other than as described in (A) above); provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Net Mortgage Pass-Through Rate (plus the Trustee Fee Rate). The Applicable Monthly Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.30 or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

               (b) On the Servicer Remittance Date immediately preceding each Distribution Date, the Servicer shall:

               (i) remit to the Bond Administrator for deposit in the Lower-Tier Distribution Account an amount equal to Prepayment Premiums, for deposit into the Default Interest Distribution Account an amount equal to Net Default Interest, for deposit into the Excess Interest Distribution Account an amount equal to Excess Interest and for deposit into the Excess Liquidation Proceeds Account an amount equal to Excess Liquidation Proceeds, in each case received by the Servicer in the Collection Period preceding such Distribution Date and net of amounts allocable to the Companion Loans;

               (ii) remit to the Bond Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the aggregate of the Available Funds (other than P&I Advances) for such Distribution Date; and

               (iii) make a P&I Advance by depositing into the Lower-Tier Distribution Account, in an amount equal to the sum of the Applicable Monthly Payments for each Mortgage Loan to the extent such amounts were not received on such Mortgage Loan as of the close of business on the Business Day immediately preceding the Servicer Remittance Date or, in the event of a default in the payment of amounts due on the maturity date of a Mortgage Loan, the amount not received that was due prior to the maturity date (and therefore are not included in the remittance described in the preceding clause (ii)).

               (c)   [Intentionally Left Blank].

               (d)   [Intentionally Left Blank].

               (e) Neither the Servicer nor the Trustee shall be required or permitted to make a P&I Advance for Excess Interest or Default Interest or in respect of principal and/or interest due on any Companion Loan. The Special Servicer shall not be required or permitted to make any P&I Advance hereunder. If it is determined that an Appraisal Reduction Amount exists with respect to any such Mortgage Loan or REO Loan, then, in the event of subsequent delinquencies thereon, the amount of the interest portion, but not the principal portion, of each P&I Advance, if any, required to be made in respect of such Mortgage Loan or REO Loan, as the case may be, during the period that such Appraisal Reduction Amount continues to exist, shall be reduced to equal the product of (i) the amount required to be advanced by the Servicer without giving effect to such Appraisal Reduction Amounts and (ii) a fraction, the numerator of which is the Stated Principal Balance of the Mortgage Loan (as of the last day of the related Collection Period) less any Appraisal Reduction Amounts thereof and the denominator of which is the Stated Principal Balance (as of the last day of the related Collection Period).

               (f) Any amount advanced by the Servicer pursuant to Section 4.06(b)(iii) shall constitute a P&I Advance for all purposes of this Agreement and the Servicer shall be entitled to reimbursement (with interest at the Advance Rate; provided, however, that no interest shall accrue and be payable on any P&I Advances until the grace period for a late payment by the underlying Borrower has expired) thereof to the full extent as otherwise set forth in this Agreement.

               (g) If as of 5:00 p.m., New York City time, on any Servicer Remittance Date the Servicer shall not have made the P&I Advance required to have been made on the related Servicer Remittance Date pursuant to Section 4.06(b)(iii), the Bond Administrator shall notify the Trustee and the Trustee shall no later than 12:00 noon, New York City time, on the Distribution Date deposit into the Lower-Tier Distribution Account in immediately available funds an amount equal to the P&I Advances otherwise required to have been made by the Servicer.

               (h) Neither the Servicer nor the Trustee shall be obligated to make a P&I Advance as to any Monthly Payment or Assumed Scheduled Payment on any date on which a P&I Advance is otherwise required to be made by this Section
4.06 if the Servicer or the Trustee, as applicable, determines that such Advance will be a Nonrecoverable Advance. The Servicer shall be required to provide notice to the Trustee and the Bond Administrator on or prior to the Servicer Remittance Date of any such non-recoverability determination made on or prior to such date. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer that a P&I Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Servicer has failed to make a P&I Advance for reasons other than a determination by the Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such Advance within the time periods required by Section 4.06(g) unless the Trustee makes a determination prior to the times specified in Section 4.06(g) that such Advance would be a Nonrecoverable Advance. The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable Advance shall be subject to the standards applicable to the Servicer hereunder.

               (i) The Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06(d)(ii) and Section 3.06(e)(ii) of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06(d)(iii) and Section 3.06(e)(iii) and the Servicer and Special Servicer each hereby covenant and agree to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan.

               Section 4.07 Grantor Trust Reporting. The parties intend that the portions of the Trust Fund consisting of (i) the Default Interest allocable to the Mortgage Loans, proceeds thereof held in the Collection Account pertaining to the Default Interest allocable to the Mortgage Loans and the Default Interest Distribution Account, (ii) the Excess Interest allocable to the Mortgage Loans, proceeds thereof held in the Collection Account pertaining to the Excess Interest allocable to the Mortgage Loans and the Excess Interest Distribution Account, (iii) the Loan REMIC Residual Interest and proceeds thereof held in the Collection Account and the Lower-Tier Distribution Account pertaining to the Loan REMIC Residual Interests, and (iv) the Wilton Prepayment Premium Obligation and proceeds thereof held in the Collection Account, Lower-Tier Distribution Account or Upper-Tier Distribution Account pertaining thereto shall constitute, and that the affairs of the Trust Fund (exclusive of the Trust REMICs) shall be conducted so as to qualify such portion as a "grantor trust" under the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Bond Administrator shall furnish or cause to be furnished to Class Q-1 and Class Q-2 Certificateholders and to the Holders of Certificates who receive the Prepayment Premium with respect to the Wilton Prepayment Premium Obligation and shall file or cause to be filed with the Internal Revenue Service together with Form 1041 or such other form as may be applicable, (x) the amount of Default Interest allocable to the Mortgage Loans received or accrued and the amount of any interest on unreimbursed Advances paid to the Servicer, the Special Servicer and/or the Trustee, as applicable, from Default Interest pursuant to Section 3.06(d)(iii) in the case of the Class Q-1 Certificates, (y) the amount of Excess Interest allocable to the Mortgage Loans received or accrued in the case of the Class Q-2 Certificates, and (z) to the Classes of Certificates receiving a Prepayment Premium with respect to the Wilton Prepayment Premium Obligation, the amount thereof, at the time or times and in the manner required by the Code; provided, that the Bond Administrator shall report to the Class LR Certificateholders with respect to the Loan REMIC Residual Interests in accordance with Section 4.02 and Section 4.04(b). The Trustee shall sign all Tax Returns and other reports required by this Section
4.07 promptly after receipt thereof from the Bond Administrator.

                                    ARTICLE V

                                THE CERTIFICATES

               Section 5.01 The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class X Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class Q-1 Certificates, the Class Q-2 Certificates, the Class R Certificates and the Class LR Certificates.

               The Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R and Class LR Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-20, as set forth in the Table of Exhibits hereto. The Certificates of each Class will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1). With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or Indirect Participant, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.

                           MINIMUM             AGGREGATE DENOMINATION OF
   CLASS                DENOMINATION           ALL CERTIFICATES OF CLASS
   -----                ------------           -------------------------

   A-1                  $    10,000.00               $  148,498,000
   A-2                  $    10,000.00               $  542,915,000
   X                    $ 1,000,000.00               $  897,940,215
   B                    $    25,000.00               $   38,162,000
   C                    $    25,000.00               $   39,284,000
   D                    $    25,000.00               $   13,469,000
   E                    $    25,000.00               $   25,815,000
   F                    $    25,000.00               $   11,224,000
   G                    $    25,000.00               $   26,938,000
   H                    $    25,000.00               $    6,734,000
   J                    $    25,000.00               $    6,734,000
   K                    $    25,000.00               $   10,101,000
   L                    $    25,000.00               $    7,856,000
   M                    $    25,000.00               $    6,734,000
   N                    $    25,000.00               $    4,489,000
   O                    $    25,000.00               $    8,987,215

               Each Certificate will share ratably in all rights of the related Class. The Class Q-1, Class Q-2, Class R and LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

               The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

               The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

               (b) Except insofar as pertains to any Individual Certificate, the Trust Fund, the Paying Agent and the Trustee and Bond Administrator may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of providing information pursuant to Section 3.22 or transmitting communications pursuant to Section 5.05(a), to the extent that the Depositor has provided the Bond Administrator with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Bond Administrator shall provide such information to such Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Bond Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Depositor shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

               (c) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

               (d) The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository's instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and
(ii) shall bear a legend substantially to the following effect:

               "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

               The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

               (e) If (i) the Depository advises the Bond Administrator in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor, (ii) the Depositor, at its sole option, elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Balance or Notional Balance, as applicable, of the Global Certificate for any Class then outstanding advise the Bond Administrator and the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interest of the Beneficial Owner or Owners of such Global Certificate, the Bond Administrator shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them. Upon surrender to the Bond Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Bond Administrator shall issue the Individual Certificates. Neither the Trustee, the Bond Administrator, the Certificate Registrar, the Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Bond Administrator, the Certificate Registrar and the Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

               (f) If the Bond Administrator, its agents or the Servicer or Special Servicer has instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Bond Administrator, the Servicer or the Special Servicer has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Bond Administrator, the Servicer or the Special Servicer to obtain possession of the Certificates, the Bond Administrator, the Servicer or the Special Servicer may in its sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Bond Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Bond Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

               (g) If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Bond Administrator shall make available to each Holder of a Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O, Class Q-1, Class Q-2, Class R or Class LR Certificate, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Servicer with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act, all of which information referred to in this paragraph shall be provided on a timely basis to the Bond Administrator by the Servicer.

               For so long as the Class Q-1, Class Q-2 Class R or Class LR Certificates remain outstanding, none of the Depositor, the Bond Administrator or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

               (h) Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Bond Administrator or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Bond Administrator or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Bond Administrator or Authenticating Agent shall bind the Bond Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-20 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

               Section 5.02 Registration, Transfer and Exchange of Certificates.
(a) The Bond Administrator shall keep or cause to be kept at its offices books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Bond Administrator, in such capacity, being the "Certificate Registrar"). The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Servicer, Special Servicer, the Trustee, the Bond Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Sections 5.01(h) and 5.02(c), (d),
(e), (f), (g), (h) and (i). Upon request of the Bond Administrator, the Certificate Registrar shall provide the Bond Administrator with the names, addresses and Percentage Interests of the Holders.

               (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f),
(g), (h) and (i), the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i).

               (c) In addition to the provisions of Sections 5.01(h) and 5.02(d), (e), (f), (g), (h) and (i) and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

               (i) Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in the Class Q-1, Class Q-2, Class R or Class LR Certificates to a transferee that takes delivery in the form of an Individual Certificate:

                      (A) The Certificate Registrar shall register the transfer
               of an Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

                      (B) The Certificate Registrar shall register the transfer
               of an Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit K hereto (a "Regulation S Transfer Certificate"), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

                      (C) The Certificate Registrar shall register the transfer
               of an Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

        and, in each case, the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor's expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

               (ii) Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Private Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

                      (A) Rule 144A Global Certificate to Regulation S Global
               Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this
               Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit L hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                      (B) Rule 144A Global Certificate to Regulation S Global
               Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit M hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                      (C) Regulation S Global Certificate to Rule 144A Global
               Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit N hereto given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

               (iii) Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit G as attached hereto (the "Securities Legend"), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

                      (A) Transfers of a beneficial interest in a Private Global
               Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(c).

                      (B) Transfers of a beneficial interest in a Private Global
               Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Sections 5.02(c)(i)(A) and
               (B), respectively.

                      (C) Notwithstanding the foregoing, no transfer of a
               beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

        Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

               (iv) Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a), (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member's account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

        It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

               (v) All Transfers. An exchange of a beneficial interest in a Private Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Private Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Private Global Certificates, so long as the Private Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

               (d) If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a "restricted security" within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

               (e) Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Bond Administrator or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Bond Administrator or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Bond Administrator or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Bond Administrator or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of fifteen days preceding any Distribution Date.

               (f) An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar becomes aware that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

               (g) Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor's nominee.

               (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

               (i) Subject to Section 5.02(e), transfers of the Class Q-1, Class Q-2, Class R and Class LR Certificates may be made only in accordance with this
Section 5.02(i). The Certificate Registrar shall register the transfer of a Class Q-1, Class Q-2, Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

               (j) Neither the Depositor, the Servicer, the Trustee, the Bond Administrator nor the Certificate Registrar is obligated to register or qualify the Class X, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O Class Q-1, Class Q-2, Class R or Class LR Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Servicer, the Trustee, the Bond Administrator and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

               (k) No transfer of any Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N and Class O, Class Q-1, Class Q-2, Class R or Class LR Certificate (each, a "Restricted Certificate") shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or (ii) a collective investment fund in which a Plan is invested, an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Class Q-1, Class Q-2, and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Each prospective transferee of a Restricted Certificate shall either (i) deliver to the Depositor, the Certificate Registrar and the Bond Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (ii) in the event the transferee is such an entity specified in (i) or (ii) above (except in the case of a Residual Certificate or a Class Q-1 or Class Q-2 Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity shall provide any opinions of counsel, officers' certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Bond Administrator and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not result in the assets of the trust being deemed to be "plan assets" and subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and the Code or Similar Law, will not constitute or result in a prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code, and will not subject the Servicer, the Special Servicer, the Depositor, the Trustee, the Bond Administrator or the Certificate Registrar to any obligation or liability. None of the Trustee, the Bond Administrator or the Certificate Registrar shall register a Class R or Class LR Certificate or a Class Q-1 or Class Q-2 Certificate in any Person's name unless such Person has provided the letter referred to in clause (i) of the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Class Q-1, Class Q-2 and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Any transfer of a Restricted Certificate that would violate or result in a prohibited transaction under ERISA or Section 4975 of the Code shall be deemed absolutely null and void ab initio.

               (l) Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

               (i) Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

               (ii) No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest,
         (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and
         (v) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

               (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

               Neither the Bond Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Bond Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

               Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Bond Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Bond Administrator, the Certificate Registrar and the Bond Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

               Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Bond Administrator and the Servicer harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Bond Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

               Section 5.04 Appointment of Paying Agent. The Bond Administrator may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01 and to Companion Holders pursuant to
Section 3.05 (such paying agent is the Companion Paying Agent appointed pursuant to Section 8.11). The Bond Administrator shall cause such Paying Agent, if other than the Bond Administrator or the Servicer, to execute and deliver to the Servicer and the Bond Administrator an instrument in which such Paying Agent shall agree with the Servicer and the Bond Administrator that such Paying Agent will hold all sums held by it for the payment to Certificateholders or Companion Holders in trust for the benefit of the Certificateholders and any Companion Holders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Bond Administrator. Except for the Bond Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "AA" by Fitch and by S&P, or shall be otherwise acceptable to each Rating Agency.

               Section 5.05 Access to Certificateholders' Names and Addresses.
(a) If any Certificateholder (for purposes of this Section 5.05, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

               (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Bond Administrator that the Bond Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

               Section 5.06 Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Bond Administrator and, when required, to the Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Bond Administrator and the Servicer, if made in the manner provided in this Section.

               (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Bond Administrator deems sufficient.

               (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Bond Administrator or the Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

               (d) The Bond Administrator or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

                                   ARTICLE VI

              THE DEPOSITOR, THE SERVICER AND THE SPECIAL SERVICER

               Section 6.01 Liability of the Depositor, the Servicer and the Special Servicer. The Depositor, the Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

               Section 6.02 Merger or Consolidation of the Servicer. Subject to the following paragraph, the Servicer will keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of Delaware and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

               The Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Servicer hereunder, and shall be deemed to have assumed all of the liabilities of the Servicer hereunder, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or transfer of assets and succession, in and of itself, will not cause a downgrade, qualification or withdrawal of the then-current ratings assigned by such Rating Agency to any Class of Certificates.

               Section 6.03 Limitation on Liability of the Depositor, the Servicer and Others. None of the Depositor, the Servicer or the Special Servicer or any of the directors, officers, employees, members, managers or agents (including subservicers) of the Depositor, the Servicer or the Special Servicer shall be under any liability to the Trust Fund, the Certificateholders or the Companion Holders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, Servicer or the Special Servicer or any such Person against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties or by reason of reckless disregard of obligations or duties hereunder. The Depositor, the Servicer, the Special Servicer, and any member, manager, director, officer, employee or agent (including subservicers) of the Depositor, the Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer and any member, manager, director, officer, employee or agent (including subservicers) of the Depositor, the Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund and the Companion Holders (but subject to Section 1.04) against any loss, liability or expense (including legal fees and expenses) (i) incurred in connection with any claim or legal action relating to this Agreement or the Certificates, other than any loss, liability or expense incurred by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the Servicer, by reason of any specific liability proposed for a breach of the Servicing Standard) in the performance of duties hereunder or by reason of reckless disregard of obligations or duties hereunder, in each case by the Person being indemnified or (ii) imposed by any taxing authority if such loss, liability or expense is not specifically reimbursable pursuant to the terms of this Agreement. Notwithstanding the foregoing, in the event of any loss, liability or expense described in the preceding sentence relates to a Loan Pair or related Mortgaged Property, (A) only the Trust Fund and the related Companion Holder (and not any unrelated Companion Holder) shall be required to indemnify such Persons specified in such sentence, and such indemnification shall be made only from amounts otherwise distributable to such Companion Holder and to the Trust Fund and (B) no Companion Holder shall have any liability hereunder with respect to any loss, liability or expense (i) relating solely to any other Loan Pair or (ii) relating solely to the issuance, sale, transfer or administration of or distributions with respect to the Certificates or otherwise solely to the Trust Fund. None of the Depositor, the Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Depositor, the Servicer or the Special Servicer may in its discretion undertake any action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Companion Holders (but subject to Section 1.04 and the other limitations specified herein), and the Depositor, the Servicer and the Special Servicer shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06 of this Agreement. The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

               Section 6.04 Limitation on Resignation of the Servicer and the Special Servicer; Termination of the Servicer and the Special Servicer. (a) The Servicer and the Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their mortgage servicing or asset management portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of a servicer of mortgage loans or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02, (B) shall be acceptable to each Rating Agency as confirmed by a letter from each Rating Agency delivered to the Trustee and the Bond Administrator that such assignment or delegation will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Certificates, and (C) shall execute and deliver to the Trustee, the Bond Administrator and each Companion Holder an agreement, in form and substance reasonably satisfactory to the Trustee and the Bond Administrator, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or Special Servicer, as applicable under this Agreement from and after the date of such agreement; (ii) as confirmed by a letter from each Rating Agency delivered to the Trustee and the Bond Administrator, each Rating Agency's rating or ratings of the Regular Certificates in effect immediately prior to such assignment, sale or transfer will not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer; (iii) the Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iv) the Trustee and the Bond Administrator shall have given their written consent thereto; and (v) the rate at which the Servicer Compensation or Special Servicer Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Servicer or Special Servicer, as applicable, hereunder.

               (b) Except as provided in Section 6.02 and this Section 6.04, the Servicer and the Special Servicer shall not resign from their respective obligations and duties hereby imposed on them except upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Servicer's or Special Servicer's expense) to such effect delivered to the Trustee, the Bond Administrator and the Companion Holders.

               (c) The Trustee shall be permitted to remove the Servicer or Special Servicer provided that it has received notice from Fitch that if such Servicer or Special Servicer is not removed there is the risk of a downgrade, qualification or withdrawal of the then-current ratings by Fitch to any Class of Certificates because of the Servicer or Special Servicer acting as Servicer or Special Servicer. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Servicer or the Special Servicer has been paid any unpaid Servicer Compensation or Special Servicer Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Servicer, the successor Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Servicer had immediately prior to its termination without regard to the operation of this paragraph.

               No resignation or removal of the Servicer or the Special Servicer as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Servicer or Special Servicer shall have assumed the Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder. If no successor Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Servicer or Special Servicer shall be treated as Realized Losses.

               Section 6.05 Rights of the Depositor and the Trustee in Respect of the Servicer and the Special Servicer. The Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Trustee, the Bond Administrator, the Companion Holders and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, the Servicer and the Special Servicer shall furnish to the Depositor, Servicer, Special Servicer, the Trustee, the Bond Administrator and the Companion Holders its most recent financial statements and such other information in its possession regarding its business, affairs, property and condition, financial or otherwise as the party requesting such information, in its reasonable judgment, determines to be relevant to the performance of the obligations hereunder of the Servicer and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of the Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action it will be reimbursed by the Trust Fund from the Collection Account as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the Servicer or Special Servicer, as applicable. None of the Depositor, the Trustee nor the Bond Administrator and neither the Servicer, with respect to the Special Servicer, or the Special Servicer, with respect to the Servicer, shall have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Servicer or the Special Servicer under this Agreement or otherwise. Neither the Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

               Section 6.06 Servicer or Special Servicer as Owner of a Certificate. The Servicer or an Affiliate of the Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which the Servicer or the Special Servicer or an Affiliate of the Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Servicer's or the Special Servicer's good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the Servicing Standard, the Servicer or the Special Servicer may but need not seek the approval of the Certificateholders or the Companion Holders to such action by delivering to the Bond Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Servicer or the Special Servicer or an Affiliate of the Servicer or the Special Servicer, and
(iii) describes in reasonable detail the action that the Servicer or the Special Servicer proposes to take. The Bond Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) and the Companion Holders together with such instructions for response as the Bond Administrator shall reasonably determine. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders and the Directing Certificateholder (calculated without regard to the Certificates beneficially owned by the Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) and each affected Companion Holder (so long as no Control Appraisal Event exists and is continuing with respect to that Companion
Loan) shall have consented in writing to the proposal described in the written notice, and if the Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Bond Administrator shall be entitled to reimbursement from the Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Bond Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

                                   ARTICLE VII

                                     DEFAULT

               Section 7.01 Events of Default. (a) "Servicer Event of Default", wherever used herein, means any one of the following events:

               (i) any failure by the Servicer to deposit into the Collection Account or any failure by the Servicer to remit to the Lower-Tier Distribution Account or any Companion Distribution Account any amount required to be so deposited or remitted by the Servicer (including a P&I Advance) pursuant to, and at the time specified by the terms of this Agreement; or

               (ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements or the breach of any representations or warranties on the part of the Servicer contained in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, the Trustee or the Bond Administrator or any Companion Holder affected thereby, or to the Servicer, the Depositor, the Trustee and the Bond Administrator by the Holders of Certificates evidencing Percentage Interests of at least 25% of any Class affected thereby; or

               (iii) confirmation in writing by Fitch that failure to remove the Servicer will, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates; or

               (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

               (v) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer, or of or relating to all or substantially all of its property; or

               (vi) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

               (vii) the Servicer shall fail to make any Property Advance required to be made by the Servicer hereunder (whether or not the Trustee makes such Advance), which failure continues unremedied for a period of fifteen (15) days after the date on which such Property Advance was first due (or for any shorter period as may be required, if applicable, to avoid any lapse in insurance coverage required under any Mortgage or this Agreement with respect to any Mortgaged Property or to avoid any foreclosure or similar action with respect to any Mortgaged Property by reason of a failure to pay real estate taxes and assessments, and if the Trustee makes a required Property Advance pursuant to Section 3.24 due to the Servicer's failure to make a required Advance, such Event of Default shall occur immediately upon such Advance); or

               (viii) the Servicer shall no longer be an "approved" or "acceptable" (or equivalent designation) servicer by each of the Rating Agencies for mortgage pools similar to the Trust Fund;

then, and in each and every such case, so long as a Servicer Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates shall, terminate the Servicer. In the case of clauses (iii) and (vii) above, the Bond Administrator, on behalf of the Trustee, shall be required to notify Certificateholders of such Servicer Event of Default and request whether such Certificateholders favor such termination. In addition, the Bond Administrator shall provide notice of such event to the Companion Holders.

               In the event that the Servicer is also the Special Servicer and the Servicer is terminated as provided in this Section 7.01, the Servicer shall also be terminated as Special Servicer.

               (b) "Special Servicer Event of Default," wherever used herein, means any one of the following events:

               (i) any failure by the Special Servicer to remit to the Collection Account any amount required to be so deposited by the Special Servicer pursuant to and in accordance with the terms of this Agreement; or

               (ii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements or the breach of any representations or warranties on the part of the Special Servicer contained in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer by the Servicer, the Depositor, the Trustee, the Bond Administrator or any Companion Holder affected thereby, or to the Special Servicer, the Servicer, the Depositor, the Trustee and the Bond Administrator by the Holders of Certificates evidencing Percentage Interests of at least 25% of any Class affected thereby; or

               (iii) confirmation in writing by Fitch that failure to remove the Special Servicer would, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates; or

               (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

               (v) the Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer, or of or relating to all or substantially all of its property; or

               (vi) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

               (vii) the Special Servicer shall fail to make any Property Advance required to be made by the Special Servicer hereunder (whether or not the Servicer or the Trustee makes such Advance), which failure continues unremedied for a period of fifteen (15) days after the date on which such Property Advance was first due (or for any shorter period as may be required, if applicable, to avoid any lapse in insurance coverage required under any Mortgage or this Agreement with respect to any Mortgaged Property or to avoid any foreclosure or similar action with respect to any Mortgaged Property by reason of a failure to pay real estate taxes and assessments, and if the Trustee makes a required Property Advance pursuant to Section 3.24 due to the Special Servicer's failure to make a required Advance, such Event of Default shall occur immediately upon such Advance); or

               (viii) the Special Servicer shall no longer be an "approved" or "acceptable" (or equivalent designation) special servicer by each of the Rating Agencies for mortgage pools similar to the Trust Fund;

then, and in each and every such case, so long as a Special Servicer Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates shall, terminate the Special Servicer. In the case of clauses (iii) and (vii) above, the Bond Administrator, on behalf of the Trustee, shall be required to notify Certificateholders of such Special Servicer Event of Default and request whether such Certificateholders favor such termination. In addition, the Bond Administrator shall provide notice of such event to the Companion Holders.

               (c) In the event that the Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the "Terminating Party") shall, by notice in writing to the Servicer or the Special Servicer, as the case may be (the "Terminated Party"), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans or Loan Pairs and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination, and with respect to the Special Servicer, its right to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to
Section 3.12(c)). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder) or the Mortgage Loans or Loan Pairs or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise; provided that in the event the Special Servicer is terminated pursuant to Section 7.01(b), unless the Servicer is also the Special Servicer, the provisions of this Agreement relating to a Terminating Party shall also apply to and include the Servicer mutatis mutandis, and the Servicer shall assume all of the Special Servicer's responsibilities, duties and liabilities hereunder subject to (i) its consent to the foregoing and (ii) receipt by the Trustee of written confirmation from each Rating Agency, that such assumption would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates. The Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Servicer or the Special Servicer to the Collection Account, any REO Account, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans or Loan Pairs, and shall promptly provide the Terminating Party or such successor Servicer or successor Special Servicer (which may include the Trustee or Bond Administrator), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the Terminating Party or the successor Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund and the Companion Holders; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund and the Companion Holders. Each Companion Holder (or an Operating Advisor acting on its behalf) shall be entitled to provide notice to the Trustee of any Default or Event of Default hereunder of which it has knowledge.

               Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Terminating Party (subject to Section 7.01(c)) shall be its successor in all respects in its capacity as Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Servicer or successor Special Servicer, shall be indemnified to the full extent provided the Servicer or Special Servicer, as applicable, under this Agreement prior to the Servicer's or the Special Servicer's termination. The appointment of a successor Servicer or successor Special Servicer shall not affect any liability of the predecessor Servicer or Special Servicer which may have arisen prior to its termination as Servicer or Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or Loan Pairs that accrue after the date of the Terminating Party's succession to which the Servicer or Special Servicer would have been entitled if the Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall (i) if it is unable to so act, (ii) if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights so request in writing to the Trustee or if the Trustee is not an "approved" servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which will not result in a downgrade, qualification or withdrawal of the then-current rating or ratings assigned to any Class of Certificates as evidenced in writing by each Rating Agency, as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer hereunder. No appointment of a successor to the Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the Servicer (or the Special Servicer if the Special Servicer is also the Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer , unless the Servicer is also the Special Servicer, the Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, after consultation with the Directing Certificateholder and if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf), additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. The Depositor, the Trustee, the Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

               Section 7.03 Notification to Certificateholders and Other Persons. (a) Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Servicer or the Special Servicer, the Bond Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to each Rating Agency and to each Companion Holder.

               (b) Within 30 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Bond Administrator who will forward to all Holders of Certificates, all Companion Holders, each Operating Adviser and each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

               Section 7.04 Other Remedies of Trustee. During the continuance of any Servicer Event of Default or a Special Servicer Event of Default, so long as such Servicer Event of Default or Special Servicer Event of Default, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and any benefitted Companion Holder, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in
Section 3.06. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Event of Default or Special Servicer Event of Default, if applicable.

               Section 7.05 Waiver of Past Events of Default; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates and in the case of a default affecting a Loan Pair, the related Companion Holder (excluding any Companion Holder affiliated with the Servicer or Special Servicer as to which such proposed waiver relates) may waive any default by the Servicer or Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the Servicer, P&I Advances) to or payments from the Collection Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

               Section 8.01 Duties of Trustee and the Bond Administrator. (a) Each of the Trustee and the Bond Administrator, prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee or the Bond Administrator, as applicable, has actual knowledge and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee or the Bond Administrator shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee or the Bond Administrator has actual knowledge, the Trustee or the Bond Administrator, as applicable, subject to the provisions of Sections 7.02 and 7.05 shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

               (b) The Trustee and the Bond Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Bond Administrator which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee and the Bond Administrator shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Bond Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to the Trustee or the Bond Administrator's reasonable satisfaction, the Bond Administrator will provide notice thereof to the Certificateholders.

               (c) Neither the Trustee nor the Bond Administrator nor any of their officers, directors, employees, agents or "control" persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided, that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee or the Bond Administrator, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

               (i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Trustee or the Bond Administrator has actual knowledge, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee and the Bond Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Bond Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Bond Administrator and, in the absence of bad faith on the part of the Trustee or the Bond Administrator, the Trustee and the Bond Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

               (ii) Neither the Trustee nor the Bond Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or Bond Administrator, as applicable, unless it shall be proved that the Trustee or the Bond Administrator was negligent in ascertaining the pertinent facts;

               (iii) Neither the Trustee nor the Bond Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Bond Administrator, or exercising any trust or power conferred upon the Trustee or the Bond Administrator, under this Agreement;

               (iv) Neither the Trustee, nor the Bond Administrator nor any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or the Board Administrator, as applicable, and that is selected other than by the Trustee or the Bond Administrator, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Servicer, Special Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

               (v) Neither the Trustee nor the Bond Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Bond Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund), and the Trustee and the Bond Administrator shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or the Bond Administrator or any breach of an obligation, representation, warranty or covenant of the Trustee contained herein; and

               (vi) Neither the Trustee nor the Bond Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the Trustee or the Bond Administrator may be required to act, unless a Responsible Officer of the Trustee or Bond Administrator obtains actual knowledge of such failure. Neither the Trustee nor the Bond Administrator shall be deemed to have actual knowledge of the Servicer's or the Special Servicer's failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or the Bond Administrator pursuant to this Agreement.

               None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Bond Administrator in its capacity as Bond Administrator to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Bond Administrator, respectively, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Bond Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee nor the Bond Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Bond Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, however, whenever acting as or instead of the Servicer or Special Servicer hereunder, the Trustee or the Bond Administrator (as the case may be) shall comply with the Servicing Standard.

               Section 8.02 Certain Matters Affecting the Trustee and the Bond Administrator. (a) Except as otherwise provided in Section 8.01:

               (i) The Trustee and the Bond Administrator may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers' Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Bond Administrator shall have responsibility to ascertain or confirm the genuineness of any such party or parties;

               (ii) The Trustee and the Bond Administrator may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

               (iii) (A) Neither the Trustee nor the Bond Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Bond Administrator reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs; and (B) the right of the Trustee or the Bond Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Bond Administrator shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

               (iv) Neither the Trustee nor the Bond Administrator nor any of their directors, officers, employees, Affiliates, agents or "control" persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Bond Administrator, as applicable to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

               (v) Neither the Trustee shall nor the Bond Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Bond Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or Bond Administrator, not reasonably assured to the Trustee or the Bond Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Bond Administrator may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Servicer or the Special Servicer if an Event of Default shall have occurred and be continuing relating to the Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

               (vi) The Trustee and the Bond Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of the obligations hereunder.

               (b) Following the Startup Day, neither the Trustee nor the Bond Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee and the Bond Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause any of the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC to fail to qualify as a REMIC, or the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding or subject any of the Upper-Tier REMIC, the Lower-Tier REMIC or either Loan REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

               (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

               Neither the Trustee nor the Bond Administrator shall have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

               Section 8.03 Trustee and Bond Administrator Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Bond Administrator, the Servicer, or the Special Servicer and the Trustee, the Bond Administrator, the Servicer and the Special Servicer assume no responsibility for their correctness. The Trustee, the Bond Administrator, the Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document. Neither the Trustee nor the Bond Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Bond Administrator shall be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02); the compliance by the Depositor, the Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; any investment of monies by or at the direction of the Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Servicer or Special Servicer pursuant to Section 7.02) or any subservicer or any Borrower; any action of the Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Servicer or Special Servicer pursuant to Section 7.02) or any subservicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; the failure of the Servicer or the Special Servicer or any subservicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee hereunder; or any action by or omission of the Trustee taken at the instruction of the Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement. Neither the Trustee nor the Bond Administrator shall be accountable for the use or application by the Depositor, the Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock-Box Account, the Cash Collateral Account, Reserve Accounts, the Default Interest Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account or the Excess Interest Distribution Account or any other account maintained by or on behalf of the Servicer or the Special Servicer, other than any funds held by the Trustee. Neither the Trustee nor the Bond Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee and the Bond Administrator shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Bond Administrator has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Bond Administrator under this Agreement or otherwise.

               Section 8.04 Trustee and Bond Administrator May Own Certificates. The Trustee, the Bond Administrator and any agent of the Trustee and Bond Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor and the Servicer in banking transactions, with the same rights it would have if it were not Trustee, Bond Administrator or such agent.

               Section 8.05 Payment of Trustee's and Bond Administrator's Fees and Expenses; Indemnification. (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders the Bond Administrator shall be entitled to pay itself and the Trustee the Trustee Fee as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee or a bond administrator of an express trust) for all services rendered by it and the Trustee in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee or the Bond Administrator hereunder at the Trustee Fee Rate from which an amount equal to the Bond Administrator Fee shall be paid to the Bond Administrator and the remainder shall be paid to the Trustee.

               (b) In the event that the Trustee assumes the servicing responsibilities of the Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Servicer or the Special Servicer, as the case may be, would have been entitled.

               (c) The Trustee and the Bond Administrator shall each be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Bond Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which, to the extent not previously paid pursuant to Section 3.06(e), the Bond Administrator will be entitled to withdraw from the Distribution Account prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section l.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, neither the Trustee nor the Bond Administrator shall refuse to perform any of its duties hereunder solely as a result of the failure to be paid the Trustee Fee and the Trustee's expenses or any sums due to the Bond Administrator. The term "unanticipated expenses incurred by the REMIC" shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to any Trust REMIC or the Grantor Trust and the losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to any Trust REMIC or the Grantor Trust, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of
Section 3.11, Section 4.05 and Section 7.01.

               The Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee and the Bond Administrator for the reasonable expenses, disbursements and advances incurred or made by the Trustee and the Bond Administrator in connection with any transfer of the servicing responsibilities of the Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee or the Bond Administrator.

               (d) Each of the Paying Agent, the Certificate Registrar, the Custodian, the Depositor, the Servicer and the Special Servicer (each, an "Indemnifying Party") shall indemnify the Trustee and the Bond Administrator and their respective Affiliates and each of the directors, officers, employees and agents of the Trustee, the Bond Administrator and their respective Affiliates (each, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party's respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Servicer, any agent of the Servicer or subservicer).

               (e) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement or the Certificates other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Indemnified Party and
(ii) those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(d). The right of reimbursement of the Indemnified Parties under this Section 8.05(e) shall be senior to the rights of all Certificateholders.

               (f) Notwithstanding anything herein to the contrary, this Section
8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Bond Administrator, as the case may be, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Servicer, the Special Servicer, the Paying Agent, the Certificate Registrar or the Custodian.

               (g) This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

               Section 8.06 Eligibility Requirements for Trustee and Bond Administrator. Each of the Trustee and Bond Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $50,000,000, its long-term unsecured debt obligations must be rated at least "AA" (without regard to a +/- qualification) or the equivalent by each Rating Agency, and such appointment must, so long as Fitch is then rating any Certificates, not result in the downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates, as evidenced in writing by Fitch, and shall be subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer (except during any period when the Trustee has assumed the duties of the Servicer pursuant to Section 7.02); provided that, notwithstanding that the long-term unsecured debt of Wells Fargo Bank Minnesota N.A. and LaSalle Bank National Association are not rated by Fitch, Wells Fargo Bank Minnesota N.A. shall not fail to qualify as Trustee or that LaSalle Bank National Association shall not fail to qualify as Bond Administrator solely by virtue of the lack of such ratings until such time as Fitch shall notify the Trustee, the Bond Administrator, the Servicer and the Special Servicer in writing that Wells Fargo Bank Minnesota or LaSalle Bank National Association, as applicable, is no longer exempt from the foregoing rating requirements imposed by this sentence. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of any Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee or the Bond Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or Bond Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07.

               Section 8.07 Resignation and Removal of the Trustee or Bond Administrator. The Trustee or the Bond Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee or the Bond Administrator, as applicable, and to the Depositor, the Servicer, the Special Servicer and each Rating Agency. Upon such notice of resignation from the Trustee, the Servicer shall promptly appoint a successor Trustee, the appointment of which is subject to the requirements contained in
Section 8.06. Upon such notice of resignation from the Bond Administrator, the Trustee shall promptly appoint a successor Bond Administrator the appointment of which is subject to the requirements contained in Section 8.06. If no successor Trustee or Bond Administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Bond Administrator may petition any court of competent jurisdiction for the appointment of a successor Trustee or Bond Administrator.

               If at any time the Trustee or the Bond Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or Servicer, or if at any time the Trustee or the Bond Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of either the Trustee or the Bond Administrator or of its property or the Bond Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or, so long as any Certificate is then rated by Fitch, upon a confirmation in writing by Fitch that not terminating the Trustee, or the Bond Administrator, as applicable, would, in and of itself, cause the then-current rating assigned to any Class of Certificates to be qualified, withdrawn or downgraded, then the Depositor or the Servicer may remove the Trustee or the Bond Administrator and the Servicer shall promptly appoint a successor Trustee or the Bond Administrator by written instrument, which shall be delivered to the Trustee and or the Bond Administrator so removed and to the successor Trustee and or successor Bond Administrator.

               The Holders of Certificates entitled to at least 50% of the Voting Rights may at any time remove the Trustee and or the Bond Administrator and appoint a successor Trustee or successor Bond Administrator by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Servicer, one complete set to the Trustee or Bond Administrator, as applicable, so removed, and one complete set to the successor Trustee or Bond Administrator, as applicable.

               In addition, if the Trustee or the Bond Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Bond Administrator, as applicable, necessary to effect the transfer of its responsibilities to the successor Trustee or the Bond Administrator.

               In the event that the Trustee or Bond Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

               Any resignation or removal of the Trustee or Bond Administrator and appointment of a successor Trustee or successor Bond Administrator and, if such successor Trustee or successor Bond Administrator is not rated by each Rating Agency in one of its two highest long-term debt rating categories (without regard to a +/- or numerical designation), shall not become effective until acceptance of appointment by the successor Trustee or successor Bond Administrator, as applicable.

               Section 8.08 Successor Trustee or Bond Administrator. (a) Any successor Trustee and any successor Bond Administrator shall execute, acknowledge and deliver to the Depositor, the Servicer and to the predecessor Trustee or predecessor Bond Administrator, as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or predecessor Bond Administrator shall become effective and such successor Trustee and successor Bond Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Bond Administrator herein, provided that such successor Trustee and successor Bond Administrator shall satisfy the requirements contained in Section 8.06. The predecessor Trustee shall deliver to the successor Trustee all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee all such rights, powers, duties and obligations. No successor Trustee or successor Bond Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or successor Bond Administrator shall be eligible under the provisions of Section 8.06.

               Upon acceptance of appointment by a successor Trustee or a successor Bond Administrator as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Bond Administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be mailed at the expense of the Depositor.

               (b) Any successor Trustee or successor Bond Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

               Section 8.09 Merger or Consolidation of Trustee or Bond Administrator. Any corporation into which the Trustee or Bond Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or Bond Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee or Bond Administrator, as applicable, hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

               Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

               In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

               No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other Trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

               Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

               Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

               Section 8.11  Companion Paying Agent.

               (a) The Bond Administrator shall be the initial Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth herein. The Companion Paying Agent shall promptly make available all reports delivered to it under this Agreement to the Companion Holders.

               (b) No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its own negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement, the Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into Agreement against the Companion Paying Agent and, in the absence of bad faith on the part of the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

               (c) Upon the resignation or removal of the Bond Administrator pursuant to Article VIII of this Agreement, the Companion Paying Agent shall be deemed simultaneously to resign or be removed.

               (d) The Companion Paying Agent shall be indemnified (first by the Companion Holders to the extent of amounts in the Collection Account and identified on the related Companion Ledgers as attributable to such Companion Loans (applied pro rata in accordance with the amounts therein relating to each Companion Loan) and then to the extent of amounts in the Collection Account identified on the Trust Ledger, solely to the extent amounts attributable to the Companion Loans are insufficient) from, and held harmless against, any and all losses, liabilities, damages or claims incurred in connection with any legal action relating to this Agreement or unanticipated "out-of-pocket" expenses (other than the expense of any employee's compensation and any expense allocable to the Companion Paying Agent's overhead, but including reasonable attorney's fees) arising in respect of this Agreement other than those resulting from the negligence, bad faith, intentional breach of this Agreement or willful misconduct of the Companion Paying Agent. Notwithstanding the foregoing, in the event of any loss, liability or expense described in the preceding sentence relates to a Loan Pair or related Mortgaged Property, only the related Companion Holder (and not any unrelated Companion Holder) shall be required to indemnify such Persons specified in such sentence, and such indemnification shall be made only from amounts otherwise distributable to such Companion Holder.

               (e) This Section shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards rights accrued prior to such resignation or removal.

               Section 8.12  Companion Register.

               The Companion Paying Agent shall maintain a register (the "Companion Register") on which it will record the names and addresses of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by the Companion Holders. The initial Companion Holders, along with their names, addresses, wiring instructions and tax identification numbers, are listed on Schedule II hereto. Each of the Companion Holders hereby agrees to inform the Companion Paying Agent of its name, address, wiring instructions and taxpayer identification number and of any transfer thereof. Upon the sale of any Companion Loan or portion thereof, the transferring Companion Holder shall inform the Companion Paying Agent in writing that such transfer has taken place and provide the Companion Paying Agent with the name, address, wiring instructions and tax identification number of the transferee. In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Companion Loan and shall have no obligation to recover and redirect such payment.

               The Companion Paying Agent shall promptly provide the names and addresses of the Companion Holders to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such names and addresses.

                                   ARTICLE IX

                                   TERMINATION

               Section 9.01 Termination. (a) The respective obligations and responsibilities of the Servicer, the Special Servicer, the Depositor, the Trustee and the Bond Administrator created hereby with respect to the Certificates (other than the obligations of the Bond Administrator to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class as described in Section 9.01(c); and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

               (b) The Trust Fund, the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Upper-Tier REMIC and the Lower-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Servicer in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC. The Loan REMICs shall be terminated in such a complete liquidation simultaneously with the Upper-Tier REMIC and the Lower-Tier REMIC and in accordance with the provisions of the respective Loan REMIC Declarations; provided, that any Loan REMIC shall terminate without liquidation on any earlier Distribution Date following a Final Recovery Determination or other payment in full with respect to the related Mortgage Loan. Notwithstanding the termination of the Trust REMICs or the Trust Fund, the Bond Administrator shall be responsible for filing the final Tax Returns for the Trust REMICs and applicable income tax or information returns for the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to the Trust REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Trustee shall sign all Tax Returns and other reports required by this Section promptly after receipt thereof from the Bond Administrator.

               (c) Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and, if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and the Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

               (i)    the sum of

                      (A) 100% of the unpaid principal balance of each Mortgage
               Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                      (B) the fair market value of all other property included
               in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                      (C) all unpaid interest accrued on such principal balance
               of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable), to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                      (D) the aggregate amount of unreimbursed Advances, with
               interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

               (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

               As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Bond Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a "qualified liquidation" under
Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

               Anything in this Section 9.01 to the contrary notwithstanding, the holders of the Class Q-1 Certificates shall receive that portion of the proceeds of a sale of the assets of the Trust Fund allocable to the Net Default Interest, as their interests may appear, and the holders of the Class Q-2 Certificates shall receive that portion of the proceeds of a sale of the assets of the Trust Fund allocable the to Excess Interest allocable to each such Class, as their interests may appear.

               (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Bond Administrator shall determine as soon as practicable the Distribution Date on which the Bond Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, and to the Bond Administrator in respect of outstanding Lower-Tier Regular Interests, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance or Lower-Tier Balance of each Class of Certificates or Lower-Tier Regular Interests, respectively, or the Loan REMIC Balance of either Loan REMIC Regular Interest, as the case may be, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(a), (b), or (c); or (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Account or the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account, and (iii) to the Holders of the Class Q-1 and Class Q-2 Certificates, any amounts beneficially owned by such Holders in respect of their respective interests in the Grantor Trust, in any case, following the later to occur of (A) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund or (B) the liquidation or disposition pursuant to Section 3.18 of the last asset held by the Trust Fund.

               (e) Notice of any termination of the Trust Fund pursuant to this
Section 9.01 shall be mailed by the Bond Administrator to affected Certificateholders and each Companion Holder with a copy to the Servicer and each Rating Agency at their addresses shown in the Certificate Registrar or the Companion Register as soon as practicable after the Bond Administrator shall have received, given or been deemed to have received a Notice of Termination but in any event not more than thirty days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Bond Administrator to affected Certificateholders and each Companion Holder shall:

               (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

               (ii) specify the amount of any such final distribution, if known; and

               (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Bond Administrator shall promptly mail notice thereof to each affected Certificateholder and each Companion Holder.

               (f) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator hereunder and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

               Section 10.01 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

               Section 10.02 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

               No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

               No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Holder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing Percentage Interests of at least 25% of each affected Class of Certificates shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

               Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

               Section 10.04 Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class Q-1, Class Q-2, Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first class mail, postage prepaid or by overnight courier) as follows:

               If to the Trustee, to:

                      Wells Fargo Bank Minnesota, N.A.
                      11000 Broken Land Parkway
                      Columbia, Maryland  21044
                      Attention:  Corporate Trust Services (CMBS), COMM 2000-C1

               If to the Bond Administrator:

                      LaSalle Bank National Association
                      135 S. LaSalle Street
                      Chicago, IL  60603
                      Attention:  Asset Backed Securities Trust Services Group,
                                  COMM 2000-C1

               If to the Depositor, to:

                      Deutsche Mortgage & Asset Receiving Corporation One International Place, Room 520
                      Boston, Maryland 02110
                      Attention:  R. Douglas Donaldson

               With a copy to:

                      Cadwalader, Wickersham & Taft
                      100 Maiden Lane
                      New York, New York 10038
                      Attention:  Anna H. Glick

               If to the Servicer, to:

                      Orix Real Estate Capital Markets, LLC
                      1717 Main Street, 14th Floor
                      Dallas, Texas 75021
                      Attention:  Edgar L. Smith, II

               With a copy to:

                      Orix Real Estate Capital Markets, LLC
                      1717 Main Street, 12th Floor
                      Dallas, Texas 75201
                      Attention:  Paul Smyth

               If to the Special Servicer, to:

                      Orix Real Estate Capital Markets, LLC
                      1717 Main Street, 14th Floor
                      Dallas, Texas 75021
                      Attention:  Edgar L. Smith, II

               With a copy to:

                      Orix Real Estate Capital Markets, LLC
                      1717 Main Street, 12th Floor
                      Dallas, Texas 75201
                      Attention:  Paul Smyth

               If to the German American Capital Corporation, to:

                      German American Capital Corporation
                      31 West 52nd Street
                      New York, New York 10019
                      Attention:  Greg Hartch

               If to Morgan Guaranty Trust Company of New York, to:

                      Morgan Guaranty Trust Company of New York
                      60 Wall Street
                      New York, New York 10038
                      Attention:  Nancy Alto

               If to LaSalle Bank National Association, as Mortgage Loan Seller, to:

                      LaSalle Bank National Association
                      135 South LaSalle Street
                      Chicago, Illinois  60603
                      Attention:  Margaret Govern

               If to the Underwriters, to:

                      Deutsche Bank Securities, Inc.
                      Commercial Mortgage-Backed Securities
                      31 West 52nd Street
                      New York, New York 10019
                      Attention:  Greg Hartch

                      J.P. Morgan Securities Inc.
                      60 Wall Street
                      New York, New York 10260
                      Attention:  Brian Baker

                      Chase Securities Inc.
                      270 Park Avenue
                      New York, New York 10017
                      Attention:  [__________]

               If to any Certificateholder, to:

                      the address set forth in the Certificate Register,

               If to the holder of the Crowne Plaza Loan, to:

                      L-O Broadway Investments, Inc.
                      c/o Lowe Enterprises Investments, Inc.
                      140 Pacific Avenue
                      San Francisco, California  94111
                      Attention: Ronald E. Silva
                      Fax No. (415) 834-1475

               with a copy to:

                      Lowe Enterprises Investment Management, Inc.
                      11777 San Vicente Boulevard, Suite 900
                      Los Angeles, California 90049
                      Attention: Bleecker Seaman,
                      Fax No. (310) 207-1132

               If to the holder of the Alliance Companion Loan or the Crystal Park Companion Loan, to:

                      German American Capital Corporation
                      31 West 52nd Street
                      New York, New York 10019
                      Attention:  Greg Hartch

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

               Section 10.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

               Section 10.06 Notice to the Depositor and Each Rating Agency.
(a) The Bond Administrator shall use its best efforts to promptly provide notice to the Depositor, the Underwriters, the Directing Certificateholder and if a Loan Pair is involved, the related Companion Holder (or Operating Advisor acting on its behalf) and each Rating Agency with respect to each of the following of which a Responsible Officer of the Bond Administrator has actual knowledge:

               (i) any material change or amendment to this Agreement;

               (ii) the occurrence of any Event of Default that has not been cured;

               (iii) the merger, consolidation, resignation or termination of the Servicer, the Special Servicer, the Trustee or the Bond Administrator;

               (iv) the repurchase of Mortgage Loans pursuant to Section 2.03(d) or 2.03(e);

               (v) the final payment to any Class of Certificateholders;

               (vi) any change in the location of the Collection Account, the Distribution Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account; and

               (vii) each report to Certificateholders described in Section 4.02 and Section 3.22.

               (b) The Servicer shall promptly furnish to each Rating Agency (and to each Companion Holder, the items set forth in items (iii) through (viii) and (x) below, except that each Companion Holder shall receive only such information as concerns the related Loan Pair or Mortgaged Property) copies of the following:

               (i) in the case of Fitch, each of the reports delivered pursuant to Section 3.13(c), Section 3.13(e) or Section 3.13(f);

               (ii) each of its annual statements as to compliance described in
         Section 3.14;

               (iii) each of its annual independent public accountants' servicing reports described in Section 3.15;

               (iv) a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan or Loan Pair, in each case to the extent collected pursuant to Section 3.03; however, with respect to Fitch, the Servicer shall provide only the quarterly and annual statements or reports;

               (v) a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan or Loan Pair;

               (vi) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Servicer;

               (vii) any change in the lien priority of a Mortgage Loan or Loan Pair;

               (viii) any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

               (ix) any material damage to a Mortgaged Property; and

               (x) any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan or Loan Pair.

               (c) The Servicer shall furnish each Rating Agency, the Depositor and each Companion Holder with such information with respect to the Trust Fund, a Mortgaged Property, a Borrower and a Specially Serviced Loan as such Rating Agency, the Depositor or Companion Holder shall reasonably request and which the Servicer can reasonably obtain. The Rating Agencies and the Companion Holders shall not be charged any fee or expense in connection therewith. The Servicer shall send copies to the Depositor of any information provided to any Rating Agency.

               (d)  Notices to each Rating Agency shall be addressed as follows:

                    Fitch, Inc.
                    One State Street Plaza
                    New York, New York 10004
                    Attention: Commercial Mortgage Surveillance
                    Telecopy:  (212) 635-0295

                    Standard & Poor's Ratings Services
                    55 Water Street
                    New York, New York 10007
                    Attention: Commercial Mortgage Surveillance Group
                    Telecopy:  (212) 438-2657

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto.

               Section 10.07 Amendment. This Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions herein or therein,
(iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided such amendment does not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions herein or therein (provided that such amendment does not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement (provided such amendment does not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then-current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

               This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and
(y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

               (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

               (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under this Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

               (iii) alter the Servicing Standard or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

               (iv) amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

               Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

               In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 10.07 shall be effective with the consent of the Trustee, the Bond Administrator, and the Servicer, in writing, and to the extent required by this Section, the Certificateholders and/or the Companion Holders. Promptly after the execution of any amendment, the Servicer shall forward to the Trustee and the Bond Administrator and the Bond Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, each Companion Holder and each Rating Agency.

               It shall not be necessary for the consent of Certificateholders under this Section 10.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders or Companion Holders shall be subject to such reasonable regulations as the Bond Administrator may prescribe; provided, however, that such method shall always be by affirmation and in writing.

               Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Bond Administrator shall have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by either Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund), to the effect that such amendment will not cause any of the Upper-Tier REMIC, Lower-Tier REMIC or either Loan REMIC to fail to qualify as a REMIC at any time that any REMIC Certificates are outstanding or cause a tax to be imposed on the Trust Fund or any Trust REMIC under the REMIC Provisions (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property) or any other provision of federal, state or local law or ordinances, or cause the Grantor Trust not to be treated as a grantor trust.

               Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Bond Administrator, the Special Servicer and the Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by either Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause
(i), (ii), (iii) or (v) (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee) of the first sentence of this Section, then at the expense of the Trust Fund and the Companion Holders) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee and the Bond Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee's or the Bond Administrator's own rights, duties or immunities under this Agreement.

               Section 10.08 Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, the Distribution Account, the Lower-Tier Distribution Account, the Interest Reserve Account, the Upper-Tier Distribution Account, the Default Interest Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to
Section 9-305 of the Delaware and Massachusetts Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of the Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

               Section 10.09 No Intended Third-Party Beneficiaries. No Person other than a party to this Agreement, any Certificateholder and any Companion Holder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, property manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

               Section 10.10 No Recourse. No recourse under any obligation, covenant or agreement of the Depositor contained in this Agreement shall be had against J.H. Management Corporation ("JHM"), JH Holdings Corporation ("JHHC") or any incorporator, stockholder, officer, director or employee of the Depositor, JHM or JHHC, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Depositor, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors or employees of the Depositor, JHM or JHHC, or any of them under or by reason of any of the obligations, covenants or agreements of the Depositor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Depositor of any of such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of JHM or JHHC and every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that nothing in this Section 10.10 shall relieve any of the foregoing persons or entities from any liability arising from his, her or its fraudulent conduct, willful misconduct or intentional misrepresentation.

               Section 10.11 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

               IN WITNESS WHEREOF, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

Signed and acknowledged                  DEUTSCHE MORTGAGE & ASSET
in the presence of                       RECEIVING CORPORATION,
                                         as Depositor

/s/ RONALD J. CRUZ                       By: /s/ R. DOUGLAS DONALDSON
------------------------------------         -----------------------------------
Print Name: Ronald Cruz                  Name: R. DOUGLAS DONALDSON
                                               ---------------------------------
/s/ CHRIS HOEGLER                        Title: Treasurer
------------------------------------            --------------------------------
Print Name: Chris Hoegler




Signed and acknowledged                  ORIX REAL ESTATE CAPITAL
in the presence of                       MARKETS, LLC,
                                         as Servicer

                                         By: /s/ EDGAR L. SMITH
------------------------------------         -----------------------------------
Print Name:                              Name: Edgar L. Smith II
                                               ---------------------------------
                                         Title: Chief Operating Officer
------------------------------------            --------------------------------
Print Name:




Signed and acknowledged                  ORIX REAL ESTATE CAPITAL
in the presence of                       MARKETS, LLC,
                                         as Special Servicer

                                         By:  /s/ EDGAR L. SMITH
------------------------------------        ------------------------------------
Print Name:                              Name: Edgar L. Smith II
                                               ---------------------------------
                                         Title: Chief Operating Officer
------------------------------------            --------------------------------
Print Name:

Signed and acknowledged                  WELLS FARGO BANK MINNESOTA, N.A.,
in the presence of                       as Trustee

/s/ FRANK MILILLO                        By:  /s/ LESLIE A. GASKILL
------------------------------------        ------------------------------------
Print Name: Frank Milillo                Name: Leslie A. Gaskill
                                               ---------------------------------
/s/ RONALD M. FELDMAN                    Title: Vice President
------------------------------------            --------------------------------
Print Name: Ronald M. Feldman
            Vice President



Signed and acknowledged                  LASALLE BANK NATIONAL ASSOCIATION,
in the presence of                       as Bond Administrator

/s/ DAVID H. HILL                        By:  /s/ ALYSSA C. STAHL
------------------------------------        ------------------------------------
Print Name: David H. Hill                Name: ALYSSA C. STAHL
                                               ---------------------------------
/s/ Paula Mott                           Title: ASSISTANT VICE PRESIDENT
------------------------------------            --------------------------------
Print Name: Paula Mott

Signed and acknowledged                  GERMAN AMERICAN CAPITAL CORPORATION, as
in the presence of                       holder of the Alliance Companion Loan

/s/ STEPHEN CHOE                         By:  /s/ GREGORY B. HARTCH
------------------------------------        ------------------------------------
Print Name: Stephen Choe                 Name: Gregory B. Hartch
                                               ---------------------------------
/s/ ELIZABETH GOSSELIN                   Title: Authorized Signatory
------------------------------------            --------------------------------
Print Name: Elizabeth Gosselin




/s/ STEPHEN CHOE                         By:  /s/ JAMES M. FITZPATRICK
------------------------------------        ------------------------------------
Print Name: Stephen Choe                 Name: James M. Fitzpatrick
                                               ---------------------------------
/s/ ELIZABETH GOSSELIN                   Title: Vice President - GACC
------------------------------------            --------------------------------
Print Name: Elizabeth Gosselin




Signed and acknowledged                  L-O BROADWAY INVESTMENTS, INC.,
in the presence of                       as holder of the Crown Plaza Companion
                                         Loan

/s/ NANCY CHAN                           By:  /s/ RONALD E. SILVA
------------------------------------        ------------------------------------
Print Name: Nancy Chan                   Name: Ronald E. Silva
                                               ---------------------------------
/s/ NANCY CHAN                           Title: Executive Vice President
------------------------------------            --------------------------------
Print Name: Nancy Chan




Signed and acknowledged                  GERMAN AMERICAN CAPITAL CORPORATION, as
in the presence of                       holder of the Crystal Park Companion
                                         Loan

/s/ STEPHEN CHOE                         By:  /s/ GREGORY B. HARTCH
------------------------------------        ------------------------------------
Print Name: Stephen Choe                 Name: Gregory B. Hartch
                                               ---------------------------------
/s/ ELIZABETH GOSSELIN                   Title: Authorized Signatory
------------------------------------            --------------------------------
Print Name: Elizabeth Gosselin




/s/ STEPHEN CHOE                         By:  /s/ JAMES M. FITZPATRICK
------------------------------------        ------------------------------------
Print Name: Stephen Choe                 Name: James M. Fitzpatrick
                                               ---------------------------------
/s/ ELIZABETH GOSSELIN                   Title: Vice President - GACC
------------------------------------            --------------------------------
Print Name: Elizabeth Gosselin

STATE OF MASSACHUSETTS      )
                            )   ss:
COUNTY OF SUFFOLK           )


               On this 20th day of September, 2000, before me, the undersigned, a Notary Public in and for the State of Massachusetts, duly commissioned and sworn, personally appeared R. Douglas Donaldson, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at One International Place, Boston, Maryland; that s/he is the Treasurer of DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, a Delaware corporation, the corporation described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

               WITNESS my hand and seal hereto affixed the day and year first above written.


                                          /s/ ERIN MARY O'MALLEY
                                          --------------------------------------
                                          NOTARY PUBLIC in and for the
                                          State of MA
                                          My Commission expires: 8/27/2004

                                          (stamp)

                                          (seal)
                                                     ERIN MARY O'MALLEY
                                                       Notary Public
                                           My Commission Expires August 27, 2004

This instrument prepared by:


Name:     Cadwalader, Wickersham & Taft
Address:  100 Maiden Lane
          New York, New York 10038

STATE OF TEXAS              )
                            )   ss:
COUNTY OF DALLAS            )


               On this 19th day of September, 2000, before me, the undersigned, a Notary Public in and for the State of Texas, duly commissioned and sworn, personally appeared Edgar L. Smith II, to me known who, by me duly sworn, did depose and acknowledge before me and say that he resides at 1717 Main Street, Dallas, Texas 75021; that he is the Chief Operating Officer of ORIX REAL ESTATE CAPITAL MARKETS, LLC, the company described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said company and on behalf of such company.

               WITNESS my hand and seal hereto affixed the day and year first above written.

                                          /s/ SANDRA ANDERSON
                                          --------------------------------------
                                          NOTARY PUBLIC in and for the
                                          State of Texas
                                          My Commission expires: 10/14/2000

                                          (stamp)

                                          (seal)
                                                        SANDRA ANDERSON
                                                         NOTARY PUBLIC
                                                       THE STATE OF TEXAS
                                                       COMMISSION EXPIRES
                                                           10-14-2000

This instrument prepared by:


Name:     Cadwalader, Wickersham & Taft
Address:  100 Maiden Lane
          New York, New York 10038

STATE OF ILLINOIS           )
                            )   ss:
COUNTY OF COOK              )

On this 20th day of September, 2000, before me, Jennifer Jourdan, a Notary Public in and for said State, personally appeared Alyssa C. Stahl, known to me to be an Assistant Vice President of LASALLE BANK NATIONAL ASSOCIATION, one of the corporations that executed the within instument, and also known to me to be the person who executed it on behalf of said coproration, and acknowledged to me that such coproration executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

        "OFFICIAL SEAL"                   /s/ JENNIFER JOURDAN
        JENNIFER JOURDAN                  --------------------------------------
NOTARY PUBLIC STATE OF ILLINOIS           Jennifer Jourdan, Notary Public
My Commission Expires 05/19/2004
                                          My Commission expires: 5/19/04

[Notarial Seal]

STATE OF NEW YORK           )
                            )   ss:
COUNTY OF NEW YORK          )


               On this 20th day of September, 2000, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Leslie A. Gaskill, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at 16 Bungalow Ave., Oceanport, NJ; that s/he is a Vice President of WELLS FARGO BANK MINNESOTA, N.A., a nationally chartered bank, the entity described in and that executed the foregoing instrument; and that he/her signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

               WITNESS my hand and seal hereto affixed the day and year first above written.

                                          /s/ JACK A. AINI
                                          --------------------------------------
                                          NOTARY PUBLIC in and for the
                                          State of _____________.
                                          My Commission expires:

                                          (stamp)

                                          (seal)
                                                         JACK A. AINI
                                               Notary Public, State of New York
                                                        No. 02A1507924
                                                   Qualified in Kings County
                                               Commission Expires June 9, 2001

This instrument prepared by:


Name:     Cadwalader, Wickersham & Taft
Address:  100 Maiden Lane
          New York, New York 10038

STATE OF NEW YORK           )
                            )   ss:
COUNTY OF NEW YORK          )


               On this 19th day of September, 2000, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Gregory B. Hartch, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at 31 W. 52nd St., NY, NY 10019; that s/he is a Authorized Signatory of GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, the corporation described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

               WITNESS my hand and seal hereto affixed the day and year first above written.


                                          /s/ KAREN D. BERNSOHN
                                          --------------------------------------
                                          NOTARY PUBLIC in and for the
                                          State of New York
                                          My Commission expires:

                                          (stamp)

                                          (seal)
                                                       KAREN D. BERNSOHN
                                                Notary Public, State of New York
                                                        No. 01BE6008838
                                                  Qualified in New York County
                                                Commission Expires June 15, 2002


This instrument prepared by:


Name:     Cadwalader, Wickersham & Taft
Address:  100 Maiden Lane
          New York, New York 10038

STATE OF CALIFORNIA         )
                            )   ss:
COUNTY OF SAN FRANCISCO     )


               On this 18th day of September, 2000, before me, the undersigned, a Notary Public in and for the State of California, duly commissioned and sworn, personally appeared Ronald E. Silva, to me known who, by me duly sworn, did depose and acknowledge before me and say that s/he resides at 140 Pacific Avenue, San Francisco, CA 94111; that s/he is a Executive Vice President of L-O Broadway Investments, Inc., a Delaware corporation, the corporation described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said corporation and on behalf of such corporation.

               WITNESS my hand and seal hereto affixed the day and year first above written.

                                          /s/ NANCY CHAN
                                          --------------------------------------
                                          NOTARY PUBLIC in and for the
                                          State of California
                                          My Commission expires: Oct. 10, 2000

                                          (stamp)

                                          (seal)
                                                           NANCY CHAN
                                                         Comm.# 1113445
                                                   NOTARY PUBLIC - CALIFORNIA
                                                 City & County of San Francisco
                                                 My Comm. Expires Oct. 10, 2000

This instrument prepared by:


Name:     Cadwalader, Wickersham & Taft
Address:  100 Maiden Lane
          New York, New York 10038

                                   EXHIBIT A-1

                          FORM OF CLASS A-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: 7.206%            CUSIP:  20046PAA6

                                               ISIN:  US20046PAA66

                                               Common Code:  011823955

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class A-1 Certificates:  $148,498,000          this Certificate:  $148,498,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  A-1-1
September 15, 2008

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class A-1 Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-l Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                   EXHIBIT A-2

                          FORM OF CLASS A-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate:  The lesser       CUSIP:  20046PAB4
of 7.416% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAB40
the Pooling and Servicing Agreement)
                                               Common Code:  011823963

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-2 Certificates:  $542,915,000      this Certificate:  $400,000,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  A-2-1
April 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

                  Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class A-2 Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                          FORM OF CLASS A-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate:  The lesser       CUSIP:  20046PAB4
of 7.416% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAB40
the Pooling and Servicing Agreement)
                                               Common Code:  011823963

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class A-2 Certificates:  $542,915,000      this Certificate:  $142,915,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  A-2-2
April 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

                  The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

                  Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class A-2 Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                   EXHIBIT A-3

                           FORM OF CLASS X CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-1, CLASS A-2, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G CLASS H, CLASS J, CLASS K, CLASS L, CLASS M, CLASS N AND CLASS O CERTIFICATES AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND CERTAIN OTHER ASSETS.

                        COMM 2000 C-1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS X

Class X Pass-Through Rate:  Variable, as       CUSIP:  20046PAG3
determined in accordance with the Pooling
and Servicing Agreement.                       ISIN:  US20046PAG37

                                               Common Code:  011824200

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class X Certificates:  $897,940,215            Certificate:  $400,000,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  X-1
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R and Class LR Certificates (together with the X Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Notional Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class X Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class X Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class X
                                   Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS X CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-1, CLASS A-2, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G CLASS H, CLASS J, CLASS K, CLASS L, CLASS M, CLASS N AND CLASS O CERTIFICATES AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000 C-1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS X

Class X Pass-Through Rate:  Variable, as       CUSIP:  U20196AA6
determined in accordance with the Pooling
and Servicing Agreement.                       ISIN:  USU20196AA60

                                               Common Code:  011824196

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class X Certificates:  $897,940,215            Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  X-1
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R and Class LR Certificates (together with the X Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Notional Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class X Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class X Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class X
                                   Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS X CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-1, CLASS A-2, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G CLASS H, CLASS J, CLASS K, CLASS L, CLASS M, CLASS N AND CLASS O CERTIFICATES AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND CERTAIN OTHER ASSETS.

                        COMM 2000 C-1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS X

Class X Pass-Through Rate:  Variable, as       CUSIP:  20046PAG3
determined in accordance with the Pooling
and Servicing Agreement.                       ISIN:  US20046PAG37

                                               Common Code:  011824200

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class X Certificates:  $897,940,215            Certificate:  $400,000,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  X-2
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R and Class LR Certificates (together with the X Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Notional Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class X Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class X Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class X
                                   Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS X CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS X CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS X CERTIFICATES IS EQUAL TO THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-1, CLASS A-2, CLASS B, CLASS C, CLASS D, CLASS E, CLASS F, CLASS G CLASS H, CLASS J, CLASS K, CLASS L, CLASS M, CLASS N AND CLASS O CERTIFICATES AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND CERTAIN OTHER ASSETS.

                        COMM 2000 C-1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS X

Class X Pass-Through Rate:  Variable, as       CUSIP:  20046PAG3
determined in accordance with the Pooling
and Servicing Agreement.                       ISIN:  US20046PAG37

                                               Common Code:  011824200

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class X Certificates:  $897,940,215            Certificate:  $97,940,215

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  X-3
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R and Class LR Certificates (together with the X Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class X Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class X Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Notional Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class X Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class X Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class X
                                   Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                   EXHIBIT A-4

                           FORM OF CLASS B CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS B CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: The lesser of       CUSIP:  20046PAC2
7.494% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAC23
the Pooling and Servicing Agreement)
                                               Common Code:  011823971

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class B Certificates:  $38,162,000         this Certificate:  $38,162,000

First Distribution Date:                       Cut-off Date:   September 1, 2000

Scheduled Final Distribution Date:             No.:  B-1
April 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class B Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                   EXHIBIT A-5

                           FORM OF CLASS C CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS C CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate:  The lesser of      CUSIP:  20046PAD0
7.706% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAD06
the Pooling and Servicing Agreement)
                                               Common Code:  011824030

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class C Certificates:  $39,284,000         this Certificate:  $39,284,000

First Distribution Date:                       Cut-off Date:   September 1, 2000

Scheduled Final Distribution Date:             No.:  C-1
June 15, 2008

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class C Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                   EXHIBIT A-6

                           FORM OF CLASS D CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS D CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate:  The lesser of      CUSIP:  20046PAE8
7.804% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAE88
the Pooling and Servicing Agreement)
                                               Common Code:  011824056

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class D Certificates:  $13,469,000         this Certificate:  $13,469,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  D-1
June 15, 2008

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class D Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                   EXHIBIT A-7

                           FORM OF CLASS E CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS E CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS E

Class E Pass-Through Rate:  The lesser of      CUSIP:  20046PAF5
8.132% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAF53
the Pooling and Servicing Agreement)
                                               Common Code:  011824072

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class E Certificates:  $25,815,000         this Certificate:  $25,815,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  E-1
June 15, 2008

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2, Class R, and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions, in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class E Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer



                          Certificate of Authentication
                          -----------------------------

            This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000

                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                   EXHIBIT A-8

                           FORM OF CLASS F CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS F CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate:  The Weighted       CUSIP:  20046PAH1
Average Net Mortgage Pass-Through Rate
(as defined in the Pooling and Servicing       ISIN:  US20046PAH10
Agreement)
                                               Common Code:  011824307

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class F Certificates:  $11,224,000         this Certificate:  $11,224,000

First Distribution Date:  October 16, 2000     Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  June       No.:  F-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class F Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class F
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS F CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS F CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate:  The Weighted       CUSIP:  U20196AB4
Average Net Mortgage Pass-Through Rate
(as defined in the Pooling and Servicing       ISIN:  USU20196AB44
Agreement)
                                               Common Code:  011824242

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class F Certificates:  $11,224,000             this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  June       No.:  F-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class F Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class F
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                   EXHIBIT A-9

                           FORM OF CLASS G CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS G CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate:  The lesser of      CUSIP:  20046PAJ7
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAJ75
the Pooling and Servicing Agreement)
                                               Common Code:  011824358

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class G Certificates:  $26,938,000         this Certificate:  $26,938,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  G-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class G Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class G
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS G CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS G CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate:  The lesser of      CUSIP:  U20196AC2
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AC27
the Pooling and Servicing Agreement)
                                               Common Code:  011824331

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class G Certificates:  $26,938,000             this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  G-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class G Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class G
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-10

                           FORM OF CLASS H CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate:  The lesser of      CUSIP:  20046PAK4
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAK49
the Pooling and Servicing Agreement)
                                               Common Code:  0118224374

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class H Certificates:  $6,734,000          this Certificate:  $6,734,000

First Distribution Date:  October 10, 2000     Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  H-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class H Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class H
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS H CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate:  The lesser of      CUSIP:  U20196AD0
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AD00
the Pooling and Servicing Agreement)
                                               Common Code:  011824366

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class H Certificates:  $6,734,000              this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  H-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class H Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class H
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-11

                           FORM OF CLASS J CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS J

Class J Pass-Through Rate:  The lesser of      CUSIP:  20046PAL2
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAL22
the Pooling and Servicing Agreement)
                                               Common Code:  011824455

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class J Certificates:  $6,734,000          this Certificate:  $6,734,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  J-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class J Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class J Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class J
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS J CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS J

Class J Pass-Through Rate:  The lesser of      CUSIP:  U20196AE8
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AE82
the Pooling and Servicing Agreement)
                                               Common Code:  011824404

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class J Certificates:  $6,734,000              this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  J-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class J Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class J Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class J
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-12

                           FORM OF CLASS K CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS K

Class K Pass-Through Rate:  The lesser of      CUSIP:  20046PAM0
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAM05
the Pooling and Servicing Agreement)
                                               Common Code:  011824498

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class K Certificates:  $10,101,000         this Certificate:  $10,101,000

First Distribution Date:  October 16, 2000     Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  K-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class K Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class K Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class K Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class K
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS K CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS K

Class K Pass-Through Rate:  The lesser of      CUSIP:  U20196AF5
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AF57
the Pooling and Servicing Agreement)
                                               Common Code:  011824480

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class K Certificates:  $10,101,000             this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  K-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class K Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class K Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class K Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class K
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-13

                           FORM OF CLASS L CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS L CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS L

Class L Pass-Through Rate:  The lesser of      CUSIP:  20046PAN8
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAN87
the Pooling and Servicing Agreement)
                                               Common Code:  011824510

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class L Certificates:  $7,856,000          this Certificate:  $7,856,000

First Distribution Date:  October 16, 2000     Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  L-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class L Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class L Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class L Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class L
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS L CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS L CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS L

Class L Pass-Through Rate:  The lesser of      CUSIP:  U20196AG3
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AG31
the Pooling and Servicing Agreement)
                                               Common Code:  011824501

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class L Certificates:  $7,856,000              this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  July       No.:  L-1
15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class L Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class L Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class L Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class L
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-14

                           FORM OF CLASS M CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS M CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS M

Class M Pass-Through Rate:  The lesser of      CUSIP:  20046PAP3
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAP36
the Pooling and Servicing Agreement)
                                               Common Code:  011824544

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class M Certificates:  $6,734,000          this Certificate:  $6,734,000

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  M-1
August 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class M Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class M Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class M
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS M CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS M CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS M

Class M Pass-Through Rate:  The lesser of      CUSIP:  U20196AH1
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AH14
the Pooling and Servicing Agreement)
                                               Common Code:  011824528

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class M Certificates:  $6,734,000              this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  M-1
August 15, 2010

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class M Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class M Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class M
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-15

                           FORM OF CLASS N CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS N CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS N

Class N Pass-Through Rate:  The lesser of      CUSIP:  20046PAQ1
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAQ19
the Pooling and Servicing Agreement)
                                               Common Code:  011824633

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class N Certificates:  $4,489,000          this Certificate:  $4,489,000

First Distribution Date:  October 16, 2000     Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  May        No.:  N-1
15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class N Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class N Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class N Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class N Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class N Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class N
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS N CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS N CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS N

Class N Pass-Through Rate:  The lesser of      CUSIP:  U20196AJ7
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AJ79
the Pooling and Servicing Agreement)
                                               Common Code:  011824595

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class N Certificates:  $4,489,000              this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:  May        No.:  N-1
15, 2016

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class N Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class N Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class N Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class N Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class N Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class N
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-16

                           FORM OF CLASS O CERTIFICATE
                          RULE 144A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS O CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(1) AND 860D OF THE CODE, AND CERTAIN OTHER ASSETS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS O

Class O Pass-Through Rate:  The lesser of      CUSIP:  20046PAR9
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  US20046PAR91
the Pooling and Servicing Agreement)
                                               Common Code:  011824722

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class O Certificates:  $8,987,215          this Certificate:  $8,987,215

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  O-1
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class O Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class O Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class O Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class O Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class O Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class O
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                           FORM OF CLASS O CERTIFICATE
                         REGULATION S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

GENERALLY, ANY HOLDER OF A CERTIFICATE MAY OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH CERTIFICATE ONLY (A) (1) TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (3) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (4) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH THEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS O CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS O

Class O Pass-Through Rate:  The lesser of      CUSIP:  U20196AK4
6.85% or the Weighted Average Net
Mortgage Pass-Through Rate (as defined in      ISIN:  USU20196AK43
the Pooling and Servicing Agreement)
                                               Common Code:  011824684

Original Aggregate Certificate Balance of      Initial Certificate Balance of
Class O Certificates:  $8,987,215              this Certificate:  $0

First Distribution Date:                       Cut-off Date:  September 1, 2000

Scheduled Final Distribution Date:             No.:  O-1
January 15, 2024

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class O Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class Q-l, Class Q-2, Class R and Class LR Certificates (together with the Class O Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums, as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class O Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period other than the Interest Accrual Period with respect to the Distribution Date occurring on October 15, 2000 is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class O Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class O Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                     Class O
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

----------- ------------------------------- ------------------------- ----------

                                  EXHIBIT A-17

                          FORM OF CLASS Q-1 CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2000 C-1 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS Q-1

No.: Q-1-1                                             Percentage Interest: 100%



            This certifies that [___________________] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class Q-1 Certificateholder is not entitled to interest or principal distributions. The Class Q-1 Certificateholder will be entitled to receive distributions of Net Default Interest received from the borrowers. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-2, Class R and Class LR Certificates (together with the Class Q-l Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as bond administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate represents the right to receive a pro rata undivided beneficial interest in the portion of the Trust Fund consisting of the Default Interest collected on the German American Capital Corporation, Morgan Guaranty Trust Company of New York and LaSalle Bank National Association Mortgage Loans, subject to the obligation to reimburse the Servicer or the Trustee, as applicable, for interest on Advances.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which the related Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) is specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class Q-1 Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class Q-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                  EXHIBIT A-18

                          FORM OF CLASS Q-2 CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS Q-2

No.: Q-2-1                                              Percentage Interest: 50%



            This certifies that GERMAN AMERICAN CAPITAL CORPORATION is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class Q-2 Certificateholder is not entitled to interest or principal distributions. The Class Q-2 Certificateholder will be entitled to receive distributions of Net Default Interest received from the borrowers. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class R and Class LR Certificates (together with the Class Q-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate represents the right to receive a pro rata undivided beneficial interest in the portion of the Trust Fund consisting of the Default Interest collected on the German American Capital Corporation and Morgan Guaranty Trust Company of New York and LaSalle Bank National Association Mortgage Loans, subject to the obligation to reimburse the Servicer or the Trustee, as applicable, for interest on Advances.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which the related Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) is specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class Q-2 Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class Q-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                          FORM OF CLASS Q-2 CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (I) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (II) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE BOND ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT RESULT IN THE ASSETS OF THE TRUST BEING DEEMED TO BE "PLAN ASSETS" AND SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND THE CODE OR SIMILAR LAW, WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE SERVICER, THE DEPOSITOR, THE TRUSTEE, THE BOND ADMINISTRATOR OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS Q-2

No.:  Q-2-2                                             Percentage Interest: 50%



            This certifies that [_________________________] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class Q-2 Certificateholder is not entitled to interest or principal distributions. The Class Q-2 Certificateholder will be entitled to receive distributions of Net Default Interest received from the borrowers. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial and multifamily residential properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class R and Class LR Certificates (together with the Class Q-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate represents the right to receive a pro rata undivided beneficial interest in the portion of the Trust Fund consisting of the Default Interest collected on the German American Capital Corporation and Morgan Guaranty Trust Company of New York and LaSalle Bank National Association Mortgage Loans, subject to the obligation to reimburse the Servicer or the Trustee, as applicable, for interest on Advances.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Bond Administrator, or the Paying Agent on behalf of the Bond Administrator, will distribute (other than the final distribution on any Certificate), on the fifteenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in October, 2000 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month in which the related Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) is specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class Q-2 Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class Q-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                  EXHIBIT A-19

                           FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(L) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE BOND ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(E)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(C), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND THE LOAN REMICS AND TO THE APPOINTMENT OF THE BOND ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN
SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS R

No.: R-1                                               Percentage Interest: 100%



            This certifies that [_______________________] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens and a second lien on commercial properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-1, Class Q-2 and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate represents a "residual interest" in a "real estate mortgage investment conduit," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Code.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month in which the related Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01(c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class R Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION
                                       not in its individual capacity but
                                       solely as Bond Administrator



                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                  EXHIBIT A-20

                          FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE SERVICER, THE TRUSTEE, THE BOND ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN THREE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(A)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(L) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE BOND ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(E)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (C) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(C), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC, THE FAIRGROUNDS SQUARE LOAN REMIC AND THE TOWNE SQUARE APARTMENTS LOAN REMIC AND THE LOAN REMICS AND TO THE APPOINTMENT OF THE BOND ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN
SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE TRUSTEE, THE BOND ADMINISTRATOR, THE SERVICER AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2000-C1 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS LR

No.:     LR-1                                          Percentage Interest: 100%



            This certifies that [___________________] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens and a second lien on commercial properties and held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q-l, Class Q-2 and Class R Certificates (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Orix Real Estate Capital Markets, LLC, as Servicer and as Special Servicer, Wells Fargo Bank Minnesota N.A., as Trustee and LaSalle Bank National Association, as Bond Administrator, among other parties. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            This Certificate represents a "residual interest" in three "real estate mortgage investment conduits," as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Code.

            Neither the Trustee nor the Bond Administrator makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Bond Administrator has executed this Certificate in its limited capacity as Bond Administrator under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the month in which the related Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in October 2000, the Record Date will be the Closing Date, except as specified in the Pooling and Servicing Agreement. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Bond Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) specified in the notice to Certificateholders of such final distribution.

            Any funds not distributed on the Termination Date because of failure of Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 9.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Bond Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Bond Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting such Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Bond Administrator all amounts distributable to the Holders thereof, and the Bond Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Bond Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor Bond Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with Section 9.01 of the Pooling and Servicing Agreement. Such funds held by the Bond Administrator may be invested under certain circumstances, and subject to certain conditions as specified in the Pooling and Servicing Agreement.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) the Servicer's, the Special Servicer's and the Trustee's rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to the Pooling and Servicing Agreement and any proceeds thereof (to the extent of the Trust Fund's interest therein); (vi) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vii) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (viii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts (to the extent such assets in such accounts are not assets of the respective Borrowers or of the related Companion Holder), amounts on deposit in the Collection Account attributable to the Mortgage Loans and the Loan REMIC Interests as identified on the Trust Ledger, the Distribution Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Excess Interest Distribution Account (to the extent of the Trust Fund's interest therein), the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein), the Interest Reserve Account and the Default Interest Distribution Account (to the extent of the Trust Fund's interest therein), including any reinvestment income as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) the rights and remedies under the Mortgage Loan Purchase Agreements, including the Wilton Prepayment Premium Obligation; (xi) each Loan REMIC Regular Interest and Loan REMIC Residual Interest; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee and the Bond Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of
Article V of the Pooling and Servicing Agreement, the Bond Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the Bond Administrator, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, without the consent of any of the Certificateholders or any Companion Holder, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions in such agreements, (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Regular Certificates by each Rating Agency (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), (iv) to amend or supplement any provisions in such agreements (provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto), as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or confirmation in writing from each Rating Agency that such amendment or supplement will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates, or (v) to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement, which shall not be inconsistent with the provisions of the Pooling and Servicing Agreement (provided, such amendment shall not adversely affect in any material respect the interests of any Certificateholder or Companion Holder not consenting thereto) and will not result in a downgrade, qualification or withdrawal of the then current rating or ratings then assigned to any outstanding Class of Certificates, as confirmed by each Rating Agency in writing.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator with the consent of (x) the Holders of each of the Classes of Regular Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected by the amendment and (y) each Companion Holder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Certificateholders or Companion Holders; provided, however, that no such amendment shall:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans or Companion Loans which are required to be distributed to any Companion Holder or on any Certificate without the consent of the related Companion Holder or Holders of Certificates representing all Percentage Interests of the Class or Classes affected thereby;

            (ii) change the percentages of Voting Rights of Holders of Certificates or the voting rights of Companion Holders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected hereby or each Companion Holder;

            (iii) alter the Servicing Standard set forth in the Pooling and
                  Servicing Agreement or the obligations of the Servicer or the Trustee to make a P&I Advance or the Servicer, the Special Servicer or the Trustee to make a Property Advance, in each case, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby and the Companion Holders (except with respect to a P&I Advance); or

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of all the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby or the consent of the Companion Holder of each Companion Loan affected thereby.

            Further, the Depositor, the Servicer, the Special Servicer, the Trustee and the Bond Administrator, at any time and from time to time, without the consent of the Certificateholders or any Companion Holder, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the Trust REMICs as REMICs, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, however, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or any Companion Holder.

            Any Holder of the Controlling Class representing greater than a 50% Percentage Interest in such Class and if no such Holder exercises such option, the Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Bond Administrator and Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date specifying the Anticipated Termination Date), by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to not less than the greater of:

            (i)   the sum of

                  (A) 100% of the unpaid principal balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of the date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on such principal balance of each such Mortgage Loan (including for this purpose any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate (plus the Excess Rate, to the extent applicable) to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Distribution Date, as determined by an Independent appraiser acceptable to the Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

Any portion of such purchase price attributable to a Mortgage Loan included in a Loan REMIC shall be distributed in respect of the related Loan REMIC Regular Interest and to the Holders of the Class LR Certificates in respect of the related Loan REMIC Residual Interest in complete liquidation of such Loan REMIC.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee and the Bond Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The obligations created by the Pooling and Servicing Agreement shall terminate upon the earliest to occur of (i) the repurchase of the Mortgage Loans by the Servicer or the Holder of the Controlling Class representing greater than a 50% Percentage Interest in such class as described in Section 9.01 (c) of the Pooling and Servicing Agreement; and (ii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Trustee or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Bond Administrator has caused this Class LR Certificate to be duly executed.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       N.A., not in its individual capacity
                                       but solely as Bond Administrator

                                       By:____________________________________
                                                 Authorized Officer


                          Certificate of Authentication
                          -----------------------------

            This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated:  September 20, 2000


                                       LASALLE BANK NATIONAL ASSOCIATION, not
                                       in its individual capacity but solely
                                       as Authenticating Agent



                                       By:____________________________________
                                                 Authorized Officer

                                                            EXHIBIT B-1

                                                       MORTGAGE LOAN SCHEDULE

PSA #    LOAN NUMBER     PROPERTY NAME                              ADDRESS
-----    -----------     -------------                              -------
          1 GA11382      Crowne Plaza Manhattan                     1605 Broadway
------------------------------------------------------------------------------------------------------------------------------------
          2 GA0001       Alliance TP Portfolio
2A          GA0001-F     Scenictree Apartments                      10205 S. 86th Terrace
2B          GA0001-H     Woodsfield Apartments                      100 Buckhead Drive
2C          GA0001-A     Appletree Apartments                       2911 Bynan Drive
2D          GA0001-E     Peachtree Apartments                       37600 Little Mack
2E          GA0001-C     Clovertree Apartments                      3270 Clovertree
2F          GA0001-B     Arrowtree Apartments                       4568 Blackstone Trail
2G          GA0001-D     Goldentree Apartments                      4795 East Milham Avenue
2H          GA0001-G     Sugartree Apartments                       9070 North Saginaw
------------------------------------------------------------------------------------------------------------------------------------
          3 GA6335       Crystal Park One                           2011 Crystal Drive
          4 400          Radisson Mart Plaza Hotel                  711 NW 72nd AV
          5 DBM12536     Hampton Village Center                     Auburn Road & Rochester Road
          6 1            DETROIT MAC                                11701 Metro Airport Centr Dr.
          7 TA9389       105 East 17th Street                       105 East 17th Street
------------------------------------------------------------------------------------------------------------------------------------
          8 1001         Douglas Development Portfolio
8A          1002         6010 Executive Boulevard                   6010 Executive Boulevard
8B          1003         Shops of Chevy Chase                       6831 Wisconsin Avenue
8C          1004         614 - 618 King Street                      614 - 618 King Street and 110 South Washington St.
------------------------------------------------------------------------------------------------------------------------------------
          9 TA4926       Village Hillcrest                          3955-3975 5th Ave. & 501 & 555Washington St.
         10 TA8380       Fairgrounds Square Mall                    3050 North 5th Street Highway
         11 428          Embassy Suites - Marlborough               123 Boston Post Road West
------------------------------------------------------------------------------------------------------------------------------------
         12 2            BLOOMFIELD CENTER                          1533 N. Woodward Ave
         13 413          Northwoods Marketplace                     7620 Rivers Avenue
         14 TA3468       Budget Suites of America                   3655 West Tropicana Avenue
         15 3            ELMHURST TERRACE APARTMENTS                100 Fellows Court
         16 GA6402       Saks - Stratford Square                    4 Stratford Square Mall
         17 TA9754       Emerald Bay Apartments                     4701 East Sahara Avenue
         18 4            LINCOLN TOWERS                             15075 W. Lincoln Rd.
------------------------------------------------------------------------------------------------------------------------------------
         19 TA7317       Hudson Valley Centers Portfolio
19A         TA7317-A     Imperial Plaza                             1201 Route 9
19B         TA7317-B     Mall @59                                   253 West Route 59
         20 5            BRIARBROOK VILLAGE APARTMENTS              1147 Briarbbrook Drive
         21 6            PHILLIPS VAN HEUSEN CORP HEADQUARTERS      600 Sabre Oaks Drive
------------------------------------------------------------------------------------------------------------------------------------
         22 7            2842 BUSINESS PARK AVE.                    2842 Business Park Ave.
         23 8            NORTH MORRIS ESTATES                       9098 N. Saginaw
------------------------------------------------------------------------------------------------------------------------------------
         24 446          Eastgate Station                           700 Eastgate South Drive
         25 1016         Reservoir Industrial Center                1353&1341 E Philadelphia St, 1395&1350 E Lexington
         26 9            DETROIT MII                                11101 Metro Airport Ctr. Dr.
         27 1017         Barton Industries                          900 South Turnbull Canyon Road
------------------------------------------------------------------------------------------------------------------------------------
         28 10           CARRIAGE COVE                              One Carriage Cove Way
         29 1019         Scotts Village                             227-259 Mt. Hermon Road
         30 TA8379       Mountaineer Mall                           5000 Greenbag Road
         31 403          Dixie Valley Shopping Center               10383 Dixie Highway
         32 12           BLUECROSS - ROCKFORD                       2787 MacFarland Rd.
         33 14           5001 JOERNS ROAD                           5001 Joerns Road
         34 1022         Homebase - Norco                           200 Hidden Valley Parkway
         35 1028         American Mini Storage                      25801 Victoria Boulevard
         36 16           THE MEADOWS                                2555 PGA Blvd.
------------------------------------------------------------------------------------------------------------------------------------
         37 DBM10224     Denton Square Shopping Center              717 South Interstate 35E
         38 410          Galleria L'Orange                          130 W. Chapman Avenue & 146 S. Main Street
         39 TA9207       Haros Portfolio III
39A         TA9207-A     3215 Holland Avenue                        3215 Holland Avenue
39B         TA9207-B     47-07 39th Street                          47-07 39th Street
39C         TA9207-C     1576 Taylor Street                         1576 Taylor Avenue
         40 17           CASA CORDOBA                               1303 Ocala Road
         41 TA2776       Wilton Office Plaza                        372 Danbury Road
         42 18           TAYLOR PARK                                11205 Elm
------------------------------------------------------------------------------------------------------------------------------------
         43 427          Embassy Suites - Corpus Christi            4337 S. Padre Island Drive
         44 1032         Pico Pavilion                              415 Avenida Pico
         45 TA9167       Mebane Oaks Market Place                   1008 - 1030 Mebane Oaks Road
         46 423          Windsor Corporate Park                     2555 & 2605 Lord Baltimore Drive
------------------------------------------------------------------------------------------------------------------------------------
         47 1036         Palo Verde Square                          11005 North Frank Lloyd Wright Boulevard
         48 1035         Homewood Garden Apartments                 14040 Foothill Boulevard
         49 TA9515       Bancroft Building                          50 Franklin Street
         50 DBM10210     6350 Court Street Road                     6350 Court Street Road
         51 DBM5840      Towne Square Apartments                    14700-14740 Roscoe Blvd
         52 DBM12718     Mark IV Apartments                         11387 Gould Road
         53 19           300 FIRST AVENUE NORTH OFFICE BUILDING     300 First Avenue North
         54 20           Talon                                      35105 Cricklewood Ave.
         55 21           BLUECROSS - JACKSONVILLE                   1125 Wall Street
         56 425          Lancaster Square                           1816-1824 Lancaster St.
         57 DBM11252     Memory Lanes MHC                           25039 West US 12
------------------------------------------------------------------------------------------------------------------------------------
         58 1047         Sunshine Mobile Manor                      5000 Southeast Federal Highway
         59 22           PLAZA 400                                  400 South Oyster Bay Road
         60 23           HIDDEN GLENN APARTMENTS                    290 N. Stadium Dr.
         61 24           ELMHURST PLAZA                             3800 Elm Road
         62 416          Europacific Building                       18071 Fitch Avenue
         63 DBM10413     Paramount Bank Building                    31000 Northwestern Highway
         64 26           INDIAN VILLAGE MHC                         2600 E. South Street
         65 25           SAN DEE OF TAYLOR APARTMENTS               16167 Weddel St.
         66 1056         Sunset Mobile Home Park                    1130 White Rock Road
         67 1057         San Marcos Self Storage                    999 East Mission Road
         68 DBM11790     Florence Park Apartments                   771 Southeast Avenue
         69 1058         Woodbridge Village Apartments              7350 Lankershim Boulevard
         70 27           PARK HILL                                  33000 Park Hill Blvd
         71 28           WILLOWOOD APARTMENTS                       27628 Willowood Dr.
------------------------------------------------------------------------------------------------------------------------------------
         72 418          The Strand                                 3100 Boardwalk
         73 1064         Lamplighter MHP                            5040 Jackson Street
         74 30           UNIVERSITY TOWERS APARTMENTS               415 Chapel Drive
------------------------------------------------------------------------------------------------------------------------------------
         75 31           407 PARK AVENUE                            407 Park Ave
         76 1067         Sunrise MHP                                2200 West Wilson Street
         77 32           EATON & LAUTH                              9777 College Ave
         78 1066         Tokay Manor Mobile Home Park               7908 Tokay Avenue
------------------------------------------------------------------------------------------------------------------------------------
         79 33           WHITEHALL APARTMENTS                       332 S. Kendall Ave
         80 DBM10692     Arundel Village Plaza                      5501 - 5517 Ritchie Highway
         81 DBM11344     Murray Square                              521-687 Norht Murray Blvd
------------------------------------------------------------------------------------------------------------------------------------
         82 415          Wharton Mall                               North Main Street & Meadows Ave.
         83 439          Mill Centre                                2901 & 3000 Chestnut Avenue
         84 1072         Stor - All Self Storage                    6701 NW 18th Court
         85 35           PINES OF LAPEER APARTMENTS                 930 Village West Dr.
         86 DBM11842     Brea Towers                                420-480 W Lambert Road
         87 1074         Arrowhead Self Storage                     19315 North 83rd Avenue
         88 36           ROANOKE APARTMENTS                         12635 Memorial Avenue
         89 DBM12528     Woodbridge Shopping Center                 420 Grapevine Highway
------------------------------------------------------------------------------------------------------------------------------------
         90 401          Pines & Scholars Apartment Portfolio
90A         401-B        Scholars Apartments                        1000 N. Grand Av
90B         401-A        Pines Apartments                           110 E. Lakeview Rd
------------------------------------------------------------------------------------------------------------------------------------
         91 1078         Ruisseau Village Shopping Center           301 West Parker Road
         92 37           795 MERRICK AVENUE                         795 Merrick Ave.
         93 1082         White Lane Apartments                      400 White Lane
         94 406          137-139 E. 110th St.                       137-139 E. 110th St.
         95 TA1783       Town & Country Shopping Center             4265 Tamiami Trail
         96 1090         Santee Pico Plaza                          1300 Santee Street
         97 1091         Courtyard Office                           95 North Marengo Avenue
         98 38           PERRYSBURG ESTATES MHC                     23720 Lime City Road
------------------------------------------------------------------------------------------------------------------------------------
         99 1093         Terra Ceia Village RV Resort               9303 US Highway 41 North
        100 39           1200 BLALOCK OFFICE PARK                   1200 Blalock
        101 40           HOLLY HILLS PLAZA                          6401 - 6411 Gravois Road
        102 41           MIDWEST MHC                                12817 E. 47th Street
        103 1096         Added Space Self Storage                   2555 West Main Street
        104 442          Nasa Road One Shopping Center              201 Nasa Road One
        105 424          Columbus Square Shopping Center            3501 Fowler Street
        106 1098         Baymeadows Self Storage                    8285 Western Way Circle
        107 1099         Lakeview Plaza                             2117-2161 West 6th Street
        108 DBM12175     Corners at Riverdale                       7489 McElroy Drive
------------------------------------------------------------------------------------------------------------------------------------
        109 1101         Bryan Cleveland Portfolio
109A        1102         Bryan Court Apartments                     309 Bryan Street
109B        1103         Cleveland Court Apartments                 1000 Cleveland Street
------------------------------------------------------------------------------------------------------------------------------------
        110 1104         Mini Warehouse of Irondale                 2824 5th Avenue South
        111 1105         El Rancho Mobile Home Park                 201 Wyoming SE
        112 1108         Fleetwood Mobile Home and RV Park          5001 Phillips Highway

                                                            EXHIBIT B-1

                                                 MORTGAGE LOAN SCHEDULE (continued)

PSA #     CITY                                    STATE              ZIP       RATE       ORIGINAL PRINCIPLE BALANCE
-----     ----                                    -----              ---       ----       --------------------------
          New York                                New York           10019     8.473%            92,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                               7.320%            61,128,954.40
2A        Palos Hills                             Illinois           60465
2B        Fairfield                               Ohio               45014
2C        Ypsilanti                               Michigan           48197
2D        Clinton Township                        Michigan           48036
2E        Flint                                   Michigan           48532
2F        Okemos                                  Michigan           48864
2G        Portage                                 Michigan           49002
2H        Mt. Morris                              Michigan           48458
------------------------------------------------------------------------------------------------------------------------------------
          Arlington                               Virginia           22202     7.840%            42,286,047.56
          Miami                                   Florida            33126     8.710%            32,000,000.00
          Rochester Hills                         Michigan           48307     8.530%            30,000,000.00
          Romulus                                 Michigan           48174     7.960%            30,000,000.00
          New York                                New York           10003     8.510%            25,250,000.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                               7.750%            28,875,000.00
8A        Rockville                               Maryland           20852
8B        Bethesda                                Maryland           20815
8C        Alexandria                              Virginia           22314
------------------------------------------------------------------------------------------------------------------------------------
          San Diego                               California         92103     7.270%            23,200,000.00
          Reading                                 Pennsylvania       19605     7.990%            21,800,000.00
          Marlborough                             Massachusetts      01752     8.615%            20,500,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Bloomfield Hills                        Michigan           48304     8.665%            20,400,000.00
          North Charleston                        South Carolina     29406     8.000%            19,000,000.00
          Las Vegas                               Nevada             89103     7.790%            17,615,000.00
          Elmhurst                                Illinois           60126     7.770%            15,380,000.00
          Bloomingdale                            Illinois           60108     7.160%            13,026,000.00
          Las Vegas                               Nevada             89121     8.440%            12,800,000.00
          Oak Park                                Michigan           48237     8.180%            11,920,000.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                               7.890%            11,700,000.00
19A       Wappinger Falls                         New York           12590
19B       Nanuet                                  New York           10954
          Wheaton                                 Illinois           60187     8.180%            11,250,000.00
          South Portland                          Maine              04106     8.800%            10,800,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Fresno                                  California         93727     8.570%             9,575,000.00
          Thetford Township                       Michigan           48458     8.170%             9,130,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Cincinnati                              Ohio               45245     8.930%             9,100,000.00
          Pomona                                  California         91766     8.250%             9,000,000.00
          Romulus                                 Michigan           48174     7.960%             8,675,000.00
          City of Industry                        California         91745     8.330%             8,600,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Daytona Beach                           Florida            32119     8.240%             8,320,000.00
          Scotts Valley                           California         95066     8.250%             8,300,000.00
          Morgantown                              West Virginia      26501     7.960%             8,100,000.00
          Louisville                              Kentucky           40272     8.690%             7,500,000.00
          Rockford                                Illinois           61114     8.250%             7,500,000.00
          Stevens Point                           Wisconsin          54481     8.570%             7,266,000.00
          Norco                                   California         91760     8.680%             7,250,000.00
          Dana Point                              California         92624     8.350%             6,400,000.00
          Palm Beach Gardens                      Florida            33410     8.360%             6,275,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Denton                                  Texas              76205     8.800%             6,183,000.00
          Orange                                  California         92868     8.930%             6,130,000.00
                                                                               8.580%             5,800,000.00
39A       Bronx                                   New York           10467
39B       Sunnyside                               New York           11104
39C       Bronx                                   New York           10072
          Tallahasse                              Florida            32304     8.240%             5,600,000.00
          Wilton                                  Connecticut        06897     7.170%             5,600,000.00
          Taylor                                  Michigan           48180     7.790%             5,400,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Corpus Christi                          Texas              78411     8.615%             5,338,000.00
          San Clemente                            California         92672     8.650%             5,325,000.00
          Mebane                                  North Carolina     27302     8.380%             5,300,000.00
          Baltimore                               Maryland           21244     8.500%             4,975,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Scottsdale                              Arizona            85259     8.320%             4,800,000.00
          Sylmar                                  California         91342     8.160%             4,800,000.00
          Worcester                               Massachusetts      01608     8.560%             4,785,000.00
          Dewitt                                  New York           13057     8.920%             4,600,000.00
          Panorama City                           California         91402     6.970%             4,400,000.00
          Gulfport                                Mississippi        39530     8.750%             4,300,000.00
          Minneapolis                             Minnesota          55401     8.880%             4,275,000.00
          New Baltimore                           Michigan           48047     8.270%             4,170,000.00
          Jacksonville                            Illinois           62650     8.250%             4,045,000.00
          Baltimore City                          Maryland           21231     8.360%             4,000,000.00
          Sturgis Township                        Michigan           49091     8.250%             4,000,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Stuart                                  Florida            34997     7.940%             3,950,000.00
          Hicksville                              New York           11801     8.670%             3,900,000.00
          Bourbonnais                             Illinois           60914     8.580%             3,900,000.00
          Warren                                  Ohio               44483     9.060%             3,700,000.00
          Irvine                                  California         92614     8.100%             3,600,000.00
          Farmington Hills                        Michigan           48334     8.400%             3,550,000.00
          Jackson                                 Michigan           49201     7.850%             3,500,000.00
          Taylor                                  Michigan           48180     7.790%             3,500,000.00
          El Dorado Hills                         California         95762     8.350%             3,400,000.00
          San Marcos                              California         92069     8.950%             3,355,000.00
          Vineland                                New Jersey         08360     8.480%             3,300,000.00
          North Hollywood                         California         91605     8.260%             3,150,000.00
          Wayne                                   Michigan           48184     7.790%             3,100,000.00
          Harrison Township                       Michigan           48045     7.950%             3,025,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Wildwood                                New Jersey         08260     9.270%             3,000,000.00
          North Highlands                         California         95660     8.080%             3,000,000.00
          Tallahassee                             Florida            32304     7.800%             2,950,000.00
------------------------------------------------------------------------------------------------------------------------------------
          New York                                New York           10022     8.720%             2,837,000.00
          Banning                                 California         92220     8.180%             2,800,000.00
          Indianapolis                            Indiana            46280     8.430%             2,800,000.00
          Fontana                                 California         92336     8.230%             2,800,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Kalamazoo                               Michigan           49006     7.790%             2,800,000.00
          Brooklyn Park                           Maryland           21225     9.310%             2,700,000.00
          Colorado Springs                        Colorado           80915     8.830%             2,700,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Wharton                                 New Jersey         07885     8.300%             2,600,000.00
          Baltimore                               Maryland           21211     8.450%             2,595,000.00
          Plantation                              Florida            33313     8.290%             2,530,000.00
          Lapeer                                  Michigan           48446     7.970%             2,500,000.00
          Brea                                    California         92821     8.980%             2,393,000.00
          Peoria                                  Arizona            85382     7.910%             2,400,000.00
          Detroit                                 Michigan           48227     8.180%             2,362,000.00
          Hurst                                   Texas              76054     8.610%             2,300,000.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                               7.690%             2,300,000.00
90A       Tahlequah                               Oklahoma           74464
90B       Stillwater                              Oklahoma           74075
------------------------------------------------------------------------------------------------------------------------------------
          Plano                                   Texas              75023     8.380%             2,250,000.00
          Westbury                                New York           11590     8.720%             2,120,000.00
          Bakersfield                             California         93307     8.100%             2,000,000.00
          New York                                New York           10029     8.020%             1,875,000.00
          Port Charlotte                          Florida            33980     7.490%             1,900,000.00
          Los Angeles                             California         90015     9.270%             1,700,000.00
          Pasadena                                California         91101     9.270%             1,665,000.00
          Perrysburg Township                     Ohio               43551     8.420%             1,650,000.00
------------------------------------------------------------------------------------------------------------------------------------
          Palmetto                                Florida            34221     8.260%             1,610,000.00
          Houston                                 Texas              77055     8.140%             1,500,000.00
          St. Louis                               Missouri           63116     8.180%             1,450,000.00
          Independence                            Missouri           64055     8.730%             1,431,000.00
          Turlock                                 California         95380     8.410%             1,375,000.00
          Webster                                 Texas              77598     9.250%             1,350,000.00
          Fort Myers                              Florida            33901     8.700%             1,300,000.00
          Jacksonville                            Florida            32256     9.080%             1,300,000.00
          Los Angeles                             California         90057     9.270%             1,275,000.00
          Riverdale                               Georgia            30296     8.800%             1,250,000.00
------------------------------------------------------------------------------------------------------------------------------------
                                                                               8.460%             1,160,000.00
109A      Denton                                  Texas              76206
109B      Denton                                  Texas              76206
------------------------------------------------------------------------------------------------------------------------------------
          Irondale                                Alabama            35210     8.390%             1,125,000.00
          Albuquerque                             New Mexico         87123     8.750%             1,100,000.00
          Jacksonville                            Florida            32207     8.620%             1,000,000.00

                                                            EXHIBIT B-1

                                                 MORTGAGE LOAN SCHEDULE (continued)

PSA #     CUT-OFF PRINCIPLE BALANCE     MATURITY DATE        ARD       DUE DATE     SERVICING FEE RATE     ACTUAL/360     LOCKBOX
-----     -------------------------     -------------        ---       --------     ------------------     ----------     -------
               91,611,396.03              04/01/25        04/01/10         1             0.03270%            TRUE         Hard
------------------------------------------------------------------------------------------------------------------------------------
               59,954,121.32              09/01/28        09/01/08         1             0.03270%            TRUE         Soft
2A
2B
2C
2D
2E
2F
2G
2H
------------------------------------------------------------------------------------------------------------------------------------
               41,970,321.24              10/01/29        10/01/09         1             0.03270%            FALSE        Hard
               31,785,636.55              01/01/10        01/01/10         1             0.03270%            TRUE         Hard
               29,978,011.84              07/01/30        07/01/10         1             0.03270%            TRUE         Hard
               29,810,151.24              10/01/09        10/01/09         1             0.03270%            TRUE         No
               25,139,203.47              12/01/19        12/01/09         1             0.03270%            TRUE         Hard
------------------------------------------------------------------------------------------------------------------------------------
               24,430,501.35              01/01/09        01/01/09         1             0.08270%            TRUE         No
8A
8B
8C
------------------------------------------------------------------------------------------------------------------------------------
               22,774,663.42              08/01/28        08/01/08         1             0.03270%            TRUE         Springing
               21,636,721.58              08/01/09        08/01/09         1             0.03270%            TRUE         Springing
               20,436,033.96              05/10/10        05/10/10        10             0.03270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
               20,354,259.37              04/01/10        04/01/10         1             0.06270%            TRUE         No
               18,969,963.65              06/01/30        06/01/10         1             0.03270%            TRUE         Hard
               16,982,556.14              03/01/23        03/01/08         1             0.03270%            FALSE        No
               15,277,614.23              10/01/06        10/01/06         1             0.03270%            TRUE         No
               12,856,199.78              01/01/24        01/01/24         1             0.03270%            TRUE         Springing
               12,764,240.17              03/01/10        03/01/10         1             0.03270%            TRUE         Springing
               11,867,816.69              01/01/10        01/01/10         1             0.07270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
               11,580,255.11              04/01/09        04/01/09         1             0.03270%            TRUE         Springing
19A
19B
               11,220,842.67              04/01/10        04/01/10         1             0.03270%            TRUE         No
               10,786,711.02              06/01/10        06/01/10         1             0.03270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                9,549,330.03              03/01/10        03/01/10         1             0.03270%            TRUE         No
                9,106,268.83              04/01/10        04/01/10         1             0.03270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                9,089,284.48              06/01/30        06/01/10         1             0.03270%            TRUE         Hard
                8,957,452.64              12/01/09        12/01/09         1             0.03270%            TRUE         No
                8,620,102.08              10/01/09        10/01/09         1             0.03270%            TRUE         No
                8,481,595.26              06/01/09        06/01/09         1             0.04270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                8,295,275.32              03/01/10        03/01/10         1             0.07270%            TRUE         No
                8,245,776.30              09/01/09        09/01/09         1             0.08270%            TRUE         No
                8,038,842.46              08/01/09        08/01/09         1             0.03270%            TRUE         Springing
                7,494,863.83              07/01/30        07/01/10         1             0.03270%            TRUE         Springing
                7,467,783.10              01/01/10        01/01/10         1             0.03270%            TRUE         No
                7,246,520.33              03/01/10        03/01/10         1             0.03270%            TRUE         No
                7,212,550.01              10/01/09        10/01/09         1             0.03270%            TRUE         No
                6,341,987.24              11/01/09        11/01/09         1             0.03270%            TRUE         No
                6,257,026.66              03/01/10        03/01/10         1             0.07270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                6,160,245.16              01/01/10        01/01/10         1             0.03270%            TRUE         No
                6,120,600.79              06/01/10        06/01/10         1             0.03270%            TRUE         No
                5,784,500.27              03/01/10        03/01/10         1             0.03270%            TRUE         No
39A
39B
39C
                5,573,451.38              12/01/09        12/01/09         1             0.03270%            TRUE         No
                5,491,025.36              07/01/08        07/01/08         1             0.03270%            TRUE         No
                5,364,241.12              10/01/09        10/01/09         1             0.07270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                5,321,343.87              05/10/10        05/10/10        10             0.03270%            TRUE         No
                5,302,577.78              12/01/09        12/01/09         1             0.03270%            TRUE         No
                5,292,532.33              06/01/30        06/01/10         1             0.03270%            TRUE         Hard
                4,971,308.11              07/01/10        07/01/10         1             0.08270%            TRUE         Springing
------------------------------------------------------------------------------------------------------------------------------------
                4,777,753.29              12/01/09        12/01/09         1             0.03270%            TRUE         No
                4,776,728.49              12/01/09        12/01/09         1             0.03270%            TRUE         No
                4,764,308.60              12/01/09        12/01/09         1             0.03270%            TRUE         No
                4,589,014.15              03/01/30        03/01/10         1             0.03270%            TRUE         Hard
                4,313,496.08              08/01/28        08/01/08         1             0.03270%            TRUE         Springing
                4,294,620.24              06/01/30        06/01/10         1             0.03270%            TRUE         Soft
                4,264,650.73              03/01/10        03/01/10         1             0.03270%            TRUE         No
                4,152,184.67              01/01/10        01/01/10         1             0.07270%            TRUE         No
                4,027,624.41              01/01/10        01/01/10         1             0.03270%            TRUE         No
                3,996,858.75              07/01/30        07/01/10         1             0.03270%            TRUE         Hard
                3,992,464.70              05/01/10        05/01/10         1             0.03270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                3,921,979.87              09/01/09        09/01/09         1             0.03270%            TRUE         No
                3,885,098.58              01/01/10        01/01/10         1             0.03270%            TRUE         No
                3,884,712.13              01/01/10        01/01/10         1             0.03270%            TRUE         No
                3,691,580.65              03/01/10        03/01/10         1             0.03270%            TRUE         No
                3,594,475.25              06/01/30        06/01/10         1             0.03270%            TRUE         Hard
                3,548,633.10              08/01/10        08/01/10         1             0.03270%            TRUE         No
                3,494,219.68              06/01/10        10/01/09         1             0.07270%            TRUE         No
                3,476,822.97              10/01/09        10/01/09         1             0.07270%            TRUE         No
                3,380,679.41              10/01/09        10/01/09         1             0.03270%            TRUE         No
                3,333,606.67              01/01/10        01/01/10         1             0.03270%            TRUE         No
                3,297,530.90              07/01/10        07/01/10         1             0.03270%            TRUE         No
                3,136,505.65              01/01/10        01/01/10         1             0.04270%            TRUE         No
                3,079,471.74              10/01/09        10/01/09         1             0.07270%            TRUE         No
                3,007,283.64              11/01/09        11/01/09         1             0.03270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                2,996,867.73              06/01/10        06/01/10         1             0.03270%            TRUE         No
                2,990,645.78              03/01/10        03/01/10         1             0.03270%            TRUE         No
                2,932,035.47              11/01/09        11/01/09         1             0.07270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                2,822,518.20              10/01/09        10/01/09         1             0.03270%            TRUE         No
                2,791,526.73              03/01/10        03/01/10         1             0.03270%            TRUE         No
                2,785,590.43              11/01/09        11/01/09         1             0.07270%            TRUE         No
                2,781,608.59              09/01/09        09/01/09         1             0.03270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                2,781,458.40              10/01/09        10/01/09         1             0.03270%            TRUE         No
                2,697,222.08              06/01/10        06/01/10         1             0.03270%            TRUE         No
                2,696,710.99              06/01/30        06/01/10         1             0.03270%            TRUE         Hard
------------------------------------------------------------------------------------------------------------------------------------
                2,596,244.70              06/01/30        06/01/10         1             0.03270%            TRUE         Springing
                2,594,020.81              08/01/30        08/01/10         1             0.03270%            TRUE         Springing
                2,504,697.95              10/01/09        10/01/09         1             0.03270%            TRUE         No
                2,487,228.29              12/01/09        12/01/09         1             0.03270%            TRUE         No
                2,390,230.21              06/01/10        06/01/10         1             0.03270%            TRUE         No
                2,361,037.07              01/11/09        01/11/09        11             0.06270%            TRUE         No
                2,358,461.26              06/01/10        06/01/10         1             0.03270%            TRUE         No
                2,298,369.90              07/01/10        07/01/10         1             0.03270%            TRUE         Hard
------------------------------------------------------------------------------------------------------------------------------------
                2,279,374.78              06/01/15        06/01/15         1             0.08270%            FALSE         No
90A
90B
------------------------------------------------------------------------------------------------------------------------------------
                2,232,361.03              06/01/09        06/01/09         1             0.03270%            TRUE         No
                2,109,178.15              10/01/09        10/01/09         1             0.03270%            TRUE         No
                1,990,140.72              12/01/09        12/01/09         1             0.03270%            TRUE         No
                1,872,053.32              06/01/10        06/01/10         1             0.03270%            TRUE         No
                1,833,853.18              05/01/23        05/01/08         1             0.03270%            FALSE        Springing
                1,692,911.82              03/01/10        03/01/10         1             0.03270%            TRUE         No
                1,658,057.77              03/01/10        03/01/10         1             0.03270%            TRUE         No
                1,643,235.60              01/01/10        01/01/10         1             0.07270%            TRUE         No
------------------------------------------------------------------------------------------------------------------------------------
                1,599,510.36              09/01/09        09/01/09         1             0.03270%            TRUE         No
                1,490,961.85              10/01/06        10/01/06         1             0.03270%            TRUE         No
                1,447,206.37              05/01/10        05/01/10         1             0.03270%            TRUE         No
                1,426,130.76              02/01/10        02/01/10         1             0.03270%            TRUE         No
                1,361,576.50              10/01/09        10/01/09         1             0.08270%            TRUE         No
                1,347,204.15              06/01/10        06/01/10         1             0.03270%            TRUE         No
                1,298,346.50              06/01/10        06/01/10         1             0.08270%            TRUE         No
                1,285,915.03              07/01/09        07/01/09         1             0.03270%            TRUE         No
                1,269,683.87              03/01/10        03/01/10         1             0.03270%            TRUE         No
                1,249,184.50              07/01/30        07/01/10         1             0.03270%            TRUE         Hard
------------------------------------------------------------------------------------------------------------------------------------
                1,157,231.40              04/01/10        04/01/10         1             0.03270%            TRUE         No
109A
109B
------------------------------------------------------------------------------------------------------------------------------------
                1,107,507.95              04/01/09        04/01/09         1             0.08270%            TRUE         No
                1,077,263.82              07/01/09        07/01/09         1             0.06270%            TRUE         No
                  988,841.49              08/01/09        08/01/09         1             0.03270%            TRUE         No

                                   EXHIBIT B-2
                          COMPANION LOAN SERVICING FEES

          COMPANION LOAN NAME                  COMPANION SERVICING FEE
          -------------------                  -----------------------

      Crowne Plaza Companion Loan                       0.0225%
--------------------------------------------------------------------------------
        Alliance Companion Loan                         0.0375%
--------------------------------------------------------------------------------
      Crystal Park Companion Loan                       0.0375%

                                   EXHIBIT C-1

                                                         AFFIDAVIT PURSUANT TO
                                                     SECTION 860E(e)(4) OF THE
                                                      INTERNAL REVENUE CODE OF
                                                              1986, AS AMENDED

STATE OF NEW YORK    )
                     ) ss:
COUNTY OF NEW YORK   )


   ____________________________________________________, being first duly sworn, deposes and says:

   1. That ____________________________ he/she ____________________________ is a
_______________________________ of ______________________________ (the
"Purchaser"), a ____________________ duly organized and existing under the laws of the State of ____________________ on behalf of which he/she makes this affidavit.

   2. That the Purchaser's Taxpayer Identification Number is __________________.

   3. That the Purchaser of the Commercial Mortgage Pass-Through Certificates, COMM 2000-C1, Class [R] [LR] (the "Class [R] [LR] Certificate") is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Orix Real Estate Capital Markets, LLC, as servicer, Orix Real Estate Capital Markets, LLC, as special servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

   4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

   5. That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

   6. That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

   7. That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

   8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4 and paragraph 7 hereof.

   9. That, if a "tax matters person" is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC and Loan REMICs], the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters partner" of the [Upper-Tier REMIC][Lower-Tier REMIC and Loan REMICs] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Bond Administrator as the Purchaser's agent in performing the function of "tax matters person" and "tax matters partner."

   10. The Purchaser agrees to be bound by and to abide by the provisions of
Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

   Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

   IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its this _____ day of ____________________, _____.

                                          [Purchaser]



                                          By:___________________________________
                                             Name:
                                             Title:

   Personally appeared before me the above-named ____________________, known or proved to me to be the same person who executed the foregoing instrument and to be the ____________________ of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

   Subscribed and sworn before me this _____ day of ____________________, _____.


________________________________________
NOTARY PUBLIC

COUNTY OF ______________________________

STATE OF _______________________________

My commission expires the _____ day of
____________________, 200_.

                                   EXHIBIT C-2

                            FORM OF TRANSFEROR LETTER

                                     [Date]


LaSalle Bank National Association as Bond Administrator and Certificate Registrar
135 South LaSalle Street
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group-COMM 2000-C1

   Re: Commercial Mortgage Pass-Through Certificates, COMM 2000-C1,
       Class [R][LR]
       ------------------------------------------------------------

Ladies and Gentlemen:

   [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraph 4 thereof is not true.

                                          Very truly yours,


                                          [Transferor]



                                          By:___________________________________
                                             Name:
                                             Title:

                                   EXHIBIT D-1

                    FORM OF INVESTMENT REPRESENTATION LETTER

LaSalle Bank National Association as Bond Administrator and Certificate Registrar
135 South LaSalle Street
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group-COMM 2000-C1

Deutsche Mortgage & Asset Receiving Corporation
One International Place, Room 520
Boston, Massachusetts 02110

   Re: Transfer of Commercial Mortgage Pass-Through Certificates, COMM 2000-C1:
       Class [X][F][G][H][J][K][L][M][N][O][R][LR]
       ------------------------------------------------------------------------

Ladies and Gentlemen:

   This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation as depositor, Orix Real Estate Capital Markets, LLC, as servicer (in such capacity, the "Servicer") and as special servicer (in such capacity, the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (in such capacity, the "Trustee"), LaSalle Bank National Association, as bond administrator (in such capacity, the "Bond Administrator"), and the other parties named therein, on behalf of the holders of Commercial Mortgage Pass-Through Certificates, COMM 2000-C1 (the "Certificates") in connection with the transfer by (the "Seller") to the undersigned (the "Purchaser") of [$ aggregate Certificate Balance][ % Percentage Interest] of Class [X][F][G][H][J][K][L][M][N][O][R][LR] Certificates, in certificated fully registered form (such registered interest, the "Certificate"). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

   In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

   [For Institutional Accredited Investors only] 1. The Purchaser is an institutional investor and an "accredited investor" (an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

   [For Qualified Institutional Buyers only] 1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "1933 Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

   [For Affiliated Persons only]. 1. The Purchaser is a person involved in the organization or operation of the issuer or an affiliate of such a person, as defined in Rule 405 of the Securities Act of 1933, as amended (the "1933 ----- Act"). ---

   2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions under Rule 144A, or (ii) institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or
(7) of Regulation D promulgated under the 1933 Act, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws, and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

   3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

   4. The Purchaser has reviewed the Private Placement Memorandum dated September 11, 2000, relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

   5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

   6. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

   7. Check one of the following:

      [_] The Purchaser is a "U.S. Person" and it has attached hereto an Internal Revenue Service ("IRS") Form W-9 (or successor form).

      [_] The Purchaser is not a "U.S. Person" and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Purchaser has attached hereto [either (i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person or (ii)] two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN or] IRS Forms W-8ECI, as the case may be, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.*

---------------
* Bracketed language does not apply to Class R and LR.

For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in or under the laws of the United States, any state or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

Please make all payments due on the Certificates:**

   (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

   Account number:______________________________________________

   Institution:_________________________________________________

   (b) by mailing a check or draft to the following address:

       _________________________________________________________

       _________________________________________________________

       _________________________________________________________


                                          Very truly yours,

                                          ______________________________________
                                          [Purchaser]



                                          By:___________________________________
                                             Name:
                                             Title:
Dated:

---------------

** Only to be filled out by Purchasers of Individual Certificates. Please select (a) or (b)

                                   EXHIBIT D-2

                       FORM OF ERISA REPRESENTATION LETTER

                                     [Date]


LaSalle Bank National Association as Bond Administrator and Certificate Registrar
135 South LaSalle Street
Chicago, Illinois 60603
Attention:  Asset-Backed Securities Trust Services Group-COMM 2000-C1

Deutsche Mortgage & Asset Receiving Corporation
One International Place, Room 520
Boston, Massachusetts 02110

   Re: Commercial Mortgage Pass-Through Certificates, COMM 2000-C1, Class
       [F][G][H][J][K][L][M][N][O][R][LR]
       ------------------------------------------------------------------

Ladies and Gentlemen:

   ___________________________________ (the "Purchaser") intends to purchase from ___________________________________ (the "Seller") $ initial Certificate
Balance or % Percentage Interest of Commercial Mortgage Pass-Through Certificates, COMM 2000-C1, Class [F][G][H][J][K][L][M][N][O][R][LR], CUSIP No. __________ (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation as depositor, Orix Real Estate Capital Markets, LLC, as servicer (in such capacity, the "Servicer") and as special servicer (in such capacity, the "Special Servicer"), Wells Fargo Bank Minnesota, N.A., as trustee (in such capacity, the "Trustee"), LaSalle Bank National Association, as bond administrator (in such capacity, the "Bond Administrator"), and the other parties named therein. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Registrar and the Bond Administrator that:

   1. The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code, a governmental plan, as defined in Section 3(32) of ERISA or other plan, subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (except in the case of the Class R and Class LR Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of
Section 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law; and

   2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or 1(b) above, except in the case of the Class R or Class LR Certificate, which may not be transferred unless the transferee represents it is not such a Person, such Purchaser is required to provide to the Depositor, the Bond Administrator and the Certificate Registrar any Opinions of Counsel, officers' certificates or agreements as may be required by such Persons, and which establishes to the satisfaction of the Depositor, the Bond Administrator and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not result in the assets of the Trust being deemed to be "plan assets" and subject to the fiduciary responsibility provisions of ERISA and the Code or Similar Law, and will not constitute or result in a prohibited transaction within the meaning of Section 406 and Section 407 of ERISA and
Section 4975 of the Code or any corresponding provision of any Similar Law, and will not subject the Depositor, the Trustee, the Bond Administrator or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar Law), which Opinions of Counsel, officers' certificates or agreements shall not be at the expense of the Servicer, the Depositor, the Trustee, the Bond Administrator or the Certificate Registrar.

   IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this _____ day of ____________________, _____.

                                          Very truly yours,

                                          [Purchaser]


                                          By:___________________________________
                                             Name:
                                             Title:

                                    EXHIBIT E

                               REQUEST FOR RELEASE


                                                          ________________[Date]

State Street Bank and Trust Company
  as Custodian
225 Franklin Street
Boston, Massachusetts 02110
Attention:

   Re: Commercial Mortgage Pass-Through Certificates, COMM 2000-C1

Dear __________________:

            In connection with the administration of the Mortgage Files held by you as Custodian under a certain Pooling and Servicing Agreement, dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, Deutsche Mortgage & Asset Receiving Corporation, as depositor, and Orix Real Estate Capital Markets, LLC, as servicer and Orix Real Estate Capital Markets, LLC, as special servicer, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

   Mortgagor's Name:

   Address:

   Loan No.:

   If only particular documents in the Mortgage File are requested, please specify which:

   Reason for requesting file (or portion thereof):

      _____   1.    Mortgage Loan paid in full. The [Servicer] [Special
                    Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

      _____   2.    The Mortgage Loan is being foreclosed.

      _____   3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

                                       [SERVICER][SPECIAL SERVICER]



                                       By:______________________________________

                                          Name:_________________________________

                                          Title:________________________________

cc:   Wells Fargo Bank Minnesota, N.A.
        as Trustee
      11000 Broken Lane Parkway
      Columbia, Maryland 21044
      Attention:  Corporate Trust Services (CMBS), COMM 2000-C1

                                    EXHIBIT F


                                   [RESERVED]

                                    EXHIBIT G
                                    ---------

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB") PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO A PERSON WHO IS NOT A "U.S. PERSON" AS DEFINED IN REGULATION S UNDER THE 1933 ACT, (4) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (A)(1), (2), (3) OR
(7) OF REGULATION D UNDER THE 1933 ACT, (5) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (6) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

                                    EXHIBIT H

            GERMAN AMERICAN CAPITAL CORPORATION PURCHASE AGREEMENT



                        MORTGAGE LOAN PURCHASE AGREEMENT

            This Mortgage Loan Purchase Agreement (this "Agreement"), is dated and effective September 1, 2000, between German American Capital Corporation, as seller (the "Seller"), and Deutsche Mortgage & Asset Receiving Corporation, as purchaser (the "Purchaser").

            The Seller desires to sell, assign, transfer and otherwise convey to the Purchaser, and the Purchaser desires to purchase, subject to the terms and conditions set forth below, the multifamily and commercial mortgage loans (the "Mortgage Loans") identified on the schedule annexed hereto as Exhibit A (the "Mortgage Loan Schedule").

            It is expected that the Mortgage Loans will be transferred, together with other multifamily and commercial mortgage loans to COMM 2000-C1 Mortgage Trust, a trust fund (the "Trust Fund") to be formed by the Purchaser, beneficial ownership of which will be evidenced by a series of mortgage pass-through certificates (the "Certificates"). Certain classes of the Certificates will be rated by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies and Fitch, Inc. (together, the "Rating Agencies"). Certain classes of the Certificates (the "Registered Certificates") will be registered under the Securities Act of 1933, as amended (the "Securities Act"). The Trust Fund will be created and the Certificates will be issued pursuant to a pooling and servicing agreement to be dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), among the Purchaser as depositor, ORIX Real Estate Capital Markets, LLC, as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), LaSalle Bank National Association, as Bond Administrator (the "Bond Administrator"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and the other parties specified therein. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

            The  Purchaser  intends  to sell  certain of the  Certificates  to
Deutsche Bank Securities Inc., J. P. Morgan Securities Inc. and Chase Securities Inc. (together, the "Underwriters") pursuant to an underwriting agreement dated September 11, 2000 (the "Underwriting Agreement"). The Purchaser intends to sell the remaining Certificates (the "Non-Registered Certificates") pursuant to a certificate purchase agreement dated September 11, 2000 (the "Certificate Purchase Agreement") to the purchasers named therein (the "Initial Purchasers").

            Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

SECTION 1.  Agreement to Purchase.
            ----------------------

            The Seller agrees to sell, assign, transfer and otherwise convey to the Purchaser, and the Purchaser agrees to purchase, the Mortgage Loans. The purchase and sale of the Mortgage Loans shall take place on September 20, 2000 or such other date as shall be mutually acceptable to the parties hereto (the "Closing Date"). As of the close of business on September 1, 2000 (the "Cut-off Date"), the Mortgage Loans will have an aggregate principal balance (the "Aggregate Cut-off Date Balance"), after application of all payments of principal due thereon on or before such date, whether or not received, of $419,980,474, subject to a variance of plus or minus 5%. The purchase price of the Mortgage Loans shall be calculated pursuant to that certain Letter of Intent, dated May 18, 2000, between, among others, the Seller and the Purchaser.

SECTION 2.  Conveyance of Mortgage Loans.
            ----------------------------

            (a) On the Closing Date, subject only to receipt by the Seller of the purchase price referred to in Section 1 hereof and the issuance of the Certificates, the Seller agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, all the right, title and interest of the Seller in and to the Mortgage Loans identified on the Mortgage Loan Schedule, including all interest and principal received or receivable by the Seller on or with respect to the Mortgage Loans after the Cut-off Date, together with all of the Seller's right, title and interest in and to the proceeds of any related title, hazard, or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans; provided, however, that in the case of any Mortgage Loan with an Anticipated Repayment Date prior to maturity (each an "ARD Loan") accruing Excess Interest at an annual rate of greater than 2%, such ARD Loan shall be deemed to have been modified to provide that, as of the Cut-off Date, such ARD Loan shall accrue Excess Interest at an annual rate of no more than 2%; provided, further, that with respect to such limitation of Excess Interest, the related borrowers shall be third-party beneficiaries of such modification of such ARD Loan. The Purchaser shall be entitled to (and, to the extent received by or on behalf of the Seller, the Seller shall deliver or cause to be delivered to or at the direction of the Purchaser) all scheduled payments of principal and interest due on the Mortgage Loans after the Cut-off Date, and all other recoveries of principal and interest collected thereon after the Cut-off Date; provided, however, that all scheduled payments of principal and interest accrued but not paid or due thereon, due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller, and the Purchaser or its successors or assigns shall promptly remit any such payments to the Seller.

            On or prior to the Closing Date, the Seller shall retain a third party vendor reasonably satisfactory to the Directing Certificateholder to complete the assignment and recordation of the related Loan Documents. On or promptly following the Closing Date, the Seller shall cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in clauses (iv), (v), (vi), (vii), (viii), (xi), (xvii) and (xviii) of Exhibit B have been delivered to it, at the expense of the Seller,
(1) to prepare and record (a) each Assignment of Mortgage referred to in clause
(iii) of Exhibit B which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in clauses
(iv) and (v) of Exhibit B (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC financing statement referred to in clause (xi) or (xviii) which has not yet been submitted for filing. The Seller shall direct the related third party vendor to promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the Seller, at its expense, shall promptly prepare a substitute document for signature by the Purchaser or itself, as applicable, and thereafter the Seller shall cause each such document to be duly recorded. The Seller shall, promptly upon receipt of the original recorded copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC, with evidence of filing thereon). Notwithstanding anything to the contrary contained in this Section 2, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Purchaser shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

            (b) In connection with the Seller's assignment pursuant to subsection (a) above, the Seller hereby agrees that, at least five (5) Business Days before the Closing Date, it shall have delivered to and deposited with the Trustee, the Mortgage File (as described on Exhibit B hereto) for each Mortgage Loan so assigned. It is further acknowledged and agreed by the Seller that the Purchaser intends to cause the Trustee to perform a limited review of such Mortgage Files to enable the Trustee to confirm to the Purchaser on or before the Closing Date that the Note referred to in clause (i) of Exhibit B has been delivered by the Seller with respect to each such Mortgage File.

            If the Seller cannot deliver any original or certified recorded document described in Section 2 on the Closing Date, the Seller shall use its best efforts, promptly upon receipt thereof and in any case not later than 45 days from the Closing Date (except as described below with respect to the items described in clauses (ii), (iv), (viii), (xi) and (xii) of Exhibit B) to deliver such original or certified recorded documents to the Trustee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office in which case it shall notify the Trustee in writing of such delay).

            In the event Seller fails to so deliver each such Mortgage File to the Trustee, the Purchaser and its successors and assigns shall be entitled to pursue any rights or remedies in respect of such failure as may be available under applicable law. If the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of Exhibit B, with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of this Section 2(b) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Trustee, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee) within 90 days of the Closing Date (or within such longer period after the Closing Date as the Purchaser (or such subsequent owner) may consent to, which consent shall not be unreasonably withheld so long as the Seller has provided the Purchaser (or such subsequent owner) with evidence of such recording or filing, as the case may be, or has certified to the Purchaser (or such subsequent owner) as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Purchaser (or such subsequent owner) no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy).

            If the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in clause (ix) of Exhibit B solely because such policy has not yet been issued, the delivery requirements of this Section 2(b) shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Trustee a commitment for title insurance "marked-up" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee), promptly following the receipt thereof, the original related lender's title insurance policy (or a copy thereof). In addition, notwithstanding anything to the contrary contained herein, if there exists with respect to any group of related cross-collateralized Mortgage Loans only one original of any document referred to in Exhibit B covering all the Mortgage Loans in such group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans in such group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan. On the Closing Date, upon notification from the Seller that the purchase price referred to in Section 1 has been received by the Seller and the issuance of the Certificates, the Trustee shall be authorized to release to the Purchaser or its designee all of the Mortgage Files in the Trustee's possession relating to the Mortgage Loans.

            The Purchaser and the Seller have delivered, contemporaneously with their execution of this Agreement, a power of attorney to each of the Servicer and the Special Servicer at the direction of the Directing Certificateholder or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. The Seller will be required to effect at its expense the assignment and recordation of its Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

            (c) As to each Mortgage Loan, the Seller shall be responsible for all costs associated with the recording or filing, as the case may be, of each assignment referred to in clauses (iii) and (v) of Exhibit B and each UCC-2 and UCC-3, if any, referred to in clause (xi)(B) of Exhibit B. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee) for recording or filing, as appropriate, at the Seller's expense.

            (d) All documents and records in the Seller's possession (or under its control) relating to the Mortgage Loans that are not required to be a part of a Mortgage File in accordance with Exhibit B but that are reasonably required to service the Mortgage Loans (all such other documents and records, as to any Mortgage Loan, the "Servicing File"), together with all escrow payments, reserve funds and other comparable funds in the possession of the Seller (or under its control) with respect to the Mortgage Loans, shall (unless they are held by a sub-servicer that shall, as of the Closing Date, begin acting on behalf of the Servicer pursuant to a written agreement between such parties) be delivered by the Seller (or its agent) to the Purchaser (or its designee) no later than the Closing Date. If a sub-servicer shall, as of the Closing Date, begin acting on behalf of the Servicer with respect to any Mortgage Loan pursuant to a written agreement between such parties, the Seller shall deliver a copy of the related Servicing File to the Servicer.

            (e) The Seller's records will reflect the transfer of the Mortgage Loans to the Purchaser as a sale, including for accounting purposes.

            (f) It is further acknowledged and agreed by the Seller that the Purchaser intends to convey all right, title and interest of the Purchaser in and to the Mortgage Loans and all rights and remedies under this Agreement to the Trustee, including, without limitation, all rights and remedies as may be available under applicable law to the Purchaser in the event of a breach of a representation or warranty pursuant to Section 4(a) hereof or in the event of a Defect; provided, that the Trustee shall be a third-party beneficiary of this Agreement and shall be entitled to enforce any obligations of the Seller hereunder in connection with a breach of any such representation or warranty or a Defect as if the Trustee had been an original party to this Agreement.

SECTION 3.  Examination of Mortgage Loan Files and Due Diligence Review.
            ------------------------------------------------------------

            The Seller shall reasonably cooperate with any examination of the Mortgage Files and Servicing Files that may be undertaken by or on behalf of the Purchaser. The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files and/or Servicing Files shall not affect the Purchaser's right to pursue any remedy available in equity or at law for a breach of the Seller's representations, warranties and covenants set forth in or contemplated by Section 4.

SECTION 4.  Representations, Warranties and Covenants of the Seller.
            --------------------------------------------------------

            (a) The Seller hereby makes, as of the date hereof (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of the Purchaser, and its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates), each of the representations and warranties set forth in Exhibit C.

            (b) In addition, the Seller, as of the date hereof, hereby represents and warrants to, and covenants with, the Purchaser that:

            (i) The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Seller, and the performance of, and compliance with, the terms of this Agreement by the Seller, will not violate the Seller's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, in each case which materially and adversely affect the ability of the Seller to carry out the transactions contemplated by this Agreement.

            (iii) The Seller has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

            (v) The Seller is not in violation of, and its execution and delivery of this Agreement and its performance of, and compliance with, the terms of this Agreement will not constitute a violation of, any law, any judgment, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Seller's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller. (vi) No litigation is pending or, to the best of the Seller's knowledge, threatened against the Seller the outcome of which, in the Seller's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

            (vii) The Seller has not dealt with any broker, investment banker, agent or other person, other than the Purchaser, the Underwriters, the Initial Purchasers, and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the consummation of any of the other transactions contemplated hereby.

            (viii) Except with respect to Deutsche Bank Inc., an affiliate, acting as Underwriter and Initial Purchaser, neither the Seller nor anyone acting on its behalf has (A) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (B) solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (C) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (D) made any general solicitation by means of general advertising or in any other manner with respect to any Certificate, any interest in any Certificate or any similar security, or (E) taken any other action, that (in the case of any of the acts described in clauses (A) through (E) above) would constitute or result in a violation of the Securities Act or any state securities law relating to or in connection with the issuance of the Certificates or require registration or qualification pursuant to the Securities Act or any state securities law of any Certificate not otherwise intended to be a Registered Certificate. In addition, the Seller will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any of the Certificates or interests therein. For purposes of this paragraph 4(b)(viii), the term "similar security" shall be deemed to include, without limitation, any security evidencing or, upon issuance, that would have evidenced an interest in the Mortgage Loans or any substantial number thereof.

            (ix) Insofar as it relates to the Mortgage Loans, the information set forth on pages A-4 through A-7, inclusive, of Annex A to the Prospectus Supplement (as defined in Section 9) (the "Loan Detail") and, to the extent consistent therewith, the information set forth on the diskette attached to the Prospectus Supplement and the accompanying prospectus (the "Diskette"), is true and correct in all material respects. Insofar as it relates to the Mortgage Loans and/or the Seller and does not represent a restatement or aggregation of the information on the Loan Detail, the information set forth in the Prospectus Supplement and the Memorandum (as defined in Section 9) under the headings "Summary of Prospectus Supplement--The Mortgage Pool", "Risk Factors" and "Description of the Mortgage Pool", set forth on Annex A to the Prospectus Supplement and (to the extent it contains information consistent with that on such Annex A) set forth on the Diskette, does not contain any untrue statement of a material fact or (in the case of the Memorandum, when read together with the other information specified therein as being available for review by investors) omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (x) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution, delivery and performance of or compliance by the Seller with this Agreement, or the consummation by the Seller of any transaction contemplated hereby, other than (1) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the Seller's sale of the Mortgage Loans to the Purchaser, (2) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (3) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Seller under this Agreement.

            (c) Upon discovery by any of the parties hereto of a breach of any of the representations and warranties made pursuant to and set forth in subsection (b) above which materially and adversely affects the interests of the Purchaser or a breach of any of the representations and warranties made pursuant to subsection (a) above and set forth in Exhibit C which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates), the party discovering such breach shall give prompt written notice to the other party hereto.

SECTION 5.  Representations, Warranties and Covenants of the Purchaser.
            ----------------------------------------------------------

            (a) The Purchaser, as of the date hereof, hereby represents and warrants to, and covenants with, the Seller that:

            (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.

            (ii) The execution and delivery of this Agreement by the Purchaser, and the performance of, and compliance with, the terms of this Agreement by the Purchaser, will not violate the Purchaser's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Purchaser has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Purchaser is not in violation of, and its execution and delivery of this Agreement and its performance of, and compliance with, the terms of this Agreement will not constitute a violation of, any law, any judgment, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Purchaser's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

            (vi) No litigation is pending or, to the best of the Purchaser's knowledge, threatened against the Purchaser which would prohibit the Purchaser from entering into this Agreement or, in the Purchaser's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

            (vii) The Purchaser has not dealt with any broker, investment banker, agent or other person, other than the Seller, the Underwriters, the Initial Purchasers and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the consummation of any of the transactions contemplated hereby.

            (viii) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by the Purchaser with this Agreement, or the consummation by the Purchaser of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Purchaser under this Agreement.

            (b) Upon discovery by any of the parties hereto of a breach of any of the representations and warranties set forth above which materially and adversely affects the interests of the Seller, the party discovering such breach shall give prompt written notice to the other party hereto.

SECTION 6.  Repurchases.
            -----------

            (a) Upon discovery by any of the parties hereto of any Defect (as defined in the Pooling and Servicing Agreement) in respect of the Mortgage File for any Mortgage Loan or a breach of any representation or warranty made pursuant to Section 4(a) and set forth in Exhibit C, which Defect or breach, as the case may be, materially and adversely affects the value of any Mortgage Loan (it being understood and agreed that the non-delivery of any of the items identified in clauses (i), (ii) or (iii) of Exhibit B with respect to a Mortgage Loan shall constitute a Defect that materially and adversely affects the value of such Mortgage Loan) or the interests therein of the Purchaser or its successors and assigns (including, without limitation, the Trustee, the Servicer, the Special Servicer and the holders of the Certificates), the party discovering such breach or Defect shall give prompt written notice to the Purchaser, the Bond Administrator, the Seller, the Directing Certificateholder, the Custodian, the Servicer, the Special Servicer (in the case of a Specially Serviced Mortgage Loan) or the Trustee, as applicable. Within 90 days of receipt of notice by the Seller, from the Servicer, the Special Servicer, the Trustee, the Custodian or the Bond Administrator, of such breach or Defect, the Seller shall cure such Defect or breach, as the case may be, in all material respects or repurchase the affected Mortgage Loan from the then owner(s) thereof at the applicable Repurchase Price (as defined in the Pooling and Servicing Agreement as in effect on the Closing Date) on a whole loan, servicing released basis, by payment of such Repurchase Price by wire transfer of immediately available funds to the account designated by such owner(s); provided, however, that in the event that such breach is capable of being cured, as determined by the Servicer and the Special Servicer, but not within such 90-day period and the Seller has commenced and is diligently proceeding with the cure of such breach, the Seller will have up to an additional 90 days to complete such cure as provided in the Pooling and Servicing Agreement (as in effect on the Closing Date); provided, further, that with respect to such additional period, the Seller is required to deliver an officer's certificate to the Trustee, the Bond Administrator, the Servicer and the Special Servicer setting forth the reason such breach is not capable of being cured within the initial 90-day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such breach will be cured within the additional period; and provided, further, that in the event the Seller fails to cure such breach, the Repurchase Price shall include interest on any Advances made in respect of the related Mortgage Loan; provided, however, that in lieu of effecting any such repurchase, within two years of the Startup Day, the Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to the terms and conditions of the Pooling and Servicing Agreement. The Seller will give written notice to the Purchaser, the Bond Administrator and the Servicer of such deposit, as directed by the Trustee. Conveyance of such Mortgage Loans shall be made free and clear of all Liens and encumbrances created or suffered by the Purchaser or any subsequent holder. Upon any substitution, the Qualifying Substitute Mortgage Loan shall be subject to the terms of the Pooling and Servicing Agreement in all respects. In the event that (x) any cure or repurchase obligation under this Section arises by reason of the failure of a Mortgage Loan to constitute a Qualified Mortgage and the Seller elects to substitute a Qualifying Substitute Mortgage Loan in lieu of such cure or repurchase, and (y) the Directing Certificateholder and, in the case of a Mortgage Loan included in a Loan Pair, the Companion Holder (or an Operating Advisor acting on its behalf), fail to consent to such substitution, then such Mortgage Loan (and any related Cross-Collateralized Loan) must be repurchased by the Seller.

            In addition to the rights of the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) pursuant to this Section 6, if the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2 and as listed in Exhibit B (and provide evidence of recordation and/or assignment where applicable), the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) may require the Seller to establish a cash reserve (or provide a letter of credit) in the amount of 20% of the principal balance of such Mortgage Loan for which any documents and/or instruments specified in clauses (i) through (vii), (ix), (xi) and (xiv) through
(xvi) of Exhibit B remain missing, uncorrected, unrecorded or unassigned 18 months after the Closing Date. Amounts in such reserve related to a particular Mortgage Loan shall either be released to the Seller upon delivery of the documents and/or instruments specified in such clauses or when such Mortgage Loan is paid in full, or if such Mortgage Loan is required to be repurchased as provided in this Section, such amounts shall be credited against the Repurchase Price for such Mortgage Loan.

            If the Seller is notified of a Defect in any Mortgage File that corresponds to information set forth in the Mortgage Loan Schedule, the Seller shall promptly correct such Defect and provide a new, corrected Mortgage Loan Schedule to the Purchaser, which corrected Mortgage Loan Schedule shall be deemed to amend and replace the existing Mortgage Loan Schedule for all purposes. The failure of the Servicer, the Special Servicer, Trustee or Bond Administrator to notify the Seller of a Defect or breach shall not constitute a waiver of any cure or repurchase obligation.

            (b) Notwithstanding Section 6(a), within 90 days of the earlier of discovery or receipt of notice by the Seller, from either the Purchaser or any successor or assign thereof, that any Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code without regard to clause (A)(i) or (ii) thereof, the Seller shall repurchase such Mortgage Loan from the then owner(s) thereof at the applicable Repurchase Price by payment of such Repurchase Price by wire transfer of immediately available funds to the account designated by such owner(s); provided, however, that in lieu of effecting any such repurchase, the Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to the terms and conditions of the Pooling and Servicing Agreement.

            (c) Notwithstanding Section 6(a), upon the receipt of notice from either the Borrower under the Mortgage Loan identified as Loan No. 41 on the Mortgage Loan Schedule (the "Wilton Office Plaza Loan") or the Purchaser or any successor or assign thereof, that such Borrower intends to defease the Wilton Office Plaza Loan on a date on or prior to the second anniversary of the Startup Day of the Lower-Tier REMIC (the "Prepayment Date"), the Seller shall repurchase such Mortgage Loan on or prior to such Prepayment Date at the Repurchase Price, plus a Yield Maintenance Premium (together the "Wilton Repurchase Price") , by payment of such Wilton Repurchase Price by wire transfer of immediately available funds to the account designated by the then owner. In addition, if such repurchase results in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions, the Seller agrees to pay such tax and to indemnify and hold harmless the Purchaser and its successors and assigns against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject.

            As used in this subsection (c), "Yield Maintenance Premium" means an amount equal to the sum of (A) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the maturity date of the Wilton Office Plaza Mortgage Loan (the "Wilton Maturity Date") determined by discounting such payments at the Discount Rate. As used in this definition, the term "Calculated Payments" shall mean the monthly payments of interest only which would be due based on the principal amount of the Wilton Office Plaza Loan on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the interest rate borne by the Wilton Office Plaza Mortgage Loan and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term "Discount Rate" shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term "Yield Maintenance Treasury Rate" shall mean the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Wilton Maturity Date.

            (d) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 6, the then owner(s) thereof shall tender promptly or cause to be tendered promptly to the Seller, upon delivery of a receipt executed by the Seller, the related Mortgage File and Servicing File, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Purchaser or the Trustee shall be endorsed or assigned, as the case may be, to the Seller in the same manner. The form and sufficiency of all such instruments and certificates shall be the responsibility of the Seller.

            (e) Except as provided in Section 2(b), this Section 6 provides the sole remedies available to the Purchaser, and its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) respecting any Defect in a Mortgage File or any breach of any representation or warranty made pursuant to Section 4(a) and set forth in Exhibit C, or in connection with the circumstances described in Section 6(b) or Section 6(c). If the Seller defaults on its obligations to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with Section 6(a) or Section 6(b) or to repurchase the Wilton Office Plaza Loan in accordance with Section 6(c), or disputes its obligation to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with the applicable subsection, the Purchaser or its successors and assigns may take such action as is appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings. To the extent the Purchaser prevails in such proceeding, the Seller shall reimburse the Purchaser for all necessary and reasonable costs and expenses incurred in connection with the enforcement of such obligation of the Seller to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with Section 6(a) or Section 6(b) or to repurchase the Wilton Office Plaza Loan in accordance with Section 6(c).

SECTION 7.  Closing.
            -------

            The closing of the purchase and sale of the Mortgage Loans (the "Closing") shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038 at 10:00 a.m., New York City time, on the Closing Date.

            The Closing shall be subject to each of the following conditions:

            (i) All of the representations and warranties of the Seller specified herein shall be true and correct as of the Closing Date, and the Aggregate Cut-off Date Balance shall be within the range permitted by
     Section 1 of this Agreement;

            (ii) All documents specified in Section 8 (the "Closing Documents"), in such forms as are agreed upon and acceptable to the Purchaser, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

            (iii) The Seller shall have delivered and released to the Trustee, the Purchaser or the Purchaser's designee, as the case may be, all documents and funds required to be so delivered pursuant to Section 2;

            (iv) The result of any examination of the Mortgage Files and Servicing Files performed by or on behalf of the Purchaser pursuant to
     Section 3 shall be satisfactory to the Purchaser in its reasonable determination;

            (v) All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date;

            (vi) The Seller shall have paid or agreed to pay all fees, costs and expenses payable by it to the Purchaser pursuant to this Agreement; and

            (vii) Neither the Underwriting Agreement nor the Certificate Purchase Agreement shall have been terminated in accordance with its terms.

            Both parties agree to use their best efforts to perform their respective obligations hereunder in a manner that will enable the Purchaser to purchase the Mortgage Loans on the Closing Date.

SECTION 8.  Closing Documents.
            -----------------

            The Closing Documents shall consist of the following:

            (a) This Agreement and a bill of sale duly executed and delivered by the Purchaser and the Seller;

            (b) An Officer's Certificate substantially in the form of Exhibit D-1 hereto, executed by the Secretary or an assistant secretary of the Seller, and dated the Closing Date, and upon which the Purchaser and each Underwriter may rely, attaching thereto as exhibits the organizational documents of the Seller;

            (c) A certificate of good standing regarding the Seller from the Secretary of State for the State of New York, dated not earlier than 30 days prior to the Closing Date;

            (d) A certificate of the Seller substantially in the form of Exhibit D-2 hereto, executed by an executive officer or authorized signatory of the Seller and dated the Closing Date, and upon which the Purchaser and each Underwriter may rely;

            (e) Written opinions of counsel for the Seller, in form reasonably acceptable to counsel for the Purchaser and subject to such reasonable assumptions and qualifications as may be requested by counsel for the Seller and acceptable to counsel for the Purchaser, dated the Closing Date and addressed to the Purchaser and each Underwriter;

            (f) Any other opinions of counsel for the Seller reasonably requested by the Rating Agencies in connection with the issuance of the Certificates, each of which shall include the Purchaser and each Underwriter as an addressee; and

            (g) Such further certificates, opinions and documents as the Purchaser may reasonably request.

SECTION 9. Indemnification.
           ---------------

            (a) The Seller agrees to indemnify and hold harmless the Purchaser, its officers and directors, and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, the Memorandum, the Diskette or, insofar as they are required to be filed as part of the Registration Statement pursuant to the No-Action Letters, any Computational Materials or ABS Term Sheets with respect to the Registered Certificates, or in any revision or amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any such Computational Materials or ABS Term Sheets, when read in conjunction with the Prospectus and, in the case of the Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only if and to the extent that (i) any such untrue statement or alleged untrue statement is with respect to information regarding the Mortgage Loans contained in the Loan Detail or, to the extent consistent therewith, the Diskette; or (ii) any such untrue statement or alleged untrue statement or omission or alleged omission is with respect to information regarding the Seller or the Mortgage Loans contained in the Prospectus Supplement or the Memorandum under the headings "Summary of Prospectus Supplement--The Mortgage Pool", "Risk Factors" or "Description of the Mortgage Pool" or contained on Annex A to the Prospectus Supplement (exclusive of the Loan Detail), and such information does not represent a restatement or aggregation of information contained in the Loan Detail; or (iii) such untrue statement, alleged untrue statement, omission or alleged omission arises out of or is based upon a breach of the representations and warranties of the Seller set forth in or made pursuant to Section 4; provided, that the indemnification provided by this Section 9 shall not apply to the extent that such untrue statement of a material fact or omission of a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, was made as a result of an error in the manipulation of, or calculations based upon, the Loan Detail. This indemnity agreement will be in addition to any liability which the Seller may otherwise have.

            For purposes of the foregoing, "Registration Statement" shall mean the registration statement No. 333-08328 filed by the Purchaser on Form S-3, including without limitation exhibits thereto and information incorporated therein by reference; "Prospectus" shall mean the prospectus dated August 11, 2000, as supplemented by the prospectus supplement dated September 11, 2000 (the "Prospectus Supplement"), relating to the Registered Certificates; "Memorandum" shall mean the private placement memorandum dated September 11, 2000, relating to the Non-Registered Certificates; "Computational Materials" shall have the meaning assigned thereto in the no-action letter dated May 20, 1994 issued by the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated, and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (together, the "Kidder Letters"); and "ABS Term Sheets" shall have the meaning assigned thereto in the no-action letter dated February 17, 1995 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (the "PSA Letter" and, together with the Kidder Letters, the "No-Action Letters").

            (b) Promptly after receipt by any person entitled to indemnification under this Section 9 (each, an "Indemnified Party") of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Seller (the "Indemnifying Party") under this
Section 9, notify the Indemnifying Party in writing of the commencement thereof; but the omission to notify the Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this
Section 9. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Indemnified Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Indemnified Parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of such action and approval by the Indemnified Party of counsel, which approval shall not be unreasonably withheld, the Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by the Purchaser and the Indemnifying Party, representing all the Indemnified Parties under Section 9(a) and Section 1 of the Underwriting Agreement who are parties to such action), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or
(iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party; and except that, if clause (i) or (iii) is applicable, such liability shall only be in respect of the counsel referred to in such clause (i) or (iii). The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there shall be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party, but only to the extent provided in paragraph (a) of this Section 9, from and against any loss or liability by reason of such settlement or judgment. If the Indemnifying Party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, or, if such settlement provides for release of the Indemnified Party in connection with all matters relating to the proceeding which has been asserted against the Indemnified Party in such proceeding by the other parties to such settlement, without the consent of the Indemnified Party.

            (c) If the indemnification provided for in this Section 9 is due in accordance with its terms but is for any reason held by a court to be unavailable to an Indemnified Party on grounds of policy or otherwise, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnified Parties and the Indemnifying Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties.

            (d) The Purchaser and the Seller agree that it would not be just and equitable if contribution pursuant to Section 9(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the considerations referred to in Section 9(c) above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in this Section 9 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, except where the Indemnified Party is required to bear such expenses pursuant to this Section 9, which expenses the Indemnifying Party shall pay as and when incurred, at the request of the Indemnified Party, to the extent that the Indemnifying Party will be ultimately obligated to pay such expenses. If any expenses so paid by the Indemnifying Party are subsequently determined to not be required to be borne by the Indemnifying Party hereunder, the party that received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (e) The indemnity and contribution agreements contained in this
Section 9 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Indemnified Party, and (iii) acceptance of and payment for any of the Certificates.

SECTION 10.  Costs.
             ------

            Costs relating to the transactions contemplated hereby shall be borne by the respective parties hereto pursuant to that certain Letter of Intent, dated May 18, 2000, between, among others, the Seller and Purchaser.

SECTION 11.  Notices.
             -------

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, by certified mail, postage prepaid, by overnight mail or courier service, or transmitted by facsimile and confirmed by a similar mailed writing, if to the Purchaser, addressed to Deutsche Mortgage & Asset Receiving Corporation, One International Place, Room 520, Boston, Massachusetts 02110,
Attention: R. Douglas Donaldson, facsimile no. (617) 951-7650, with a copy to Anna Glick, Esq., Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, facsimile no. (212) 504-6666, or such other address or facsimile number as may hereafter be furnished to the Seller in writing by the Purchaser; and if to the Seller, addressed to German American Capital Corporation, 31 West 52nd Street, New York, New York 10019, Attention: Greg Hartch, facsimile no.
(212) 469-4579, or to such other address or facsimile number as the Seller may designate in writing to the Purchaser.

SECTION 12. Third Party Beneficiaries.
            -------------------------

            Each of the officers, directors and controlling persons referred to in Section 9 hereof is an intended third party beneficiary of the covenants and indemnities of the Seller set forth in Section 9 of this Agreement. It is acknowledged and agreed that such covenants and indemnities may be enforced by or on behalf of any such person or entity against the Seller to the same extent as if it were a party hereto. Furthermore, the Seller hereby acknowledges and agrees that L-O Broadway Investments, Inc., the holder of the Crowne Plaza Companion Loan, shall be a third party beneficiary of the representations, warranties, covenants and indemnities of the Seller set forth in this Agreement with respect to the Crowne Plaza Mortgage Loan, and, pursuant to the Pooling and Servicing Agreement, shall have the right to enforce such representations, warranties, covenants and indemnities directly against the Seller.

SECTION 13. Representations, Warranties and Agreements to Survive Delivery.
            --------------------------------------------------------------

            All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans by the Seller to the Purchaser or its designee.

SECTION 14. Severability of Provisions.
            --------------------------

            Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15. Counterparts.
            ------------

            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 16. GOVERNING LAW.

            THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES EXCEPT THAT THE PARTIES HERETO INTEND THAT THE PROVISIONS OF
SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 17. Further Assurances.
            ------------------

            The Seller and the Purchaser agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

SECTION 18. Successors and Assigns.
            ----------------------

            The rights and obligations of the Seller under this Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser, except that any person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, as may be required to effect the purposes of the Pooling and Servicing Agreement, and the assignee shall, to the extent of such assignment, succeed to the rights and obligations hereunder of the Purchaser. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser, and their permitted successors and assigns, and the indemnified parties referred to in
Section 9.

SECTION 19. Amendments.
            ----------

            No term or provision of this Agreement may be amended, waived, modified or in any way altered, unless such amendment, waiver, modification or alteration is in writing and signed by a duly authorized officer of the party against whom such amendment, waiver, modification or alteration is sought to be enforced. In addition, this Agreement may not be changed in any manner which would have a material adverse effect on any third party beneficiary under
Section 12 hereof without the prior consent of that person.

SECTION 20. No Recourse.
            -----------

            No recourse under any obligation, covenant or agreement of the Purchaser contained in this Agreement shall be had against J.H. Management Corporation ("JHM"), JH Holdings Corporation ("JHHC") or any incorporator, stockholder, officer, director or employee of the Purchaser, JHM or JHHC, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Purchaser, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors or employees of the Purchaser, JHM or JHHC, or any of them under or by reason of any of the obligations, covenants, or agreements of the Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of JHM or JHHC and every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

                                       GERMAN AMERICAN CAPITAL CORPORATION


                                       By: /s/ Gregory B. Hartch
                                          --------------------------------------
                                          Name:  Gregory B. Hartch
                                          Title: Authorized Signatory


                                       By: /s/ Eric M. Schwartz
                                          --------------------------------------
                                          Name:  Eric M. Schwartz
                                          Title: Vice President


                                       DEUTSCHE MORTGAGE & ASSET RECEIVING
                                          CORPORATION


                                       By: /s/ Rosa Oliveri
                                          --------------------------------------
                                          Name:  Rosa Oliveri
                                          Title: Vice President

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE


            The Mortgage Loan Schedule shall set forth, among other things, the following information with respect to each Mortgage Loan:

            (a) the loan number;

            (b) the street address (including city, state and zip code) of the related Mortgaged Property;

            (c) the Mortgage Rate in effect as of the Cut-off Date and that the Mortgage Loan is a fixed rate Mortgage Loan;

            (d) the original principal balance;

            (e) the Stated Principal Balance as of the Cut-off Date;

            (f) the (A) Maturity Date for each Mortgage Loan, and (B) with respect to each Mortgage Loan with an Anticipated Repayment Date, the Anticipated Repayment Date;

            (g) the Due Date;

            (h) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (i) whether such Mortgage Loan has an Anticipated Repayment Date;

            (j) the Primary Servicing Fee Rate;

            (k) whether the Mortgage Loan is an Actual/360 Mortgage Loan; and

            (l) whether such Mortgage Loan has a hard lockbox or a springing lockbox.

Such list may be in the form of more than one list, collectively setting forth all of the information required. Certain of the above-referenced items are described on the Mortgage Loan Schedule attached hereto. Certain of the above-referenced items are described on Exhibit B-1 to the Pooling and Servicing Agreement and are incorporated by reference into the Mortgage Loan Schedule attached hereto.

                                    EXHIBIT B

                                THE MORTGAGE FILE

            The "Mortgage File" for any Mortgage Loan shall, subject to Section 2(b), collectively consist of the following documents:

            (i) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank Minnesota, N.A., as trustee for the registered holders of COMM 2000-C1, Commercial Mortgage Pass-Through Certificates, without recourse";

            (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

            (iv) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon;

            (v) an original assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (vi) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any;

            (vii) an original assignment of any related security agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (viii) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, Note or any related security document have been modified or the Mortgage Loan has been assumed;

            (ix) the original or a copy of the lender's title insurance policy issued as of the date of the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property or a "marked up commitment to insure";

            (x) the original or a copy of any guaranty of the obligations of the mortgagor under the Mortgage Loan together with (A) if applicable, the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

            (xi) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing thereon) and which were in the possession of the Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the Trustee and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the Seller, a UCC financing statement executed by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee;

            (xii) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the Mortgagor if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Mortgagor pursuant to such power of attorney;

            (xiii) if the Mortgagor has a leasehold interest in the related Mortgaged Property, the original ground lease or a copy thereof;

            (xiv) the original of the Loan Agreement or counterpart thereof relating to such Mortgage Loan, if any;

            (xv) copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loans, if any;

            (xvi) copies of the original Management Agreements, if any, for the Mortgaged Property;

            (xvii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

            (xviii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 financing statements assigning such security interest to the Trustee on behalf of the Certificateholders);

            (xix) any other material written agreements related to the Mortgage Loan;

            (xx) with respect to any Loan Pair, all of the above documents with respect to the related Companion Loan and the related Co-Lender Agreement or similar agreements with respect to such Loan Pair; provided that a copy of the Note, other than the original, shall be provided, and no assignments shall be provided; and

            (xxi) with respect to the transfer described in Section 2.01(b) of the Pooling and Servicing Agreement, the originals or copies of the Loan REMIC Declarations;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Purchaser or the Trustee, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received. The original assignments referred to in clauses
(iii), (v), (vii) and (x)(B), may be in the form of one or more instruments in recordable form in any applicable filing offices.

                                    EXHIBIT C

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                   REGARDING THE INDIVIDUAL MORTGAGE LOANS

With respect to each Mortgage Loan, the Seller hereby represents and warrants, as of the date hereinbelow specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule C-1 hereto as follows (as used herein, "to Seller's knowledge" or words of similar import means the knowledge of such entity without investigation or inquiry relating to this transaction):

            (i) Ownership of Mortgage Loans. Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Mortgage Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such Mortgage Loan (other than the right of a subservicer to directly service such Mortgage Loan as shown on the Mortgage Loan Schedule). Such transfer validly assigns ownership of such Mortgage Loan to the Purchaser free and clear of any pledge, lien, encumbrance or security interest.

            (ii) Authority to Transfer Mortgage Loans. The Seller has full right and authority to sell, assign and transfer such Mortgage Loan. No provision of the Note, Mortgage or other loan document relating to such Mortgage Loan prohibits or restricts the Seller's right to assign or transfer such Mortgage Loan.

            (iii) Mortgage Loan Schedule. The information pertaining to such Mortgage Loan set forth in the Mortgage Loan Schedule was true and correct in all material respects as of the Cut-off Date. The Seller has not taken any action that would cause the representations and warranties made by the related Borrower under the Mortgage Loan not to be true and correct in any material respect. The Seller has no knowledge that the material representations and warranties made by such Borrower under the Mortgage Loan are not true and correct in any material respect. Each Mortgage Loan is properly endorsed as provided in the Pooling and Servicing Agreement, and such endorsement is genuine.

            (iv) Payment Record. Such Mortgage Loan was not delinquent as of the Cut-off Date (giving effect to any applicable grace periods), and has not been during the twelve-month period prior thereto, 30 days or more delinquent in respect of any debt service payment required thereunder, without giving effect to any applicable grace period.

            (v) Permitted Encumbrances. The related Mortgage constitutes a valid first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to (A) the lien of current real property taxes and assessments not yet due and payable,
(B) covenants, conditions and restrictions, rights of way, easements and other matters of public record, and (C) exceptions and exclusions specifically referred to in the lender's title insurance policy issued or, as evidenced by a "marked-up" commitment, to be issued in respect of such Mortgage Loan (the exceptions set forth in the foregoing clauses (A), (B) and (C) collectively, "Permitted Encumbrances"). The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage, the current use or operation of the related Mortgaged Property or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Mortgage Loan. The Mortgage, together with any separate security agreement, similar agreement and UCC financing statement, if any, establishes and creates a first priority, perfected security interest (subject only to any prior purchase money security interests), to the extent such security interest can be perfected by the recordation of a Mortgage or the filing of a UCC financing statement, in all personal property owned by the Borrower that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property.

            (vi) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy ("Title Policy"), or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan after all advances of principal, subject only to Permitted Encumbrances (or, if a title insurance policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance "marked-up" at the closing of such loan). Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Seller's knowledge, no material claims have been made thereunder and no claims have been paid thereunder. Neither the Seller nor, to the Seller's knowledge, any holder of such Mortgage Loan, has by act or omission, done anything that would materially impair the coverage under such Title Policy and Seller has no knowledge of any circumstances that would impair such coverage. Immediately following the transfer and assignment of the related Mortgage Loan to the Trustee, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee without the consent of or notice to the insurer. To the Seller's knowledge, the insurer that issued such Title Policy is qualified to do business in the state in which the related Mortgaged Property is located. The Mortgage has been submitted for recordation in the applicable jurisdiction, the full amount of the Mortgage has been recorded on the related Mortgaged Property and all applicable mortgage recording taxes have been paid.

            (vii) No Waivers by Seller of Material Defaults. The Seller, and to its knowledge, any prior holder of such Mortgage Loan, has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Note.

            (viii) No Offsets, Defenses or Counterclaims. There is no valid offset, right of rescission, defense or counterclaim to such Mortgage Loan or the related Mortgage security agreements, Assignment of Leases, Rents and Profits.

            (ix) Condition of Property; Condemnation. The related Mortgaged Property is, to the Seller's knowledge, free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan. The Seller has no knowledge of any pending or threatened proceeding for the condemnation of all or any material portion of the related Mortgaged Property.

            (x) Compliance with Laws. Except with respect to provisions relating to default interest, yield maintenance charges and prepayment premiums, such Mortgage Loan complied in all material respects with all applicable laws relating to the origination, funding and terms of such Mortgage Loan (including usury laws) in effect at its date of origination unless the failure to comply with such laws would not have a material adverse effect on the related Mortgage Loan.

            (xi) Full Disbursement of Mortgage Loan Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder.

            (xii) Enforceability. The related Note and Mortgage and all other documents and instruments evidencing, guaranteeing, insuring or otherwise securing such Mortgage Loan have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and excluding provisions relating to default interest, yield maintenance charges or prepayment premiums.

            (xiii) Insurance. All improvements upon the related Mortgaged Property are insured against loss by hazards of extended coverage in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal balance of such Mortgage Loan or (2) 100% of the full replacement cost of the improvements located on such Mortgaged Property. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the replacement cost of the improvements located on such Mortgaged Property. The Mortgage requires the Borrower to maintain such insurance in respect of the Mortgaged Property in addition to comprehensive general liability insurance in amounts customarily required by prudent institutional lenders for similar properties, and at least twelve months rental or business interruption insurance for Mortgaged Properties other than hotels, and eighteen months business interruption insurance for hotel-related properties. All such insurance required by the Mortgage to be maintained is in full force and effect and names the Originator, the Seller or their respective successors or assigns as mortgagee, loss payee or additional insured. All premiums on such insurance policies required to be paid as of the date hereof have been paid. Each such insurance policy requires 10-day prior written notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured. As of the date of closing of the applicable Mortgage Loan and, to the Seller's knowledge, as of the Closing Date, each insurer under such insurance policies has a claims paying rating of "BBB" or better by at least one rating agency or A-/VII or higher by A.M. Best's Key Rating Guide and is qualified to do business in the jurisdiction where the related Mortgaged Property is located. Each Mortgage Loan obligates the related Borrower to maintain all such insurance, and upon such Borrower's failure to do so, authorizes the mortgagee to maintain such insurance at the Borrower's cost and expense and to seek reimbursement therefor from such Borrower.

            (xiv) Environmental Condition. The Borrower with respect to each Mortgage Loan has represented and warranted that except as set forth in certain environmental reports included in the related loan documents, and to the best of its knowledge, it has not used, caused or permitted to exist, and will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in any manner which violates federal, state or local laws, ordinances, regulations, orders, directives or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; the related Borrower or an affiliate thereof agrees to indemnify, defend and hold the mortgagee and its successors and assigns harmless from and against losses, liabilities, damages, injuries, penalties, fines, expenses and claims of any kind whatsoever (including attorneys' fees and costs) paid, incurred or suffered by, or asserted against, any such party resulting from a breach of certain representations and warranties or covenants given by the Borrower in connection with such Mortgage Loan. A Phase I environmental report, and with respect to certain Mortgage Loans a Phase II environmental report, was conducted by a reputable environmental engineer in connection with such Mortgage Loan within 15 months prior to the Closing Date. The Seller, having made no independent inquiry other than reviewing the report(s), has no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property that was not disclosed in the related report(s). Such environmental report reveals no known, and the Seller has no knowledge of, circumstances or conditions with respect to the Mortgaged Property that would (i) constitute or result in a material violation of any environmental laws, (ii) require any expenditure material in relation to the principal balance of such Mortgage Loan to achieve or maintain compliance in all material respects with any environmental laws for which adequate sums were not reserved in connection with the origination of the Mortgage Loan, or (iii) require substantial cleanup, remedial action or other material response under any environmental laws in excess of any escrow reserved at the origination of the Mortgage Loan. The Seller has not taken any action with respect to such Mortgage Loan or the related Mortgaged Property that could subject the Purchaser, or its successors and assigns in respect of the Mortgage Loan, to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other applicable federal, state or local environmental law, and the Seller has not received any actual notice of a material violation of CERCLA or any applicable federal, state or local environmental law with respect to the related Mortgaged Property that was not disclosed in the related report. The related Mortgage or loan documents in the related Mortgage File requires the Borrower to comply with all applicable federal, state and local environmental laws and regulations.

            (xv) No Cross-Collateralization with Other Mortgage Loans. Such Mortgage Loan is not cross-collateralized with any mortgage loan that will not be included in the Trust Fund or any Mortgage Loan not identified on the Mortgage Loan Schedule as so cross-collateralized.

            (xvi) Waivers and Modifications. The terms of the related Mortgage and the Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in a written instrument included in the related Mortgage File and which is duly recorded to the extent required to perfect, maintain or continue the validity and priority of the Mortgage, Note and related documents.

            (xvii) Taxes and Assessments. There are no delinquent taxes, ground rents, assessments for improvements or other similar outstanding charges affecting the related Mortgaged Property which are or may become a lien of priority equal to or higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

            (xviii) Borrower's Interest in Mortgaged Property. Except with respect to Mortgage Loans the Borrower of which is a lessee under a ground lease of a Mortgaged Property or a combination of a ground lease and a fee simple interest (and so identified in the Mortgage Loan Schedule), the interest of the related Borrower in the related Mortgaged Property consists of a fee simple estate in real property.

            (xix) Whole Loan. Each Mortgage Loan is a whole loan.

            (xx) Valid Assignment. The assignment of the related Mortgage referred to in clause (iii) of Exhibit B constitutes the legal, valid and binding assignment of such Mortgage from the relevant assignor to the Trustee. The Assignment of Leases, Rents and Profits set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and, subject only to Permitted Encumbrances, enforceable first priority lien and first priority security interest in the related Borrower's interest in all leases, rents, subleases, licenses or other agreements, to the extent permitted by law, pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same, to the extent permitted by law. The related assignment of any Assignment of Leases, Rents and Profits and any related security agreement, UCC financing statement or similar agreement or instrument, not included in a Mortgage, executed and delivered in favor of the Trustee is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Assignment of Leases, Rents and Profits or other agreement or instrument. The related Mortgage or such Assignment of Leases provides for the appointment of a receiver for rents, or allows the lender to enter into possession to collect rents or provides for rents to be paid directly to the mortgagee in the event of a default.

            (xxi) Escrows. All escrow deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent have been so deposited. All such escrows have been conveyed to Orix Real Estate Capital Markets, LLC, as servicer or the related subservicer for such Mortgage Loan. Any and all requirements under each Mortgage Loan as to completion of any improvements and as to disbursement of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date have been complied with, or funds so escrowed have not been released.

            (xxii) No Mechanics' or Materialmen's Liens. As of the date of origination of such Mortgage Loan and, to the knowledge of the Seller, as of the Closing Date, the related Mortgaged Property was and is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof which create a lien prior to that created by the related Mortgage, except those which are insured against by the Title Policy referred to in (vi) above.

            (xxiii) No Material Encroachments. To the Seller's knowledge (based on surveys and/or title insurance obtained in connection with the origination of such Mortgage Loan), (a) as of the date of such origination, no improvement that was included for the purpose of determining the appraised value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property to any material extent and (b) as of the date of origination, there were no material encroachments of any part of the buildings on such Mortgaged Property over easements (in each case, unless affirmatively covered by the Title Policy referred to in paragraph (vi) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent. To the Seller's knowledge, based upon opinions of counsel, an endorsement to such Title Policy and/or other due diligence customarily performed by the Seller, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses) and any immaterial violation does not adversely affect the value of such Mortgaged Property.

            (xxiv) No Material Default. (A) To the Seller's knowledge, there exists no material default, breach or event of acceleration under the related Mortgage, Note, Assignment of Leases and Rents, security agreement or guaranty and (B) the Seller has not received actual notice of any event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a material default, breach or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation and warranty made by the Seller herein.

            (xxv) Inspection. (A) In connection with the origination or acquisition of each Mortgage Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property and (B) Seller has inspected or caused to be inspected each related Mortgaged Property within the 12 months preceding the Cut-off Date.

            (xxvi) No Equity Participation or Contingent Interest. Except for any related Excess Interest, the Mortgage Loan contains no equity participation by the lender, and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property, or for negative amortization.

            (xxvii) No Advances of Funds. No holder of the Mortgage Loan has, to the Seller's knowledge, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

            (xxviii) Licenses, Permits, Etc. To the Seller's knowledge as of the Closing Date, based on due diligence customarily performed in the origination of comparable mortgage loans by the Seller as of the origination date, (i) the related Borrower or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by applicable laws for the ownership, occupancy and operation of the related Mortgaged Property as it was then operated, and such licenses, permits and authorizations are in full force and effect and, (ii) if a related Mortgaged Property is improved by a hotel, the most recent inspection or survey by governmental authorities having jurisdiction in connection with such licenses, permits and authorizations did not cite such Mortgaged Property for material violations that had not been cured or as to which a plan of correction had not been submitted to and accepted by such governmental authorities. To the extent required under applicable law as of the date of origination and the Closing Date and necessary for the enforceability or collectability of the Mortgage Loan, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it originated and held the Mortgage Loan.

            (xxix) Servicing. The origination, servicing and collection practices used by Seller and its designees with respect to the Mortgage Loan have been in all material respects legal, proper and prudent and have met industry standards for servicing of commercial mortgage loans. No fraud with respect to such Mortgage Loan has taken place on the part of Seller or, to Seller's knowledge, on the part of any originator or Borrower in connection with the origination of such Mortgage Loan. No other person has been granted or conveyed the right to service the Mortgage Loans or receive any consideration in connection therewith (other than the subservicers listed on the Mortgage Loan Schedule).

            (xxx) Customary Remedies. The related Mortgage or Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph (xii)) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

            (xxxi) Conversion. The indebtedness evidenced by a Mortgage Loan is not convertible to an ownership interest in the related Mortgaged Property or the related Borrower.

            (xxxii) Insurance and Condemnation Proceeds. The related Mortgage provides that insurance proceeds and condemnation proceeds will be applied either to restore or repair the Mortgaged Property, or to repay the principal of the Mortgage Loan.

            (xxxiii) LTV. The gross proceeds of each Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and either: (A) such Mortgage Loan is secured by an interest in real property having a fair market value (1) at the date the Mortgage Loan was originated at least equal to 80 percent of the original principal balance of the Mortgage Loan or (2) at the Closing Date at least equal to 80 percent of the principal balance of the Mortgage Loan on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (X) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (Y) a proportionate amount of any lien that is in parity with the Mortgage Loan (unless such other lien secures a Mortgage Loan that is cross-collateralized with such Mortgage Loan, in which event the computation described in clauses (1) and (2) of this paragraph (xxxiii) shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Mortgage Loans; or (B) substantially all the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitutes "customary prepayment penalties" within the meaning of Treasury Regulation Section 1.860G-1(b)(2).

            (xxxiv) LTV and Significant Modifications. If the Mortgage Loan was "significantly modified" prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (A) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (B) satisfies the provisions of either clause (A)(1) of paragraph (xxxiii) (substituting the date of the last such modification for the date the Mortgage Loan was originated) or clause (A)(2) of paragraph (xxxiii), including the proviso thereto.

            (xxxv) Litigation. To the Seller's knowledge, there are no pending actions, suits or proceedings or governmental investigations by or before any court or governmental authority against or affecting the related Borrower or the related Mortgaged Property that, if determined adversely to such Borrower or Mortgaged Property, would materially and adversely affect the value of the Mortgaged Property or the ability of the Borrower to pay principal, interest or any other amounts due under such Mortgage Loan.

            (xxxvi) Leasehold Estate. Each Mortgaged Property consists of the related Borrower's fee simple estate in real estate or, if the related Mortgage Loan is secured in whole or in part by the interest of a Borrower as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease"), by the related Borrower's interest in the Ground Lease but not by the related fee interest in such Mortgaged Property (the "Fee Interest") or if the Mortgage Loan is secured in whole or in part by a Ground Lease and a Fee Interest, either (1) the ground lessor's fee interest is subordinated to the lien of the Mortgage or (2) the following apply to such Ground Lease:

            (a) such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; does not restrict the use of the related Mortgaged Property by the lessee or its successors and assigns in a manner that would materially adversely affect the security provided by the related Mortgage; and, to the knowledge of the Seller, there has been no material change in the payment terms of such Ground Lease since the origination of the related Mortgage Loan, with the exception of material changes reflected in written instruments that are a part of the related Mortgage File;

            (b) The lessee's interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor's related fee interest and Permitted Encumbrances;

            (c) The Borrower's interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but (except in the case where such consent cannot be unreasonably withheld) without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor (except in the case where such consent cannot be unreasonably withheld);

            (d) Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the Seller's knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease and Seller has given the lessor proper notice of the Mortgage lien;

            (e) Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any material default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

            (f) A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice by certified mail, return receipt requested of any such default, before the lessor thereunder may terminate such Ground Lease;

            (g) Such Ground Lease has an original term which extends not less than ten years beyond the Stated Maturity Date of the related Mortgage Loan;

            (h) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon and any insurance proceeds in respect of a total or substantially total loss or taking may be applied either to payment of outstanding principal and interest on the Mortgage Loan (except as otherwise provided by law) or to rebuilding of the Mortgaged Property;

            (i) Such Ground Lease does not impose any restrictions on subletting which would be viewed, as of the date of origination of the related Mortgage Loan, as commercially unreasonable by the Seller; and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee, or in any manner, which would materially adversely affect the security provided by the related Mortgage; and

            (j) Such Ground Lease requires the lessor to enter into a new lease with the Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Borrower under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding.

            (k) Such Ground Lease may not be amended, modified or, except in the case of a default, cancelled or terminated without the prior written consent of the holder of the Mortgage Loan, and any such action without such consent is not binding on such holder, including any increase in the amount of rent payable by the lessee thereunder during the term of the Mortgage Loan.

            (xxxvii) Deed of Trust. If the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

            (xxxviii) Lien Releases. Except in cases where either (a) a release of a portion of the Mortgaged Property was contemplated at origination of the Mortgage Loan and such portion was not considered material for purposes of underwriting the Mortgage Loan, (b) release is conditioned upon the satisfaction of certain underwriting and legal requirements and the payment of a release price or (c) a defeasance is affected in accordance with the terms of the Mortgage Loan Documents, the related Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage except upon payment in full of all amounts due under such Mortgage Loan.

            (xxxix) Junior Liens. The Mortgage Loan does not permit the related Mortgaged Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof. To Seller's knowledge, the related Mortgaged Property is not encumbered by any debt, including subordinate or pari passu Mortgages or liens, preferred equity interests with rights and terms comparable to mezzanine debt or mezzanine debt other than the related Mortgage Loan or another Mortgage Loan.

            (xl) Due-On-Sale; Due-On-Encumbrance. Each related Mortgage or Loan Agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without complying with the requirements of the Mortgage or Loan Agreement, the related Mortgaged Property, or any interest therein, is directly or indirectly transferred or sold (except for a one-time transfer), or encumbered in connection with subordinate financing. The Mortgage requires the Borrower to pay all reasonable fees and expenses relating to obtaining any consent and approval required pursuant thereto.

            (xli) Borrower Bankruptcy. At the origination of such Mortgage Loan, neither the related Borrower nor any guarantor was a debtor in any pending state of federal bankruptcy or insolvency proceeding. To the Seller's knowledge, the Borrower is not a debtor in any state or federal bankruptcy or insolvency proceeding.

            (xlii) Defeasance Provisions. Any Mortgage Loan which contains a provision for any defeasance of mortgage collateral either (A) requires the consent of the holder of the Mortgage Loan to any defeasance, or (B) permits defeasance (i) no earlier than two years after the Closing Date (as defined in the Pooling and Servicing Agreement, dated as of September 1, 2000), (ii) only with substitute collateral constituting "government securities" within the meaning of Treas. Reg. ss. 1.86OG-2(a)(8)(i), and (iii) only to facilitate the disposition of the Mortgaged Property and not as a part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages.

            (xliii) Defeasance Costs. If the Mortgage Loan permits defeasance, then the mortgage loan documents related to such Mortgage Loan require (a) the Borrower to pay all rating agency fees associated with defeasance and all other reasonable out-of-pocket expenses associated with defeasance such as accountant's fees and opinions of counsel, or (b) that the Borrower provide a REMIC opinion, an opinion regarding the first priority perfected security interest in the defeasance, collateral, rating agency letters certifying no rating qualification or downgrade on any securities, and accountant certification that all payments from the defeasance collateral are sufficient to make monthly principal and interest payments on such Mortgage Loan through maturity.

            (xliv) Release or Substitution of Collateral. Such Mortgage Loan does not permit the release or substitution of collateral if such release or substitution (a) would constitute a "significant modification" of such Mortgage Loan within the meaning of Treas. Reg. ss.1.1001-3 or (b) would cause such Mortgage Loan not to be a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (without regard to clauses (A)(i) or (A)(ii) thereof). Except with respect to an unimproved parcel which was not given any value in connection with the underwriting or appraisal of the Mortgage Loan, neither the related Mortgage Note nor the related Mortgage requires the lender to release all or any material portion of the related Mortgaged Property from the lien of the related Mortgage except upon full prepayment or, in the case of a partial release, partial prepayment in an amount at least equal to the amount allocated in the Mortgage to such portion of the Mortgaged Property.

            (xlv) Satisfaction. No Mortgage has been satisfied, cancelled, rescinded or subordinated in whole or in material part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in material part and there is no executed agreement to effect any of the foregoing.

            (xlvi) Capital Contributions. The Mortgage Loan Seller is not, and its affiliates are not, obligated to make any capital contribution to the related Borrower under the terms of the Mortgage Loan documents (other than any such contribution made at the time of the origination of the Mortgage Loan).

            (xlvii) Non-Recourse Exceptions. Except as listed on Schedule C-1 hereto, the Borrower and an entity (or individual(s)) other than the Borrower have agreed to be, jointly and severally, liable for all liabilities, costs, losses, damages, expenses or claims suffered or incurred by the lender or lender's assignee's by reason of or in connection with and to the extent of (i) any fraud by the related Borrower (ii) any breach of the environmental covenants contained in the related Mortgage Loan, and (iii) the misapplication of rents, insurance proceeds or condemnation proceeds.

            (xlviii) Anticipated Repayment Date Loans. With respect to each Mortgage Loan that is a treated as an Anticipated Repayment Date Loan by the Rating Agencies:

            (a) The maximum rate increase after the Anticipated Repayment Date is not greater than 200 basis points above the initial interest rate;

            (b) Such Mortgage Loan begins amortizing immediately; and does not have an interest only period after the Cut-off Date;

            (c) The Anticipated Repayment Date is not less than seven years from the origination date for such Mortgage Loan;

            (d) Such Mortgage Loan provides that from the Anticipated Repayment Date through the maturity date for such Mortgage Loan, all excess cash flow (net of monthly expenses reasonably related to the operation of the Mortgaged Property, amounts due for reserves established under the Mortgage Loan, and payments for any others expenses, including capital expenses, related to the Mortgaged Property which are approved by mortgagee) will be applied to repay principal due under the Mortgage Loan;

            (e) Mortgagee may not exercise default remedies relating to a default in payment of principal and interest after the Anticipated Repayment Date until the maturity date of the Mortgage Loan if the borrower pays scheduled principal and interest payments (at the initial rate); and

            (f) no later than the related Anticipated Repayment Date, the related Borrower is required (if it has not previously done so) to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Master Servicer.

            (xlix) Lock-Box Loans. With respect to each Mortgage Loan that was treated by the Rating Agencies as having a hard lock-box account (the "Hard Lock-Box Loans") (and which is designated as a Hard Lock-Box Loan on the Mortgage Loan Schedule), (a) the related lock-box account was established as of the Closing Date, (b) the related lock-box account is under the control of the mortgagee or its designee, and (c) the tenants of the Mortgaged Property securing such Mortgage Loan remit payments directly to such lock-box account.

            (l) Fixed Rate Loans. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except as otherwise described under "Description of the Mortgage Pool" in the Prospectus Supplement and except for the imposition of a default rate.

            (li) Single Asset Entity. Except as listed on Schedule C-1 attached hereto, the Borrower on each Mortgage Loan is, as of the origination of the Mortgage Loan, an entity, other than an individual, whose organizational documents or the related Mortgage Loan Documents provide substantially to the effect that the Borrower: (A) is formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans, (B) may not engage in any business unrelated to such Mortgaged Property or Mortgaged Properties, (C) does not have any material assets other than those related to its interest in and operation of such Mortgage Property or Mortgaged Properties, (D) may not incur indebtedness other than as permitted by the related Mortgage or other Mortgage Loan Documents, (E) has its own books and records separate and apart from any other person, and (F) holds itself out as a legal entity, separate and apart from any other person.

            (lii) Delivery of Mortgage File. The Seller has delivered to the Trustee or a Custodian appointed thereby, with respect to each Mortgage Loan, a complete Mortgage File (subject to the provisions set forth in the Pooling and Servicing Agreement).

            (liii) Collateral. The related Mortgage Note is not secured by any collateral that is not included in the Trust Fund.

            (liv) Assignability of Mortgage Note. Neither the related Mortgage Note nor the related Mortgage contain provisions limiting the right or ability of Seller to assign, transfer and convey such documents.

            (lv) Tax Lots. Each Mortgaged Property constitutes one or more complete separate tax lots.

            (lvi) Operating Statements. The related Mortgage requires the related Borrower to provide the holder of such Mortgage with quarterly and annual operating statements, rent rolls and related information.

            (lvii) Rating Agency Fees. The related Mortgage or other related loan documents provide that the Borrower shall pay any fees payable to a Rating Agency in connection with the approval of an assumption of the related Mortgage Loan (if such Mortgage or other related loan documents provides that Rating Agency approval is a specific condition precedent thereto.)

            (lviii) Zoning. To the Seller's knowledge, as of the date of the origination of the Mortgage Loan, the related Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Mortgaged Property and applicable zoning laws.

            (lix) Access to Public Road. As of the origination of such Mortgage Loan and, to the knowledge of the Seller, as of the Closing Date, the related Mortgaged Property has access to a public road.

            (lx) Size of Mortgage Loans. As of the Closing Date, not more than 5% of the aggregate outstanding principal amount of all the Mortgage Loans being purchased by the Purchaser on the Closing Date have the same Borrower or, to the Seller's best knowledge, have Mortgagors that are affiliates of each other.

            (lxi) Independent Appraiser. The Mortgage File contains an appraisal of the related Mortgaged Property, which appraisal is signed by an appraiser, who, to the Seller's knowledge had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal satisfies the requirements of the "Uniform Standards of Professional Appraisal Practice" as adopted by the Appraisal Standards Board of the Appraisal Foundation, all as in effect on the date the Mortgage Loan was originated.

            (lxii) Credit Lease Loans. With respect to each Mortgage Loan which is a Credit Lease Loan:

                 (A) To the Seller's knowledge, each credit lease ("Credit
            Lease") contains customary and enforceable provisions which render the rights and remedies of the lessor thereunder adequate for the enforcement and satisfaction of the lessor's rights thereunder;

                 (B) Each lessee has delivered an estoppel verifying the rents and terms of the lease and acknowledging that no rent has been paid in advance;

                 (C) To the Seller's knowledge, in reliance on a tenant estoppel certificate and representation made by the tenant under the Credit Lease or representations made by the related borrower under the Mortgage Loan Documents, as of the closing date of each Credit Lease Loan (1) each Credit Lease was in full force and effect, and no default by the borrower or the tenant has occurred under the Credit Lease, nor is there any existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the Credit Lease, (2) none of the terms of the Credit Lease have been impaired, waived, altered or modified in any respect (except as described in the related tenant estoppel),
            (3) no tenant has been released, in whole or in part, from its obligations under the Credit Leases, (4) there is no right of rescission, offset, abatement, diminution, defense or counterclaim to any Credit Lease, nor will the operation of any of the terms of the Credit Leases, or the exercise of any rights thereunder, render the Credit Lease unenforceable, in whole or in part, or subject to any right of rescission, offset, abatement, diminution, defense or counterclaim, and no such right of rescission, offset, abatement, diminution, defense or counterclaim has been asserted with respect thereto, and (5) each Credit Lease has a term ending on or after the final maturity of the related Credit Lease Loan;

                 (D) The Mortgaged Property is not subject to any lease other than the related Credit Lease, no Person has any possessory interest in, or right to occupy, the Mortgaged Property except under and pursuant to such Credit Lease and the tenant under the related Credit Lease is in occupancy of the Mortgaged Property;

                 (E) The rental payments under the related Credit Lease are equal to or greater than the payment due under the loan documents, and are payable without notice or demand, and without set off, counterclaim, recoupment, abatement, reduction or defense. The lease payments are sufficient to pay the entire amount of scheduled interest and principal on the Credit Lease Loan, subject to the rights of the Tenant to terminate the Credit Lease or offset, abate, suspend or otherwise diminish any amounts payable by the tenant under the Credit Lease. Each Credit Lease Loan either (i) fully amortizes over its original term and has no "balloon" payment of rent due under the related Credit Lease or (ii) is a Balloon Loan, for which a residual value insurance policy has been obtained that requires the payment of an amount at least equal to the Balloon Payment due on the related Maturity Date;

                 (F) Under the terms of the Credit Leases, the lessee is not permitted to assign its interest or obligations under the Credit Lease unless such lessee remains fully liable thereunder;

                 (G) The mortgagee is entitled to notice of any event of default from the tenant under Credit Leases;

                 (H) Each tenant under a Credit Lease is required to make all rental payments directly to the mortgagee, its successors and assigns under the related Credit Lease Loan;

                 (I) Each Credit Lease Loan provides that the related Credit Lease cannot be modified without the consent of the mortgagees under the related Credit Lease Loan;

                 (J) For each Credit Lease Loan under which a Credit Lease may be terminated upon the occurrence of a casualty or condemnation, a lease enhancement insurance policy has been obtained that requires upon such termination the payment in full of: (a) the principal balance of the loan and (b) all accrued and unpaid interest on the Mortgage Loan. Under the Credit Lease for each Credit Lease Loan, upon the occurrence of a casualty or condemnation, the tenant has no right of rent abatement, except to the extent of coverage provided by the related lease enhancement insurance policy;

                 (K) The obligations of the lessee under each Credit Lease are not affected by reason of any damage to or destruction of any portion of the leased property; any taking of the leased property or any part thereof by condemnation or otherwise; or any prohibition, limitation, interruption, cessation, restriction, prevention or interference of the tenant's use, occupancy or enjoyment of the leased property;

                 (L) The terms of any guaranty of the payment and performance obligations of the tenant under any Credit Lease are unconditional and provide for guaranty of payment and not of collection;

                 (M) The landlord does not have any monetary obligations under the Credit Lease, except for the delivery of possession of the leased property, and every monetary obligation associated with managing, owning, developing and operating the leased property, including, but not limited to, the costs associated with utilities, taxes, insurance, maintenance and repairs, is an obligation of lessee;

                 (N) The landlord has not made any representation or warranty under the Credit Lease that would impose any monetary obligation upon landlord or result in the termination of the Credit Lease;

                 (O) The lessee cannot terminate the Credit Lease for any reason, prior to the payment in full of the related Credit Lease Loan;

                 (P) The lessee has agreed to indemnify the landlord against any claims of any nature;

                 (Q) Each Credit Lease Loan that will not be fully amortized by lease expiration has a noncancellable residual value insurance policy for which the premium has been paid in full;

                 (R) The lease enhancement or residual value insurance policy in effect for each Credit Lease Loan has been paid in full as of the policy effective date and the policy cannot be terminated prior to the termination date, which is the date upon which the outstanding principal balance of the loan is reduced to zero. The policy effective date for each loan is prior to Securitization closing date. The policy cannot be amended without the prior written consent of the trustee; and

                 (S) The insured amount is what the provider will pay to the loss payee upon notification of a claim and is equal to or greater than the outstanding principal balance of the note at the time the claim is made plus all accrued interest. The lender and its assigns are designated as the loss payee. All claims proceeds are payable to the loss payee. Payment under the loan insurance policy will be made within 3 business days.


It is understood and agreed that the representations and warranties set forth in this Exhibit C shall survive delivery of the respective Mortgage Files to the Purchaser and/or the Trustee and shall inure to the benefit of the Purchaser, and its successors and assigns (including without limitation the Trustee and the holders of the Certificates), notwithstanding any restrictive or qualified endorsement or assignment.

                            SCHEDULE C-1 TO EXHIBIT C

                 EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
              OF SELLER REGARDING THE INDIVIDUAL MORTGAGE LOANS

The following Mortgage Loans are excepted from the representations and warranties contained in the corresponding paragraph in Exhibit C:

 (xiii)  Insurance:
         ---------

Loan No. 1        the representation is true and accurate except that the
                  mortgage requires business interruption insurance in an amount not less than (i) twelve months from the date of loss and continuing until the property is restored and (ii) twelve months from the date the property is repaired or replaced and operations are restored.

Loan No. 16       (Saks - Stratford  Square)  -this is a credit  tenant  lease transaction,  therefore  the tenant is directly  responsible for  maintaining  insurance  under the  lease.  Borrower  is
                  authorized   to  maintain   insurance  if  lessee  does  not
                  maintain  such   insurance.   All  insurance   proceeds  not
                  required to be disbursed for repair and restoration shall be paid to the Lessee. The mortgage is silent as to the ratings required of the insurer.

(xiv)    Environmental Condition
         -----------------------

Loan Nos. 2, 9, 10, 14, 16, 19, 30 - the representation is true and accurate except that the Phase I environmental report was conducted more than 15 months prior to the Closing Date.

(xix)    Whole Loan:
         ----------

Loan No. 1        (Crowne  Plaza)  - the  loan has a  two-note  mortgage  loan structure. Loan A will be included in the Trust. Loan B has been sold.

Loan No. 2        (Alliance  TP  Portfolio)  - the loan has  been  amended  to create a two-note mortgage loan structure. Loan A will be included in the Trust. Loan B will be retained by GACC.

Loan No. 3        (One Crystal  Park) - the loan is being  amended to create a two-note mortgage loan structure. Loan A will be included in the Trust. Loan B is being retained by GACC.

(xxxvi)(f) and (h)  Leasehold Estate:
                    ----------------

Loan No. 1        (Crowne Plaza) - the  representation in subsection f is true and  accurate  except  that two of the three  ground  leases relating to the Crowne  Plaza  property do not require  that notice to the  mortgagee be sent by certified  mail,  return receipt  requested.  With  respect to  subsection  h, one of the ground leases provides that insurance  proceeds shall be applied to  restoration  (with the  mortgagee  acting as the
                  "Depository")  unless  the total  amount of the  restoration
                  exceeds   the  amount   actually   available   therefor   by
                  $7,500,000 (note that the loan documents  require  insurance
                  for  the  full  replacement   cost).  If  such  differential
                  exceeds  $7,500,000,  the  mortgagee  can elect to apply the proceeds to the  mortgage  loan or to restore the  property.
                  Any   application  of  proceeds  to  the  mortgage  loan  is
                  subject, however, to a payment to the lessor of an amount equal to $16,000,000.

(xliii)   Defeasance Provisions:
          ---------------------

Loan No. 41       (Wilton  Plaza) - the  representation  is true and  accurate except that defeasance is permitted the earlier of (a) two years after the Start-Up Date or June 12, 1999 (one year after the closing date).

(xlvii)   Non-Recourse Exceptions:
          -----------------------

Loan No. 2        (Alliance  TP  Portfolio) - (i) neither an entity other than the  Borrower or an  individual  has agreed to be liable for
                  losses   relating   to   fraud  by  the   Borrower   or  the
                  misapplication of rents,  insurance proceeds or condemnation proceeds,  and (ii) neither an entity nor  individual  other than  the  Borrower  has  agreed  to be  liable  for  losses
                  relating  to  a  breach  of  the   environmental   covenants
                  contained in the Mortgage Loan.

Loan Nos. 14 and 19 - the representation is true and accurate except that neither the Borrower nor an entity (or individual) other than the Borrower have agreed to be liable for losses relating to fraud by the Borrower or the misapplication of rents, insurance proceeds or condemnation proceeds.

(lx)     Size of Mortgage Loans:
         ----------------------

Loan No. 1        (Crowne Plaza) - the Crowne Plaza loan represents  10.20% of the outstanding principal amount of the mortgage loans.

Loan No. 2        (Alliance   Portfolio)   -  the  Alliance   Portfolio   loan
                  represents 6.68% of the outstanding principal amount of the mortgage loans.

                                   EXHIBIT D-1

                      FORM OF CERTIFICATE OF AN OFFICER OF

                                   THE SELLER

        Certificate of Officer of German American Capital Corporation
        -------------------------------------------------------------

            I, ______________________, a ______________________ of German
American Capital Corporation (the "Seller"), hereby certify as follows:

            The Seller is a corporation duly organized and validly existing under the laws of the State of Maryland.

            Attached hereto as Exhibit I are true and correct copies of the Certificate of Incorporation and By-Laws of the Seller, which Certificate of Incorporation and By-Laws are on the date hereof, and have been at all times in full force and effect.

            To the best of my knowledge, no proceedings looking toward liquidation or dissolution of the Seller are pending or contemplated.

            Each person listed below is and has been duly elected and qualified officer or authorized signatory of the Seller and his or her genuine signature is set forth opposite his or her name:

           Name                       Office                   Signature
           ----                       ------                   ---------







            Each person listed above who signed, either manually or by facsimile signature, the Mortgage Loan Purchase Agreement, dated September 1, 2000 (the "Purchase Agreement"), between the Seller and Deutsche Mortgage & Asset Receiving Corporation providing for the purchase by Deutsche Mortgage & Asset Receiving Corporation from the Seller of the Mortgage Loans, was, at the respective times of such signing and delivery, duly authorized or appointed to execute such documents in such capacity, and the signatures of such persons or facsimiles thereof appearing on such documents are their genuine signatures.


            Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________ __, 2000.



                                       By:____________________________________
                                          Name:
                                          Title:

            I, [name], [title], hereby certify that __________ is a duly elected or appointed, as the case may be, qualified and acting __________ of the Seller and that the signature appearing above is his or her genuine signature.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________ __, 2000.

                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT D-2

                        FORM OF CERTIFICATE OF THE SELLER

              Certificate of German American Capital Corporation

            In connection with the execution and delivery by German American Capital Corporation (the "Seller") of, and the consummation of the transaction contemplated by, that certain Mortgage Loan Purchase Agreement, dated September 1, 2000 (the "Purchase Agreement"), between Deutsche Mortgage & Asset Receiving Corporation and the Seller, the Seller hereby certifies that (i) the representations and warranties of the Seller in the Purchase Agreement are true and correct in all material respects at and as of the date hereof with the same effect as if made on the date hereof, and (ii) the Seller has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date hereof. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

            Certified this _____ day of __________, 2000.


                                       German American Capital Corporation

                                       By:____________________________________
                                          Name:
                                          Title:

                                  BILL OF SALE

            BILL OF SALE, made as of the 20th of September, 2000, by German American Capital Corporation, a Maryland corporation ("Seller"), to Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation ("Depositor").

            WHEREAS, Seller and Depositor are parties to that certain Mortgage Loan Purchase Agreement (the "Loan Purchase Agreement"), dated as of September 1, 2000 with respect to the sale by Seller and purchase by Depositor of the Mortgage Loans;

            WHEREAS, Depositor intends to sell the Mortgage Loans to Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee"), in connection with the issuance of its COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, issued under a Pooling and Servicing Agreement, dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Depositor, Orix Real Estate Capital Markets, LLC, as servicer and special servicer, the Trustee, and LaSalle Bank National Association, as bond administrator, among other parties;

            NOW THEREFORE, Seller, for and in consideration of the Mortgage Loan Purchase Price set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, does hereby sell, transfer, assign, set over and otherwise convey to Depositor, without recourse, all the right, title and interest of Seller in and to the proceeds of any related title, hazard, or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans identified on the Mortgage Loan Schedule to the Loan Purchase Agreement.

            The Mortgage Loan Purchase Price shall consist of Depositor delivering to Seller, cash in the amount of $427,188,517.24, representing the Mortgage Loan Purchase Price.

            Seller hereby represents and warrants to Depositor, as of the date above written, that each of the representations and warranties set forth in
Section 4 of the Loan Purchase Agreement is true and correct.

            Seller hereby acknowledges receipt of the Mortgage Loan Purchase Price, which sum represents payment in full of the purchase price for all of Seller's right, title and interest in and to Mortgage Loans having an aggregate unpaid principal balance as of the Cut-off Date of $419,980,474 together with related Mortgage Loan Documents, and all of Seller's right, title and interest in and to all insurance coverage, with respect to the Mortgage Loans (and all proceeds thereof) and Seller's interest in any Mortgaged Property that secures a Mortgage Loan but that has been acquired by foreclosure or deed in lieu of foreclosure (collectively, the "Mortgage Assets.")

            Depositor represents and warrants to Seller, as of the date above written, that each of the representations and warranties set forth in Section 5 of the Loan Purchase Agreement is true and correct.

            Depositor hereby acknowledges receipt from Seller of (i) the Mortgage Loans identified on Exhibit A to the Loan Purchase Agreement and (ii) the Mortgage Assets.

            Nothing in this Bill of Sale shall be construed to be a modification of, or limitation on any provision of, the Loan Purchase Agreement, including the representations, warranties and agreements set forth therein.

            Unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Loan Purchase Agreement, or if not defined in the Loan Purchase Agreement, the Pooling and Servicing Agreement.

                           [signature page follows]

            IN WITNESS WHEREOF, Seller and Depositor have caused this Bill of Sale to be executed and delivered by its respective officer thereunto duly authorized as of the date above written.

                                GERMAN AMERICAN CAPITAL CORPORATION


                                By: /s/ Gergory B. Hartch
                                   ---------------------------------------------
                                Its: Authorized Signatory


                                By: /s/ James M. Fitzpatrick
                                   ---------------------------------------------
                                Its: Vice President - GACC


                                DEUTSCHE MORTGAGE & ASSET RECEIVING
                                   CORPORATION

                                By: /s/ R. Douglas Donaldson
                                   ---------------------------------------------
                                Its: Treasurer

                                POWER OF ATTORNEY

RECORDING REQUESTED BY:
German American Capital Corporation

AND WHEN RECORDED MAIL TO:

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, Maryland  21044
Attention:  Corporate Trust Services (CMBS), COMM 2000-C1


------------------------------------------------------------------------------

                                POWER OF ATTORNEY

                                    (SPECIAL)

KNOW ALL MEN BY THESE PRESENTS, that German American Capital Corporation, as seller under that certain Mortgage Loan Purchase Agreement dated as of September 1, 2000 (the "Mortgage Loan Purchase Agreement"), does hereby appoint ORIX REAL ESTATE CAPITAL MARKETS, LLC, in its capacity as servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2000, by and among Deutsche Mortgage & Asset Receiving Corporation, as depositor, the Servicer, Orix Real Estate Capital Markets, LLC, as special servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable the Servicer to take such action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan (as defined in the Mortgage Loan Purchase Agreement) which has not been delivered, assigned or recorded at the time required for enforcement as provided in the Mortgage Loan Purchase Agreement, giving and granting unto the Servicer full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that the Servicer shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned caused this power of attorney to be executed as of 11th day of September, 2000.

                                GERMAN AMERICAN CAPITAL CORPORATION


                                By: /s/ Gergory B. Hartch
                                   ---------------------------------------------
                                   Name:  Gregory B. Hartch
                                   Title: Authorized Signatory


                                By: /s/ James M. Fitzpatrick
                                   ---------------------------------------------
                                   Name:  James M. Fitzpatrick
                                   Title: Vice President - GACC

                                POWER OF ATTORNEY

RECORDING REQUESTED BY:
German American Capital Corporation

AND WHEN RECORDED MAIL TO:

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, Maryland  21044
Attention:  Corporate Trust Services (CMBS), COMM 2000-C1


------------------------------------------------------------------------------

                                POWER OF ATTORNEY

                                    (SPECIAL)

KNOW ALL MEN BY THESE PRESENTS, that German American Capital Corporation, as seller under that certain Mortgage Loan Purchase Agreement dated as of September 1, 2000 (the "Mortgage Loan Purchase Agreement"), does hereby appoint ORIX REAL ESTATE CAPITAL MARKETS, LLC, in its capacity as special servicer (the "Special Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2000, by and among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Orix Real Estate Capital Markets, LLC, as servicer, the Special Servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable the Special Servicer to take such action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan (as defined in the Mortgage Loan Purchase Agreement) which has not been delivered, assigned or recorded at the time required for enforcement as provided in the Mortgage Loan Purchase Agreement, giving and granting unto the Special Servicer full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that the Special Servicer shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned caused this power of attorney to be executed as of 11th day of September, 2000.

                                GERMAN AMERICAN CAPITAL CORPORATION


                                By: /s/ Gergory B. Hartch
                                   ---------------------------------------------
                                   Name:  Gregory B. Hartch
                                   Title: Authorized Signatory


                                By: /s/ James M. Fitzpatrick
                                   ---------------------------------------------
                                   Name:  James M. Fitzpatrick
                                   Title: Vice President - GACC

                                    EXHIBIT I

          MORGAN GUARANTY TRUST COMPANY OF NEW YORK PURCHASE AGREEMENT



                        MORTGAGE LOAN PURCHASE AGREEMENT
                        --------------------------------

            This Mortgage Loan Purchase Agreement (this "Agreement"), is dated and effective September 1, 2000, between Morgan Guaranty Trust Company of New York, as seller (the "Seller"), and Deutsche Mortgage & Asset Receiving Corporation, as purchaser (the "Purchaser").

            The Seller desires to sell, assign, transfer and otherwise convey to the Purchaser, and the Purchaser desires to purchase, subject to the terms and conditions set forth below, the multifamily and commercial mortgage loans (the "Mortgage Loans") identified on the schedule annexed hereto as Exhibit A (the "Mortgage Loan Schedule").

            It is expected that the Mortgage Loans will be transferred, together with other multifamily and commercial mortgage loans to COMM 2000-C1 Mortgage Trust, to a trust fund (the "Trust Fund") to be formed by the Purchaser, beneficial ownership of which will be evidenced by a series of mortgage pass-through certificates (the "Certificates"). Certain classes of the Certificates will be rated by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies and Fitch, Inc. (together, the "Rating Agencies"). Certain classes of the Certificates (the "Registered Certificates") will be registered under the Securities Act of 1933, as amended (the "Securities Act"). The Trust Fund will be created and the Certificates will be issued pursuant to a pooling and servicing agreement to be dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), among the Purchaser as depositor, ORIX Real Estate Capital Markets, LLC, as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), LaSalle Bank National Association, as Bond Administrator (the "Bond Administrator"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and the other parties specified therein. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

            The  Purchaser  intends  to sell  certain of the  Certificates  to
Deutsche Bank Securities Inc., J. P. Morgan Securities Inc. and Chase Securities Inc. (together, the "Underwriters") pursuant to an underwriting agreement dated September 11, 2000 (the "Underwriting Agreement"). The Purchaser intends to sell the remaining Certificates (the "Non-Registered Certificates") pursuant to a certificate purchase agreement dated September 11, 2000 (the "Certificate Purchase Agreement") to the purchasers named therein (the "Initial Purchasers").

            Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

SECTION 1.  Agreement to Purchase.
            ---------------------

            The Seller agrees to sell, assign, transfer and otherwise convey to the Purchaser, and the Purchaser agrees to purchase, the Mortgage Loans. The purchase and sale of the Mortgage Loans shall take place on September 20, 2000 or such other date as shall be mutually acceptable to the parties hereto (the "Closing Date"). As of the close of business on September 1, 2000 (the "Cut-off Date"), the Mortgage Loans will have an aggregate principal balance (the "Aggregate Cut-off Date Balance"), after application of all payments of principal due thereon on or before such date, whether or not received, of $249,914,693, subject to a variance of plus or minus 5%. The purchase price of the Mortgage Loans shall be calculated pursuant to that certain Letter of Intent, dated May 18, 2000, between, among others, the Seller and the Purchaser.

SECTION 2.  Conveyance of Mortgage Loans.
            ----------------------------

            (a) On the Closing Date, subject only to receipt by the Seller of the purchase price referred to in Section 1 hereof and the issuance of the Certificates, the Seller agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, all the right, title and interest of the Seller in and to the Mortgage Loans identified on the Mortgage Loan Schedule, including all interest and principal received or receivable by the Seller on or with respect to the Mortgage Loans after the Cut-off Date, together with all of the Seller's right, title and interest in and to the proceeds of any related title, hazard, or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans; provided, however, that in the case of any Mortgage Loan with an Anticipated Repayment Date prior to maturity (each an "ARD Loan") accruing Excess Interest at an annual rate of greater than 2%, such ARD Loan shall be deemed to have been modified to provide that, as of the Cut-off Date, such ARD Loan shall accrue Excess Interest at an annual rate of no more than 2%; provided, further, that with respect to such limitation of Excess Interest, the related borrowers shall be third-party beneficiaries of such modification of such ARD Loan. The Purchaser shall be entitled to (and, to the extent received by or on behalf of the Seller, the Seller shall deliver or cause to be delivered to or at the direction of the Purchaser) all scheduled payments of principal and interest due on the Mortgage Loans after the Cut-off Date, and all other recoveries of principal and interest collected thereon after the Cut-off Date; provided, however, that all scheduled payments of principal and interest accrued but not paid or due thereon, due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller, and the Purchaser or its successors or assigns shall promptly remit any such payments to the Seller.

            On or prior to the Closing Date, the Seller shall retain a third party vendor reasonably satisfactory to the Directing Certificateholder to complete the assignment and recordation of the related Loan Documents. On or promptly following the Closing Date, the Seller shall cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in clauses (iv), (v), (vi), (vii), (viii), (xi), (xvii) and (xviii) of Exhibit B have been delivered to it, at the expense of the Seller,
(1) to prepare and record (a) each Assignment of Mortgage referred to in clause
(iii) of Exhibit B which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in clauses
(iv) and (v) of Exhibit B (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC financing statement referred to in clause (xi) or (xviii) which has not yet been submitted for filing. The Seller shall direct the related third party vendor to promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the Seller, at its expense, shall promptly prepare a substitute document for signature by the Purchaser or itself, as applicable, and thereafter the Seller shall cause each such document to be duly recorded. The Seller shall, promptly upon receipt of the original recorded copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC, with evidence of filing thereon). Notwithstanding anything to the contrary contained in this Section 2, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Purchaser shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

            (b) In connection with the Seller's assignment pursuant to subsection (a) above, the Seller hereby agrees that, at least five (5) Business Days before the Closing Date, it shall have delivered to and deposited with the Trustee, the Mortgage File (as described on Exhibit B hereto) for each Mortgage Loan so assigned. It is further acknowledged and agreed by the Seller that the Purchaser intends to cause the Trustee to perform a limited review of such Mortgage Files to enable the Trustee to confirm to the Purchaser on or before the Closing Date that the Note referred to in clause (i) of Exhibit B has been delivered by the Seller with respect to each such Mortgage File.

            If the Seller cannot deliver any original or certified recorded document described in Section 2 on the Closing Date, the Seller shall use its best efforts, promptly upon receipt thereof and in any case not later than 45 days from the Closing Date (except as described below with respect to the items described in clauses (ii), (iv), (viii), (xi) and (xii) of Exhibit B) to deliver such original or certified recorded documents to the Trustee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office in which case it shall notify the Trustee in writing of such delay).

            In the event Seller fails to so deliver each such Mortgage File to the Trustee, the Purchaser and its successors and assigns shall be entitled to pursue any rights or remedies in respect of such failure as may be available under applicable law. If the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of Exhibit B, with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of this Section 2(b) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Trustee, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee) within 90 days of the Closing Date (or within such longer period after the Closing Date as the Purchaser (or such subsequent owner) may consent to, which consent shall not be unreasonably withheld so long as the Seller has provided the Purchaser (or such subsequent owner) with evidence of such recording or filing, as the case may be, or has certified to the Purchaser (or such subsequent owner) as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Purchaser (or such subsequent owner) no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy).

            If the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in clause (ix) of Exhibit B solely because such policy has not yet been issued, the delivery requirements of this Section 2(b) shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Trustee a commitment for title insurance "marked-up" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee), promptly following the receipt thereof, the original related lender's title insurance policy (or a copy thereof). In addition, notwithstanding anything to the contrary contained herein, if there exists with respect to any group of related cross-collateralized Mortgage Loans only one original of any document referred to in Exhibit B covering all the Mortgage Loans in such group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans in such group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan. On the Closing Date, upon notification from the Seller that the purchase price referred to in Section 1 has been received by the Seller and the issuance of the Certificates, the Trustee shall be authorized to release to the Purchaser or its designee all of the Mortgage Files in the Trustee's possession relating to the Mortgage Loans.

            The Purchaser and the Seller have delivered, contemporaneously with their execution of this Agreement, a power of attorney to each of the Servicer and the Special Servicer at the direction of the Directing Certificateholder or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. The Seller will be required to effect at its expense the assignment and recordation of its Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

            (c) As to each Mortgage Loan, the Seller shall be responsible for all costs associated with the recording or filing, as the case may be, of each assignment referred to in clauses (iii) and (v) of Exhibit B and each UCC-2 and UCC-3, if any, referred to in clause (xi)(B) of Exhibit B. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee) for recording or filing, as appropriate, at the Seller's expense.

            (d) All documents and records in the Seller's possession (or under its control) relating to the Mortgage Loans that are not required to be a part of a Mortgage File in accordance with Exhibit B but that are reasonably required to service the Mortgage Loans (all such other documents and records, as to any Mortgage Loan, the "Servicing File"), together with all escrow payments, reserve funds and other comparable funds in the possession of the Seller (or under its control) with respect to the Mortgage Loans, shall (unless they are held by a sub-servicer that shall, as of the Closing Date, begin acting on behalf of the Servicer pursuant to a written agreement between such parties) be delivered by the Seller (or its agent) to the Purchaser (or its designee) no later than the Closing Date. If a sub-servicer shall, as of the Closing Date, begin acting on behalf of the Servicer with respect to any Mortgage Loan pursuant to a written agreement between such parties, the Seller or its agent shall deliver a copy of the related Servicing File to the Servicer.

            (e) The Seller's records will reflect the transfer of the Mortgage Loans to the Purchaser as a sale, including for accounting purposes.

            (f) It is further acknowledged and agreed by the Seller that the Purchaser intends to convey all right, title and interest of the Purchaser in and to the Mortgage Loans and all rights and remedies under this Agreement to the Trustee, including, without limitation, all rights and remedies as may be available under applicable law to the Purchaser in the event of a breach of a representation or warranty pursuant to Section 4(a) hereof or in the event of a Defect; provided, that the Trustee shall be a third-party beneficiary of this Agreement and shall be entitled to enforce any obligations of the Seller hereunder in connection with a breach of any such representation or warranty or a Defect as if the Trustee had been an original party to this Agreement.

SECTION 3.   Examination of Mortgage Loan Files and Due Diligence Review.
             -----------------------------------------------------------

            The Seller shall reasonably cooperate with any examination of the Mortgage Files and Servicing Files that may be undertaken by or on behalf of the Purchaser. The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files and/or Servicing Files shall not affect the Purchaser's right to pursue any remedy available in equity or at law for a breach of the Seller's representations, warranties and covenants set forth in or contemplated by Section 4.

SECTION 4.  Representations, Warranties and Covenants of the Seller.
            -------------------------------------------------------

            (a) The Seller hereby makes, as of the date hereof (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of the Purchaser, and its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates), each of the representations and warranties set forth in Exhibit C.

            (b) In addition, the Seller, as of the date hereof, hereby represents and warrants to, and covenants with, the Purchaser that:

            (i) The Seller is a banking corporation, duly organized, validly existing and in good standing under the laws of the State of New York, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Seller, and the performance of, and compliance with, the terms of this Agreement by the Seller, will not violate the Seller's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, in each case which materially and adversely affect the ability of the Seller to carry out the transactions contemplated by this Agreement.

            (iii) The Seller has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, subject to (A) applicable insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

            (v) The Seller is not in violation of, and its execution and delivery of this Agreement and its performance of, and compliance with, the terms of this Agreement will not constitute a violation of, any law, any judgment, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Seller's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

            (vi) No litigation is pending or, to the best of the Seller's knowledge, threatened against the Seller the outcome of which, in the Seller's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

            (vii) The Seller has not dealt with any broker, investment banker, agent or other person, other than the Purchaser, the Underwriters, the Initial Purchasers, and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the consummation of any of the other transactions contemplated hereby.

            (viii) Except with respect to J. P. Morgan Securities Inc., an affiliate, acting as Underwriter and Initial Purchaser, neither the Seller nor anyone acting on its behalf has (A) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (B) solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (C) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (D) made any general solicitation by means of general advertising or in any other manner with respect to any Certificate, any interest in any Certificate or any similar security, or (E) taken any other action, that (in the case of any of the acts described in clauses (A) through (E) above) would constitute or result in a violation of the Securities Act or any state securities law relating to or in connection with the issuance of the Certificates or require registration or qualification pursuant to the Securities Act or any state securities law of any Certificate not otherwise intended to be a Registered Certificate. In addition, the Seller will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any of the Certificates or interests therein. For purposes of this paragraph 4(b)(viii), the term "similar security" shall be deemed to include, without limitation, any security evidencing or, upon issuance, that would have evidenced an interest in the Mortgage Loans or any substantial number thereof.

            (ix) Insofar as it relates to the Mortgage Loans, the information set forth on pages A-4 through A-7, inclusive, of Annex A to the Prospectus Supplement (as defined in Section 9) (the "Loan Detail") and, to the extent consistent therewith, the information set forth on the diskette attached to the Prospectus Supplement and the accompanying prospectus (the "Diskette"), is true and correct in all material respects. Insofar as it relates to the Mortgage Loans and/or the Seller and does not represent a restatement or aggregation of the information on the Loan Detail, the information set forth in the Prospectus Supplement and the Memorandum (as defined in Section 9) under the headings "Summary of Prospectus Supplement--The Mortgage Pool", "Risk Factors" and "Description of the Mortgage Pool", set forth on Annex A to the Prospectus Supplement and (to the extent it contains information consistent with that on such Annex A) set forth on the Diskette, does not contain any untrue statement of a material fact or (in the case of the Memorandum, when read together with the other information specified therein as being available for review by investors) omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (x) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution, delivery and performance of or compliance by the Seller with this Agreement, or the consummation by the Seller of any transaction contemplated hereby, other than (1) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the Seller's sale of the Mortgage Loans to the Purchaser, (2) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (3) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Seller under this Agreement.

            (c) Upon discovery by any of the parties hereto of a breach of any of the representations and warranties made pursuant to and set forth in subsection (b) above which materially and adversely affects the interests of the Purchaser or a breach of any of the representations and warranties made pursuant to subsection (a) above and set forth in Exhibit C which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates), the party discovering such breach shall give prompt written notice to the other party hereto.

SECTION 5.  Representations, Warranties and Covenants of the Purchaser.
            ----------------------------------------------------------

            (a) The Purchaser, as of the date hereof, hereby represents and warrants to, and covenants with, the Seller that:

            (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.

            (ii) The execution and delivery of this Agreement by the Purchaser, and the performance of, and compliance with, the terms of this Agreement by the Purchaser, will not violate the Purchaser's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Purchaser has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Purchaser is not in violation of, and its execution and delivery of this Agreement and its performance of, and compliance with, the terms of this Agreement will not constitute a violation of, any law, any judgment, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Purchaser's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

            (vi) No litigation is pending or, to the best of the Purchaser's knowledge, threatened against the Purchaser which would prohibit the Purchaser from entering into this Agreement or, in the Purchaser's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

            (vii) The Purchaser has not dealt with any broker, investment banker, agent or other person, other than the Seller, the Underwriters, the Initial Purchasers and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the consummation of any of the transactions contemplated hereby.

            (viii) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by the Purchaser with this Agreement, or the consummation by the Purchaser of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Purchaser under this Agreement.

            (b) Upon discovery by any of the parties hereto of a breach of any of the representations and warranties set forth above which materially and adversely affects the interests of the Seller, the party discovering such breach shall give prompt written notice to the other party hereto.

SECTION 6.  Repurchases.
            -----------

            (a) Upon discovery by any of the parties hereto of any Defect (as defined in the Pooling and Servicing Agreement) in respect of the Mortgage File for any Mortgage Loan or a breach of any representation or warranty made pursuant to Section 4(a) and set forth in Exhibit C, which Defect or breach, as the case may be, materially and adversely affects the value of any Mortgage Loan (it being understood and agreed that the non-delivery of any of the items identified in clauses (i), (ii) or (iii) of Exhibit B with respect to a Mortgage Loan shall constitute a Defect that materially and adversely affects the value of such Mortgage Loan) or the interests therein of the Purchaser or its successors and assigns (including, without limitation, the Trustee, the Servicer, the Special Servicer and the holders of the Certificates), the party discovering such breach or Defect shall give prompt written notice to the Purchaser, the Bond Administrator, the Seller, the Directing Certificateholder, the Custodian, the Servicer, the Special Servicer (in the case of a Specially Serviced Mortgage Loan) or the Trustee, as applicable. Within 90 days of receipt of notice by the Seller, from the Servicer, the Special Servicer, the Trustee, the Custodian or the Bond Administrator, of such breach or Defect, the Seller shall cure such Defect or breach, as the case may be, in all material respects or repurchase the affected Mortgage Loan from the then owner(s) thereof at the applicable Repurchase Price (as defined in the Pooling and Servicing Agreement as in effect on the Closing Date) on a whole loan, servicing released basis, by payment of such Repurchase Price by wire transfer of immediately available funds to the account designated by such owner(s); provided, however, that in the event that such breach is capable of being cured, as determined by the Servicer and the Special Servicer, but not within such 90-day period and the Seller has commenced and is diligently proceeding with the cure of such breach, the Seller will have up to an additional 90 days to complete such cure as provided in the Pooling and Servicing Agreement (as in effect on the Closing Date); provided, further, that with respect to such additional period, the Seller is required to deliver an officer's certificate to the Trustee, the Bond Administrator, the Servicer and the Special Servicer setting forth the reason such breach is not capable of being cured within the initial 90-day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such breach will be cured within the additional period; and provided, further, that in the event the Seller fails to cure such breach, the Repurchase Price shall include interest on any Advances made in respect of the related Mortgage Loan; provided, however, that in lieu of effecting any such repurchase, within two years of the Startup Day, the Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to the terms and conditions of the Pooling and Servicing Agreement. The Seller will give written notice to the Purchaser, the Bond Administrator and the Servicer of such deposit, as directed by the Trustee. Conveyance of such Mortgage Loans shall be made free and clear of all Liens and encumbrances created or suffered by the Purchaser or any subsequent holder. Upon any substitution, the Qualifying Substitute Mortgage Loan shall be subject to the terms of the Pooling and Servicing Agreement in all respects. In the event that (x) any cure or repurchase obligation under this Section arises by reason of the failure of a Mortgage Loan to constitute a Qualified Mortgage and the Seller elects to substitute a Qualifying Substitute Mortgage Loan in lieu of such cure or repurchase, and (y) the Directing Certificateholder and, in the case of a Mortgage Loan included in a Loan Pair, the Companion Holder (or an Operating Advisor acting on its behalf), fail to consent to such substitution, then such Mortgage Loan (and any related Cross-Collateralized Loan) must be repurchased by the Seller.

            In addition to the rights of the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) pursuant to this Section 6, if the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2 and as listed in Exhibit B (and provide evidence of recordation and/or assignment where applicable), the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) may require the Seller to establish a cash reserve (or provide a letter of credit) in the amount of 20% of the principal balance of such Mortgage Loan for which any documents and/or instruments specified in clauses (i) through (vii), (ix), (xi) and (xiv) through
(xvi) of Exhibit B remain missing, uncorrected, unrecorded or unassigned 18 months after the Closing Date. Amounts in such reserve related to a particular Mortgage Loan shall either be released to the Seller upon delivery of the documents and/or instruments specified in such clauses or when such Mortgage Loan is paid in full, or if such Mortgage Loan is required to be repurchased as provided in this Section, such amounts shall be credited against the Repurchase Price for such Mortgage Loan.

            If the Seller is notified of a Defect in any Mortgage File that corresponds to information set forth in the Mortgage Loan Schedule, the Seller shall promptly correct such Defect and provide a new, corrected Mortgage Loan Schedule to the Purchaser, which corrected Mortgage Loan Schedule shall be deemed to amend and replace the existing Mortgage Loan Schedule for all purposes. The failure of the Servicer, the Special Servicer, Trustee or Bond Administrator to notify the Seller of a Defect or breach shall not constitute a waiver of any cure or repurchase obligation.

            (b) Notwithstanding Section 6(a), within 90 days of the earlier of discovery or receipt of notice by the Seller, from either the Purchaser or any successor or assign thereof, that any Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code without regard to clause (A)(i) or (ii) thereof, the Seller shall repurchase such Mortgage Loan from the then owner(s) thereof at the applicable Repurchase Price by payment of such Repurchase Price by wire transfer of immediately available funds to the account designated by such owner(s); provided, however, that in lieu of effecting any such repurchase, the Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to the terms and conditions of the Pooling and Servicing Agreement.

            (c) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 6, the then owner(s) thereof shall tender promptly or cause to be tendered promptly to the Seller, upon delivery of a receipt executed by the Seller, the related Mortgage File and Servicing File, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Purchaser or the Trustee shall be endorsed or assigned, as the case may be, to the Seller in the same manner. The form and sufficiency of all such instruments and certificates shall be the responsibility of the Seller.

            (d) Except as provided in Section 2(b), this Section 6 provides the sole remedies available to the Purchaser, and its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) respecting any Defect in a Mortgage File or any breach of any representation or warranty made pursuant to Section 4(a) and set forth in Exhibit C, or in connection with the circumstances described in Section 6(b). If the Seller defaults on its obligations to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with Section 6(a) or Section 6(b) or disputes its obligation to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with either such subsection, the Purchaser or its successors and assigns may take such action as is appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings. To the extent the Purchaser prevails in such proceeding, the Seller shall reimburse the Purchaser for all necessary and reasonable costs and expenses incurred in connection with the enforcement of such obligation of the Seller to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with Section 6(a) or Section 6(b).

SECTION 7.  Closing.
            -------

            The closing of the purchase and sale of the Mortgage Loans (the "Closing") shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038 at 10:00 a.m., New York City time, on the Closing Date.

            The Closing shall be subject to each of the following conditions:

            (i) All of the representations and warranties of the Seller specified herein shall be true and correct as of the Closing Date, and the Aggregate Cut-off Date Balance shall be within the range permitted by
     Section 1 of this Agreement;

            (ii) All documents specified in Section 8 (the "Closing Documents"), in such forms as are agreed upon and acceptable to the Purchaser, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

            (iii) The Seller shall have delivered and released to the Trustee, the Purchaser or the Purchaser's designee, as the case may be, all documents and funds required to be so delivered pursuant to Section 2;

            (iv) The result of any examination of the Mortgage Files and Servicing Files performed by or on behalf of the Purchaser pursuant to
     Section 3 shall be satisfactory to the Purchaser in its reasonable determination;

            (v) All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date;

            (vi) The Seller shall have paid or agreed to pay all fees, costs and expenses payable by it to the Purchaser pursuant to this Agreement; and

            (vii) Neither the Underwriting Agreement nor the Certificate Purchase Agreement shall have been terminated in accordance with its terms.

            Both parties agree to use their best efforts to perform their respective obligations hereunder in a manner that will enable the Purchaser to purchase the Mortgage Loans on the Closing Date.

SECTION 8.  Closing Documents.
            -----------------

            The Closing Documents shall consist of the following:

            (a) This Agreement and a bill of sale duly executed and delivered by the Purchaser and the Seller;

            (b) An Officer's Certificate substantially in the form of Exhibit D-1 hereto, executed by the Secretary or an assistant secretary of the Seller, and dated the Closing Date, and upon which the Purchaser and each Underwriter may rely, attaching thereto as exhibits the organizational documents of the Seller;

            (c) A certificate of existence regarding the Seller from the State of New York Banking Department, dated not earlier than 30 days prior to the Closing Date;

            (d) A certificate of the Seller substantially in the form of Exhibit D-2 hereto, executed by an executive officer or authorized signatory of the Seller and dated the Closing Date, and upon which the Purchaser and each Underwriter may rely;

            (e) Written opinions of counsel for the Seller, in the form reasonably acceptable to counsel for the Purchaser and subject to such reasonable assumptions and qualifications as may be requested by counsel for the Seller and acceptable to counsel for the Purchaser, dated the Closing Date and addressed to the Purchaser and each Underwriter;

            (f) Any other opinions of counsel for the Seller reasonably requested by the Rating Agencies in connection with the issuance of the Certificates, each of which shall include the Purchaser and each Underwriter as an addressee; and

            (g) Such further certificates, opinions and documents as the Purchaser may reasonably request.

SECTION 9.  Indemnification.
            ---------------

            (a) The Seller agrees to indemnify and hold harmless the Purchaser, its officers and directors, and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, the Memorandum, the Diskette or, insofar as they are required to be filed as part of the Registration Statement pursuant to the No-Action Letters, any Computational Materials or ABS Term Sheets with respect to the Registered Certificates, or in any revision or amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any such Computational Materials or ABS Term Sheets, when read in conjunction with the Prospectus and, in the case of the Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only if and to the extent that (i) any such untrue statement or alleged untrue statement is with respect to information regarding the Mortgage Loans contained in the Loan Detail or, to the extent consistent therewith, the Diskette; or (ii) any such untrue statement or alleged untrue statement or omission or alleged omission is with respect to information regarding the Seller or the Mortgage Loans contained in the Prospectus Supplement or the Memorandum under the headings "Summary of Prospectus Supplement--The Mortgage Pool", "Risk Factors" or "Description of the Mortgage Pool" or contained on Annex A to the Prospectus Supplement (exclusive of the Loan Detail), and such information does not represent a restatement or aggregation of information contained in the Loan Detail; or (iii) such untrue statement, alleged untrue statement, omission or alleged omission arises out of or is based upon a breach of the representations and warranties of the Seller set forth in or made pursuant to Section 4; provided, that the indemnification provided by this Section 9 shall not apply to the extent that such untrue statement of a material fact or omission of a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, was made as a result of an error in the manipulation of, or calculations based upon, the Loan Detail. This indemnity agreement will be in addition to any liability which the Seller may otherwise have.

            For purposes of the foregoing, "Registration Statement" shall mean the registration statement No. 333-08328 filed by the Purchaser on Form S-3, including without limitation exhibits thereto and information incorporated therein by reference; "Prospectus" shall mean the prospectus dated August 11, 2000, as supplemented by the prospectus supplement dated September 11, 2000 (the "Prospectus Supplement"), relating to the Registered Certificates; "Memorandum" shall mean the private placement memorandum dated September 11, 2000, relating to the Non-Registered Certificates; "Computational Materials" shall have the meaning assigned thereto in the no-action letter dated May 20, 1994 issued by the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated, and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (together, the "Kidder Letters"); and "ABS Term Sheets" shall have the meaning assigned thereto in the no-action letter dated February 17, 1995 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (the "PSA Letter" and, together with the Kidder Letters, the "No-Action Letters").

            (b) Promptly after receipt by any person entitled to indemnification under this Section 9 (each, an "Indemnified Party") of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Seller (the "Indemnifying Party") under this
Section 9, notify the Indemnifying Party in writing of the commencement thereof; but the omission to notify the Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this
Section 9. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Indemnified Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Indemnified Parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of such action and approval by the Indemnified Party of counsel, which approval shall not be unreasonably withheld, the Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by the Purchaser and the Indemnifying Party, representing all the Indemnified Parties under Section 9(a) and Section 1 of the Underwriting Agreement who are parties to such action), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or
(iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party; and except that, if clause (i) or (iii) is applicable, such liability shall only be in respect of the counsel referred to in such clause (i) or (iii). The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there shall be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party, but only to the extent provided in paragraph (a) of this Section 9, from and against any loss or liability by reason of such settlement or judgment. If the Indemnifying Party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, or, if such settlement provides for release of the Indemnified Party in connection with all matters relating to the proceeding which has been asserted against the Indemnified Party in such proceeding by the other parties to such settlement, without the consent of the Indemnified Party.

            (c) If the indemnification provided for in this Section 9 is due in accordance with its terms but is for any reason held by a court to be unavailable to an Indemnified Party on grounds of policy or otherwise, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnified Parties and the Indemnifying Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties.

            (d) The Purchaser and the Seller agree that it would not be just and equitable if contribution pursuant to Section 9(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the considerations referred to in Section 9(c) above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in this Section 9 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, except where the Indemnified Party is required to bear such expenses pursuant to this Section 9, which expenses the Indemnifying Party shall pay as and when incurred, at the request of the Indemnified Party, to the extent that the Indemnifying Party will be ultimately obligated to pay such expenses. If any expenses so paid by the Indemnifying Party are subsequently determined to not be required to be borne by the Indemnifying Party hereunder, the party that received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (e) The indemnity and contribution agreements contained in this
Section 9 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Indemnified Party, and (iii) acceptance of and payment for any of the Certificates.

SECTION 10.  Costs.
             -----

            Costs relating to the transactions contemplated hereby shall be borne by the respective parties hereto pursuant to that certain Letter of Intent, dated May 18, 2000, between, among others, the Seller and the Purchaser.

SECTION 11. Notices.
            -------

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, by certified mail, postage prepaid, by overnight mail or courier service, or transmitted by facsimile and confirmed by a similar mailed writing, if to the Purchaser, addressed to Deutsche Mortgage & Asset Receiving Corporation, One International Place, Room 520, Boston, Massachusetts 02110,
Attention: R. Douglas Donaldson, facsimile no. (617) 951-7650, with a copy to Anna Glick, Esq., Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, facsimile no. (212) 504-6666, or such other address or facsimile number as may hereafter be furnished to the Seller in writing by the Purchaser; and if to the Seller, addressed to Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York 10038, Attention: Nancy Alto, facsimile no.
(212) 648-5691, or to such other address or facsimile number as the Seller may designate in writing to the Purchaser.

SECTION 12. Third Party Beneficiaries.
            -------------------------

            Each of the officers, directors and controlling persons referred to in Section 9 hereof is an intended third party beneficiary of the covenants and indemnities of the Seller set forth in Section 9 of this Agreement. It is acknowledged and agreed that such covenants and indemnities may be enforced by or on behalf of any such person or entity against the Seller to the same extent as if it were a party hereto.

SECTION 13. Representations, Warranties and Agreements to Survive Delivery.
            --------------------------------------------------------------

            All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans by the Seller to the Purchaser or its designee.

SECTION 14. Severability of Provisions.
            --------------------------

            Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15. Counterparts.
            ------------

            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 16. GOVERNING LAW.

            THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES EXCEPT THAT THE PARTIES HERETO INTEND THAT THE PROVISIONS OF
SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 17. Further Assurances.
            ------------------

            The Seller and the Purchaser agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

SECTION 18. Successors and Assigns.
            ----------------------

            The rights and obligations of the Seller under this Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser, except that any person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, as may be required to effect the purposes of the Pooling and Servicing Agreement, and the assignee shall, to the extent of such assignment, succeed to the rights and obligations hereunder of the Purchaser. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser, and their permitted successors and assigns, and the indemnified parties referred to in
Section 9.

SECTION 19. Amendments.
            ----------

            No term or provision of this Agreement may be amended, waived, modified or in any way altered, unless such amendment, waiver, modification or alteration is in writing and signed by a duly authorized officer of the party against whom such amendment, waiver, modification or alteration is sought to be enforced. In addition, this Agreement may not be changed in any manner which would have a material adverse effect on any third party beneficiary under
Section 12 hereof without the prior consent of that person.

SECTION 20. No Recourse.
            -----------

            No recourse under any obligation, covenant or agreement of the Purchaser contained in this Agreement shall be had against J.H. Management Corporation ("JHM"), JH Holding Corporation ("JHHC") or any incorporator, stockholder, officer, director or employee of the Purchaser, JHM or JHHC, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Purchaser, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors or employees of the Purchaser, JHM or JHHC, or any of them under or by reason of any of the obligations, covenants or agreements of the Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of JHM or JHHC and every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                       MORGAN GUARANTY TRUST COMPANY OF NEW
                                          YORK


                                       By: /s/ Clive Bull
                                          --------------------------------------
                                          Name:  Clive Bull
                                          Title: Vice President


                                       DEUTSCHE MORTGAGE & ASSET RECEIVING
                                          CORPORATION


                                       By: /s/ Rosa Oliveri
                                          --------------------------------------
                                          Name:  Rosa Oliveri
                                          Title: Vice President

                                     EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

            The Mortgage Loan Schedule shall set forth, among other things, the following information with respect to each Mortgage Loan:

            (a) the loan number;

            (b) the street address (including city, state and zip code) of the related Mortgaged Property;

            (c) the Mortgage Rate in effect as of the Cut-off Date and that the Mortgage Loan is a fixed rate Mortgage Loan;

            (d) the original principal balance;

            (e) the Stated Principal Balance as of the Cut-off Date;

            (f) the (A) Maturity Date for each Mortgage Loan, and (B) with respect to each Mortgage Loan with an Anticipated Repayment Date, the Anticipated Repayment Date;

            (g) the Due Date;

            (h) the amount of the Monthly Payment due on the first Due Date, following the Cut-off Date;

            (i) whether such Mortgage Loan has an Anticipated Repayment Date;

            (j) the Primary Servicing Fee Rate;

            (k) whether the Mortgage Loan is an Actual/360 Mortgage Loan; and

            (l) whether such Mortgage Loan has a hard lock-box or a springing lock-box.

Such list may be in the form of more than one list, collectively setting forth all of the information required. Certain of the above-referenced items are described on the Mortgage Loan Schedule attached hereto. Certain of the above-referenced items are described on Exhibit B-1 to the Pooling and Servicing Agreement and are incorporated by reference into the Mortgage Loan Schedule attached hereto.

                                    EXHIBIT B

                                THE MORTGAGE FILE

            The "Mortgage File" for any Mortgage Loan shall, subject to Section 2(b), collectively consist of the following documents:

            (i) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank Minnesota, N.A., as trustee for the registered holders of COMM 2000-C1, Mortgage Pass-Through Certificates, without recourse";

            (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

            (iv) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon;

            (v) an original assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause
     (iii) above;

            (vi) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any;

            (vii) an original assignment of any related security agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (viii) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, Note or any related security document have been modified or the Mortgage Loan has been assumed;

            (ix) the original or a copy of the lender's title insurance policy issued as of the date of the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property or a "marked up commitment to insure";

            (x) the original or a copy of any guaranty of the obligations of the mortgagor under the Mortgage Loan together with (A) if applicable, the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

            (xi) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing thereon) and which were in the possession of the Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the Trustee and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the Seller, a UCC financing statement executed by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee;

            (xii) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the Mortgagor if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Mortgagor pursuant to such power of attorney;

            (xiii) if the Mortgagor has a leasehold interest in the related Mortgaged Property, the original ground lease or a copy thereof;

            (xiv) the original of the Loan Agreement or counterpart thereof relating to such Mortgage Loan, if any;

            (xv) copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loans, if any;

            (xvi) copies of the original Management Agreements, if any, for the Mortgaged Property;

            (xvii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

            (xviii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Mortgage Loan Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 financing statements assigning such security interest to the Trustee on behalf of the Certificateholders); and

            (xix) any other material written agreements related to the Mortgage Loan;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Purchaser or the Trustee, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received. The original assignments referred to in clauses
(iii), (v), (vii) and (x)(B), may be in the form of one or more instruments in recordable form in any applicable filing offices.

                                    EXHIBIT C

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                   REGARDING THE INDIVIDUAL MORTGAGE LOANS

With respect to each Mortgage Loan, the Seller hereby represents and warrants, as of the date hereinbelow specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule C-1 hereto as follows (as used herein, "to Seller's knowledge" or words of similar import means the knowledge of such entity without investigation or inquiry relating to this transaction):

            (i) Ownership of Mortgage Loans. Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Mortgage Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such Mortgage Loan (other than the right of a subservicer to directly service such Mortgage Loan as shown on the Mortgage Loan Schedule). Such transfer validly assigns ownership of such Mortgage Loan to the Purchaser free and clear of any pledge, lien, encumbrance or security interest.

            (ii) Authority to Transfer Mortgage Loans. The Seller has full right and authority to sell, assign and transfer such Mortgage Loan. No provision of the Note, Mortgage or other loan document relating to such Mortgage Loan prohibits or restricts the Seller's right to assign or transfer such Mortgage Loan.

            (iii) Mortgage Loan Schedule. The information pertaining to such Mortgage Loan set forth in the Mortgage Loan Schedule was true and correct in all material respects as of the Cut-off Date. The Seller has not taken any action that would cause the representations and warranties made by the related Borrower under the Mortgage Loan not to be true and correct in any material respect. The Seller has no knowledge that the material representations and warranties made by such Borrower under the Mortgage Loan are not true and correct in any material respect. Each Mortgage Loan is properly endorsed as provided in the Pooling and Servicing Agreement, and such endorsement is genuine.

            (iv) Payment Record. Such Mortgage Loan was not delinquent as of the Cut-off Date (giving effect to any applicable grace periods), and has not been during the twelve-month period prior thereto, 30 days or more delinquent in respect of any debt service payment required thereunder, without giving effect to any applicable grace period.

            (v) Permitted Encumbrances. The related Mortgage constitutes a valid first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to (A) the lien of current real property taxes and assessments not yet due and payable,
(B) covenants, conditions and restrictions, rights of way, easements and other matters of public record, and (C) exceptions and exclusions specifically referred to in the lender's title insurance policy issued or, as evidenced by a "marked-up" commitment, to be issued in respect of such Mortgage Loan (the exceptions set forth in the foregoing clauses (A), (B) and (C) collectively, "Permitted Encumbrances"). The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage, the current use or operation of the related Mortgaged Property or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Mortgage Loan. The Mortgage, together with any separate security agreement, similar agreement and UCC financing statement, if any, establishes and creates a first priority, perfected security interest (subject only to any prior purchase money security interests), to the extent such security interest can be perfected by the recordation of a Mortgage or the filing of a UCC financing statement, in all personal property owned by the Borrower that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property.

            (vi) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy ("Title Policy"), or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan after all advances of principal, subject only to Permitted Encumbrances (or, if a title insurance policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance "marked-up" at the closing of such loan). Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Seller's knowledge, no material claims have been made thereunder and no claims have been paid thereunder. Neither the Seller nor, to the Seller's knowledge, any holder of such Mortgage Loan, has by act or omission, done anything that would materially impair the coverage under such Title Policy and Seller has no knowledge of any circumstances that would impair such coverage. Immediately following the transfer and assignment of the related Mortgage Loan to the Trustee, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee without the consent of or notice to the insurer. To the Seller's knowledge, the insurer that issued such Title Policy is qualified to do business in the state in which the related Mortgaged Property is located. The Mortgage has been submitted for recordation in the applicable jurisdiction, the full amount of the Mortgage has been recorded on the related Mortgaged Property and all applicable mortgage recording taxes have been paid.

            (vii) No Waivers by Seller of Material Defaults. The Seller, and to its knowledge, any prior holder of such Mortgage Loan, has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Note.

            (viii) No Offsets, Defenses or Counterclaims. There is no valid offset, right of rescission, defense or counterclaim to such Mortgage Loan or the related Mortgage security agreements, Assignment of Leases, Rents and Profits.

            (ix) Condition of Property; Condemnation. The related Mortgaged Property is, to the Seller's knowledge, free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan. The Seller has no knowledge of any pending or threatened proceeding for the condemnation of all or any material portion of the related Mortgaged Property.

            (x) Compliance with Laws. Except with respect to provisions relating to default interest, yield maintenance charges and prepayment premiums, such Mortgage Loan complied in all material respects with all applicable laws relating to the origination, funding and terms of such Mortgage Loan (including usury laws) in effect at its date of origination unless the failure to comply with such laws would not have a material adverse effect on the related Mortgage Loan.

            (xi) Full Disbursement of Mortgage Loan Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder.

            (xii) Enforceability. The related Note and Mortgage and all other documents and instruments evidencing, guaranteeing, insuring or otherwise securing such Mortgage Loan have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and excluding provisions relating to default interest, yield maintenance charges or prepayment premiums.

            (xiii) Insurance. All improvements upon the related Mortgaged Property are insured against loss by hazards of extended coverage in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal balance of such Mortgage Loan or (2) 100% of the full replacement cost of the improvements located on such Mortgaged Property. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the replacement cost of the improvements located on such Mortgaged Property. The Mortgage requires the Borrower to maintain such insurance in respect of the Mortgaged Property in addition to comprehensive general liability insurance in amounts customarily required by prudent institutional lenders for similar properties, and at least twelve months rental or business interruption insurance for Mortgaged Properties other than hotels, and eighteen months business interruption insurance for hotel-related properties. All such insurance required by the Mortgage to be maintained is in full force and effect and names the Originator, the Seller or their respective successors or assigns as mortgagee, loss payee or additional insured. All premiums on such insurance policies required to be paid as of the date hereof have been paid. Each such insurance policy requires 10-day prior written notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured. As of the date of closing of the applicable Mortgage Loan and, to the Seller's knowledge, as of the Closing Date, each insurer under such insurance policies has a claims paying rating of "BBB" or better by at least one rating agency or A-/VII or higher by A.M. Best's Key Rating Guide and is qualified to do business in the jurisdiction where the related Mortgaged Property is located. Each Mortgage Loan obligates the related Borrower to maintain all such insurance, and upon such Borrower's failure to do so, authorizes the mortgagee to maintain such insurance at the Borrower's cost and expense and to seek reimbursement therefor from such Borrower.

            (xiv) Environmental Condition. The Borrower with respect to each Mortgage Loan has represented and warranted that except as set forth in certain environmental reports included in the related loan documents, and to the best of its knowledge, it has not used, caused or permitted to exist, and will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in any manner which violates federal, state or local laws, ordinances, regulations, orders, directives or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; the related Borrower or an affiliate thereof agrees to indemnify, defend and hold the mortgagee and its successors and assigns harmless from and against losses, liabilities, damages, injuries, penalties, fines, expenses and claims of any kind whatsoever (including attorneys' fees and costs) paid, incurred or suffered by, or asserted against, any such party resulting from a breach of certain representations and warranties or covenants given by the Borrower in connection with such Mortgage Loan. A Phase I environmental report, and with respect to certain Mortgage Loans a Phase II environmental report, was conducted by a reputable environmental engineer in connection with such Mortgage Loan within 15 months prior to the Closing Date. The Seller, having made no independent inquiry other than reviewing the report(s), has no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property that was not disclosed in the related report(s). Such environmental report reveals no known, and the Seller has no knowledge of, circumstances or conditions with respect to the Mortgaged Property that would (i) constitute or result in a material violation of any environmental laws, (ii) require any expenditure material in relation to the principal balance of such Mortgage Loan to achieve or maintain compliance in all material respects with any environmental laws for which adequate sums were not reserved in connection with the origination of the Mortgage Loan, or (iii) require substantial cleanup, remedial action or other material response under any environmental laws in excess of any escrow reserved at the origination of the Mortgage Loan. The Seller has not taken any action with respect to such Mortgage Loan or the related Mortgaged Property that could subject the Purchaser, or its successors and assigns in respect of the Mortgage Loan, to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other applicable federal, state or local environmental law, and the Seller has not received any actual notice of a material violation of CERCLA or any applicable federal, state or local environmental law with respect to the related Mortgaged Property that was not disclosed in the related report. The related Mortgage or loan documents in the related Mortgage File requires the Borrower to comply with all applicable federal, state and local environmental laws and regulations.

            (xv) No Cross-Collateralization with Other Mortgage Loans. Such Mortgage Loan is not cross-collateralized with any mortgage loan that will not be included in the Trust Fund or any Mortgage Loan not identified on the Mortgage Loan Schedule as so cross-collateralized.

            (xvi) Waivers and Modifications. The terms of the related Mortgage and the Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in a written instrument included in the related Mortgage File and which is duly recorded to the extent required to perfect, maintain or continue the validity and priority of the Mortgage, Note and related documents.

            (xvii) Taxes and Assessments. There are no delinquent taxes, ground rents, assessments for improvements or other similar outstanding charges affecting the related Mortgaged Property which are or may become a lien of priority equal to or higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

            (xviii) Borrower's Interest in Mortgaged Property. Except with respect to Mortgage Loans the Borrower of which is a lessee under a ground lease of a Mortgaged Property or a combination of a ground lease and a fee simple interest (and so identified in the Mortgage Loan Schedule), the interest of the related Borrower in the related Mortgaged Property consists of a fee simple estate in real property.

            (xix) Whole Loan. Each Mortgage Loan is a whole loan.

            (xx) Valid Assignment. The assignment of the related Mortgage referred to in clause (iii) of Exhibit B constitutes the legal, valid and binding assignment of such Mortgage from the relevant assignor to the Trustee. The Assignment of Leases, Rents and Profits set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and, subject only to Permitted Encumbrances, enforceable first priority lien and first priority security interest in the related Borrower's interest in all leases, rents, subleases, licenses or other agreements, to the extent permitted by law, pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same, to the extent permitted by law. The related assignment of any Assignment of Leases, Rents and Profits and any related security agreement, UCC financing statement or similar agreement or instrument, not included in a Mortgage, executed and delivered in favor of the Trustee is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Assignment of Leases, Rents and Profits or other agreement or instrument. The related Mortgage or such Assignment of Leases provides for the appointment of a receiver for rents, or allows the lender to enter into possession to collect rents or provides for rents to be paid directly to the mortgagee in the event of a default.

            (xxi) Escrows. All escrow deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent have been so deposited. All such escrows have been conveyed to Orix Real Estate Capital Markets, LLC, as servicer or the related subservicer for such Mortgage Loan. Any and all requirements under each Mortgage Loan as to completion of any improvements and as to disbursement of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date have been complied with, or funds so escrowed have not been released.

            (xxii) No Mechanics' or Materialmen's Liens. As of the date of origination of such Mortgage Loan and, to the knowledge of the Seller, as of the Closing Date, the related Mortgaged Property was and is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof which create a lien prior to that created by the related Mortgage, except those which are insured against by the Title Policy referred to in (vi) above.

            (xxiii) No Material Encroachments. To the Seller's knowledge (based on surveys and/or title insurance obtained in connection with the origination of such Mortgage Loan), (a) as of the date of such origination, no improvement that was included for the purpose of determining the appraised value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property to any material extent and (b) as of the date of origination, there were no material encroachments of any part of the buildings on such Mortgaged Property over easements (in each case, unless affirmatively covered by the Title Policy referred to in paragraph (vi) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent. To the Seller's knowledge, based upon opinions of counsel, an endorsement to such Title Policy and/or other due diligence customarily performed by the Seller, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses) and any immaterial violation does not adversely affect the value of such Mortgaged Property.

            (xxiv) No Material Default. (A) To the Seller's knowledge, there exists no material default, breach or event of acceleration under the related Mortgage, Note, Assignment of Leases and Rents, security agreement or guaranty and (B) the Seller has not received actual notice of any event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a material default, breach or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation and warranty made by the Seller herein.

            (xxv) Inspection. (A) In connection with the origination or acquisition of each Mortgage Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property and (B) Seller has inspected or caused to be inspected each related Mortgaged Property within the 12 months preceding the Cut-off Date.

            (xxvi) No Equity Participation or Contingent Interest. Except for any related Excess Interest, the Mortgage Loan contains no equity participation by the lender, and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property, or for negative amortization.

            (xxvii) No Advances of Funds. No holder of the Mortgage Loan has, to the Seller's knowledge, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

            (xxviii) Licenses, Permits, Etc. To the Seller's knowledge as of the Closing Date, based on due diligence customarily performed in the origination of comparable mortgage loans by the Seller as of the origination date, (i) the related Borrower or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by applicable laws for the ownership, occupancy and operation of the related Mortgaged Property as it was then operated, and such licenses, permits and authorizations are in full force and effect and, (ii) if a related Mortgaged Property is improved by a hotel, the most recent inspection or survey by governmental authorities having jurisdiction in connection with such licenses, permits and authorizations did not cite such Mortgaged Property for material violations that had not been cured or as to which a plan of correction had not been submitted to and accepted by such governmental authorities. To the extent required under applicable law as of the date of origination and the Closing Date and necessary for the enforceability or collectability of the Mortgage Loan, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it originated and held the Mortgage Loan.

            (xxix) Servicing. The origination, servicing and collection practices used by Seller and its designees with respect to the Mortgage Loan have been in all material respects legal, proper and prudent and have met industry standards for servicing of commercial mortgage loans. No fraud with respect to such Mortgage Loan has taken place on the part of Seller or, to Seller's knowledge, on the part of any originator or Borrower in connection with the origination of such Mortgage Loan. No other person has been granted or conveyed the right to service the Mortgage Loans or receive any consideration in connection therewith (other than the subservicers listed on the Mortgage Loan Schedule).

            (xxx) Customary Remedies. The related Mortgage or Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph (xii)) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

            (xxxi) Conversion. The indebtedness evidenced by a Mortgage Loan is not convertible to an ownership interest in the related Mortgaged Property or the related Borrower.

            (xxxii) Insurance and Condemnation Proceeds. The related Mortgage provides that insurance proceeds and condemnation proceeds will be applied either to restore or repair the Mortgaged Property, or to repay the principal of the Mortgage Loan.

            (xxxiii) LTV. The gross proceeds of each Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and either: (A) such Mortgage Loan is secured by an interest in real property having a fair market value (1) at the date the Mortgage Loan was originated at least equal to 80 percent of the original principal balance of the Mortgage Loan or (2) at the Closing Date at least equal to 80 percent of the principal balance of the Mortgage Loan on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (X) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (Y) a proportionate amount of any lien that is in parity with the Mortgage Loan (unless such other lien secures a Mortgage Loan that is cross-collateralized with such Mortgage Loan, in which event the computation described in clauses (1) and (2) of this paragraph (xxxiii) shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Mortgage Loans; or (B) substantially all the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitutes "customary prepayment penalties" within the meaning of Treasury Regulation Section 1.860G-1(b)(2).

            (xxxiv) LTV and Significant Modifications. If the Mortgage Loan was "significantly modified" prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (A) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (B) satisfies the provisions of either clause (A)(1) of paragraph (xxxiii) (substituting the date of the last such modification for the date the Mortgage Loan was originated) or clause (A)(2) of paragraph (xxxiii), including the proviso thereto.

            (xxxv) Litigation. To the Seller's knowledge, there are no pending actions, suits or proceedings or governmental investigations by or before any court or governmental authority against or affecting the related Borrower or the related Mortgaged Property that, if determined adversely to such Borrower or Mortgaged Property, would materially and adversely affect the value of the Mortgaged Property or the ability of the Borrower to pay principal, interest or any other amounts due under such Mortgage Loan.

            (xxxvi) Leasehold Estate. Each Mortgaged Property consists of the related Borrower's fee simple estate in real estate or, if the related Mortgage Loan is secured in whole or in part by the interest of a Borrower as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease"), by the related Borrower's interest in the Ground Lease but not by the related fee interest in such Mortgaged Property (the "Fee Interest") or if the Mortgage Loan is secured in whole or in part by a Ground Lease and a Fee Interest, either (1) the ground lessor's fee interest is subordinated to the lien of the Mortgage or (2) the following apply to such Ground Lease:

            (a) such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; does not restrict the use of the related Mortgaged Property by the lessee or its successors and assigns in a manner that would materially adversely affect the security provided by the related Mortgage; and, to the knowledge of the Seller, there has been no material change in the payment terms of such Ground Lease since the origination of the related Mortgage Loan, with the exception of material changes reflected in written instruments that are a part of the related Mortgage File;

            (b) The lessee's interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor's related fee interest and Permitted Encumbrances;

            (c) The Borrower's interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but (except in the case where such consent cannot be unreasonably withheld) without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor (except in the case where such consent cannot be unreasonably withheld);

            (d) Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the Seller's knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease and Seller has given the lessor proper notice of the Mortgage lien;

            (e) Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any material default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

            (f) A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice by certified mail, return receipt requested of any such default, before the lessor thereunder may terminate such Ground Lease;

            (g) Such Ground Lease has an original term which extends not less than ten years beyond the Stated Maturity Date of the related Mortgage Loan;

            (h) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon and any insurance proceeds in respect of a total or substantially total loss or taking may be applied either to payment of outstanding principal and interest on the Mortgage Loan (except as otherwise provided by law) or to rebuilding of the Mortgaged Property;

            (i) Such Ground Lease does not impose any restrictions on subletting which would be viewed, as of the date of origination of the related Mortgage Loan, as commercially unreasonable by the Seller; and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee, or in any manner, which would materially adversely affect the security provided by the related Mortgage; and

            (j) Such Ground Lease requires the lessor to enter into a new lease with the Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Borrower under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding.

            (k) Such Ground Lease may not be amended, modified or, except in the case of a default, cancelled or terminated without the prior written consent of the holder of the Mortgage Loan, and any such action without such consent is not binding on such holder, including any increase in the amount of rent payable by the lessee thereunder during the term of the Mortgage Loan.

            (xxxvii) Deed of Trust. If the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

            (xxxviii) Lien Releases. Except in cases where either (a) a release of a portion of the Mortgaged Property was contemplated at origination of the Mortgage Loan and such portion was not considered material for purposes of underwriting the Mortgage Loan, (b) release is conditioned upon the satisfaction of certain underwriting and legal requirements and the payment of a release price or (c) a defeasance is affected in accordance with the terms of the Mortgage Loan Documents, the related Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage except upon payment in full of all amounts due under such Mortgage Loan.

            (xxxix) Junior Liens. The Mortgage Loan does not permit the related Mortgaged Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof. To Seller's knowledge, the related Mortgaged Property is not encumbered by any debt, including subordinate or pari passu Mortgages or liens, preferred equity interests with rights and terms comparable to mezzanine debt or mezzanine debt other than the related Mortgage Loan or another Mortgage Loan.

            (xl) Due-On-Sale; Due-On-Encumbrance. Each related Mortgage or Loan Agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without complying with the requirements of the Mortgage or Loan Agreement, the related Mortgaged Property, or any interest therein, is directly or indirectly transferred or sold (except for a one-time transfer), or encumbered in connection with subordinate financing. The Mortgage requires the Borrower to pay all reasonable fees and expenses relating to obtaining any consent and approval required pursuant thereto.

            (xli) Borrower Bankruptcy. At the origination of such Mortgage Loan, neither the related Borrower nor any guarantor was a debtor in any pending state of federal bankruptcy or insolvency proceeding. To the Seller's knowledge, the Borrower is not a debtor in any state or federal bankruptcy or insolvency proceeding.

            (xlii) Defeasance Provisions. Any Mortgage Loan which contains a provision for any defeasance of mortgage collateral either (A) requires the consent of the holder of the Mortgage Loan to any defeasance, or (B) permits defeasance (i) no earlier than two years after the Closing Date (as defined in the Pooling and Servicing Agreement, dated as of September 1, 2000), (ii) only with substitute collateral constituting "government securities" within the meaning of Treas. Reg. ss. 1.86OG-2(a)(8)(i), and (iii) only to facilitate the disposition of the Mortgaged Property and not as a part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages.

            (xliii) Defeasance Costs. If the Mortgage Loan permits defeasance, then the mortgage loan documents related to such Mortgage Loan require (a) the Borrower to pay all rating agency fees associated with defeasance and all other reasonable out-of-pocket expenses associated with defeasance such as accountant's fees and opinions of counsel, or (b) that the Borrower provide a REMIC opinion, an opinion regarding the first priority perfected security interest in the defeasance, collateral, rating agency letters certifying no rating qualification or downgrade on any securities, and accountant certification that all payments from the defeasance collateral are sufficient to make monthly principal and interest payments on such Mortgage Loan through maturity.

            (xliv) Release or Substitution of Collateral. Such Mortgage Loan does not permit the release or substitution of collateral if such release or substitution (a) would constitute a "significant modification" of such Mortgage Loan within the meaning of Treas. Reg. ss.1.1001-3 or (b) would cause such Mortgage Loan not to be a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (without regard to clauses (A)(i) or (A)(ii) thereof). Except with respect to an unimproved parcel which was not given any value in connection with the underwriting or appraisal of the Mortgage Loan, neither the related Mortgage Note nor the related Mortgage requires the lender to release all or any material portion of the related Mortgaged Property from the lien of the related Mortgage except upon full prepayment or, in the case of a partial release, partial prepayment in an amount at least equal to the amount allocated in the Mortgage to such portion of the Mortgaged Property.

            (xlv) Satisfaction. No Mortgage has been satisfied, cancelled, rescinded or subordinated in whole or in material part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in material part and there is no executed agreement to effect any of the foregoing.

            (xlvi) Capital Contributions. The Mortgage Loan Seller is not, and its affiliates are not, obligated to make any capital contribution to the related Borrower under the terms of the Mortgage Loan documents (other than any such contribution made at the time of the origination of the Mortgage Loan).

            (xlvii) Non-Recourse Exceptions. Except as listed on Schedule C-1 hereto, the Borrower and an entity (or individual(s)) other than the Borrower have agreed to be, jointly and severally, liable for all liabilities, costs, losses, damages, expenses or claims suffered or incurred by the lender or lender's assignee's by reason of or in connection with and to the extent of (i) any fraud by the related Borrower (ii) any breach of the environmental covenants contained in the related Mortgage Loan, and (iii) the misapplication of rents, insurance proceeds or condemnation proceeds.

            (xlviii) Anticipated Repayment Date Loans. With respect to each Mortgage Loan that is a treated as an Anticipated Repayment Date Loan by the Rating Agencies:

            (a) The maximum rate increase after the Anticipated Repayment Date is not greater than 200 basis points above the initial interest rate;

            (b) Such Mortgage Loan begins amortizing immediately; and does not have an interest only period after the Cut-off Date;

            (c) The Anticipated Repayment Date is not less than seven years from the origination date for such Mortgage Loan;

            (d) Such Mortgage Loan provides that from the Anticipated Repayment Date through the maturity date for such Mortgage Loan, all excess cash flow (net of monthly expenses reasonably related to the operation of the Mortgaged Property, amounts due for reserves established under the Mortgage Loan, and payments for any others expenses, including capital expenses, related to the Mortgaged Property which are approved by mortgagee) will be applied to repay principal due under the Mortgage Loan;

            (e) Mortgagee may not exercise default remedies relating to a default in payment of principal and interest after the Anticipated Repayment Date until the maturity date of the Mortgage Loan if the borrower pays scheduled principal and interest payments (at the initial rate); and

            (f) no later than the related Anticipated Repayment Date, the related Borrower is required (if it has not previously done so) to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Master Servicer.

            (xlix) Lock-Box Loans. With respect to each Mortgage Loan that was treated by the Rating Agencies as having a hard lock-box account (the "Hard Lock-Box Loans") (and which is designated as a Hard Lock-Box Loan on the Mortgage Loan Schedule), (a) the related lock-box account was established as of the Closing Date, (b) the related lock-box account is under the control of the mortgagee or its designee, and (c) the tenants of the Mortgaged Property securing such Mortgage Loan remit payments directly to such lock-box account.


            (l) Fixed Rate Loans. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except as otherwise described under "Description of the Mortgage Pool" in the Prospectus Supplement and except for the imposition of a default rate.

            (li) Single Asset Entity. Except as listed on Schedule C-1 attached hereto, the Borrower on each Mortgage Loan is, as of the origination of the Mortgage Loan, an entity, other than an individual, whose organizational documents or the related Mortgage Loan Documents provide substantially to the effect that the Borrower: (A) is formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans, (B) may not engage in any business unrelated to such Mortgaged Property or Mortgaged Properties, (C) does not have any material assets other than those related to its interest in and operation of such Mortgage Property or Mortgaged Properties, (D) may not incur indebtedness other than as permitted by the related Mortgage or other Mortgage Loan Documents, (E) has its own books and records separate and apart from any other person, and (F) holds itself out as a legal entity, separate and apart from any other person.

            (lii) Delivery of Mortgage File. The Seller has delivered to the Trustee or a Custodian appointed thereby, with respect to each Mortgage Loan, a complete Mortgage File (subject to the provisions set forth in the Pooling and Servicing Agreement).

            (liii) Collateral. The related Mortgage Note is not secured by any collateral that is not included in the Trust Fund.

            (liv) Assignability of Mortgage Note. Neither the related Mortgage Note nor the related Mortgage contain provisions limiting the right or ability of Seller to assign, transfer and convey such documents.

            (lv) Tax Lots. Each Mortgaged Property constitutes one or more complete separate tax lots.

            (lvi) Operating Statements. The related Mortgage requires the related Borrower to provide the holder of such Mortgage with quarterly and annual operating statements, rent rolls and related information.

            (lvii) Rating Agency Fees. The related Mortgage or other related loan documents provide that the Borrower shall pay any fees payable to a Rating Agency in connection with the approval of an assumption of the related Mortgage Loan (if such Mortgage or other related loan documents provides that Rating Agency approval is a specific condition precedent thereto.)

            (lviii) Zoning. To the Seller's knowledge, as of the date of the origination of the Mortgage Loan, the related Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Mortgaged Property and applicable zoning laws.

            (lix) Access to Public Road. As of the origination of such Mortgage Loan and, to the knowledge of the Seller, as of the Closing Date, the related Mortgaged Property has access to a public road.

            (lx) Size of Mortgage Loans. As of the Closing Date, not more than 5% of the aggregate outstanding principal amount of all the Mortgage Loans being purchased by the Purchaser on the Closing Date have the same Borrower or, to the Seller's best knowledge, have Mortgagors that are affiliates of each other.

            (lxi) Independendent Appraiser. The Mortgage File contains an appraisal of the related Mortgaged Property, which appraisal is signed by an appraiser, who, to the Seller's knowledge had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal satisfies the requirements of the "Uniform Standards of Professional Appraisal Practice" as adopted by the Appraisal Standards Board of the Appraisal Foundation, all as in effect on the date the Mortgage Loan was originated.

It is understood and agreed that the representations and warranties set forth in this Exhibit C shall survive delivery of the respective Mortgage Files to the Purchaser and/or the Trustee and shall inure to the benefit of the Purchaser, and its successors and assigns (including without limitation the Trustee and the holders of the Certificates), notwithstanding any restrictive or qualified endorsement or assignment.

                            SCHEDULE C-1 TO EXHIBIT C

                 EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
              OF SELLER REGARDING THE INDIVIDUAL MORTGAGE LOANS

            The following Mortgage Loans are excepted from the representations and warranties contained in the corresponding paragraph in Exhibit C:


 (xiv)   Environmental Condition:
         -----------------------

Loan No. 72       (The Strand) - the representations is true and accurate
                  except that environmental insurance was obtained in lieu of a Phase I environmental report.

Loan No. 94       (137-139 E. 110th Street) - the  representation  is true and
                  accurate  except  that  the   environmental   insurance  was
                  obtained in lieu of a Phase I environmental report.

Loan No. 104      (Nasa  Road One  Shopping  Center) - the  representation  is true and accurate except that the environmental insurance was obtained in lieu of a Phase I environmental report.

Loan No. 105      (Columbus  Square Shopping Center) - the  representation  is true and accurate except that the environmental insurance was obtained in lieu of a Phase I environmental report.

(xliii)  Defeasance Costs:
         ----------------

Loan No. 4        (Radisson  Mart Plaza  Hotel) - the  representation  is true and accurate except that the Borrower is not required to provide a REMIC opinion in connection with defeasance.

(xliv)   Release or Substitution of Collateral:
         -------------------------------------

Loan No. 27       (Barton   Industries)  -  the  representation  is  true  and
                  accurate  except that the loan documents do not prohibit the release or  substitution  of  collateral  if such release or substitution  would constitute a "significant  modification"
                  of the  Mortgage  Loan  within the  meaning  of Treas.  Reg.
                  section. 1.1001-3  or would  cause  the  Mortgage  Loan to not
                  be a "qualified   mortgage"   within   the   meaning  of
                  Section 860G(a)(3) of the Code.

(xlvii)  Non-Recourse Exceptions:
         -----------------------

Loan No. 35       (American  Mini  Storage) - the  representation  is true and accurate except that neither an entity nor an individual other than the Borrower has agreed to be liable for losses relating to fraud by the Borrower.

Loan Nos. 8A, 8B, 8C, 11, 25, 29, 34, 35, 43, 44, 47, 48, 58, 66, 73, 76, 78,
                  84, 87, 91, 93, 96, 97, 99, 103, 106, 107, 110, 111, 112 - the
                  representation is true and accurate except that neither an entity nor an individual other than the Borrower has agreed to be liable for losses relating to a breach of the environmental covenants contained in the Mortgage Loan.

(li):

Loan No. 34       (Homebase Norco) - the  representation  is true and accurate except that the Mortgage Loan  Documents do not provide that the  Borrower  (A) is formed  or  organized  solely  for the
                  purpose  of  owning  and   operating  one  or  more  of  the
                  Mortgaged Properties securing the Mortgage Loans, (B) may not engage in any business unrelated to such Mortgaged
                  Property or Mortgaged Properties, (C) does not have any material assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged
                  Properties, (D) may not incur indebtedness other than as permitted by the Mortgage or other Mortgage Loan Documents and (D) holds itself out as a legal entity separate and apart from any other person.

Loan No. 72       (The  Strand)  - the  representation  is true  and  accurate except that the Mortgage Loan Documents do not require the Borrower to be a special purpose entity.

Loan No. 87       (Arrowhead Self-Storage) - the representation is true
                  and accurate except that the Mortgage Loan Documents do not provide that the Borrower may not incur indebtedness other than as permitted by the Mortgage or other Mortgage Loan
                  Documents.

                                   EXHIBIT D-1

                      FORM OF CERTIFICATE OF AN OFFICER OF
                                   THE SELLER

     Certificate of Officer of Morgan Guaranty Trust Company of New York
     -------------------------------------------------------------------

            I, _____________________________, a ______________________ of Morgan
Guaranty Trust Company of New York (the "Seller"), hereby certify as follows:

            The Seller is a banking corporation duly organized and validly existing under the laws of the State of New York.

            Attached hereto as Exhibit I is a true and correct copy of the Charter of the Seller, which Charter is on the date hereof, and have been at all times in full force and effect.

            To the best of my knowledge, no proceedings looking toward liquidation or dissolution of the Seller are pending or contemplated.

            Each person listed below is and has been duly elected and qualified officer or authorized signatory of the Seller and his or her genuine signature is set forth opposite his or her name:

           Name                       Office                   Signature
           ----                       ------                   ---------







            Each person listed above who signed, either manually or by facsimile signature, the Mortgage Loan Purchase Agreement, dated September 1, 2000 (the "Purchase Agreement"), between the Seller and Deutsche Mortgage & Asset Receiving Corporation providing for the purchase by Deutsche Mortgage & Asset Receiving Corporation from the Seller of the Mortgage Loans, was, at the respective times of such signing and delivery, duly authorized or appointed to execute such documents in such capacity, and the signatures of such persons or facsimiles thereof appearing on such documents are their genuine signatures.

            Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________ __, 2000.

                                       By:____________________________________
                                          Name:
                                          Title:

            I, [name], [title], hereby certify that __________ is a duly elected or appointed, as the case may be, qualified and acting __________ of the Seller and that the signature appearing above is his or her genuine signature.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________ __, 2000.

                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT D-2

                        FORM OF CERTIFICATE OF THE SELLER

           Certificate of Morgan Guaranty Trust Company of New York
           --------------------------------------------------------

            In connection with the execution and delivery by Morgan Guaranty Trust Company of New York (the "Seller") of, and the consummation of the transaction contemplated by, that certain Mortgage Loan Purchase Agreement, dated September 1, 2000 (the "Purchase Agreement"), between Deutsche Mortgage & Asset Receiving Corporation and the Seller, the Seller hereby certifies that (i) the representations and warranties of the Seller in the Purchase Agreement are true and correct in all material respects at and as of the date hereof with the same effect as if made on the date hereof, and (ii) the Seller has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date hereof. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

            Certified this _____ day of __________, 2000.


                                       Morgan Guaranty Trust Company of New
                                          York

                                       By:____________________________________
                                          Name:
                                          Title:

                                  BILL OF SALE

            BILL OF SALE, made as of the 20th of September, 2000, by Morgan Guaranty Trust Company of New York, a New York banking corporation ("Seller"), to Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation ("Depositor").

            WHEREAS, Seller and Depositor are parties to that certain Mortgage Loan Purchase Agreement (the "Loan Purchase Agreement"), dated as of September 1, 2000 with respect to the sale by Seller and purchase by Depositor of the Mortgage Loans;

            WHEREAS, Depositor intends to sell the Mortgage Loans to Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee"), in connection with the issuance of its COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, issued under a Pooling and Servicing Agreement, dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Depositor, Orix Real Estate Capital Markets, LLC, as servicer and special servicer, the Trustee, and LaSalle Bank National Association, as bond administrator, paying agent and companion paying agent among other parties;

            NOW THEREFORE, Seller, for and in consideration of the Mortgage Loan Purchase Price set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, does hereby sell, transfer, assign, set over and otherwise convey to Depositor, without recourse, all the right, title and interest of Seller in and to the proceeds of any related title, hazard, or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans identified on the Mortgage Loan Schedule to the Loan Purchase Agreement.

            The Mortgage Loan Purchase Price shall consist of Depositor delivering to Seller, cash in the amount of $258,055,017.96, representing the Mortgage Loan Purchase Price.

            Seller hereby represents and warrants to Depositor, as of the date above written, that each of the representations and warranties set forth in
Section 4 of the Loan Purchase Agreement is true and correct.

            Seller hereby acknowledges receipt of the Mortgage Loan Purchase Price, which sum represents payment in full of the purchase price for all of Seller's right, title and interest in and to Mortgage Loans having an aggregate unpaid principal balance as of the Cut-off Date of $249,914,693 together with the related Mortgage Loan Documents, and all of Seller's right, title and interest in and to all insurance coverage, with respect to the Mortgage Loans (and all proceeds thereof) and Seller's interest in any Mortgaged Property that secures a Mortgage Loan but that has been acquired by foreclosure or deed in lieu of foreclosure (collectively, the "Mortgage Assets.")

            Depositor represents and warrants to Seller, as of the date above written, that each of the representations and warranties set forth in Section 5 of the Loan Purchase Agreement is true and correct.

            Depositor hereby acknowledges receipt from Seller of (i) the Mortgage Loans identified on Exhibit A to the Loan Purchase Agreement and (ii) the Mortgage Assets.

            Nothing in this Bill of Sale shall be construed to be a modification of, or limitation on any provision of, the Loan Purchase Agreement, including the representations, warranties and agreements set forth therein.

            Unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Loan Purchase Agreement, or if not defined in the Loan Purchase Agreement, the Pooling and Servicing Agreement.

                           [signature page follows]

            IN WITNESS WHEREOF, Seller and Depositor have caused this Bill of Sale to be executed and delivered by its respective officer thereunto duly authorized as of the date above written.

                                MORGAN GUARANTY TRUST COMPANY


                                By: /s/ Clive Bull
                                   ---------------------------------------------
                                   Name:  Clive Bull
                                   Title: vice President



                                DEUTSCHE MORTGAGE & ASSET RECEIVING
                                   CORPORATION


                                By: /s/ R. Douglas Donaldson
                                   ---------------------------------------------
                                   Name:  R. Douglas Donaldson
                                   Title: Treasurer

                                POWER OF ATTORNEY

RECORDING REQUESTED BY:
Morgan Guaranty Trust Company of New York

AND WHEN RECORDED MAIL TO:

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, Maryland  21044
Attention:  Corporate Trust Services (CMBS), COMM 2000-C1


------------------------------------------------------------------------------

                                POWER OF ATTORNEY

                                    (SPECIAL)

KNOW ALL MEN BY THESE PRESENTS, that Morgan Guaranty Trust Company of New York ("MGT"), as seller under that certain Mortgage Loan Purchase Agreement dated as of September 1, 2000 by and between MGT, as seller, and Deutsche Mortgage & Asset Receiving Corporation ("DMARC"), as purchaser (the "Mortgage Loan Purchase Agreement"), does hereby appoint ORIX REAL ESTATE CAPITAL MARKETS, LLC, in its capacity as special servicer (the "Special Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2000, by and among DMARC, as depositor, Orix Real Estate Capital Markets, LLC, as servicer, the Special Servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit, but solely:

            To take such lawful action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan sold by MGT pursuant to the Mortgage Loan Purchase Agreement to DMARC set forth in Schedule I hereto, which has not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund (as defined in the Mortgage Loan Purchase Agreement).

IN WITNESS WHEREOF, the undersigned caused this power of attorney to be executed as of 11th day of September, 2000.

                                       MORGAN GUARANTY TRUST COMPANY OF NEW
                                          YORK

                                       By: /s/ Michael Jungman
                                          --------------------------------------
                                          Name:  Michael Jungman
                                          Title: Managing Director

                                POWER OF ATTORNEY

RECORDING REQUESTED BY:
Morgan Guaranty Trust Company of New York

AND WHEN RECORDED MAIL TO:

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, Maryland  21044
Attention:  Corporate Trust Services (CMBS), COMM 2000-C1


--------------------------------------------------------------------------------

                                POWER OF ATTORNEY
                                    (SPECIAL)

KNOW ALL MEN BY THESE PRESENTS, that Morgan Guaranty Trust Company of New York ("MGT"), as seller under that certain Mortgage Loan Purchase Agreement dated as of September 1, 2000 by and between MGT, as seller, and Deutsche Mortgage & Asset Receiving Corporation ("DMARC"), as purchaser (the "MORTGAGE LOAN PURCHASE AGREEMENT"), does hereby appoint ORIX REAL ESTATE CAPITAL MARKETS, LLC, in its capacity as special servicer (the "SPECIAL SERVICER") under the Pooling and Servicing Agreement dated as of September 1, 2000, by and among DMARC, as depositor, Orix Real Estate Capital Markets, LLC, as servicer, the Special Servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit, but solely:

            To take such lawful action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan sold by MGT pursuant to the Mortgage Loan Purchase Agreement to DMARC set forth in Schedule I hereto, which has not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund (as defined in the Mortgage Loan Purchase Agreement).

IN WITNESS WHEREOF, the undersigned caused this power of attorney to be executed as of 11th day of September, 2000.

                                       MORGAN GUARANTY TRUST COMPANY OF NEW
                                          YORK

                                       By: /s/ Michael Jungman
                                          --------------------------------------
                                          Name:  Michael Jungman
                                          Title: Managing Director

                                   SCHEDULE I

                                    EXHIBIT J

              LASALLE BANK NATIONAL ASSOCIATION PURCHASE AGREEMENT


                        MORTGAGE LOAN PURCHASE AGREEMENT

            This Mortgage Loan Purchase Agreement (this "Agreement"), is dated and effective September 1, 2000, between LaSalle Bank National Association, as seller (the "Seller"), and Deutsche Mortgage & Asset Receiving Corporation, as purchaser (the "Purchaser").

            The Seller desires to sell, assign, transfer and otherwise convey to the Purchaser, and the Purchaser desires to purchase, subject to the terms and conditions set forth below, the multifamily and commercial mortgage loans (the "Mortgage Loans") identified on the schedule annexed hereto as Exhibit A (the "Mortgage Loan Schedule").

            It is expected that the Mortgage Loans will be transferred, together with other multifamily and commercial mortgage loans to COMM 2000-C1 Mortgage Trust, a trust fund (the "Trust Fund") to be formed by the Purchaser, beneficial ownership of which will be evidenced by a series of mortgage pass-through certificates (the "Certificates"). Certain classes of the Certificates will be rated by Standard & Poor's Ratings Services, a division of the McGraw Hill Companies and Fitch, Inc. (together, the "Rating Agencies"). Certain classes of the Certificates (the "Registered Certificates") will be registered under the Securities Act of 1933, as amended (the "Securities Act"). The Trust Fund will be created and the Certificates will be issued pursuant to a pooling and servicing agreement to be dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), among the Purchaser as depositor, ORIX Real Estate Capital Markets, LLC, as servicer (in such capacity, the "Servicer") and special servicer (in such capacity, the "Special Servicer"), LaSalle Bank National Association, as Bond Administrator (the "Bond Administrator"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and the other parties specified therein. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

            The  Purchaser  intends  to sell  certain of the  Certificates  to
Deutsche Bank Securities Inc., J. P. Morgan Securities Inc. and Chase Securities Inc. (together, the "Underwriters") pursuant to an underwriting agreement dated September 11, 2000 (the "Underwriting Agreement"). The Purchaser intends to sell the remaining Certificates (the "Non-Registered Certificates") pursuant to a certificate purchase agreement dated September 11, 2000 (the "Certificate Purchase Agreement") to the purchasers named therein (the "Initial Purchasers").

            Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

SECTION 1.  Agreement to Purchase.
            ---------------------

            The Seller agrees to sell, assign, transfer and otherwise convey to the Purchaser, and the Purchaser agrees to purchase, the Mortgage Loans. The purchase and sale of the Mortgage Loans shall take place on September 20, 2000 or such other date as shall be mutually acceptable to the parties hereto (the "Closing Date"). As of the close of business on September 1, 2000 (the "Cut-off Date"), the Mortgage Loans will have an aggregate principal balance (the "Aggregate Cut-off Date Balance"), after application of all payments of principal due thereon on or before such date, whether or not received, of $228,045,048, subject to a variance of plus or minus 5%. The purchase price of the Mortgage Loans shall be calculated pursuant to that certain Letter of Intent, dated May 18, 2000, between, among others, the Seller and the Purchaser.

SECTION 2.  Conveyance of Mortgage Loans.
            ----------------------------

            (a) On the Closing Date, subject only to receipt by the Seller of the purchase price referred to in Section 1 hereof and the issuance of the Certificates, the Seller agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, all the right, title and interest of the Seller in and to the Mortgage Loans identified on the Mortgage Loan Schedule, including all interest and principal received or receivable by the Seller on or with respect to the Mortgage Loans after the Cut-off Date, together with all of the Seller's right, title and interest in and to the proceeds of any related title, hazard, or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans subject to right of certain subservicers listed on the Mortgage Loan Schedule. The Purchaser shall be entitled to (and, to the extent received by or on behalf of the Seller, the Seller shall deliver or cause to be delivered to or at the direction of the Purchaser) all scheduled payments of principal and interest due on the Mortgage Loans after the Cut-off Date, and all other recoveries of principal and interest collected thereon after the Cut-off Date; provided, however, that all scheduled payments of principal and interest accrued but not paid or due thereon, due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller, and the Purchaser or its successors or assigns shall promptly remit any such payments to the Seller.

            On or prior to the Closing Date, the Seller shall retain Richardson Consulting to complete the assignment and recordation of the related Loan Documents. On or promptly following the Closing Date, the Seller shall cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in clauses (iv), (v), (vi), (vii), (viii),
(xi), (xvii) and (xviii) of Exhibit B have been delivered to it, at the expense of the Seller, (1) to prepare and record (a) each Assignment of Mortgage referred to in clause (iii) of Exhibit B which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in clauses (iv) and (v) of Exhibit B (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC financing statement referred to in clause (xi) or (xviii) which has not yet been submitted for filing. The Seller shall direct the related third party vendor to promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the Seller, at its expense, shall promptly prepare a substitute document for signature by the Purchaser or itself, as applicable, and thereafter the Seller shall cause each such document to be duly recorded. The Seller shall, promptly upon receipt of the original recorded copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC, with evidence of filing thereon). Notwithstanding anything to the contrary contained in this Section 2, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Purchaser shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof.

            (b) In connection with the Seller's assignment pursuant to subsection (a) above, the Seller hereby agrees that, at least five (5) Business Days before the Closing Date, it shall have delivered to and deposited with the Trustee, the Mortgage File (as described on Exhibit B hereto) for each Mortgage Loan so assigned. It is further acknowledged and agreed by the Seller that the Purchaser intends to cause the Trustee to perform a limited review of such Mortgage Files to enable the Trustee to confirm to the Purchaser on or before the Closing Date that the Note referred to in clause (i) of Exhibit B has been delivered by the Seller with respect to each such Mortgage File.

            If the Seller cannot deliver any original or certified recorded document described in Section 2 on the Closing Date, the Seller shall use its best efforts, promptly upon receipt thereof and in any case not later than 45 days from the Closing Date (except as described below with respect to the items described in clauses (ii), (iv), (viii), (xi) and (xii) of Exhibit B) to deliver such original or certified recorded documents to the Trustee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office in which case it shall notify the Trustee in writing of such delay).

            In the event Seller fails to so deliver each such Mortgage File to the Trustee, the Purchaser and its successors and assigns shall be entitled to pursue any rights or remedies in respect of such failure as may be available under applicable law. If the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of Exhibit B, with evidence of recording thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of this Section 2(b) shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Trustee, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee) within 90 days of the Closing Date (or within such longer period after the Closing Date as the Purchaser (or such subsequent owner) may consent to, which consent shall not be unreasonably withheld so long as the Seller has provided the Purchaser (or such subsequent owner) with evidence of such recording or filing, as the case may be, or has certified to the Purchaser (or such subsequent owner) as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Purchaser (or such subsequent owner) no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy).

            If the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in clause (ix) of Exhibit B solely because such policy has not yet been issued, the delivery requirements of this Section 2(b) shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that the Seller has delivered to the Trustee a commitment for title insurance "marked-up" at the closing of such Mortgage Loan, and the Seller shall deliver to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee), promptly following the receipt thereof, the original related lender's title insurance policy (or a copy thereof). In addition, notwithstanding anything to the contrary contained herein, if there exists with respect to any group of related cross-collateralized Mortgage Loans only one original of any document referred to in Exhibit B covering all the Mortgage Loans in such group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans in such group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan. On the Closing Date, upon notification from the Seller that the purchase price referred to in Section 1 has been received by the Seller and the issuance of the Certificates, the Trustee shall be authorized to release to the Purchaser or its designee all of the Mortgage Files in the Trustee's possession relating to the Mortgage Loans.

            The Purchaser and the Seller have delivered, contemporaneously with their execution of this Agreement, a power of attorney to each of the Servicer and the Special Servicer at the direction of the Directing Certificateholder or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. The Seller will be required to effect at its expense the assignment and recordation of its Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

            (c) As to each Mortgage Loan, the Seller shall be responsible for all costs associated with the recording or filing, as the case may be, of each assignment referred to in clauses (iii) and (v) of Exhibit B and each UCC-2 and UCC-3, if any, referred to in clause (xi)(B) of Exhibit B. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Seller shall promptly prepare or cause the preparation of a substitute therefor or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Purchaser (or any subsequent owner of the affected Mortgage Loan, including without limitation the Trustee) for recording or filing, as appropriate, at the Seller's expense.

            (d) All documents and records in the Seller's possession (or under its control) relating to the Mortgage Loans that are not required to be a part of a Mortgage File in accordance with Exhibit B but that are reasonably required to service the Mortgage Loans (all such other documents and records, as to any Mortgage Loan, the "Servicing File"), together with all escrow payments, reserve funds and other comparable funds in the possession of the Seller (or under its control) with respect to the Mortgage Loans, shall (unless they are held by a sub-servicer that shall, as of the Closing Date, begin acting on behalf of the Servicer pursuant to a written agreement between such parties) be delivered by the Seller (or its agent) to the Purchaser (or its designee) no later than the Closing Date. If a sub-servicer shall, as of the Closing Date, begin acting on behalf of the Servicer with respect to any Mortgage Loan pursuant to a written agreement between such parties, the Seller or its agent shall deliver a copy of the related Servicing File to the Servicer.

            (e) The Seller's records will reflect the transfer of the Mortgage Loans to the Purchaser as a sale, including for accounting purposes.

            (f) It is further acknowledged and agreed by the Seller that the Purchaser intends to convey all right, title and interest of the Purchaser in and to the Mortgage Loans and all rights and remedies under this Agreement to the Trustee, including, without limitation, all rights and remedies as may be available under applicable law to the Purchaser in the event of a breach of a representation or warranty pursuant to Section 4(a) hereof or in the event of a Defect; provided, that the Trustee shall be a third-party beneficiary of this Agreement and shall be entitled to enforce any obligations of the Seller hereunder in connection with a breach of any such representation or warranty or a Defect as if the Trustee had been an original party to this Agreement.

SECTION 3.   Examination of Mortgage Loan Files and Due Diligence Review.
             -----------------------------------------------------------

            The Seller shall reasonably cooperate with any examination of the Mortgage Files and Servicing Files that may be undertaken by or on behalf of the Purchaser. The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files and/or Servicing Files shall not affect the Purchaser's right to pursue any remedy available in equity or at law for a breach of the Seller's representations, warranties and covenants set forth in or contemplated by Section 4.

SECTION 4.  Representations, Warranties and Covenants of the Seller.
            -------------------------------------------------------

            (a) The Seller hereby makes, as of the date hereof (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of the Purchaser, and its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates), each of the representations and warranties set forth in Exhibit C.

            (b) In addition, the Seller, as of the date hereof, hereby represents and warrants to, and covenants with, the Purchaser that:

            (i) The Seller is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement.

            (ii) The execution and delivery of this Agreement by the Seller, and the performance of, and compliance with, the terms of this Agreement by the Seller, will not violate the Seller's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, in each case which materially and adversely affect the ability of the Seller to carry out the transactions contemplated by this Agreement.

            (iii) The Seller has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of national banks,
     (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

            (v) The Seller is not in violation of, and its execution and delivery of this Agreement and its performance of, and compliance with, the terms of this Agreement will not constitute a violation of, any law, any judgment, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Seller's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

            (vi) No litigation is pending or, to the best of the Seller's knowledge, threatened against the Seller the outcome of which, in the Seller's good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement or the financial condition of the Seller.

            (vii) The Seller has not dealt with any broker, investment banker, agent or other person, other than the Purchaser, the Underwriters, the Initial Purchasers, and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the consummation of any of the other transactions contemplated hereby.

            (viii) Neither the Seller nor anyone acting on its behalf has (A) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (B) solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (C) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (D) made any general solicitation by means of general advertising or in any other manner with respect to any Certificate, any interest in any Certificate or any similar security, or
     (E) taken any other action, that (in the case of any of the acts described in clauses (A) through (E) above) would constitute or result in a violation of the Securities Act or any state securities law relating to or in connection with the issuance of the Certificates or require registration or qualification pursuant to the Securities Act or any state securities law of any Certificate not otherwise intended to be a Registered Certificate. In addition, the Seller will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any of the Certificates or interests therein. For purposes of this paragraph 4(b)(viii), the term "similar security" shall be deemed to include, without limitation, any security evidencing or, upon issuance, that would have evidenced an interest in the Mortgage Loans or any substantial number thereof.

            (ix) Insofar as it relates to the Mortgage Loans, the information set forth on pages A-4 through A-7, inclusive, of Annex A to the Prospectus Supplement (as defined in Section 9) (the "Loan Detail") and, to the extent consistent therewith, the information set forth on the diskette attached to the Prospectus Supplement and the accompanying prospectus (the "Diskette"), is true and correct in all material respects. Insofar as it relates to the Mortgage Loans and/or the Seller and does not represent a restatement or aggregation of the information on the Loan Detail, the information set forth in the Prospectus Supplement and the Memorandum (as defined in Section 9) under the headings "Summary of Prospectus Supplement--The Mortgage Pool", "Risk Factors" and "Description of the Mortgage Pool", set forth on Annex A to the Prospectus Supplement and (to the extent it contains information consistent with that on such Annex A) set forth on the Diskette, does not contain any untrue statement of a material fact or (in the case of the Memorandum, when read together with the other information specified therein as being available for review by investors) omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (x) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law (including, with respect to any bulk sale laws), for the execution, delivery and performance of or compliance by the Seller with this Agreement, or the consummation by the Seller of any transaction contemplated hereby, other than (1) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with the Seller's sale of the Mortgage Loans to the Purchaser, (2) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (3) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Seller under this Agreement.

            (c) Upon discovery by any of the parties hereto of a breach of any of the representations and warranties made pursuant to and set forth in subsection (b) above which materially and adversely affects the interests of the Purchaser or a breach of any of the representations and warranties made pursuant to subsection (a) above and set forth in Exhibit C which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates), the party discovering such breach shall give prompt written notice to the other party hereto.

SECTION 5.  Representations, Warranties and Covenants of the Purchaser.
            ----------------------------------------------------------

            (a) The Purchaser, as of the date hereof, hereby represents and warrants to, and covenants with, the Seller that:

            (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.

            (ii) The execution and delivery of this Agreement by the Purchaser, and the performance of, and compliance with, the terms of this Agreement by the Purchaser, will not violate the Purchaser's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

            (iii) The Purchaser has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

            (iv) This Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

            (v) The Purchaser is not in violation of, and its execution and delivery of this Agreement and its performance of, and compliance with, the terms of this Agreement will not constitute a violation of, any law, any judgment, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Purchaser's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

            (vi) No litigation is pending or, to the best of the Purchaser's knowledge, threatened against the Purchaser which would prohibit the Purchaser from entering into this Agreement or, in the Purchaser's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Purchaser to perform its obligations under this Agreement or the financial condition of the Purchaser.

            (vii) The Purchaser has not dealt with any broker, investment banker, agent or other person, other than the Seller, the Underwriters, the Initial Purchasers and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or the consummation of any of the transactions contemplated hereby.

            (viii) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by the Purchaser with this Agreement, or the consummation by the Purchaser of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Purchaser under this Agreement.

            (b) Upon discovery by any of the parties hereto of a breach of any of the representations and warranties set forth above which materially and adversely affects the interests of the Seller, the party discovering such breach shall give prompt written notice to the other party hereto.

SECTION 6.  Repurchases.
            -----------

            (a) Upon discovery by any of the parties hereto of any Defect (as defined in the Pooling and Servicing Agreement) in respect of the Mortgage File for any Mortgage Loan or a breach of any representation or warranty made pursuant to Section 4(a) and set forth in Exhibit C, which Defect or breach, as the case may be, materially and adversely affects the value of any Mortgage Loan (it being understood and agreed that the non-delivery of any of the items identified in clauses (i), (ii) or (iii) of Exhibit B with respect to a Mortgage Loan shall constitute a Defect that materially and adversely affects the value of such Mortgage Loan) or the interests therein of the Purchaser or its successors and assigns (including, without limitation, the Trustee, the Servicer, the Special Servicer and the holders of the Certificates), the party discovering such breach or Defect shall give prompt written notice to the Purchaser, the Bond Administrator, the Seller, the Directing Certificateholder, the Custodian, the Servicer, the Special Servicer (in the case of a Specially Serviced Mortgage Loan) or the Trustee, as applicable. Within 90 days of receipt of notice by the Seller, from the Servicer, the Special Servicer, the Trustee, the Custodian or the Bond Administrator, of such breach or Defect, the Seller shall cure such Defect or breach, as the case may be, in all material respects or repurchase the affected Mortgage Loan from the then owner(s) thereof at the applicable Repurchase Price (as defined in the Pooling and Servicing Agreement as in effect on the Closing Date) on a whole loan, servicing released basis, by payment of such Repurchase Price by wire transfer of immediately available funds to the account designated by such owner(s); provided, however, that in the event that such breach is capable of being cured, as determined by the Servicer and the Special Servicer, but not within such 90-day period and the Seller has commenced and is diligently proceeding with the cure of such breach, the Seller will have up to an additional 90 days to complete such cure as provided in the Pooling and Servicing Agreement (as in effect on the Closing Date); provided, further, that with respect to such additional period, the Seller is required to deliver an officer's certificate to the Trustee, the Bond Administrator, the Servicer and the Special Servicer setting forth the reason such breach is not capable of being cured within the initial 90-day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such breach will be cured within the additional period; and provided, further, that in the event the Seller fails to cure such breach, the Repurchase Price shall include interest on any Advances made in respect of the related Mortgage Loan; provided, however, that in lieu of effecting any such repurchase, within two years of the Startup Day, the Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to the terms and conditions of the Pooling and Servicing Agreement. The Seller will give written notice to the Purchaser, the Bond Administrator and the Servicer of such deposit, as directed by the Trustee. Conveyance of such Mortgage Loans shall be made free and clear of all Liens and encumbrances created or suffered by the Purchaser or any subsequent holder. Upon any substitution, the Qualifying Substitute Mortgage Loan shall be subject to the terms of the Pooling and Servicing Agreement in all respects. In the event that (x) any cure or repurchase obligation under this Section arises by reason of the failure of a Mortgage Loan to constitute a Qualified Mortgage and the Seller elects to substitute a Qualifying Substitute Mortgage Loan in lieu of such cure or repurchase, and (y) the Directing Certificateholder fails to consent to such substitution, then such Mortgage Loan (and any related Cross-Collateralized
Loan) must be repurchased by the Seller.

            In addition to the rights of the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) pursuant to this Section 6, if the Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2 and as listed in Exhibit B (and provide evidence of recordation and/or assignment where applicable), the Purchaser or its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) may require the Seller to establish a cash reserve (or provide a letter of credit) in the amount of 20% of the principal balance of such Mortgage Loan for which any documents and/or instruments specified in clauses (i) through (vii), (ix), (xi) and (xiv) through
(xvi) of Exhibit B remain missing, uncorrected, unrecorded or unassigned 18 months after the Closing Date. Amounts in such reserve related to a particular Mortgage Loan shall either be released to the Seller upon delivery of the documents and/or instruments specified in such clauses or when such Mortgage Loan is paid in full, or if such Mortgage Loan is required to be repurchased as provided in this Section, such amounts shall be credited against the Repurchase Price for such Mortgage Loan.

            If the Seller is notified of a Defect in any Mortgage File that corresponds to information set forth in the Mortgage Loan Schedule, the Seller shall promptly correct such Defect and provide a new, corrected Mortgage Loan Schedule to the Purchaser, which corrected Mortgage Loan Schedule shall be deemed to amend and replace the existing Mortgage Loan Schedule for all purposes. The failure of the Servicer, the Special Servicer, Trustee or Bond Administrator to notify the Seller of a Defect or breach shall not constitute a waiver of any cure or repurchase obligation.

            (b) Notwithstanding Section 6(a), within 90 days of the earlier of discovery or receipt of notice by the Seller, from either the Purchaser or any successor or assign thereof, that any Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code without regard to clause (A)(i) or (ii) thereof, the Seller shall repurchase such Mortgage Loan from the then owner(s) thereof at the applicable Repurchase Price by payment of such Repurchase Price by wire transfer of immediately available funds to the account designated by such owner(s); provided, however, that in lieu of effecting any such repurchase, the Seller will be permitted to deliver a Qualifying Substitute Mortgage Loan and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to the terms and conditions of the Pooling and Servicing Agreement.

            (c) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 6, the then owner(s) thereof shall tender promptly or cause to be tendered promptly to the Seller, upon delivery of a receipt executed by the Seller, the related Mortgage File and Servicing File, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Purchaser or the Trustee shall be endorsed or assigned, as the case may be, to the Seller in the same manner. The form and sufficiency of all such instruments and certificates shall be the responsibility of the Seller.

            (d) Except as provided in Section 2(b), this Section 6 provides the sole remedies available to the Purchaser, and its successors and assigns (including, without limitation, the Trustee and the holders of the Certificates) respecting any Defect in a Mortgage File or any breach of any representation or warranty made pursuant to Section 4(a) and set forth in Exhibit C, or in connection with the circumstances described in Section 6(b). If the Seller defaults on its obligations to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with Section 6(a) or Section 6(b), or disputes its obligation to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with either such subsection, the Purchaser or its successors and assigns may take such action as is appropriate to enforce such payment or performance, including, without limitation, the institution and prosecution of appropriate proceedings. To the extent the Purchaser prevails in such proceeding, the Seller shall reimburse the Purchaser for all necessary and reasonable costs and expenses incurred in connection with the enforcement of such obligation of the Seller to cure, to repurchase, or to substitute for, any Mortgage Loan in accordance with Section 6(a) or Section 6(b).

SECTION 7.  Closing.
            -------

            The closing of the purchase and sale of the Mortgage Loans (the "Closing") shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038 at 10:00 a.m., New York City time, on the Closing Date.

            The Closing shall be subject to each of the following conditions:

            (i) All of the representations and warranties of the Seller specified herein shall be true and correct as of the Closing Date, and the Aggregate Cut-off Date Balance shall be within the range permitted by
     Section 1 of this Agreement;

            (ii) All documents specified in Section 8 (the "Closing Documents"), in such forms as are agreed upon and acceptable to the Purchaser, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

            (iii) The Seller shall have delivered and released to the Trustee, the Purchaser or the Purchaser's designee, as the case may be, all documents and funds required to be so delivered pursuant to Section 2;

            (iv) The result of any examination of the Mortgage Files and Servicing Files performed by or on behalf of the Purchaser pursuant to
     Section 3 shall be satisfactory to the Purchaser in its reasonable determination;

            (v) All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date;

            (vi) The Seller shall have paid or agreed to pay all fees, costs and expenses payable by it to the Purchaser pursuant to this Agreement; and

            (vii) Neither the Underwriting Agreement nor the Certificate Purchase Agreement shall have been terminated in accordance with its terms.

            Both parties agree to use their best efforts to perform their respective obligations hereunder in a manner that will enable the Purchaser to purchase the Mortgage Loans on the Closing Date.

SECTION 8.  Closing Documents.
            -----------------

            The Closing Documents shall consist of the following:

            (a) This Agreement and a bill of sale duly executed and delivered by the Purchaser and the Seller;

            (b) An Officer's Certificate substantially in the form of Exhibit D-1 hereto, executed by the Secretary or an assistant secretary of the Seller, and dated the Closing Date, and upon which the Purchaser and each Underwriter may rely, attaching thereto as exhibits the organizational documents of the Seller;

            (c) A certificate of good standing regarding the Seller from the Comptroller of the Currency, dated not earlier than 30 days prior to the Closing Date;

            (d) A certificate of the Seller substantially in the form of Exhibit D-2 hereto, executed by an executive officer or authorized signatory of the Seller and dated the Closing Date, and upon which the Purchaser and each Underwriter may rely;

            (e) Written opinions of counsel for the Seller, in the form reasonably acceptable to counsel for the Purchaser and subject to such reasonable assumptions and qualifications as may be requested by counsel for the Seller and acceptable to counsel for the Purchaser, dated the Closing Date and addressed to the Purchaser and each Underwriter;

            (f) Any other opinions of counsel for the Seller reasonably requested by the Rating Agencies in connection with the issuance of the Certificates, each of which shall include the Purchaser and each Underwriter as an addressee; and

            (g) Such further certificates, opinions and documents as the Purchaser may reasonably request.

SECTION 9.  Indemnification.
            ---------------

            (a) The Seller agrees to indemnify and hold harmless the Purchaser, its officers and directors, and each person, if any, who controls the Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, the Memorandum, the Diskette or, insofar as they are required to be filed as part of the Registration Statement pursuant to the No-Action Letters, any Computational Materials or ABS Term Sheets with respect to the Registered Certificates, or in any revision or amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission (in the case of any such Computational Materials or ABS Term Sheets, when read in conjunction with the Prospectus and, in the case of the Memorandum, when read together with the other information specified therein as being available for review by investors) to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only if and to the extent that (i) any such untrue statement or alleged untrue statement is with respect to information regarding the Mortgage Loans contained in the Loan Detail or, to the extent consistent therewith, the Diskette; or (ii) any such untrue statement or alleged untrue statement or omission or alleged omission is with respect to information regarding the Seller or the Mortgage Loans contained in the Prospectus Supplement or the Memorandum under the headings "Summary of Prospectus Supplement--The Mortgage Pool", "Risk Factors" or "Description of the Mortgage Pool" or contained on Annex A to the Prospectus Supplement (exclusive of the Loan Detail), and such information does not represent a restatement or aggregation of information contained in the Loan Detail; or (iii) such untrue statement, alleged untrue statement, omission or alleged omission arises out of or is based upon a breach of the representations and warranties of the Seller set forth in or made pursuant to Section 4; provided, that the indemnification provided by this Section 9 shall not apply to the extent that such untrue statement of a material fact or omission of a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, was made as a result of an error in the manipulation of, or calculations based upon, the Loan Detail. This indemnity agreement will be in addition to any liability which the Seller may otherwise have.

            For purposes of the foregoing, "Registration Statement" shall mean the registration statement No. 333-08328 filed by the Purchaser on Form S-3, including without limitation exhibits thereto and information incorporated therein by reference; "Prospectus" shall mean the prospectus dated August 11, 2000, as supplemented by the prospectus supplement dated September 11, 2000 (the "Prospectus Supplement"), relating to the Registered Certificates; "Memorandum" shall mean the private placement memorandum dated September 11, 2000, relating to the Non-Registered Certificates; "Computational Materials" shall have the meaning assigned thereto in the no-action letter dated May 20, 1994 issued by the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated, and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (together, the "Kidder Letters"); and "ABS Term Sheets" shall have the meaning assigned thereto in the no-action letter dated February 17, 1995 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (the "PSA Letter" and, together with the Kidder Letters, the "No-Action Letters").

            (b) Promptly after receipt by any person entitled to indemnification under this Section 9 (each, an "Indemnified Party") of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Seller (the "Indemnifying Party") under this
Section 9, notify the Indemnifying Party in writing of the commencement thereof; but the omission to notify the Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this
Section 9. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Indemnified Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Indemnified Parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of such action and approval by the Indemnified Party of counsel, which approval shall not be unreasonably withheld, the Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by the Purchaser and the Indemnifying Party, representing all the Indemnified Parties under Section 9(a) and Section 1 of the Underwriting Agreement who are parties to such action), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or
(iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party; and except that, if clause (i) or (iii) is applicable, such liability shall only be in respect of the counsel referred to in such clause (i) or (iii). The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there shall be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party, but only to the extent provided in paragraph (a) of this Section 9, from and against any loss or liability by reason of such settlement or judgment. If the Indemnifying Party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, or, if such settlement provides for release of the Indemnified Party in connection with all matters relating to the proceeding which has been asserted against the Indemnified Party in such proceeding by the other parties to such settlement, without the consent of the Indemnified Party.

            (c) If the indemnification provided for in this Section 9 is due in accordance with its terms but is for any reason held by a court to be unavailable to an Indemnified Party on grounds of policy or otherwise, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnified Parties and the Indemnifying Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties.

            (d) The Purchaser and the Seller agree that it would not be just and equitable if contribution pursuant to Section 9(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the considerations referred to in Section 9(c) above. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in this Section 9 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, except where the Indemnified Party is required to bear such expenses pursuant to this Section 9, which expenses the Indemnifying Party shall pay as and when incurred, at the request of the Indemnified Party, to the extent that the Indemnifying Party will be ultimately obligated to pay such expenses. If any expenses so paid by the Indemnifying Party are subsequently determined to not be required to be borne by the Indemnifying Party hereunder, the party that received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (e) The indemnity and contribution agreements contained in this
Section 9 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Indemnified Party, and (iii) acceptance of and payment for any of the Certificates.

SECTION 10.  Costs.
             -----

            Costs relating to the transactions contemplated hereby shall be borne by the respective parties hereto pursuant to that certain Letter of Intent, dated May 18, 2000, between, among others, the Purchaser and the Seller.

SECTION 11. Notices.
            -------

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, by certified mail, postage prepaid, by overnight mail or courier service, or transmitted by facsimile and confirmed by a similar mailed writing, if to the Purchaser, addressed to Deutsche Mortgage & Asset Receiving Corporation, One International Place, Room 520, Boston, Massachusetts 02110,
Attention: R. Douglas Donaldson, facsimile no. (617) 951-7650, with a copy to Anna Glick, Esq., Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, facsimile no. (212) 504-6666, or such other address or facsimile number as may hereafter be furnished to the Seller in writing by the Purchaser; and if to the Seller, addressed to LaSalle Bank National Association, 135 S. LaSalle Street, Suite 1260, Chicago, Illinois 60603, Attention: Robert Walter, facsimile no. 312-904-0900, or to such other address or facsimile number as the Seller may designate in writing to the Purchaser.

SECTION 12. Third Party Beneficiaries.
            -------------------------

            Each of the officers, directors and controlling persons referred to in Section 9 hereof is an intended third party beneficiary of the covenants and indemnities of the Seller set forth in Section 9 of this Agreement. It is acknowledged and agreed that such covenants and indemnities may be enforced by or on behalf of any such person or entity against the Seller to the same extent as if it were a party hereto.

SECTION 13. Representations, Warranties and Agreements to Survive Delivery.
            --------------------------------------------------------------

            All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans by the Seller to the Purchaser or its designee.

SECTION 14. Severability of Provisions.
            --------------------------

            Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 15. Counterparts.
            ------------

            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 16. GOVERNING LAW.

            THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES EXCEPT THAT THE PARTIES HERETO INTEND THAT THE PROVISIONS OF
SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 17. Further Assurances.
            ------------------

            The Seller and the Purchaser agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

SECTION 18. Successors and Assigns.
            ----------------------

            The rights and obligations of the Seller under this Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser, except that any person into which the Seller may be merged or consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, as may be required to effect the purposes of the Pooling and Servicing Agreement, and the assignee shall, to the extent of such assignment, succeed to the rights and obligations hereunder of the Purchaser. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser, and their permitted successors and assigns, and the indemnified parties referred to in
Section 9.

SECTION 19. Amendments.
            ----------

            No term or provision of this Agreement may be amended, waived, modified or in any way altered, unless such amendment, waiver, modification or alteration is in writing and signed by a duly authorized officer of the party against whom such amendment, waiver, modification or alteration is sought to be enforced. In addition, this Agreement may not be changed in any manner which would have a material adverse effect on any third party beneficiary under
Section 12 hereof without the prior consent of that person.

SECTION 20. No Recourse.
            -----------

            No recourse under any obligation, covenant or agreement of the Purchaser contained in this Agreement shall be had against J.H. Management Corporation ("JHM"), JH Holdings Corporation ("JHHC") or any incorporator, stockholder, officer, director or employee of the Purchaser, JHM or JHHC, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Purchaser, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officer, directors or employees of the Purchaser, JHM or JHHC, or any of them under or by reason of any of the obligations, covenants or agreements of the Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Purchaser of any of such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of JHM or JHHC and every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.


                                       LaSalle Bank National Association


                                       By: /s/ Margaret Govern
                                          --------------------------------------
                                          Name:  Margaret Govern
                                          Title: Senior Vice President


                                       DEUTSCHE MORTGAGE & ASSET RECEIVING
                                          CORPORATION


                                       By: /s/ Rosa Oliveri
                                          --------------------------------------
                                          Name:  Rosa Oliveri
                                          Title: Vice President

                                     EXHIBIT A

                             MORTGAGE LOAN SCHEDULE

            The Mortgage Loan Schedule shall set forth, among other things, the following information with respect to each Mortgage Loan:

            (a) the loan number;

            (b) the street address (including city, state and zip code) of the related Mortgaged Property;

            (c) the Mortgage Rate in effect as of the Cut-off Date and that the Mortgage Loan is a fixed rate Mortgage Loan;

            (d) the original principal balance;

            (e) the Stated Principal Balance as of the Cut-off Date;

            (f) the (A) Maturity Date for each Mortgage Loan, and (B) with respect to each Mortgage Loan with an Anticipated Repayment Date, the Anticipated Repayment Date;

            (g) the Due Date;

            (h) the amount of the Monthly Payment due on the first Due Date, following the Cut-off Date;

            (i) whether such Mortgage Loan has an Anticipated Repayment Date;

            (j) the Primary Servicing Fee Rate;

            (k) whether the Mortgage Loan is an Actual/360 Mortgage Loan; and

            (l) whether such Mortgage Loan has a hard lock-box or a springing lock-box.

Such list may be in the form of more than one list, collectively setting forth all of the information required. Certain of the above-referenced items are described on the Mortgage Loan Schedule attached hereto. Certain of the above-referenced items are described on Exhibit B-1 to the Pooling and Servicing Agreement and are incorporated by reference into the Mortgage Loan Schedule attached hereto.

                                    EXHIBIT B

                                THE MORTGAGE FILE

            The "Mortgage File" for any Mortgage Loan shall, subject to Section 2(b), collectively consist of the following documents:

            (i) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank Minnesota, N.A., as trustee for the registered holders of COMM 2000-C1, Mortgage Pass-Through Certificates, without recourse";

            (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

            (iv) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon;

            (v) an original assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (vi) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any;

            (vii) an original assignment of any related security agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above;

            (viii) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, Note or any related security document have been modified or the Mortgage Loan has been assumed;

            (ix) the original or a copy of the lender's title insurance policy issued as of the date of the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property or a "marked up commitment to insure";

            (x) the original or a copy of any guaranty of the obligations of the mortgagor under the Mortgage Loan together with (A) if applicable, the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

            (xi) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing thereon) and which were in the possession of the Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the Trustee and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the Seller, a UCC financing statement executed by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee;

            (xii) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the Mortgagor if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Mortgagor pursuant to such power of attorney;

            (xiii) if the Mortgagor has a leasehold interest in the related Mortgaged Property, the original ground lease or a copy thereof;

            (xiv) the original of the Loan Agreement or counterpart thereof relating to such Mortgage Loan, if any; (xv) copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loans, if any;

            (xvi) copies of the original Management Agreements, if any, for the Mortgaged Property;

            (xvii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

            (xviii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 financing statements assigning such security interest to the Trustee on behalf of the Certificateholders); and

            (xix) any other material written agreements related to the Mortgage Loan;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Purchaser or the Trustee, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received. The original assignments referred to in clauses
(iii), (v), (vii) and (x)(B), may be in the form of one or more instruments in recordable form in any applicable filing offices.

                                    EXHIBIT C

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                   REGARDING THE INDIVIDUAL MORTGAGE LOANS

With respect to each Mortgage Loan, the Seller hereby represents and warrants, as of the date hereinbelow specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule C-1 hereto as follows (as used herein, "to Seller's knowledge" or words of similar import means the knowledge of such entity without investigation or inquiry relating to this transaction):

            (i) Ownership of Mortgage Loans. Immediately prior to the transfer thereof to the Purchaser, the Seller had good and marketable title to, and was the sole owner and holder of, such Mortgage Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such Mortgage Loan (other than the right of a subservicer to directly service such Mortgage Loan as shown on the Mortgage Loan Schedule). Such transfer validly assigns ownership of such Mortgage Loan to the Purchaser free and clear of any pledge, lien, encumbrance or security interest.

            (ii) Authority to Transfer Mortgage Loans. The Seller has full right and authority to sell, assign and transfer such Mortgage Loan. No provision of the Note, Mortgage or other loan document relating to such Mortgage Loan prohibits or restricts the Seller's right to assign or transfer such Mortgage Loan.

            (iii) Mortgage Loan Schedule. The information pertaining to such Mortgage Loan set forth in the Mortgage Loan Schedule was true and correct in all material respects as of the Cut-off Date. The Seller has not taken any action that would cause the representations and warranties made by the related Borrower under the Mortgage Loan not to be true and correct in any material respect. The Seller has no knowledge that the material representations and warranties made by such Borrower under the Mortgage Loan are not true and correct in any material respect. Each Mortgage Loan is properly endorsed as provided in the Pooling and Servicing Agreement, and such endorsement is genuine.

            (iv) Payment Record. Such Mortgage Loan was not delinquent as of the Cut-off Date (giving effect to any applicable grace periods), and has not been during the twelve-month period prior thereto, 30 days or more delinquent in respect of any debt service payment required thereunder, without giving effect to any applicable grace period.

            (v) Permitted Encumbrances. The related Mortgage constitutes a valid first lien upon the related Mortgaged Property, including all buildings located thereon and all fixtures attached thereto, such lien being subject only to (A) the lien of current real property taxes and assessments not yet due and payable,
(B) covenants, conditions and restrictions, rights of way, easements and other matters of public record, and (C) exceptions and exclusions specifically referred to in the lender's title insurance policy issued or, as evidenced by a "marked-up" commitment, to be issued in respect of such Mortgage Loan (the exceptions set forth in the foregoing clauses (A), (B) and (C) collectively, "Permitted Encumbrances"). The Permitted Encumbrances do not materially interfere with the security intended to be provided by the related Mortgage, the current use or operation of the related Mortgaged Property or the current ability of the Mortgaged Property to generate net operating income sufficient to service the Mortgage Loan. The Mortgage, together with any separate security agreement, similar agreement and UCC financing statement, if any, establishes and creates a first priority, perfected security interest (subject only to any prior purchase money security interests), to the extent such security interest can be perfected by the recordation of a Mortgage or the filing of a UCC financing statement, in all personal property owned by the Borrower that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property.

      (vi) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy ("Title Policy"), or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring the originator of such Mortgage Loan, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan after all advances of principal, subject only to Permitted Encumbrances (or, if a title insurance policy has not yet been issued in respect of the Mortgage Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance "marked-up" at the closing of such loan). Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Seller's knowledge, no material claims have been made thereunder and no claims have been paid thereunder. Neither the Seller nor, to the Seller's knowledge, any holder of such Mortgage Loan, has by act or omission, done anything that would materially impair the coverage under such Title Policy and Seller has no knowledge of any circumstances that would impair such coverage. Immediately following the transfer and assignment of the related Mortgage Loan to the Trustee, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee without the consent of or notice to the insurer. To the Seller's knowledge, the insurer that issued such Title Policy is qualified to do business in the state in which the related Mortgaged Property is located. The Mortgage has been submitted for recordation in the applicable jurisdiction, the full amount of the Mortgage has been recorded on the related Mortgaged Property and all applicable mortgage recording taxes have been paid.

            (vii) No Waivers by Seller of Material Defaults. The Seller, and to its knowledge, any prior holder of such Mortgage Loan, has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Note.

            (viii) No Offsets, Defenses or Counterclaims. There is no valid offset, right of rescission, defense or counterclaim to such Mortgage Loan or the related Mortgage security agreements, Assignment of Leases, Rents and Profits.

            (ix) Condition of Property; Condemnation. The related Mortgaged Property is, to the Seller's knowledge, free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan. The Seller has no knowledge of any pending or threatened proceeding for the condemnation of all or any material portion of the related Mortgaged Property.

            (x) Compliance with Laws. Except with respect to provisions relating to default interest, yield maintenance charges and prepayment premiums, such Mortgage Loan complied in all material respects with all applicable laws relating to the origination, funding and terms of such Mortgage Loan (including usury laws) in effect at its date of origination unless the failure to comply with such laws would not have a material adverse effect on the related Mortgage Loan.

            (xi) Full Disbursement of Mortgage Loan Proceeds. The proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder.

            (xii) Enforceability. The related Note and Mortgage and all other documents and instruments evidencing, guaranteeing, insuring or otherwise securing such Mortgage Loan have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and excluding provisions relating to default interest, yield maintenance charges or prepayment premiums.

            (xiii) Insurance. All improvements upon the related Mortgaged Property are insured against loss by hazards of extended coverage in an amount (subject to a customary deductible) at least equal to the lesser of (1) the outstanding principal balance of such Mortgage Loan or (2) 100% of the full replacement cost of the improvements located on such Mortgaged Property. If any portion of the improvements on the related Mortgaged Property was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of such Mortgage Loan, (2) the full insurable actual cash value of such Mortgaged Property, (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended, and (4) 100% of the replacement cost of the improvements located on such Mortgaged Property. The Mortgage requires the Borrower to maintain such insurance in respect of the Mortgaged Property in addition to comprehensive general liability insurance in amounts customarily required by prudent institutional lenders for similar properties, and at least twelve months rental or business interruption insurance for Mortgaged Properties other than hotels, and eighteen months business interruption insurance for hotel-related properties. All such insurance required by the Mortgage to be maintained is in full force and effect and names the Originator, the Seller or their respective successors or assigns as mortgagee, loss payee or additional insured. All premiums on such insurance policies required to be paid as of the date hereof have been paid. Each such insurance policy requires 10-day prior written notice to the holder of the Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured. As of the date of closing of the applicable Mortgage Loan and, to the Seller's knowledge, as of the Closing Date, each insurer under such insurance policies has a claims paying rating of "BBB" or better by at least one rating agency or A-/VII or higher by A.M. Best's Key Rating Guide and is qualified to do business in the jurisdiction where the related Mortgaged Property is located. Each Mortgage Loan obligates the related Borrower to maintain all such insurance, and upon such Borrower's failure to do so, authorizes the mortgagee to maintain such insurance at the Borrower's cost and expense and to seek reimbursement therefor from such Borrower.

            (xiv) Environmental Condition. The Borrower with respect to each Mortgage Loan has represented and warranted that except as set forth in certain environmental reports included in the related loan documents, and to the best of its knowledge, it has not used, caused or permitted to exist, and will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in any manner which violates federal, state or local laws, ordinances, regulations, orders, directives or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; the related Borrower or an affiliate thereof agrees to indemnify, defend and hold the mortgagee and its successors and assigns harmless from and against losses, liabilities, damages, injuries, penalties, fines, expenses and claims of any kind whatsoever (including attorneys' fees and costs) paid, incurred or suffered by, or asserted against, any such party resulting from a breach of certain representations and warranties or covenants given by the Borrower in connection with such Mortgage Loan. A Phase I environmental report, and with respect to certain Mortgage Loans a Phase II environmental report, was conducted by a reputable environmental engineer in connection with such Mortgage Loan within 15 months prior to the Closing Date. The Seller, having made no independent inquiry other than reviewing the report(s), has no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property that was not disclosed in the related report(s). Such environmental report reveals no known, and the Seller has no knowledge of, circumstances or conditions with respect to the Mortgaged Property that would (i) constitute or result in a material violation of any environmental laws, (ii) require any expenditure material in relation to the principal balance of such Mortgage Loan to achieve or maintain compliance in all material respects with any environmental laws for which adequate sums were not reserved in connection with the origination of the Mortgage Loan, or (iii) require substantial cleanup, remedial action or other material response under any environmental laws in excess of any escrow reserved at the origination of the Mortgage Loan. The Seller has not taken any action with respect to such Mortgage Loan or the related Mortgaged Property that could subject the Purchaser, or its successors and assigns in respect of the Mortgage Loan, to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any other applicable federal, state or local environmental law, and the Seller has not received any actual notice of a material violation of CERCLA or any applicable federal, state or local environmental law with respect to the related Mortgaged Property that was not disclosed in the related report. The related Mortgage or loan documents in the related Mortgage File requires the Borrower to comply with all applicable federal, state and local environmental laws and regulations.

            (xv) No Cross-Collateralization with Other Mortgage Loans. Such Mortgage Loan is not cross-collateralized with any mortgage loan that will not be included in the Trust Fund or any Mortgage Loan not identified on the Mortgage Loan Schedule as so cross-collateralized.

            (xvi) Waivers and Modifications. The terms of the related Mortgage and the Note have not been impaired, waived, altered or modified in any material respect, except as specifically set forth in a written instrument included in the related Mortgage File and which is duly recorded to the extent required to perfect, maintain or continue the validity and priority of the Mortgage, Note and related documents.

            (xvii) Taxes and Assessments. There are no delinquent taxes, ground rents, assessments for improvements or other similar outstanding charges affecting the related Mortgaged Property which are or may become a lien of priority equal to or higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

            (xviii) Borrower's Interest in Mortgaged Property. Except with respect to Mortgage Loans the Borrower of which is a lessee under a ground lease of a Mortgaged Property or a combination of a ground lease and a fee simple interest (and so identified in the Mortgage Loan Schedule), the interest of the related Borrower in the related Mortgaged Property consists of a fee simple estate in real property.

            (xix) Whole Loan. Each Mortgage Loan is a whole loan.

            (xx) Valid Assignment. The assignment of the related Mortgage referred to in clause (iii) of Exhibit B constitutes the legal, valid and binding assignment of such Mortgage from the relevant assignor to the Trustee. The Assignment of Leases, Rents and Profits set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and, subject only to Permitted Encumbrances, enforceable first priority lien and first priority security interest in the related Borrower's interest in all leases, rents, subleases, licenses or other agreements, to the extent permitted by law, pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the related Mortgage, and each assignor thereunder has the full right to assign the same, to the extent permitted by law. The related assignment of any Assignment of Leases, Rents and Profits and any related security agreement, UCC financing statement or similar agreement or instrument, not included in a Mortgage, executed and delivered in favor of the Trustee is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Assignment of Leases, Rents and Profits or other agreement or instrument. The related Mortgage or such Assignment of Leases provides for the appointment of a receiver for rents, or allows the lender to enter into possession to collect rents or provides for rents to be paid directly to the mortgagee in the event of a default.

            (xxi) Escrows. All escrow deposits relating to such Mortgage Loan that are, as of the Closing Date, required to be deposited with the mortgagee or its agent have been so deposited. All such escrows have been conveyed to Orix Real Estate Capital Markets, LLC, as servicer or the related subservicer for such Mortgage Loan. Any and all requirements under each Mortgage Loan as to completion of any improvements and as to disbursement of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date have been complied with, or funds so escrowed have not been released.

            (xxii) No Mechanics' or Materialmen's Liens. As of the date of origination of such Mortgage Loan and, to the knowledge of the Seller, as of the Closing Date, the related Mortgaged Property was and is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof which create a lien prior to that created by the related Mortgage, except those which are insured against by the Title Policy referred to in (vi) above.

            (xxiii) No Material Encroachments. To the Seller's knowledge (based on surveys and/or title insurance obtained in connection with the origination of such Mortgage Loan), (a) as of the date of such origination, no improvement that was included for the purpose of determining the appraised value of the related Mortgaged Property at the time of origination of such Mortgage Loan lay outside the boundaries and building restriction lines of such property to any material extent and (b) as of the date of origination, there were no material encroachments of any part of the buildings on such Mortgaged Property over easements (in each case, unless affirmatively covered by the Title Policy referred to in paragraph (vi) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent. To the Seller's knowledge, based upon opinions of counsel, an endorsement to such Title Policy and/or other due diligence customarily performed by the Seller, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal nonconforming uses) and any immaterial violation does not adversely affect the value of such Mortgaged Property.

            (xxiv) No Material Default. (A) To the Seller's knowledge, there exists no material default, breach or event of acceleration under the related Mortgage, Note, Assignment of Leases and Rents, security agreement or guaranty and (B) the Seller has not received actual notice of any event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a material default, breach or event of acceleration; provided, however, that this representation and warranty does not cover any default, breach or event of acceleration that specifically pertains to any matter otherwise covered or addressed by any other representation and warranty made by the Seller herein.

            (xxv) Inspection. (A) In connection with the origination or acquisition of each Mortgage Loan, the Seller inspected or caused to be inspected (either directly by the Seller, by its correspondent or by a third party) the Mortgaged Property and (B) Seller has inspected or caused to be inspected each related Mortgaged Property within the 12 months preceding the Cut-off Date.

            (xxvi) No Equity Participation or Contingent Interest. Except for any related Excess Interest, the Mortgage Loan contains no equity participation by the lender, and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property, or for negative amortization.

            (xxvii) No Advances of Funds. No holder of the Mortgage Loan has, to the Seller's knowledge, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property (other than a tenant required to make its lease payments directly to the holder of the related Mortgage Loan), directly or indirectly, for the payment of any amount required by the Mortgage Loan.

            (xxviii) Licenses, Permits, Etc. To the Seller's knowledge as of the Closing Date, based on due diligence customarily performed in the origination of comparable mortgage loans by the Seller as of the origination date, (i) the related Borrower or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by applicable laws for the ownership, occupancy and operation of the related Mortgaged Property as it was then operated, and such licenses, permits and authorizations are in full force and effect and, (ii) if a related Mortgaged Property is improved by a hotel, the most recent inspection or survey by governmental authorities having jurisdiction in connection with such licenses, permits and authorizations did not cite such Mortgaged Property for material violations that had not been cured or as to which a plan of correction had not been submitted to and accepted by such governmental authorities. To the extent required under applicable law as of the date of origination and the Closing Date and necessary for the enforceability or collectability of the Mortgage Loan, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it originated and held the Mortgage Loan.

            (xxix) Servicing. The origination, servicing and collection practices used by Seller and its designees with respect to the Mortgage Loan have been in all material respects legal, proper and prudent and have met industry standards for servicing of commercial mortgage loans. No fraud with respect to such Mortgage Loan has taken place on the part of Seller or, to Seller's knowledge, on the part of any originator or Borrower in connection with the origination of such Mortgage Loan. No other person has been granted or conveyed the right to service the Mortgage Loans or receive any consideration in connection therewith (other than the subservicers listed on the Mortgage Loan Schedule).

            (xxx) Customary Remedies. The related Mortgage or Note, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph (xii)) such as to render the rights and remedies of the holders thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

            (xxxi) Conversion. The indebtedness evidenced by a Mortgage Loan is not convertible to an ownership interest in the related Mortgaged Property or the related Borrower.

            (xxxii) Insurance and Condemnation Proceeds. The related Mortgage provides that insurance proceeds and condemnation proceeds will be applied either to restore or repair the Mortgaged Property, or to repay the principal of the Mortgage Loan.

            (xxxiii) LTV. The gross proceeds of each Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and either: (A) such Mortgage Loan is secured by an interest in real property having a fair market value (1) at the date the Mortgage Loan was originated at least equal to 80 percent of the original principal balance of the Mortgage Loan or (2) at the Closing Date at least equal to 80 percent of the principal balance of the Mortgage Loan on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (X) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (Y) a proportionate amount of any lien that is in parity with the Mortgage Loan (unless such other lien secures a Mortgage Loan that is cross-collateralized with such Mortgage Loan, in which event the computation described in clauses (1) and (2) of this paragraph (xxxiii) shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Mortgage Loans; or (B) substantially all the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitutes "customary prepayment penalties" within the meaning of Treasury Regulation Section 1.860G-1(b)(2).

            (xxxiv) LTV and Significant Modifications. If the Mortgage Loan was "significantly modified" prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (A) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (B) satisfies the provisions of either clause (A)(1) of paragraph (xxxiii) (substituting the date of the last such modification for the date the Mortgage Loan was originated) or clause (A)(2) of paragraph (xxxiii), including the proviso thereto.

            (xxxv) Litigation. To the Seller's knowledge, there are no pending actions, suits or proceedings or governmental investigations by or before any court or governmental authority against or affecting the related Borrower or the related Mortgaged Property that, if determined adversely to such Borrower or Mortgaged Property, would materially and adversely affect the value of the Mortgaged Property or the ability of the Borrower to pay principal, interest or any other amounts due under such Mortgage Loan.

            (xxxvi) Leasehold Estate. Each Mortgaged Property consists of the related Borrower's fee simple estate in real estate or, if the related Mortgage Loan is secured in whole or in part by the interest of a Borrower as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease"), by the related Borrower's interest in the Ground Lease but not by the related fee interest in such Mortgaged Property (the "Fee Interest") or if the Mortgage Loan is secured in whole or in part by a Ground Lease and a Fee Interest, either (1) the ground lessor's fee interest is subordinated to the lien of the Mortgage or (2) the following apply to such Ground Lease:

            (a) such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; does not restrict the use of the related Mortgaged Property by the lessee or its successors and assigns in a manner that would materially adversely affect the security provided by the related Mortgage; and, to the knowledge of the Seller, there has been no material change in the payment terms of such Ground Lease since the origination of the related Mortgage Loan, with the exception of material changes reflected in written instruments that are a part of the related Mortgage File;

            (b) The lessee's interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor's related fee interest and Permitted Encumbrances;

            (c) The Borrower's interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but (except in the case where such consent cannot be unreasonably withheld) without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor (except in the case where such consent cannot be unreasonably withheld);

            (d) Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the Seller's knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease and Seller has given the lessor proper notice of the Mortgage lien;

            (e) Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any material default by the lessee to the mortgagee, provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

            (f) A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice by certified mail, return receipt requested of any such default, before the lessor thereunder may terminate such Ground Lease;

            (g) Such Ground Lease has an original term which extends not less than ten years beyond the Stated Maturity Date of the related Mortgage Loan;

            (h) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon and any insurance proceeds in respect of a total or substantially total loss or taking may be applied either to payment of outstanding principal and interest on the Mortgage Loan (except as otherwise provided by law) or to rebuilding of the Mortgaged Property;

            (i) Such Ground Lease does not impose any restrictions on subletting which would be viewed, as of the date of origination of the related Mortgage Loan, as commercially unreasonable by the Seller; and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any subtenant of the lessee, or in any manner, which would materially adversely affect the security provided by the related Mortgage; and

            (j) Such Ground Lease requires the lessor to enter into a new lease with the Seller or its successors or assigns in the event of a termination of the Ground Lease by reason of a default by the Borrower under the Ground Lease, including rejection of the Ground Lease in a bankruptcy proceeding.

            (k) Such Ground Lease may not be amended, modified or, except in the case of a default, cancelled or terminated without the prior written consent of the holder of the Mortgage Loan, and any such action without such consent is not binding on such holder, including any increase in the amount of rent payable by the lessee thereunder during the term of the Mortgage Loan.

            (xxxvii) Deed of Trust. If the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage.

            (xxxviii) Lien Releases. Except in cases where either (a) a release of a portion of the Mortgaged Property was contemplated at origination of the Mortgage Loan and such portion was not considered material for purposes of underwriting the Mortgage Loan, (b) release is conditioned upon the satisfaction of certain underwriting and legal requirements and the payment of a release price or (c) a defeasance is affected in accordance with the terms of the Mortgage Loan Documents, the related Note or Mortgage does not require the holder thereof to release all or any portion of the Mortgaged Property from the lien of the related Mortgage except upon payment in full of all amounts due under such Mortgage Loan.

            (xxxix) Junior Liens. The Mortgage Loan does not permit the related Mortgaged Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof. To Seller's knowledge, the related Mortgaged Property is not encumbered by any debt, including subordinate or pari passu Mortgages or liens, preferred equity interests with rights and terms comparable to mezzanine debt or mezzanine debt other than the related Mortgage Loan or another Mortgage Loan.

            (xl) Due-On-Sale; Due-On-Encumbrance. Each related Mortgage or Loan Agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without complying with the requirements of the Mortgage or Loan Agreement, the related Mortgaged Property, or any interest therein, is directly or indirectly transferred or sold (except for a one-time transfer), or encumbered in connection with subordinate financing. The Mortgage requires the Borrower to pay all reasonable fees and expenses relating to obtaining any consent and approval required pursuant thereto.

            (xli) Borrower Bankruptcy. At the origination of such Mortgage Loan, neither the related Borrower nor any guarantor was a debtor in any pending state of federal bankruptcy or insolvency proceeding. To the Seller's knowledge, the Borrower is not a debtor in any state or federal bankruptcy or insolvency proceeding.

            (xlii) Defeasance Provisions. Any Mortgage Loan which contains a provision for any defeasance of mortgage collateral either (A) requires the consent of the holder of the Mortgage Loan to any defeasance, or (B) permits defeasance (i) no earlier than two years after the Closing Date (as defined in the Pooling and Servicing Agreement, dated as of September 1, 2000), (ii) only with substitute collateral constituting "government securities" within the meaning of Treas. Reg. ss. 1.86OG-2(a)(8)(i), and (iii) only to facilitate the disposition of the Mortgaged Property and not as a part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages.

            (xliii) Defeasance Costs. If the Mortgage Loan permits defeasance, then the mortgage loan documents related to such Mortgage Loan require (a) the Borrower to pay all rating agency fees associated with defeasance and all other reasonable out-of-pocket expenses associated with defeasance such as accountant's fees and opinions of counsel, or (b) that the Borrower provide a REMIC opinion, an opinion regarding the first priority perfected security interest in the defeasance, collateral, rating agency letters certifying no rating qualification or downgrade on any securities, and accountant certification that all payments from the defeasance collateral are sufficient to make monthly principal and interest payments on such Mortgage Loan through maturity.

            (xliv) Release or Substitution of Collateral. Such Mortgage Loan does not permit the release or substitution of collateral if such release or substitution (a) would constitute a "significant modification" of such Mortgage Loan within the meaning of Treas. Reg. ss.1.1001-3 or (b) would cause such Mortgage Loan not to be a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (without regard to clauses (A)(i) or (A)(ii) thereof). Except with respect to an unimproved parcel which was not given any value in connection with the underwriting or appraisal of the Mortgage Loan, neither the related Mortgage Note nor the related Mortgage requires the lender to release all or any material portion of the related Mortgaged Property from the lien of the related Mortgage except upon full prepayment or, in the case of a partial release, partial prepayment in an amount at least equal to the amount allocated in the Mortgage to such portion of the Mortgaged Property.

            (xlv) Satisfaction. No Mortgage has been satisfied, cancelled, rescinded or subordinated in whole or in material part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in material part and there is no executed agreement to effect any of the foregoing.

            (xlvi) Capital Contributions. The Mortgage Loan Seller is not, and its affiliates are not, obligated to make any capital contribution to the related Borrower under the terms of the Mortgage Loan documents (other than any such contribution made at the time of the origination of the Mortgage Loan).

            (xlvii) Non-Recourse Exceptions. Except as listed on Schedule C-1 hereto, the Borrower and an entity (or individual(s)) other than the Borrower have agreed to be, jointly and severally, liable for all liabilities, costs, losses, damages, expenses or claims suffered or incurred by the lender or lender's assignee's by reason of or in connection with and to the extent of (i) any fraud by the related Borrower (ii) any breach of the environmental covenants contained in the related Mortgage Loan, and (iii) the misapplication of rents, insurance proceeds or condemnation proceeds.

            (xlviii) Anticipated Repayment Date Loans. With respect to each Mortgage Loan that is a treated as an Anticipated Repayment Date Loan by the Rating Agencies:

            (a) The maximum rate increase after the Anticipated Repayment Date is not greater than 200 basis points above the initial interest rate;

            (b) Such Mortgage Loan begins amortizing immediately; and does not have an interest only period after the Cut-off Date;

            (c) The Anticipated Repayment Date is not less than seven years from the origination date for such Mortgage Loan;

            (d) Such Mortgage Loan provides that from the Anticipated Repayment Date through the maturity date for such Mortgage Loan, all excess cash flow (net of monthly expenses reasonably related to the operation of the Mortgaged Property, amounts due for reserves established under the Mortgage Loan, and payments for any others expenses, including capital expenses, related to the Mortgaged Property which are approved by mortgagee) will be applied to repay principal due under the Mortgage Loan;

            (e) Mortgagee may not exercise default remedies relating to a default in payment of principal and interest after the Anticipated Repayment Date until the maturity date of the Mortgage Loan if the borrower pays scheduled principal and interest payments (at the initial rate); and

            (f) no later than the related Anticipated Repayment Date, the related Borrower is required (if it has not previously done so) to enter into a "lockbox agreement" whereby all revenue from the related Mortgaged Property shall be deposited directly into a designated account controlled by the Master Servicer.

            (xlix) Lock-Box Loans. With respect to each Mortgage Loan that was treated by the Rating Agencies as having a hard lock-box account (the "Hard Lock-Box Loans") (and which is designated as a Hard Lock-Box Loan on the Mortgage Loan Schedule), (a) the related lock-box account was established as of the Closing Date, (b) the related lock-box account is under the control of the mortgagee or its designee, and (c) the tenants of the Mortgaged Property securing such Mortgage Loan remit payments directly to such lock-box account.

            (l) Fixed Rate Loans. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except as otherwise described under "Description of the Mortgage Pool" in the Prospectus Supplement and except for the imposition of a default rate.

            (li) Single Asset Entity. Except as listed on Schedule C-1 attached hereto, the Borrower on each Mortgage Loan is, as of the origination of the Mortgage Loan, an entity, other than an individual, whose organizational documents or the related Mortgage Loan Documents provide substantially to the effect that the Borrower: (A) is formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans, (B) may not engage in any business unrelated to such Mortgaged Property or Mortgaged Properties, (C) does not have any material assets other than those related to its interest in and operation of such Mortgage Property or Mortgaged Properties, (D) may not incur indebtedness other than as permitted by the related Mortgage or other Mortgage Loan Documents, (E) has its own books and records separate and apart from any other person, and (F) holds itself out as a legal entity, separate and apart from any other person.

            (lii) Delivery of Mortgage File. The Seller has delivered to the Trustee or a Custodian appointed thereby, with respect to each Mortgage Loan, a complete Mortgage File (subject to the provisions set forth in the Pooling and Servicing Agreement).

            (liii) Collateral. The related Mortgage Note is not secured by any collateral that is not included in the Trust Fund.

            (liv) Assignability of Mortgage Note. Neither the related Mortgage Note nor the related Mortgage contain provisions limiting the right or ability of Seller to assign, transfer and convey such documents.

            (lv) Tax Lots. Each Mortgaged Property constitutes one or more complete separate tax lots.

            (lvi) Operating Statements. The related Mortgage requires the related Borrower to provide the holder of such Mortgage with quarterly and annual operating statements, rent rolls and related information.

            (lvii) Rating Agency Fees. The related Mortgage or other related loan documents provide that the Borrower shall pay any fees payable to a Rating Agency in connection with the approval of an assumption of the related Mortgage Loan (if such Mortgage or other related loan documents provides that Rating Agency approval is a specific condition precedent thereto.)

            (lviii) Zoning. To the Seller's knowledge, as of the date of the origination of the Mortgage Loan, the related Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Mortgaged Property and applicable zoning laws.

            (lix) Access to Public Road. As of the origination of such Mortgage Loan and, to the knowledge of the Seller, as of the Closing Date, the related Mortgaged Property has access to a public road.

            (lx) Size of Mortgage Loans. As of the Closing Date, not more than 5% of the aggregate outstanding principal amount of all the Mortgage Loans being purchased by the Purchaser on the Closing Date have the same Borrower or, to the Seller's best knowledge, have Mortgagors that are affiliates of each other.

            (lxi) Independendent Appraiser. The Mortgage File contains an appraisal of the related Mortgaged Property, which appraisal is signed by an appraiser, who, to the Seller's knowledge had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal satisfies the requirements of the "Uniform Standards of Professional Appraisal Practice" as adopted by the Appraisal Standards Board of the Appraisal Foundation, all as in effect on the date the Mortgage Loan was originated.

It is understood and agreed that the representations and warranties set forth in this Exhibit C shall survive delivery of the respective Mortgage Files to the Purchaser and/or the Trustee and shall inure to the benefit of the Purchaser, and its successors and assigns (including without limitation the Trustee and the holders of the Certificates), notwithstanding any restrictive or qualified endorsement or assignment.

                            SCHEDULE C-1 TO EXHIBIT C

                 EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
              OF SELLER REGARDING THE INDIVIDUAL MORTGAGE LOANS

            The following Mortgage Loans are excepted from the representations and warranties contained in the corresponding paragraph in Exhibit C:


(xxx)   Customary Remedies:
        ------------------

Loan No. 3        (Elmhurst Terrace Apts) - the representation is true and
                  correct, except that the mortgage loan documents do not incorporate a reference to the Illinois Mortgage Foreclosure
                  Law, which practitioners customarily reference to give the benefit of any broader remedies contained in that law.

(xxxix)  Junior Liens:
         ------------

Loan No. 1        (Detroit MAC Industrial) - the representation is true
                  and correct, except that the personal property of the Borrower is permitted to be subjected to purchase money security interests to third party dealers and manufactures, up to an aggregate limit of $1,000,000 at any time.

Loan No. 9        (Detroit MI) - the representation is true and correct,
                  except that the personal property of the Borrower is permitted to be subjected to purchase money security interests to third party dealers and manufacturers, up to an aggregate limit of $500,000 at any time.

Loan No. 22       (Plaza  400)  - the  representation  is  true  and  correct,
                  except  that  the  Borrower  has  $750,000   unsecured   and
                  subordinated debt outstanding.

Loan No. 40       (Holly  Hills  Plaza)  -  the  representation  is  true  and correct, except that the Borrower has $300,000 unsecured and subordinated debt outstanding.

(xl)     Due-on-Sale:  Due-On Encumbrance:
         --------------------------------

Loan No. 1        (Detroit MAC Industrial) - the representation is true
                  and correct, except that the personal property of the Borrower is permitted to be subjected to purchase money security interests to third party dealers and manufacturers, up to an aggregate limit of $1,000,0000 at any time.

Loan No. 9        (Detroit MI) - the representation is true and correct,
                  except that the personal property of the Borrower is permitted to be subjected to purchase money security interests to third party dealers and manufacturers, up to an aggregate limit of $500,000 at any time.

Loan No. 12       (Blue  Cross - Rockford)  - the  representation  is true and correct, except that the principal of the Borrower may pledge its beneficial interest in the Borrower if certain terms and conditions are satisfactory to the lender in its sole discretion.

Loan No. 21       (Blue Cross -  Jacksonville)  - the  representation  is true and correct, except that the principal of the Borrower may pledge its beneficial interest in the Borrower if certain terms and conditions are satisfactory to the lender in its sole discretion.

(xlvii)  Non-Recourse Exceptions:
         -----------------------

Loan No. 12       (BlueCross  -  Rockford):  the  representation  is true  and correct, except that only the Borrower is guaranteeing the non-recourse exceptions.

Loan No. 21       (BlueCross - Jacksonville):  the  representation is true and correct, except that only the Borrower is guaranteeing the non-recourse exceptions.

                                   EXHIBIT D-1

                      FORM OF CERTIFICATE OF AN OFFICER OF
                                   THE SELLER

         Certificate of Officer of LaSalle Bank National Association
         -----------------------------------------------------------

            I, ___________________________________, a ______________________ of
LaSalle Bank National Association (the "Seller"), hereby certify as follows:

            The Seller is a national banking association duly organized and validly existing under the laws of the United States.

            Attached hereto as Exhibit I are true and correct copies of the Articles of Association and By-Laws of the Seller, which Articles of Association and By-Laws are on the date hereof, and have been at all times in full force and effect.

            To the best of my knowledge, no proceedings looking toward liquidation or dissolution of the Seller are pending or contemplated.

            Each person listed below is and has been duly elected and qualified officer or authorized signatory of the Seller and his or her genuine signature is set forth opposite his or her name:

           Name                       Office                   Signature
           ----                       ------                   ---------







            Each person listed above who signed, either manually or by facsimile signature, the Mortgage Loan Purchase Agreement, dated September 1, 2000 (the "Purchase Agreement"), between the Seller and Deutsche Mortgage & Asset Receiving Corporation providing for the purchase by Deutsche Mortgage & Asset Receiving Corporation from the Seller of the Mortgage Loans, was, at the respective times of such signing and delivery, duly authorized or appointed to execute such documents in such capacity, and the signatures of such persons or facsimiles thereof appearing on such documents are their genuine signatures.

            Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________ __, 2000.


                                       By:____________________________________
                                          Name:
                                          Title:


            I, [name], [title], hereby certify that __________ is a duly elected or appointed, as the case may be, qualified and acting __________ of the Seller and that the signature appearing above is his or her genuine signature.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of __________ __, 2000.


                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT D-2

                        FORM OF CERTIFICATE OF THE SELLER

               Certificate of LaSalle Bank National Association
               ------------------------------------------------

            In connection with the execution and delivery by LaSalle Bank National Association (the "Seller") of, and the consummation of the transaction contemplated by, that certain Mortgage Loan Purchase Agreement, dated September 1, 2000 (the "Purchase Agreement"), between Deutsche Mortgage & Asset Receiving Corporation and the Seller, the Seller hereby certifies that (i) the representations and warranties of the Seller in the Purchase Agreement are true and correct in all material respects at and as of the date hereof with the same effect as if made on the date hereof, and (ii) the Seller has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the date hereof. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

            Certified this _____ day of __________, 2000.


                                       LaSalle Bank National Association


                                       By:____________________________________
                                          Name:
                                          Title:

                                  BILL OF SALE

            BILL OF SALE, made as of the 20th of September, 2000, by LaSalle Bank National Association ("Seller") to Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation ("Depositor").

            WHEREAS, Seller and Depositor are parties to that certain Mortgage Loan Purchase Agreement (the "Loan Purchase Agreement"), dated as of September 1, 2000 with respect to the sale by Seller and purchase by Depositor of the Mortgage Loans;

            WHEREAS, Depositor intends to sell the Mortgage Loans to Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee"), in connection with the issuance of its COMM 2000-C1 Commercial Mortgage Pass-Through Certificates, issued under a Pooling and Servicing Agreement, dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Depositor, Orix Real Estate Capital Markets, LLC, as servicer and special servicer, the Trustee, and LaSalle Bank National Association, as bond administrator, among other parties;

            NOW THEREFORE, Seller, for and in consideration of the Mortgage Loan Purchase Price set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, does hereby sell, transfer, assign, set over and otherwise convey to Depositor, without recourse, all the right, title and interest of Seller in and to the proceeds of any related title, hazard, or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans identified on the Mortgage Loan Schedule to the Loan Purchase Agreement.

            The Mortgage Loan Purchase Price shall consist of Depositor delivering to Seller, cash in the amount of $233,673,402.70, representing the Mortgage Loan Purchase Price.

            Seller hereby represents and warrants to Depositor, as of the date above written, that each of the representations and warranties set forth in
Section 4 of the Loan Purchase Agreement is true and correct.

            Seller hereby acknowledges receipt of the Mortgage Loan Purchase Price, which sum represents payment in full of the purchase price for all of Seller's right, title and interest in and to Mortgage Loans having an aggregate unpaid principal balance as of the Cut-off Date of $228,045,048 together with related Mortgage Loan Documents (subject to the right of certain subservicers listed on the Mortgage Loan Schedule attached to the Loan Purchase Agreement), and all of Seller's right, title and interest in and to all insurance coverage, with respect to the Mortgage Loans (and all proceeds thereof) and Seller's interest in any Mortgaged Property that secures a Mortgage Loan but that has been acquired by foreclosure or deed in lieu of foreclosure (collectively, the "Mortgage Assets.")

            Depositor represents and warrants to Seller, as of the date above written, that each of the representations and warranties set forth in Section 5 of the Loan Purchase Agreement is true and correct.

            Depositor hereby acknowledges receipt from Seller of (i) the Mortgage Loans identified on Exhibit A to the Loan Purchase Agreement and (ii) the Mortgage Assets.

            Nothing in this Bill of Sale shall be construed to be a modification of, or limitation on any provision of, the Loan Purchase Agreement, including the representations, warranties and agreements set forth therein.

            Unless otherwise defined herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the Loan Purchase Agreement, or if not defined in the Loan Purchase Agreement, the Pooling and Servicing Agreement.

                           [signature page follows]

            IN WITNESS WHEREOF, Seller and Depositor have caused this Bill of Sale to be executed and delivered by its respective officer thereunto duly authorized as of the date above written.


                                LASALLE BANK NATIONAL ASSOCIATION


                                By: /s/ Margaret Govern
                                   ---------------------------------------------
                                Its: Senior Vice President



                                DEUTSCHE MORTGAGE & ASSET RECEIVING
                                   CORPORATION


                                By: /s/ R. Douglas Donaldson
                                   ---------------------------------------------
                                Its: Treasurer

                                POWER OF ATTORNEY

RECORDING REQUESTED BY:
LASALLE BANK NATIONAL ASSOCIATION

AND WHEN RECORDED MAIL TO:

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, Maryland  21044
Attention:  Corporate Trust Services (CMBS), COMM 2000-C1


------------------------------------------------------------------------------

                                POWER OF ATTORNEY
                                    (SPECIAL)


            KNOW ALL MEN BY THESE PRESENTS, that LaSalle Bank National Association, as seller under that certain Mortgage Loan Purchase Agreement dated as of September 1, 2000 (the "Mortgage Loan Purchase Agreement"), does hereby appoint ORIX REAL ESTATE CAPITAL MARKETS, LLC, in its capacity as servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2000, by and among Deutsche Mortgage & Asset Receiving Corporation, as depositor, the Servicer, Orix Real Estate Capital Markets, LLC, as special servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable the Servicer to take such action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan (as defined in the Mortgage Loan Purchase Agreement) which has not been delivered, assigned or recorded at the time required for enforcement as provided in the Mortgage Loan Purchase Agreement, giving and granting unto the Servicer full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that the Servicer shall lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, the undersigned caused this power of attorney to be executed as of 11th day of September, 2000.

                                       LASALLE BANK NATIONAL ASSOCIATION


                                       By: /s/ Margaret Govern
                                          --------------------------------------
                                          Name:  Margaret Govern
                                          Title: Senior Vice President

                                POWER OF ATTORNEY

RECORDING REQUESTED BY:
LASALLE BANK NATIONAL ASSOCIATION

AND WHEN RECORDED MAIL TO:

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, Maryland  21044
Attention:  Corporate Trust Services (CMBS), COMM 2000-C1


--------------------------------------------------------------------------------

                                POWER OF ATTORNEY

                                    (SPECIAL)

            KNOW ALL MEN BY THESE PRESENTS, that LaSalle Bank National Association, as seller under that certain Mortgage Loan Purchase Agreement dated as of September 1, 2000 (the "Mortgage Loan Purchase Agreement"), does hereby appoint ORIX REAL ESTATE CAPITAL MARKETS, LLC, in its capacity as special servicer (the "Special Servicer") under the Pooling and Servicing Agreement dated as of September 1, 2000, by and among Deutsche Mortgage & Asset Receiving Corporation, as depositor, Orix Real Estate Capital Markets, LLC, as servicer, the Special Servicer, Wells Fargo Bank Minnesota, N.A., as trustee, LaSalle Bank National Association, as bond administrator, and the other parties named therein, as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable the Special Servicer to take such action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan (as defined in the Mortgage Loan Purchase Agreement) which has not been delivered, assigned or recorded at the time required for enforcement as provided in the Mortgage Loan Purchase Agreement, giving and granting unto the Special Servicer full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that the Special Servicer shall lawfully do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, the undersigned caused this power of attorney to be executed as of 11th day of September, 2000.


                                       LASALLE BANK NATIONAL ASSOCIATION


                                       By: /s/ Margaret Govern
                                          --------------------------------------
                                          Name:  Margaret Govern
                                          Title: Senior Vice President

                                    EXHIBIT K

                    FORM OF REGULATION S TRANSFER CERTIFICATE


LaSalle Bank National Association,
  as Bond Administrator and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60674

Attention:  Corporate Trust Administration

   Re: Transfer of COMM 2000-C1, Commercial Mortgage Pass-Through -
       Certificates, Class [ ]
       ------------------------------------------------------------

Ladies and Gentlemen:

   This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage Asset & Receivables Corporation, as depositor, Orix Real Estate Capital Markets, LLC, as servicer (the "Servicer"), Orix Real Estate Capital Markets, LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as bond administrator (the "Bond Administrator"), and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and the other parties named therein, on behalf of the holders of the COMM 2000-C1, Commercial Mortgage Pass-Through Certificates, Class [___] (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to ______________ (the "Transferee") of $___________________
Certificate Balance of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

   In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

   (1) the offer of the Transferred Interest was not made to a person in the United States;

   [(2) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

   [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither there undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

---------------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

   (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

   (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

   This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Bond Administrator, the Servicer and the Special Servicer.

                                       _________________________________________
                                       Transferor


                                       By:______________________________________
                                          Name:
                                          Title:

Dated: _____________________, 20__

                                    EXHIBIT L

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                    CERTIFICATE DURING THE RESTRICTED PERIOD

          (Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)


LaSalle Bank National Association,
  as Bond Administrator and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60674

Attention:  Corporate Trust Administration

   Re: Transfer of COMM 2000-C1 Commercial Mortgage Pass-Through
       Certificates, Class [ ]
       ---------------------------------------------------------

   Reference is hereby made to the Pooling and Servicing Agreement dated as of September 1, 2000, (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage Asset & Receivables Corporation, as depositor, Orix Real Estate Capital Markets , LLC, as servicer (the "Servicer"), Orix Real Estate Capital Markets, LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as bond administrator (the "Bond Administrator") and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and the other parties named therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

   This letter relates to US $[______________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of Rule 144A Global Certificate (CUSIP No. _____________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. ____________) to be held with [Euroclear] [Clearstream Banking]* (Common Code) through the Depositary.

   In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

   (1) the offer of the Certificates was not made to a person in the United States,

   [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

---------------

*  Select appropriate depositary.

** Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

   (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

   (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

   This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Servicer, the Special Servicer and the Bond Administrator.

                                       [Insert Name of Transferor]



                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ____________________, 20__

                                    EXHIBIT M

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                     CERTIFICATE AFTER THE RESTRICTED PERIOD

                       (Exchange or transfers pursuant to
         Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

LaSalle Bank National Association,
  as Bond Administrator and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60674

Attention:  Corporate Trust Administration

   Re: Transfer of COMM 2000-C1 Commercial Mortgage Pass-Through
       Certificates Class [ ]
       ---------------------------------------------------------

   Reference is hereby made to the Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage Asset & Receivables Corporation, as depositor, Orix Real Estate Capital Markets, LLC, as servicer (the "Servicer"), Orix Real Estate Capital Markets, LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as bond administrator (the "Bond Administrator"), and Wells Fargo Bank Minnesota, N.A, as trustee (the "Trustee"), and the other parties named therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

   The letter relates to U.S. $[_____________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. _________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No. _____).

   In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

   (1) the offer of the Certificates was not made to a person in the United States,

   [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

   [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

---------------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

   (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

   (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

   This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Bond Administrator, the Servicer and the Special Servicer.

                                       [Insert Name of Transferor]



                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ____________________, 20__

                                    EXHIBIT N

                          FORM OF TRANSFER CERTIFICATE
                FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
                   CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

            (Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
                     of the Pooling and Servicing Agreement)


LaSalle Bank National Association,
  as Bond Administrator and Certificate Registrar
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60674

Attention:  Corporate Trust Administration

   Re: Transfer of COMM 2000-C1 Commercial Mortgage Pass-Through
       Certificates, Class [ ]
       ---------------------------------------------------------

   Reference is hereby made to the Pooling and Servicing Agreement dated as of September 1, 2000 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage Asset & Receivables Corporation, as depositor, Orix Real Estate Capital Markets, LLC, as servicer (the "Servicer"), Orix Real Estate Capital Markets, LLC, as special servicer (the "Special Servicer"), LaSalle Bank National Association, as bond administrator (the "Bond Administrator"), Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"), and the other parties named therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

   This letter relates to U.S. $[____________] aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Regulation S Global Certificate (CUSIP No. ____________) with [Euroclear] [Clearstream Banking]* (Common Code _________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No. ___________).

---------------

* Select appropriate depositary.

   In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

   This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Bond Administrator, the Servicer and the Special Servicer.

                                       [Insert Name of Transferor]



                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ___________________, 20__

                                                            EXHIBIT O-1

                                                  CMSA INVESTOR REPORTING PACKAGE
                                                COMPARATIVE FINANCIAL STATUS REPORT
                                                          AS OF __________
                                                       (PROPERTY LEVEL REPORT)

Operating Information Reflected As NOI or NCF
------------------------------------------------------------------------------------------------------------------------------------

             P4        P9     P10     P52        P21        L8    P57        P44       P51    P45     P47 or P76     P48 or P77
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                ORIGINAL UNDERWRITING
                                                                                                      INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                             BASE YEAR
------------------------------------------------------------------------------------------------------------------------------------
                                      LAST        CURRENT         ALLOCATED
                                      PROPERTY    ALLOCATED PAID  ANNUAL     FINANCIAL
             PROPERTY                 INSPECTION  LOAN      THRU  DEBT       INFO AS    %    TOTAL    $             (1)
                ID      CITY  STATE   DATE        AMOUNT    DATE  SERVICE    OF DATE    OCC  REVENUE  NOI/NCF       DSCR
------------------------------------------------------------------------------------------------------------------------------------
                                      yyyymmdd                               yyyymmdd
------------------------------------------------------------------------------------------------------------------------------------
List all properties currently in deal with or without information largest to smallest loan

This report should reflect the information provided in the CMSA Property File and CMSA Loan Periodic Update File.




Total:                                            $               $                **   WA   $        $             WA


------------------------------------------------------------------------------------------------------------------------------------

             P60        P66     P61      P63 or P80  P65 or P81    P53       P59      P54         P56 or P78     P58 or P79
-------------------   -----------------------------------------   --------------------------------------------   ------------------
                        2nd Preceding Annual Operating               Preceding Annual Operating
                                  Information                               Information
             As of                       Normalized               As of                           Normalized
----------------------------------------------------------------  ------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

             FINANCIAL                                           FINANCIAL
             INFO AS    %      TOTAL     $            (1)        INFO AS    %        TOTAL        $               (1)
             OF DATE    OCC    REVENUE   NOI/NCF     DSCR        OF DATE    OCC      REVENUE      NOI/NCF        DSCR
------------------------------------------------------------------------------------------------------------------------------------
             yyyymmdd                                            yyyymmdd

List all properties currently in deal with or without information largest to smallest loan

This report should reflect the information provided in the CMSA Property File and CMSA Loan Periodic Update File.




Total:                   WA     $        $            WA                    WA        $            $             WA


------------------------------------------------------------------------------------------------------------------------------------

             P73        P74        P30       P29      P68       P70 or P82   P72 or P83     (2)
------------------------------------------------------------------------------------------------------------------------------------
                                     MOST RECENT FINANCIAL                                            NET CHANGE
                                        INFORMATION
                                     *NORMALIZED OR ACTUAL                                        PRECEDING & BASIS
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      %
             FS START    FS END   OCC AS OF   %       TOTAL      $           (1)           %           TOTAL        (1)
             DATE        DATE       DATE      OCC     REVENUE    NOI/NCF     DSCR          OCC         REVENUE      DSCR
------------------------------------------------------------------------------------------------------------------------------------
             yyyymmdd    yyyymmdd  yyyymmdd
------------------------------------------------------------------------------------------------------------------------------------
List all properties currently in deal with or without information largest to smallest loan

This report should reflect the information provided in the CMSA Property File and CMSA Loan Periodic Update File.


------------------------------------------------------------------------------------------------------------------------------------




Total:                    WA                          $        $             WA            WA        $              WA

(1)  DSCR should match to Operating Statement Analysis Report and is normally calculated using NOI or NCF / Debt Servicce times the allocated loan percentage.
(2)  Net change should compare the latest year to the Base Year.
* As required by Trust Agreements.
** Weighted Averages should be computed and reflected if the data is relevant and applicable.

                                                            EXHIBIT O-2

                                                  CMSA INVESTOR REPORTING PACKAGE
                                                   DELINQUENT LOAN STATUS REPORT
                                                          AS OF __________
                                                         (LOAN LEVEL REPORT)

Operating Information Reflected As NOI or NCF
------------------------------------------------------------------------------------------------------------------------------------

                                                     S62 OR
     S4           S55        S61      S57    S58      S83      L8        L7           L37           L39           L38
------------------------------------------------------------------------------------------------------------------------------------
                                                                      (a)         (b)           (c)           (d)           (e)=
                                                                                                                            a+b+c+d
------------------------------------------------------------------------------------------------------------------------------------
                                                                       ENDING                      OTHER
                                                     SQ. FT.   PAID   SCHEDULED   TOTAL P & I     EXPENSE     TOTAL T & I
    LOAN        PROPERTY   PROPERTY                    OR      THRU     LOAN       ADVANCES       ADVANCE       ADVANCES     TOTAL
PROSPECTUS ID     NAME       TYPE     CITY   STATE    UNITS    DATE    BALANCE    OUTSTANDING   OUTSTANDING   OUTSTANDING   EXPOSURE
------------------------------------------------------------------------------------------------------------------------------------

LOANS IN FORECLOSURE AND NOT REO

90 + DAYS DELINQUENT

60 TO 89 DAYS DELINQUENT

30 TO 59 DAYS DELINQUENT

CURENT AND AT SPECIAL SERVICER

------------------------------------------------------------------------------------------------------------------------------------
                                                       L54 or        L56 or
                                                    L68/L92 or   L70/L93 or
     L25           L10       L11      L58 or L73       L96           L97       L74          L75                        L99
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            (f)       (.90*f) - e

------------------------------------------------------------------------------------------------------------------------------------
                                                                                          APPRAISAL
                CURRENT                                                                   BPO OR      LOSS USING     TOTAL APPRAISAL
   CURRENT      INTEREST   MATURITY   LTM NOI/NCF       LTM       LTM DSCR    VALUATION   INTERNAL    90% APPR. OR     REDUCTION
MONTHLY P&I       RATE       DATE        DATE         NOI/NCF    (NOI/NCF)      DATE        VALUE**    BPO (F)         REALIZED
------------------------------------------------------------------------------------------------------------------------------------

LOANS IN FORECLOSURE AND NOT REO

90 + DAYS DELINQUENT

60 TO 89 DAYS DELINQUENT

30 TO 59 DAYS DELINQUENT

CURENT AND AT SPECIAL SERVICER


------------------------------------------------------------------------------------------------------------------------------------

                 L77          L79                  L76
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                            DATE ASSET
                            EXPECTED TO
               TRANSFER     BE RESOLVED         WORKOUT
                 DATE       OR FORECLOSED      STRATEGY*                     COMMENTS
------------------------------------------------------------------------------------------------------------------------------------

LOANS IN FORECLOSURE AND NOT REO

90 + DAYS DELINQUENT

60 TO 89 DAYS DELINQUENT

30 TO 59 DAYS DELINQUENT

CURENT AND AT SPECIAL SERVICER




FCL = Foreclosure
LTM = Latest 12 Months either Last Normalized Annual, Normalized YTD or Trailing 12 months, if available.
*Workout Stretegy should match the CMSA Loan Periodic Update File using abbreviated words in place of a code number such as
(FCL - In Foreclosure, MOD - Modification, DPO - Discount Payoff, NS - Note Sale.
BK - Bankruptcy, PP - Payment Plan, TBD - To be determined etc...).  It is possible to combine the status codes if the loan is going in more than one direction (i.e. FCL/Mod, BK/Mod, BK/FCL/DPO).
**BPO - Broker opinion

                                                          EXHIBIT O-3

                                               CMSA INVESTOR REPORTING PACKAGE
                                             HISTORICAL LOAN MODIFICATION REPORT
                                                       AS OF __________
                                                      (LOAN LEVEL REPORT)


------------------------------------------------------------------------------------------------------------------------------------

S4         S57   S58     L49                     L48           L7*       L7*           L50*             L50*   L25*  L25*   L11*
------------------------------------------------------------------------------------------------------------------------------------


                                                               BALANCE
                                     EXTENSION                 WHEN      BALANCE AT
                         MOD /       PER DOCS    EFFECTIVE     SENT TO   THE EFFECTIVE        # MTHS
PROSPECTUS               EXTENSION   OR          DATE OF       SPECIAL   DATE OF        OLD   FOR RATE  NEW    OLD   NEW    OLD
   ID      CITY  STATE   FLAG        SERVICER    MODIFICATION  SERVICER  MODIFICATION   RATE  CHANGE    RATE   P&I   P&I    MATURITY
------------------------------------------------------------------------------------------------------------------------------------

THIS REPORT IS HISTORICAL
INFORMATION IS AS OF MODIFICATION.  EACH LINE SHOULD NOT CHANGE IN THE FUTURE.  ONLY NEW MODIFICATIONS SHOULD BE ADDED.




------------------------------------------------------------------------------------------------------------------------------------
TOTAL FOR ALL LOANS:


------------------------------------------------------------------------------------------------------------------------------------

L11*                     L47
------------------------------------------------------------------------------------------------------------------------------------


            TOTAL #      (1)       (2) EST. FUTURE
            MTHS FOR     REALIZED  INTEREST LOSS
NEW         CHANGE       LOSS TO   TO TRUST $
MATURITY    OF MOD       TRUST $   (RATE REDUCTION)    COMMENT
------------------------------------------------------------------------------------------------------------------------------------

THIS REPORT IS HISTORICAL
INFORMATION IS AS OF MODIFICATION.  EACH LINE SHOULD NOT CHANGE IN THE FUTURE.  ONLY NEW MODIFICATIONS SHOULD BE ADDED.




------------------------------------------------------------------------------------------------------------------------------------
TOTAL FOR ALL LOANS:






*The information in these columns is from a particular point in time and should not change on this report once assigned.
 Future modifications done on the same loan are additions to the report.
(1) Actual principal loss taken by bonds
(2) Expected future loss due to a rate reduction.  This is just an estimate calculated at the time of the modification.

                                                          EXHIBIT O-4

                                               CMSA INVESTOR REPORTING PACKAGE
                                             HISTORICAL LIQUIDATION REPORT
                                          (REO-SOLD, DISCOUNTED PAYOFF OR NOTE SALE)
                                                       AS OF __________
                                                      (LOAN LEVEL REPORT)


------------------------------------------------------------------------------------------------------------------------------------

S4          S55        S61           S57      S58                     L75           L29                    L45         L7
------------------------------------------------------------------------------------------------------------------------------------
                                                       (c)=b/a        (a)                           (b)    (d)         (e)
------------------------------------------------------------------------------------------------------------------------------------
                                                                      LATEST
                                                       %              APPRAISAL
                                                       RECEIVED          OR          EFFECTIVE             NET AMT      ENDING
PROSPECTUS  PROPERTY    PROPERTY                       FROM           BROKERS        DATE OF        SALES  RECEIVED     SCHEDULED
LOAN ID     NAME        TYPE         CITY     STATE    LIQUIDATION    OPINION        LIQUIDATION    PRICE  FROM SALE    BALANCE
------------------------------------------------------------------------------------------------------------------------------------

THIS REPORT IS HISTORICAL
All information is from the liquidation date and does not need to be updated.


------------------------------------------------------------------------------------------------------------------------------------
TOTAL ALL LOANS:

CURRENT MONTH ONLY:





------------------------------------------------------------------------------------------------------------------------------------

L37           L39+L38                                    L47
------------------------------------------------------------------------------------------------------------------------------------
(f)             (g)          (h)           (i)=d-(f+g+h)  (k)                  (m)                     (n)=k+m      (o)=n/e
------------------------------------------------------------------------------------------------------------------------------------
              TOTAL T&I                                                                     DATE OF
              AND OTHER                                             DATE                    MINOR
TOTAL P&I     EXPENSE        SERVICING                              LOSS                    ADJ         TOTAL LOSS   LOSS % OF
ADVANCE       ADVANCE        FEES           NET           REALIZED  PASSED     MINOR ADJ    PASSED       WITH        SCHEDULED
OUTSTANDING   OUTSTANDING    EXPENSE        PROCEEDS      LOSS      THRU       TO TRUST     THRU        ADJUSTMENT   BALANCE
------------------------------------------------------------------------------------------------------------------------------------

THIS REPORT IS HISTORICAL
All information is from the liquidation date and does not need to be updated.
ALL INFORMATION IS AFROM THE LIQUIDATION DATE AND DOES NOT NEED TO BE UPDATED.




------------------------------------------------------------------------------------------------------------------------------------
TOTAL ALL LOANS:

CURRENT MONTH ONLY:




(h) Servicing Fee Expense includes fees such as Liquidation or Disposition fees charged by the Special Servicer.

                                                            EXHIBIT O-5

                                                  CMSA INVESTOR REPORTING PACKAGE
                                                         REO STATUS REPORT
                                                          AS OF __________
                                                       (PROPERTY LEVEL REPORT)

Operating Information Reflected As NOI or NCF
------------------------------------------------------------------------------------------------------------------------------------


     P4           P7         P13       P9     P10      P17      L8      P21          L37           L39           L38
------------------------------------------------------------------------------------------------------------------------------------
                                                                     (a)         (b)           (c)           (d)           (e)=
                                                                                                                            a+b+c+d
------------------------------------------------------------------------------------------------------------------------------------
                                                                      ALLOCATED
                                                                       ENDING                      OTHER
                                                     SQ. FT.   PAID   SCHEDULED   TOTAL P & I     EXPENSE     TOTAL T & I
    PROPERTY    PROPERTY   PROPERTY                    OR      THRU     LOAN       ADVANCES       ADVANCE       ADVANCE      TOTAL
      ID          NAME       TYPE     CITY   STATE    UNITS    DATE    AMOUNT     OUTSTANDING   OUTSTANDING   OUTSTANDING   EXPOSURE
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                      P58 or
                           P53 or     P72/P79 or
     L25           L11     P74         P83              P24                           P25                                    L99
------------------------------------------------------------------------------------------------------------------------------------
                                      (f)                                             (g)             (h)=(.90*g)-e

------------------------------------------------------------------------------------------------------------------------------------
                                                                    APPRAISAL                                            TOTAL
                             LTM                                      BPO OR          APPRAISAL BPO    LOSS USING        APPRAISAL
   CURRENT      MATURITY    NOI/NCF    LTM DSCR         VALUATION   INTERNAL VALUE    OR INTERNAL      90% APPR.         REDUCTION
MONTHLY P&I     DATE         DATE      (NOI/NCF)           DATE     SOURCE (1)        VALUE            OR BPO (F)        REALIZED
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------


                 L77          P28                  P26
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                              REO               DATE ASSET
               TRANSFER    ACQUISITION          EXPECTED TO
                 DATE         DATE              BE RESOLVED                                 COMMENTS
------------------------------------------------------------------------------------------------------------------------------------



REO'S DATA REFLECTED AT THE PROPERTY LEVEL FOR RELATIONSHIPS WITH MORE THAN ONE (1) PROPERTY SHOULD USE THE ALLOCATED ENDING
SCHEDULED LOAN AMOUNT, AND PRORATE ALL ADVANCES AND EXPENSES OR OTHER LOAN LEVEL DATA AS APPROPRIATE.

(1) USE THE FOLLOWING CODES; APP. - APPRAISAL, BPO - BROKERS OPINION, INT - INTERNAL VALUE.

                                                            EXHIBIT O-6

                                                  CMSA INVESTOR REPORTING PACKAGE
                                                        SERVICER WATCH LIST
                                                       AS OF _______________
                                                        (LOAN 3LEVEL REPORT


        Operating Information Reflected As NOI______ or NCF________

------------------------------------------------------------------------------------------------------------------------------------


    S4           S55        S61       S57     S58        L7         L8       L11        L56/L93     L70/L97
------------------------------------------------------------------------------------------------------------------------------------
                                                       ENDING                          PRECEDING     MOST
                                                      SCHEDULED    PAID                FISCAL YR    RECENT
PROSPECTUS    PROPERTY    PROPERTY                      LOAN       THRU    MATURITY      DSCR        DSCR      COMMENT / ACTION
 LOAN ID        NAME        TYPE     CITY    STATE     BALANCE     DATE      DATE       NOI/NCF     NOI/NCF       TO BE TAKEN
------------------------------------------------------------------------------------------------------------------------------------


List all loans on watch list in descending balance order.
Comment section should include reason and other pertinent information.
Should not include loans that are specially serviced.

WATCH LIST SELECTION CRITERIA SHOULD BE FOOTNOTED ON THE REPORT. THE CRITERIA MAY BE DICTATED AS PER THE PSA OR THE SERVICER'S
INTERNAL POLICY.










Total:                                                $

                                                             EXHIBIT O-7

                                           COMMERCIAL OPERATING STATEMENT ANALYSIS REPORT
                                (includes Retail/Office/Industrial/Warehouse/Mixed Use/Self Storage)
                                                           AS OF MM/DD/YY

PROPERTY OVERVIEW
  PROSPECTUS ID
  Current Scheduled Loan Balance/Paid to Date                                Current Allocated Loan Amount %
  Property Name
  Property Type
  Property Address, City, State
  Net Rentable SF/Units/Pads,Beds                                            Use second box to specify sqft.,units...
  Year Built/Year Renovated
  Cap Ex Reserve (annually)/per Unit.etc. (1)                                specify annual/per unit...
  Year of Operations                             UNDERWRITING    MM/DD/YY    MM/DD/YY    MM/DD/YY    MM/DD/YY
                                                 ------------    --------    --------    --------    --------
  Occupancy Rate (physical)
  Occupancy Date
  Average Rental Rate

(1) Total $ amount of Capital Reserves required annually by loan documents, excl. Leasing Commission and TI's

INCOME:                                                                                                   (prcdng yr  (prcdng yr
  Number of Mos. Covered                                                                                   to base)   to 2nd prcdng)
  Period Ended                  UNDERWRITING  3RD PRECEDING  2ND PRECEDING    PRECEDING YR.    TTM/YTD(2)  YYYY-U/W    YYYY-YYYY
  Statement Classification(yr)    BASE LINE                                (fm NOI Adj Sheet) AS OF / /XX  VARIANCE    VARIANCE
                                ------------  -------------  ------------- ------------------ -----------  ---------  -------------
  Gross Potential Rent (3)
     Less: Vacancy Loss
                      OR
  Base Rent (3)
  Expense Reimbursement
  Percentage Rent
  Parking Income
  Other Income

*EFFECTIVE GROSS INCOME

(2) Servicer will not be expected to "Normalize" these YTD/TTM numbers.
(3) Use either Gross Potential (with Vacancy Loss) or Base Rents; use negative $amt for Vacancy Loss

OPERATING EXPENSES:
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Janitorial
  Management Fees
  Payroll & Benefits
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Other Expenses
  Ground Rent
*TOTAL OPERATING EXPENSES

OPERATING EXPENSE RATIO

 *NET OPERATING INCOME

  Leasing Commissions
  Tenant Improvements
  Capital Expenditures
  Extraordinary Capital Expenditures
*TOTAL CAPITAL ITEMS

*NET CASH FLOW

DEBT SERVICE (PER SERVICER)
*NET CASH FLOW AFTER DEBT SERVICE

*DSCR: (NOI/DEBT SERVICE)

*DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (ie. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: Years above will roll, always showing a 3yr sequential history. Comments from the most recent NOI Adjustment Worksheet should be carried forward to Operating Statement Analysis Report. Year-over-year variances (either higher or lower) must be explained and noted for the following: >10% DSCR CHANGE, >15% EGI/TOTAL OPERATING EXPENSES OR TOTAL CAPITAL ITEMS.

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

* Used in the CMSA Comparative Financial Status Report/CMSA Property File/CMSA Loan Periodic Update File. Note that information for multiple property loans must be consolidated (if available) for reporting to the CMSA Loan Periodic Update file.

                            MULTIFAMILY OPERATING STATEMENT ANALYSIS REPORT (includes Mobile Home Parks)
                                                           AS OF MM/DD/YY
PROPERTY OVERVIEW
  PROSPECTUS ID
  Current Scheduled Loan Balance/Paid to Date                                Current Allocated Loan Amount %
  Property Name
  Property Type
  Property Address, City, State
  Net Rentable SF/Units/Pads,Beds                                            Use second box to specify sqft.,units...
  Year Built/Year Renovated
  Cap Ex Reserve (annually)/per Unit.etc. (1)                                specify annual/per unit...
  Year of Operations                             UNDERWRITING    MM/DD/YY    MM/DD/YY    MM/DD/YY    MM/DD/YY
                                                 ------------    --------    --------    --------    --------
  Occupancy Rate (physical)
  Occupancy Date
  Average Rental Rate

(1) Total $ amount of Capital Reserves required annually by loan documents.

INCOME:                                                                                                   (prcdng yr  (prcdng yr
  Number of Mos. Covered                                                                                   to base)   to 2nd prcdng)
  Period Ended                  UNDERWRITING  3RD PRECEDING  2ND PRECEDING    PRECEDING YR.    TTM/YTD(2)  YYYY-U/W    YYYY-YYYY
  Statement Classification(yr)    BASE LINE                                (fm NOI Adj Sheet) AS OF / /XX  VARIANCE    VARIANCE
                                ------------  -------------  ------------- ------------------ -----------  ---------  -------------
  Gross Potential Rent (3)
     Less: Vacancy Loss
                      OR
  Base Rent (3)
  Laundry/Vending Income
  Parking Income
  Other Income

*EFFECTIVE GROSS INCOME

(2) Servicer will not be expected to "Normalize" these YTD/TTM numbers.
(3) Use either Gross Potential (with Vacancy Loss) or Base Rents; use negative $amt for Vacancy Loss

OPERATING EXPENSES:
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Management Fees
  Payroll & Benefits
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Other Expenses
  Ground Rent
*TOTAL OPERATING EXPENSES

OPERATING EXPENSE RATIO

*NET OPERATING INCOME

  Capital Expenditures
  Extraordinary Capital Expenditures
TOTAL CAPITAL ITEMS

*NET CASH FLOW

DEBT SERVICE (PER SERVICER)
*NET CASH FLOW AFTER DEBT SERVICE

*DSCR: (NOI/Debt Service)

*DSCR: (NCF/Debt Service)

SOURCE OF FINANCIAL DATA:
  (ie. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: Years above will roll, always showing a 3yr sequential history. Comments from the most recent NOI Adjustment Worksheet should be carried forward to Operating Statement Analysis Report. Year-over-year variances (either higher or lower) must be explained and noted for the following: >10% DSCR CHANGE, >15% EGI/TOTAL OPERATING EXPENSES OR TOTAL CAPITAL ITEMS.

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

* Used in the CMSA Comparative Financial Status Report/CMSA Property File/CMSA Loan Periodic Update File. Note that information for multiple property loans must be consolidated (if available) for reporting to the CMSA Loan Periodic Update file.

                                             LODGING OPERATING STATEMENT ANALYSIS REPORT
                                                           AS OF MM/DD/YY

PROPERTY OVERVIEW
 PROSPECTUS ID
 Current Scheduled Loan Balance/Paid to Date                                Current Allocated Loan Amount %
 Property Name
 Property Type
 Property Address, City, State
 Net Rentable SF/Units/Pads,Beds                                            Use second box to specify sqft.,units...
 Year Built/Year Renovated
 Cap Ex Reserve (annually)/per Unit.etc. (1)                                specify annual/per unit...
 Year of Operations                             UNDERWRITING    MM/DD/YY    MM/DD/YY    MM/DD/YY    MM/DD/YY
                                                 ------------    --------    --------    --------    --------
 Occupancy Rate (physical)
 Occupancy Date
 Average Daily Rate
 Rev per Av. Room

(1) Total $ amount of Capital Reserves required annually by loan documents

INCOME:                                                                                                   (prcdng yr  (prcdng yr
  Number of Mos. Covered                                                                                   to base)   to 2nd prcdng)
  Period Ended                  UNDERWRITING  3RD PRECEDING  2ND PRECEDING    PRECEDING YR.    TTM/YTD(2)  YYYY-U/W    YYYY-YYYY
  Statement Classification(yr)    BASE LINE                                (fm NOI Adj Sheet) AS OF / /XX  VARIANCE    VARIANCE
                                ------------  -------------  ------------- ------------------ -----------  ---------  -------------
  Room Revenue
  Food & Beverage Revenues
  Telephone Revenue
  Other Departmental Revenue
  Other Income

*DEPARTMENTAL REVENUE

(2) Servicer will not be expected to "Normalize" these YTD/TTM numbers.

OPERATING EXPENSES:
 DEPARTMENTAL
  Room
  Food & Beverage
  Telephone Expenses
  Other Dept. Expenses
DEPARTMENTAL EXPENSES:

DEPARTMENTAL INCOME:

GENERAL/UNALLOCATED
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Franchise Fee
  Management Fees
  Payroll & Benefits
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Other Expenses
  Ground Rent
TOTAL GENERAL/UNALLOCATED
(For CMSA files, Total Expenses = Dept. Exp + General Exp.)
  OPERATING EXPENSE RATIO
(=Departmental Revenue/(Dept. Exp. + General Exp.))
  *NET OPERATING INCOME

    Capital Expenditures
    Extraordinary Capital Expenditures
   TOTAL CAPITAL ITEMS

*NET CASH FLOW

 DEBT SERVICE (PER SERVICER)
*NET CASH FLOW AFTER DEBT SERVICE

*DSCR: (NOI/DEBT SERVICE)

*DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (ie. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: Years above will roll, always showing a 3yr sequential history. Comments from the most recent NOI Adjustment Worksheet should be carried forward to Operating Statement Analysis Report. Year-over-year variances (either higher or lower) must be explained and noted for the following: >10% DSCR CHANGE, >15% DEPT REVENUE, DEPT EXPENSES, GENERAL EXPENSES OR TOTAL CAPITAL ITEMS.

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

* Used in the CMSA Comparative Financial Status Report/CMSA Property File/CMSA Loan Periodic Update File. Note that information for multiple property loans must be consolidated (if available) for reporting to the CMSA Loan Periodic Update file.

                 HEALTHCARE OPERATING STATEMENT ANALYSIS REPORT
                                 AS OF MM/DD/YY

PROPERTY OVERVIEW
  Prospectus ID
  Current Scheduled Loan Balance/Paid to Date                                Current Allocated Loan Amount %
  Property Name
  Property Type
  Property Address, City, State
  Net Rentable SF/Units/Pads,Beds                                            Use second box to specify sqft.,units...
  Year Built/Year Renovated
  Cap Ex Reserve (annually)/per Unit.etc. (1)                                specify annual/per unit...
  Year of Operations                             UNDERWRITING    MM/DD/YY    MM/DD/YY    MM/DD/YY    MM/DD/YY
                                                 ------------    --------    --------    --------    --------
  Occupancy Rate (physical)
  Occupancy Date
  Average Rental Rate

(1) Total $ amount of Capital Reserves required annually by loan documents

INCOME:                                                                                                   (prcdng yr  (prcdng yr
  Number of Mos. Covered                                                                                   to base)   to 2nd prcdng)
  Period Ended                  UNDERWRITING  3RD PRECEDING  2ND PRECEDING    PRECEDING YR.    TTM/YTD(2)  YYYY-U/W    YYYY-YYYY
  Statement Classification(yr)    BASE LINE                                (fm NOI Adj Sheet) AS OF / /XX  VARIANCE    VARIANCE
                                ------------  -------------  ------------- ------------------ -----------  ---------  -------------
  Room Revenue
  Gross Potential Rent (3)
   Less: Vacancy Loss
                      OR
  Private Pay (3)
  Medicare/Medicaid

  Nursing/Medical Income
  Meals Income
  Other Income

*EFFECTIVE GROSS INCOME

(2) Servicer will not be expected to "Normalize" these TTM/YTD numbers.

(3) Use either Gross Potential (with Vacancy Loss) or
    Private Pay/Medicare/Medicaid; use negative $amt for Vacancy Loss

OPERATING EXPENSES:
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Management Fees
  Payroll & Benefits
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Room expense - housekeeping
  Meal expense
  Other Expenses
  Ground Rent
*TOTAL OPERATING EXPENSES

OPERATING EXPENSE RATIO

*NET OPERATING INCOME

  Capital Expenditures
  Extraordinary Capital Expenditures
 TOTAL CAPITAL ITEMS

*NET CASH FLOW

 DEBT SERVICE (PER SERVICER)
*NET CASH FLOW AFTER DEBT SERVICE

*DSCR: (NOI/DEBT SERVICE)

*DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (ie. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: Years above will roll, always showing a 3yr sequential history. Comments from the most recent NOI Adjustment Worksheet should be carried forward to Operating Statement Analysis Report. Year-over-year variances (either higher or lower) must be explained and noted for the following: >10% DSCR CHANGE, >15% EGI/TOTAL OPERATING EXPENSES OR TOTAL CAPITAL ITEMS.

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

* Used in the CMSA Comparative Financial Status Report/CMSA Property File/CMSA Loan Periodic Update File. Note that information for multiple property loans must be consolidated (if available) for reporting to the CMSA Loan Periodic Update file.

                            Multi Family Multi Family Commercial Commercial Industrial/  Commercial Commercial   Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
                            Multi Family Mobile Home   Office     Retail     Warehouse    Mixed Use Self Storage Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------

     Revenue Legend
GPR  Gross Potential Rent        x            x           x          x           x           x           x                   x
VAC  Vacancy Loss                x            x           x          x           x           x           x                   x
BR   Base Rent                   x            x           x          x           x           x           x
ER   Expense Reimbursements                               x          x           x           x
PR   Percentage Rent                                                 x                       x
LV   Laundry/Vending Income      x            x
PI   Parking Income              x                        x          x                       x
OI   Other Income                x            x           x          x           x           x           x          x        x
RMRV Room Revenue                                                                                                   x
FBV  Food & Bev Revenues                                                                                            x
TLRV Telephone Revenue                                                                                              x        x
ODR  Other Departmental Revenue                                                                                     x
PRI  Private Pay                                                                                                             x
MED  Medicare/Medicaid Revenues                                                                                              x
NUR  Nursing/Medical Income                                                                                                  x
MLS  Meals Income                                                                                                            x

Revenue Line Items
                            Multi Family Multi Family Commercial Commercial Industrial/  Commercial Commercial   Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
                            Multi Family Mobile Home   Office     Retail     Warehouse    Mixed Use Self Storage Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
Application Fees                OI           OI           OI         OI         OI          OI          OI       ********* *********
Bad Debt                     ELIMINATE    ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE  ELIMINATE    ELIMINATE ELIMINATE
Base Rent                       BR           BR           BR         BR         BR          BR          BR       ********* *********
Beverage Revenue              *********   *********    *********  *********  *********   *********   *********     FBV     *********
Box & Lock Sales              *********   *********    *********  *********  *********   *********      OI       ********* *********
Cable                           OI           OI        *********  *********  *********   *********   *********   ********* *********
CAM                           *********   *********       ER         ER      *********      ER       *********   ********* *********
Club House Rental               OI           OI        *********  *********  *********   *********   *********   ********* *********
Concessions                     VAC          VAC          VAC        VAC        VAC         VAC         VAC      *********    VAC
Employee Rent                   BR           BR        *********  *********  *********   *********   *********   ********* *********
Escalation Income             *********      BR           BR         BR         BR          BR          BR       ********* *********
Food & Beverage Revenues      *********   *********    *********  *********  *********   *********   *********     FBV        MLS
Forfeited Security Deposits     OI           OI           OI         OI         OI          OI          OI         OI         OI
Gain on Sale                  ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ELIMINATE ELIMINATE
Garage                          PI           PI           PI         PI      *********      PI       *********     OI         OI
Gross Potential Rent            GPR          GPR          GPR        GPR        GPR         GPR         GPR      *********    GPR
Gross Rent                      BR           BR           BR         BR         BR          BR          BR       ********* *********
Insurance Proceeds            ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ELIMINATE ELIMINATE
Interest Income               ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ELIMINATE ELIMINATE
Laundry                         LV           LV        *********     OI      *********      OI       *********   ********* *********
Laundry/Vending                 LV           LV        *********     OI      *********      OI       *********   ********* *********
Meals Income                  *********   *********    *********  *********  *********   *********   *********   *********    MLS
Medicare/Medicaid Revenues    *********   *********    *********  *********  *********   *********   *********   *********    MED
Miscellaneous Income            OI           OI           OI         OI         OI          OI          OI         OI         OI
Mobile Home Sales             *********   ELIMINATE    *********  *********  *********   *********   *********   ********* *********
NSF Fees                        OI           OI           OI         OI         OI          OI          OI         OI         OI
Nursing/Medical               *********   *********    *********  *********  *********   *********   *********   *********    NUR
Other Departmental Revenues   *********   *********    *********  *********  *********   *********   *********     ODR     *********
Other Income                    OI           OI           OI         OI         OI          OI          OI         OI         OI
Pad Rental                    *********      BR        *********  *********  *********   *********   *********   ********* *********
Parking Income                  PI           PI           PI         PI         OI          PI          OI         OI         OI
Past Tenants Rent             ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ELIMINATE ELIMINATE
Percentage Rent               *********   *********    *********     PR      *********      PR       *********   ********* *********
Prepaid Rent                  ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ELIMINATE ELIMINATE
Private Pay                   *********   *********    *********  *********  *********   *********   *********   *********    PRI
Reimbursments                   OI           OI           ER         ER         ER          ER       *********   ********* *********
Rent                            BR           BR           BR         BR         BR          BR          BR       ********* *********
Rent Loss                     ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ELIMINATE ELIMINATE
Rent on Park Owned Homes      *********      BR        *********  *********  *********   *********   *********   ********* *********
Room Revenue                  *********   *********    *********  *********  *********   *********   *********     RMRV    *********
Sales                           OI           OI           OI         OI      *********   *********   *********   ********* *********
Security Deposits Collected   ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ********* *********
Security Deposits Returned    ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE   ********* *********
Storage                         OI           OI           OI         OI         OI          OI          OI       ********* *********
Tax Reimb                     *********   *********       ER         ER         ER          ER       *********   ********* *********
Telephone Commissions         *********   *********    *********  *********  *********   *********   *********     TLRV    *********
Telephone Revenue             *********   *********    *********  *********  *********   *********   *********     TLRV    *********
Temporary Tenants               OI           OI           OI         OI         OI          OI          OI       ********* *********
Utilities                     *********   ********        ER         ER         ER          ER       *********   ********* *********
Vacancy Loss                    VAC          VAC          VAC        VAC        VAC         VAC         VAC        VAC        VAC
Vending                         LV           LV           OI         OI         OI          OI          OI         OI         OI

                         CMSA Investor Reporting Package
                         Master Coding Matrix (cont'd)

                            Multi Family Multi Family Commercial Commercial Industrial/  Commercial Commercial   Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
                            Multi Family Mobile Home   Office     Retail     Warehouse    Mixed Use Self Storage Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------

       Expense Legend
RET    Real Estate Taxes           x            x           x          x           x           x           x          x        x
PINS   Property Insurance          x            x           x          x           x           x           x          x        x
UTL    Utilities                   x            x           x          x           x           x           x          x        x
R&M    Repairs and Maintenance     x            x           x          x           x           x           x          x        x
FFEE   Franchise Fees                                                                                                 x
JAN    Janitorial                                           x          x           x           x
MFEE   Management Fees             x            x           x          x           x           x           x          x        x
P&B    Payroll & Benefits          x            x           x          x           x           x           x          x        x
A&M    Advertising & Marketing     x            x           x          x           x           x           x          x        x
PFEE   Professional Fees           x            x           x          x           x           x           x          x        x
G&A    General and Administrative  x            x           x          x           x           x           x          x        x
OEXP   Other Expenses              x            x           x          x           x           x           x          x        x
GDR    Ground Rent                 x            x           x          x           x           x           x          x        x
RMSE   Room Expense (Departmental)
RMSHK  Room Expense - Housekeeping                                                                                             x
F&B    Food & Beverage (Departmental)                                                                                 x
MLSE   Meals Expense                                                                                                           x
DTEL   Telephone (Departmental)                                                                                       x
ODE    Other Departmental Expense                           x          x           x           x           x
LC     Leasing Commissions                                  x          x           x           x           x
TI     Tenant Improvements
CAPEX  Capital Expenditures        x            x           x          x           x           x           x          x        x
ECAPEX Extraordinary Capital       x            x           x          x           x           x           x          x        x
         Expenditures

Expense Line Items
                            Multi Family Multi Family Commercial Commercial Industrial/  Commercial Commercial   Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
                            Multi Family Mobile Home   Office     Retail     Warehouse    Mixed Use Self Storage Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
401K                            P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Accounting Fees                 PFEE         PFEE         PFEE       PFEE       PFEE        PFEE        PFEE       PFEE       PFEE
Administrative Fee              G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Advalorem Tax                   G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Advertising                     A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Advertising & Marketing         A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Alarm System                    G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Amortization                 ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Ancillary Expense               OEXP         OEXP         OEXP       OEXP       OEXP        OEXP        OEXP       OEXP       OEXP
Answering Service               G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Apartment Finder/Guide          A&M      *********    *********  *********  *********   *********   *********    ********* *********
Asset Management Fees           MFEE         MFEE         MFEE       MFEE       MFEE        MFEE        MFEE       MFEE       MFEE
Auto Repairs                    G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Bad Debt                     ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Bank Charges                    G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Banners                         A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Bonuses                         P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Bookkeeping Fees                PFEE         PFEE         PFEE       PFEE       PFEE        PFEE        PFEE       PFEE       PFEE
Brochures                       A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Business License                G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Cable                           G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
CAM                             R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Capital Expenditures           CAPEX        CAPEX        CAPEX      CAPEX      CAPEX       CAPEX       CAPEX      CAPEX      CAPEX
Cleaning                        R&M          R&M          JAN        JAN        JAN         JAN         R&M        R&M       RMSHK
Commissions                     G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Computer Repairs                G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Contract Work                   P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Courtesy Patrol                 G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Credit Card Fees             *********   *********    *********  *********  *********   *********   *********      G&A     *********
Credit Check                    G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Depreciation                 ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Education                       G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Electrical                      R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Electricity                     UTL          UTL          UTL        UTL        UTL         UTL         UTL        UTL        UTL
Elevator                        R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Employee Benefits               P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Employee Insurance              P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Entertainment                   G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Eviction Expense                G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Extraordinary Capital          ECAPEX      ECAPEX       ECAPEX     ECAPEX     ECAPEX      ECAPEX      ECAPEX     ECAPEX      ECAPEX
  Expenditures
Exterminating Service           R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
FF & E Reserve                 CAPEX        CAPEX        CAPEX      CAPEX      CAPEX       CAPEX       CAPEX      CAPEX      CAPEX
FICA                            P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Financing Fees               ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Flood Insurance                 PINS         PINS         PINS       PINS       PINS        PINS        PINS       PINS       PINS


                        CMSA Investor Reporting Package
                          Master Coding Matrix (con't)

Expense Line Items
(continued)
                            Multi Family Multi Family Commercial Commercial Industrial/  Commercial Commercial   Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
                            Multi Family Mobile Home   Office     Retail     Warehouse    Mixed Use Self Storage Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
Floor Covering Replacement      R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Food & Beverage Expense       *********   *********    *********  *********  *********   *********   *********     F&B     *********
  (Departmental)
Franchise Fees                *********   *********    *********  *********  *********   *********   *********     FFEE    *********
Freight & Shipping              G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Gas                             UTL          UTL          UTL        UTL        UTL         UTL         UTL        UTL        UTL
General & Administrative        G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Ground Rent                     GDR          GDR          GDR        GDR        GDR         GDR         GDR        GDR        GDR
Hazard Liability                PINS         PINS         PINS       PINS       PINS        PINS        PINS       PINS       PINS
Health Benefits                 P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
HVAC                            R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Insurance                       PINS         PINS         PINS       PINS       PINS        PINS        PINS       PINS       PINS
Interest                     ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Janitorial                      R&M          R&M          JAN        JAN        JAN        JAN      *********    *********   RMSHK
Land Lease                      GDR          GDR          GDR        GDR        GDR         GDR         GDR        GDR        GDR
Landscaping (Exterior)          R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Landscaping/Plants (Interior)   R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Leased Equipment                G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Leasing Comissions           *********   *********        LC         LC         LC          LC          LC       ********* *********
Leasing Office Expense          G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Legal Fees                      PFEE         PFEE         PFEE       PFEE       PFEE        PFEE        PFEE       PFEE       PFEE
Licenses                        G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Life Insurance               ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Life Safety                     G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Loan Principal               ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Locks/Keys                      R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Maid Service                    R&M          R&M          JAN        JAN        JAN         JAN     *********    *********   RMSHK
Make Ready                      R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Management Fees                 MFEE         MFEE         MFEE       MFEE       MFEE        MFEE        MFEE       MFEE       MFEE
Manager Salaries                P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Marketing                       A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Meals Expense                *********   *********    *********  *********  *********   *********   *********      FMB        MLSE
Mechanical                      R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Media Commissions               A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Mileage                         G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Miscellaneous                   OEXP         OEXP         OEXP       OEXP       OEXP        OEXP        OEXP       OEXP       OEXP
Miscellaneous G & A             G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Model Apartment                 G&A      *********    *********  *********  *********   *********
Newspaper                       A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Office Supplies                 G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Other Departmental Expense   *********   *********    *********  *********  *********   *********   *********      ODE     *********
Other Expenses                  OEXP         OEXP         OEXP       OEXP       OEXP        OEXP        OEXP       OEXP       OEXP
Owners Draw                  ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Painting                        R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Parking Lot                     R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Partnership Fees             ELIMINATE   ELIMINATE    ELIMINATE  ELIMINATE  ELIMINATE   ELIMINATE   ELIMINATE    ELIMINATE ELIMINATE
Payroll & Benefits              P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Payroll Taxes                   P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Permits                         G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Personal Property Taxes         G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Pest Control                    R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Plumbing                        R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Pool                            R&M          R&M      *********  *********  *********       R&M     *********      R&M        R&M
Postage                         G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Printing                        G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Professional Fees               PFEE         PFEE         PFEE       PFEE       PFEE        PFEE        PFEE       PFEE       PFEE
Promotions                      A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Property Insurance              PINS         PINS         PINS       PINS       PINS        PINS        PINS       PINS       PINS
Real Estate Taxes               RET          RET          RET        RET        RET         RET         RET        RET        RET
Repair Escrow                  CAPEX        CAPEX        CAPEX      CAPEX      CAPEX       CAPEX       CAPEX      CAPEX      CAPEX
Repairs & Maintenance           R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Room Expense (Departmental)   *********   *********    *********  *********  *********   *********   *********     RMSE    *********
Room Expense-Housekeeping     *********   *********    *********  *********  *********   *********   *********     RMSE    ***RMSHK*
Rubbish Removal                 R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Salaries                        P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Scavenger                       R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Security                        G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Sewer                           UTL          UTL          UTL        UTL        UTL         UTL         UTL        UTL        UTL
Signage                         A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M
Snow Removal                    R&M          R&M          R&M        R&M        R&M         R&M         R&M        R&M        R&M
Subscriptions/Dues              G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Telephone                       G&A          G&A          G&A        G&A        G&A         G&A         G&A      *********    G&A
Telephone (Departmental)      *********   *********    *********  *********  *********   *********   *********     DTEL    *********
Temporary Help                  P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B

                        CMSA Investor Reporting Package
                          Master Coding Matrix (con't)

Expense Line Items
(continued)
                            Multi Family Multi Family Commercial Commercial Industrial/  Commercial Commercial   Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
                            Multi Family Mobile Home   Office     Retail     Warehouse    Mixed Use Self Storage Lodging Health Care
                            ------------ ------------ ---------- ---------- -----------  ---------- ------------ ------- -----------
Tenant Improvements           *********   ********        TI         TI         TI          TI          TI       ********* *********
Trash Removal                   UTL          UTL          UTL        UTL        UTL         UTL         UTL        UTL        UTL
Travel                          G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Turnover                        R&M          R&M          TI         TI         TI          TI          TI       *********    R&M
Unemployment Insurance          P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Uniform Service                 G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Utilities                       UTL          UTL          UTL        UTL        UTL         UTL         UTL        UTL        UTL
Utility Vehicle                 G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Vehicle Lease                   G&A          G&A          G&A        G&A        G&A         G&A         G&A        G&A        G&A
Water                           UTL          UTL          UTL        UTL        UTL         UTL         UTL        UTL        UTL
Worker's Comp                   P&B          P&B          P&B        P&B        P&B         P&B         P&B        P&B        P&B
Yellow Pages                    A&M          A&M          A&M        A&M        A&M         A&M         A&M        A&M        A&M

                                  EXHIBIT O-8


                       COMMERCIAL NOI ADJUSTMENT WORKSHEET
      (includes Retail/Office/Industrial/Warehouse/Mixed Use/Self Storage)
                                 AS OF MM/DD/YY

PROPERTY OVERVIEW
 PROSPECTUS ID
  Current Scheduled Loan Balance/Paid to Date    Current Allocated Loan Amount %
  Property Name
  Property Type
  Property Address, City, State
  Net Rentable SF/Units/Pads,Beds       Use second box to specify sqft.,units...
  Year Built/Year Renovated
  Cap Ex Reserve (annually)/per Unit.etc. (1)         specify annual/per unit...
  Year of Operations
  Occupancy Rate (physical)
  Occupancy Date
  Average Rental Rate

(1) Total $ amount of Capital Reserves required annually by loan documents, excl. Leasing Commission and TI's

INCOME:                          YYYY
                                BORROWER
  Statement Classification       ACTUAL     ADJUSTMENT     NORMALIZED      NOTES
                                --------    ----------     ----------      -----
  Gross Potential Rent (2)
     Less: Vacancy Loss
                        OR
  Base Rent (2)
  Expense Reimbursement
  Percentage Rent
  Parking Income
  Other Income

EFFECTIVE GROSS INCOME

(2) Use either Gross Potential (with Vacancy Loss) or Base Rents; use negative $amt for Vacancy Loss

OPERATING EXPENSES:
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Janitorial
  Management Fees
  Payroll & Benefits Expense
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Other Expenses                                                           For self-storage include franchise fees
  Ground Rent
TOTAL OPERATING EXPENSES

OPERATING EXPENSE RATIO

NET OPERATING INCOME

  Leasing Commissions (3)
  Tenant Improvements (3)
  Capital Expenditures
  Extraordinary Capital Expenditures
TOTAL CAPITAL ITEMS

(3) Actual current yr, but normalize for annual if possible via contractual, U/W or other data

NET CASH FLOW

DEBT SERVICE (PER SERVICER)
NET CASH FLOW AFTER DEBT SERVICE

DSCR: (NOI/DEBT SERVICE)

DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (i.e.. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: This report should be completed annually for "Normalization" of Borrower's numbers. Methodology used is per MBA/CMSA Standard Methodology unless otherwise noted. The "Normalized" column and corresponding comments should roll through to the Operating Statement Analysis Report.

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

        MULTIFAMILY NOI ADJUSTMENT WORKSHEET (includes Mobile Home Parks)
                                 AS OF MM/DD/YY

PROPERTY OVERVIEW
 PROSPECTUS ID
 Current Scheduled Loan Balance/Paid to Date     Current Allocated Loan Amount %
 Property Name
 Property Type
 Property Address, City, State
 Net Rentable SF/Units/Pads,Beds        Use second box to specify sqft.,units...
 Year Built/Year Renovated
 Cap Ex Reserve (annually)/per Unit.etc. (1)          specify annual/per unit...
 Year of Operations
 Occupancy Rate (physical)
 Occupancy Date
 Average Rental Rate

(1) Total $ amount of Capital Reserves required annually by loan documents.

INCOME:                          YYYY
                                BORROWER
  Statement Classification       ACTUAL     ADJUSTMENT     NORMALIZED      NOTES
                                --------    ----------     ----------      -----
  Statement Classification
  Gross Potential Rent (2)                                                 Include Pad/RV rent
     Less: Vacancy Loss
                       OR
  Base Rent (2)
  Laundry/Vending Income
  Parking Income
  Other Income                                                             Include forfeited security/late fees/pet

EFFECTIVE GROSS INCOME

(2) Use either Gross Potential (with Vacancy Loss) or Base Rents; use negative $ amt for Vacancy Loss

OPERATING EXPENSES:
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Management Fees
  Payroll & Benefits Expense
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Other Expenses
  Ground Rent
TOTAL OPERATING EXPENSES

OPERATING EXPENSE RATIO

NET OPERATING INCOME

  Capital Expenditures
  Extraordinary Capital Expenditures
TOTAL CAPITAL ITEMS

NET CASH FLOW

DEBT SERVICE (PER SERVICER)
NET CASH FLOW AFTER DEBT SERVICE

DSCR: (NOI/DEBT SERVICE)

DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (i.e.. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: This report should be completed annually for "Normalization" of Borrower's numbers. Methodology used is per MBA/CMSA Standard Methodology unless otherwise noted. The "Normalized" column and corresponding comments should roll through to the Operating Statement Analysis Report

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

                        LODGING NOI ADJUSTMENT WORKSHEET
                                 as of MM/DD/YY

PROPERTY OVERVIEW
 PROSPECTUS ID
  Current Scheduled Loan Balance/Paid to Date    Current Allocated Loan Amount %
  Property Name
  Property Type
  Property Address, City, State
  Net Rentable SF/Units/Pads,Beds       Use second box to specify sqft.,units...
  Year Built/Year Renovated
  Cap Ex Reserve (annually)/per Unit.etc. (1)         specify annual/per unit...
  Year of Operations
  Occupancy Rate (physical)
  Occupancy Date
  Average Daily Rate
  Rev per Av. Room

(1) Total $ amount of Capital Reserves required annually by loan documents.

INCOME:                          YYYY
                                BORROWER
  Statement Classification       ACTUAL     ADJUSTMENT     NORMALIZED      NOTES
                                --------    ----------     ----------      -----
  Room Revenue
  Food & Beverage Revenues
  Telephone Revenue
  Other Departmental Revenue
  Other Income

DEPARTMENTAL REVENUE: (2)

(2) Report Departmental Revenue as EGI for CMSA Loan Periodic and Property files

OPERATING EXPENSES:
 DEPARTMENTAL
  Room
  Food & Beverage
  Telephone Expenses
  Other Dept. Expenses
DEPARTMENTAL EXPENSES:

DEPARTMENTAL INCOME:

GENERAL/UNALLOCATED
  Real Estate Taxes
  Property Insurance
  Utilities
  Repairs and Maintenance
  Franchise Fee
  Management Fees
  Payroll & Benefits
  Advertising & Marketing
  Professional Fees
  General and Administrative
  Other Expenses
  Ground Rent
TOTAL GENERAL/UNALLOCATED
(For CMSA files, Total Expenses = Dept. Exp + General Exp.)
  OPERATING EXPENSE RATIO
(=Departmental Revenue/(Dept. Exp. + General Exp.))
  NET OPERATING INCOME

   Capital Expenditures
   Extraordinary Capital Expenditures
  TOTAL CAPITAL ITEMS

NET CASH FLOW

DEBT SERVICE (PER SERVICER)

NET CASH FLOW AFTER DEBT SERVICE

DSCR: (NOI/DEBT SERVICE)

DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (i.e.. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: This report should be completed annually for "Normalization" of Borrower's numbers. Methodology used is per MBA/CMSA Standard Methodology unless otherwise noted. The "Normalized" column and corresponding comments should roll through to the Operating Statement Analysis Report.

INCOME:  COMMENTS

EXPENSE:  COMMENTS

CAPITAL ITEMS:  COMMENTS

                       HEALTHCARE NOI ADJUSTMENT WORKSHEET
                                 AS OF MM/DD/YY
PROPERTY OVERVIEW
 PROSPECTUS ID
  Current Scheduled Loan Balance/Paid to Date    Current Allocated Loan Amount %
  Property Name
  Property Type
  Property Address, City, State
  Net Rentable SF/Units/Pads,Beds       Use second box to specify sqft.,units...
  Year Built/Year Renovated
  Cap Ex Reserve (annually)/per Unit, etc. (1)        specify annual/per unit...
  Year of Operations
  Occupancy Rate (physical)
  Occupancy Date
  Average Rental Rate

(1) Total $ amount of Capital Reserves required annually by loan documents.

INCOME:                          YYYY
                                BORROWER
  Statement Classification       ACTUAL     ADJUSTMENT     NORMALIZED      NOTES
                                --------    ----------     ----------      -----
  Gross Potential Rent (2)
   Less: Vacancy Loss
                     OR
  Private Pay (2)
  Medicare/Medicaid
  Nursing/Medical Income
  Meals Income
  Other Income

EFFECTIVE GROSS INCOME

(2) Use either Gross Potential (with Vacancy Loss) or Private
    Pay/Medicare/Medicaid; use negative $amt for Vacancy Loss

  OPERATING EXPENSES:
      Real Estate Taxes
      Property Insurance
      Utilities
      Repairs and Maintenance
      Management Fees
      Payroll & Benefits
      Advertising & Marketing
      Professional Fees
      General and Administrative
      Room expense - housekeeping
      Meal expense
      Other Expenses
      Ground Rent
TOTAL OPERATING EXPENSES

OPERATING EXPENSE RATIO

NET OPERATING INCOME

  Capital Expenditures
  Extraordinary Capital Expenditures
 TOTAL CAPITAL ITEMS

NET CASH FLOW

DEBT SERVICE (PER SERVICER)
NET CASH FLOW AFTER DEBT SERVICE

DSCR: (NOI/DEBT SERVICE)

DSCR: (NCF/DEBT SERVICE)

SOURCE OF FINANCIAL DATA:
  (i.e.. operating statements, financial statements, tax return, other)

NOTES AND ASSUMPTIONS: This report should be completed annually for "Normalization" of Borrower's numbers. Methodology used is per MBA/CMSA Standard Methodology unless otherwise noted. The "Normalized" column and corresponding comments should roll through to the Operating Statement Analysis Report.

INCOME:  Comments

EXPENSE:  Comments

CAPITAL ITEMS:  Comments

                                  EXHIBIT O-9

                   COMMERCIAL MORTGAGE SECURITIES ASSOCIATION
                             CMSA "LOAN SETUP" FILE
                              (DATA RECORD LAYOUT)
                             CROSS REFERENCED AS "S"


        SPECIFICATION                        DESCRIPTION/COMMENTS
        -------------                        --------------------

Acceptable Media Types         Magnetic Tape, Diskette, Electronic Transfer
Character Set                  ASCII
Field Delineation              Comma
Density (Bytes-Per-Inch)       1600 or 6250
Magnetic Tape Label            None (unlabeled)
Magnetic Tape Blocking Factor  10285 (17 records per block)
Physical Media Label           Servicer Name; Data Type (Collection Period
                                 Data); Density (Bytes-Per-Inch); Blocking
                                 Factor; Record Length
Return Address Label           Required for return of physical media (magnetic
                                 tape or diskette)

                                             FIELD               FORMAT
         FIELD NAME                          NUMBER   TYPE       EXAMPLE                        DESCRIPTION/COMMENTS
         ----------                          ------   ----       -------                        --------------------

Transaction Id                                 1     AN       XXX97001        Unique Issue Identification Mnemonic
Group Id                                       2     AN       XXX9701A        Unique Indentification Number Assigned To Each Loan
                                                                                Group Within An Issue
Loan Id                                        3     AN       00000000012345  Unique Servicer Loan Number Assigned To Each
                                                                                Collateral Item In A Pool
Prospectus Loan Id                             4     AN       123             Unique Identification Number Assigned To Each
                                                                                Collateral Item In The Prospectus
Original Note Amount                           5     Numeric  1000000.00      The Mortgage Loan Balance At Inception Of The Note
Original Term Of Loan                          6     Numeric  240             Original Number Of Months Until Maturity Of Loan
Original Amortization Term                     7     Numeric  360             Original Number Of Months Loan Amortized Over
Original Note Rate                             8     Numeric  0.095           The Note Rate At Inception Of The Note
Original Payment Rate                          9     Numeric  0.095           Original Rate Payment Calculated On
First Loan Payment Due Date                    10    AN       YYYYMMDD        First Payment Date On The Mortgage Loan
Grace Days Allowed                             11    Numeric  10              Number Of Days From Due Date Borrower Is Permitted To
                                                                                Remit Payment
Interest Only (Y/N)                            12    AN       Y               Y=Yes,  N=No
Balloon (Y/N)                                  13    AN       Y               Y=Yes,  N=No
Interest Rate Type                             14    Numeric  1               1=Fixed, 2=Arm, 3=Step, 9=Other
Interest Accrual Method Code                   15    Numeric  1               1=30/360, 2=Actual/365, 3=Actual/360, 4=Actual/Actual,
                                                                                5=Actual/366, 6=Simple, 7=78's
Interest in Arrears (Y/N)                      16    AN       Y               Y=Yes,  N=No
Payment Type Code                              17    Numeric  1               See Payment Type Code Legend
Prepayment Lock-out End Date                   18    AN       YYYYMMDD        Date After Which Loan Can Be Prepaid
Yield Maintenance End Date                     19    AN       YYYYMMDD        Date After Which Loan Can Be Prepaid Without Yield
                                                                                Maintenance
Prepayment Premium End Date                    20    AN       YYYYMMDD        Date After Which Loan Can Be Prepaid Without Penalty
Prepayment Terms Description                   21    AN       Text            Should reflect the information in Annex A or use the
                                                                                format of LO(36), YM(28), 7(12), O(3).  If manually
                                                                                derived, the Cutoff Date should be the start date
                                                                                for period counting.
ARM Index Code                                 22    AN       A               See Arm Index Code Legend
First Rate Adjustment Date                     23    AN       YYYYMMDD        Date Note Rate Originally Changed
First Payment Adjustment Date                  24    AN       YYYYMMDD        Date Payment Originally Changed
ARM Margin                                     25    Numeric  0.025           Rate Added To Index Used In The Determination Of The
                                                                                Gross Interest Rate
Lifetime Rate Cap                              26    Numeric  0.15            Maximum Rate That The Borrower Must Pay On An Arm Loan
                                                                                Per The Loan Agreement
Lifetime Rate Floor                            27    Numeric  0.05            Minimum Rate That The Borrower Must Pay On An Arm Loan
                                                                                Per The Loan Agreement
Periodic Rate Increase Limit                   28    Numeric  0.02            Maximum Periodic Increase To The Note Rate Allowed Per
                                                                                The Loan Agreement
Periodic Rate Decrease Limit                   29    Numeric  0.02            Minimum Periodic Decrease To The Note Rate Allowed Per
                                                                                The Loan Agreement
Periodic Pay Adjustment Max-%                  30    Numeric  0.03            Max Periodic % Increase To The P&I Payment Allowed Per
                                                                                The Loan Agreement
Periodic Pay Adjustment Max-$                  31    Numeric  5000.00         Max Periodic Dollar Increase To The P&I Payment
                                                                                Allowed Per The Loan Agreement
Payment Frequency                              32    Numeric  1               1=Monthly, 3=Quarterly, 6=Semi-Annually,
                                                                                12=Annually...
Rate Reset Frequency                           33    Numeric  1               1=Monthly, 3=Quarterly, 6=Semi-Annually, 12=Annually,
                                                                                365=Daily
Pay Reset Frequency                            34    Numeric  1               1=Monthly, 3=Quarterly, 6=Semi-Annually, 12=Annually,
                                                                                365=Daily
Rounding Code                                  35    Numeric  1               Rounding Method For Sum Of Index Plus Margin (See
                                                                                Rounding Code Legend)
Rounding Increment                             36    Numeric  0.00125         Used In Conjunction With Rounding Code
Index Look Back In Days                        37    Numeric  45              Use Index In Effect X Days Prior To Adjustment Date
Negative Amortization Allowed (Y/N)            38    AN       Y               Y=Yes,  N=No
Max Neg Allowed (% Of Orig Bal)                39    Numeric  0.075           Max Lifetime % Increase to the Original Balance
                                                                                Allowed Per The Loan Agreement
Maximum Negate Allowed ($)                     40    Numeric  25000.00        Max Lifetime Dollar Increase to the Original Balance
                                                                                Allowed Per The Loan Agreement
Remaining Term At Contribution                 41    Numeric  240             Remaining Number Of Months Until Maturity Of Loan At
                                                                                Cutoff
Remaining Amort Term At Contribution           42    Numeric  360             Remaining Number Of Months Loan Amortized Over At
                                                                                Cutoff
Maturity Date At Contribution                  43    AN       YYYYMMDD        The Scheduled Maturity Date Of The Mortgage Loan At
                                                                                Contribution
Scheduled Principal Balance At Contribution    44    Numeric  1000000.00      The Scheduled Principal Balance Of The Mortgage Loan
                                                                                At Contribution
Note Rate At Contribution                      45    Numeric  0.095           Cutoff Annualized Gross Interest Rate Applicable To
                                                                                The Calculation Of Scheduled Interest
Servicer And Trustee Fee Rate                  46    Numeric  0.00025         Cutoff Annualized Fee Paid To The Servicer And Trustee
Fee Rate / Strip Rate 1                        47    Numeric  0.00001         Cutoff Annualized Fee/Strip Netted Against Current
                                                                                Note Rate = Net Rate
Fee Rate / Strip Rate 2                        48    Numeric  0.00001         Cutoff Annualized Fee/Strip Netted Against Current
                                                                                Note Rate = Net Rate
Fee Rate / Strip Rate 3                        49    Numeric  0.00001         Cutoff Annualized Fee/Strip Netted Against Current
                                                                                Note Rate = Net Rate
Fee Rate / Strip Rate 4                        50    Numeric  0.00001         Cutoff Annualized Fee/Strip Netted Against Current
                                                                                Note Rate = Net Rate
Fee Rate / Strip Rate 5                        51    Numeric  0.00001         Cutoff Annualized Fee/Strip Netted Against Current
                                                                                Note Rate = Net Rate
Net Rate At Contribution                       52    Numeric  0.0947          Cutoff Annualized Interest Rate Applicable To The
                                                                                Calculation Of Remittance Interest
Periodic P&I Payment At Contribution           53    Numeric  3000.00         The Periodic Scheduled Principal & Interest Payment at
                                                                                Contribution
# Of Properties at Contribution                54    Numeric  13              L86 - The Number Of Properties Underlying The Mortgage
                                                                                Loan
Property Name                                  55    AN       Text            P7 - If Multiple properties print "Various"
Property Address                               56    AN       Text            P8 - If Multiple properties print "Various"
Property City                                  57    AN       Text            P9 - If Multiple properties have the same city then
                                                                                print the city, otherwise print "Various".  Missing
                                                                                information print "Incomplete"
Property State                                 58    AN       Text            P10 - If Multiple properties have the same state then
                                                                                print the state, otherwise print "XX" to represent
                                                                                various. Missing information print "ZZ"
Property Zip Code                              59    AN       Text            P11 - If Multiple properties have the same zip code
                                                                                then print the zip code, otherwise print "Various".
                                                                                Missing information print "Incomplete"
Property County                                60    AN       Text            P12 - If Multiple properties have the same county then
                                                                                print the county, otherwise print "Various". Missing
                                                                                information print "Incomplete"
Property Type Code                             61    AN       MF              P13 -  If Multiple properties have the same property
                                                                                type code then print the property code, otherwise
                                                                                print "XX" to represent various.  Missing
                                                                                information print "ZZ"
Net Square Feet At Contribution                62    Numeric  25000           P16 - For Multiple properties, if all the same
                                                                                Property Type, sum the values, if missing any leave
                                                                                empty
# Of Units/Beds/Rooms At Contribution          63    Numeric  75              P17 - For Multiple properties, if all the same
                                                                                Property Type, sum the values, if missing any leave
                                                                                empty
Year Built                                     64    AN       YYYY            P14 - If Multiple properties have the same Year Built
                                                                                then print Year Built else leave empty
NOI At Contribution                            65    Numeric  100000.00       P47 - If Multiple properties sum the values, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule.   Should match the prospectus if
                                                                                available.
DSCR (NOI) At Contribution                     66    Numeric  2.11            P48 - If Multiple properties populate using the "DSCR
                                                                                Indicator Legend" rule. DSCR At Contribution using
                                                                                NOI.   Should match the prospectus if available.
Appraisal Value At Contribution                67    Numeric  1000000.00      P49 -  If Multiple properties sum the values , if
                                                                                missing any then leave empty
Appraisal Date At Contribution                 68    AN       YYYYMMDD        P50 - If Multiple properties and all the same then
                                                                                print the date, if missing any then leave empty
Physical Occupancy At Contribution             69    Numeric  0.88            P51 -  If Multiple properties, Use weighted average by
                                                                                using the calculation [ Current Allocated % (Prop) *
                                                                                Occupancy (Oper) ] for each Property, if missing one
                                                                                then leave empty
Revenue At Contribution                        70    Numeric  100000.00       P45 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule.  Should match the prospectus if
                                                                                available.
Operating Expenses At Contribution             71    Numeric  100000.00       P46 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule.   Should match the prospectus if
                                                                                available.
Contribution Financials As Of Date             72    AN       YYYYMMDD        P44 - If Multiple properties and all the same then
                                                                                print the date, if missing any then leave empty
Recourse (Y/N)                                 73    AN       Y               Y=Yes,  N=No
Ground Lease (Y/S/N)                           74    AN       Y               Y=Yes, S=Subordinate, N= No ground lease, P22 - If
                                                                                Multiple properties and any one property is "Y" or
                                                                                "S" print  "Y"
Cross-Collateralized Loan Grouping             75    AN       Text            P6 - All Loans With The Same Value Are Crossed, For
                                                                                example : "X02-1" would be populated in this field
                                                                                for all related loans, "X02-2" would be populated
                                                                                for the next group of related loans.
Collection Of Escrows (Y/N)                    76    AN       Y               Y=Yes,  N=No  -  Referring to Taxes and Insurance
Collection Of Other Reserves (Y/N)             77    AN       Y               Y=Yes,  N=No -  Referring to Reserves other than Taxes
                                                                                and Insurance.  If any property has a value > 0 in
                                                                                P23,  this field should be "Y"
Lien Position At Contribution                  78    Numeric  1               1=First, 2=Second...
Hyper Amortizing Begin Date                    79    AN       YYYYMMDD        L81 - Date used to track Anticipated Repayment Date
                                                                                Loans
Defeasance Option Start Date                   80    AN       YYYYMMDD        Date loan can start defeasance
Defeasance Option End Date                     81    AN       YYYYMMDD        Date that defeasance ends
Last Setup Change Date                         82    AN       YYYYMMDD        L83 - Distribution Date that the information was last
                                                                                changed by loan
NCF At Contribution                            83    Numeric  100000.00       P76 - If Multiple properties sum the values, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule.  Net Cash Flow At Contribution.
                                                                                Should match the prospectus if available.
DSCR (NCF) At Contribution                     84    Numeric  2.11            P77 - If Multiple properties populate using the "DSCR
                                                                                Indicator Legend" rule. DSCR At Contribution using
                                                                                NCF to calculate.  Should match the prospectus if
                                                                                available.
DSCR Indicator at Contribution                 85    AN       Text            Flag used to explain how the DSCR was calculated when
                                                                                there are multiple properties.  See DSCR Indicator
                                                                                Legend.
Loan Contributor to Securitization             86    AN       Text            Name of entity ultimately responsible for the reps and
                                                                                warranties of the loan contributed
Credit Tenant Lease                            87    AN       Y               L101 - Y=Yes,  N=No

             ROUNDING CODE                            ARM INDEX CODE
                LEGEND                                    LEGEND
             -------------                            --------------

1  Unrounded                               A  11 FHLB COFI (1 Month)
2  Nearest Percentage Increment            B  11 FHLB COFI (6 Month)
3  Up To Nearest Percentage Increment      C  1 Year CMT Weekly Average Treasury
4  Down To Nearest Percentage Increment    D  3 Year CMT Weekly Average Treasury
                                           E  5 Year CMT Weekly Average Treasury
                                           F  Wall Street Journal Prime Rate
                                           G  1 Month LIBOR
                                           H  3 Month LIBOR
                                           I  6 Month LIBOR
                                           J  National Mortgage Index Rate
                                              All Others Use Short Text
                                              Description

PROPERTY TYPES CODE                                 PAYMENT TYPE CODE
       LEGEND                                            LEGEND
-------------------                                 -----------------

MF  Multifamily                            1  Fully Amortizing
RT  Retail                                 2  Amortizing Balloon
HC  Health Care                            3  Interest Only/Balloon
IN  Industrial                             4  Interest Only/Amortizing
WH  Warehouse                              5  Interest Only/Amortizing/Balloon
MH  Mobile Home Park                       6  Principal Only
OF  Office                                 7  Hyper-Amortization
MU  Mixed Use                              9  Other
LO  Lodging
SS  Self Storage
OT  Other
SE  Securities


                                DSCR INDICATOR
                                    LEGEND
                                --------------

P  Partial - Not all properties received financials, servicer to leave empty
A  Average - Not all properties received financials, servicer allocates Debt
     Service only to properties where financials are received.
F  Full - All Statements Collected for all properties
W  Worst Case - Not all properties received financials, servicer allocates 100%
     of Debt Service to all properties where financials are received.
N  None Collected - no financials were received
C Consolidated-All properties reported on 1 "rolled up" financial from the borrower

                                  EXHIBIT O-10

                   COMMERCIAL MORTGAGE SECURITIES ASSOCIATION
                            CMSA "LOAN PERIODIC" FILE
                              (DATA RECORD LAYOUT)
                             CROSS REFERENCED AS "L"


        SPECIFICATION                        DESCRIPTION/COMMENTS
        -------------                        --------------------

Acceptable Media Types         Magnetic Tape, Diskette, Electronic Transfer
Character Set                  ASCII
Field Delineation              Comma
Density (Bytes-Per-Inch)       1600 or 6250
Magnetic Tape Label            None (unlabeled)
Magnetic Tape Blocking Factor  10285 (17 records per block)
Physical Media Label           Servicer Name; Data Type (Collection Period
                                 Data); Density (Bytes-Per-Inch); Blocking
                                 Factor; Record Length
Return Address Label           Required for return of physical media (magnetic
                                 tape or diskette)

                                             FIELD               FORMAT
         FIELD NAME                          NUMBER   TYPE       EXAMPLE                        DESCRIPTION/COMMENTS
         ----------                          ------   ----       -------                        --------------------

Transaction Id                                 1     AN       XXX97001        Unique Issue Identification Mnemonic
Group Id                                       2     AN       XXX9701A        Unique Identification Number Assigned To Each Loan
                                                                                Group Within An Issue
Loan Id                                        3     AN       00000000012345  Unique Servicer Loan Number Assigned To Each
                                                                                Collateral Item In A Pool
Prospectus Loan Id                             4     AN       123             Unique Identification Number Assigned To Each
                                                                                Collateral Item In The Prospectus
Distribution Date                              5     AN       YYYYMMDD        Date Payments  Made To Certificateholders
Current Beginning Scheduled Balance            6     Numeric  100000.00       Outstanding Sched Prin Bal at Beginning of current
                                                                                period that is part of the trust
Current Ending Scheduled  Balance              7     Numeric  100000.00       Outstanding Sched Prin Bal at End of current period
                                                                                that is part of the trust
Paid To Date                                   8     AN       YYYYMMDD        Date loan is paid through. One frequency < the date
                                                                                the loan is due for next payment
Current Index Rate                             9     Numeric  0.09            Index Rate Used In The Determination Of The Current
                                                                                Period Gross Interest Rate
Current Note Rate                              10    Numeric  0.09            Annualized Gross Rate Applicable To Calculate The
                                                                                Current Period Scheduled Interest
Maturity Date                                  11    AN       YYYYMMDD        Date Collateral Is Scheduled To Make Its Final Payment
Servicer and Trustee Fee Rate                  12    Numeric  0.00025         Annualized Fee Paid To The Servicer And Trustee
Fee Rate/Strip Rate 1                          13    Numeric  0.00001         Annualized Fee/Strip Netted Against Current Note Rate
                                                                                = Net Rate
Fee Rate/Strip Rate 2                          14    Numeric  0.00001         Annualized Fee/Strip Netted Against Current Note Rate
                                                                                = Net Rate
Fee Rate/Strip Rate 3                          15    Numeric  0.00001         Annualized Fee/Strip Netted Against Current Note Rate
                                                                                = Net Rate
Fee Rate/Strip Rate 4                          16    Numeric  0.00001         Annualized Fee/Strip Netted Against Current Note Rate
                                                                                = Net Rate
Fee Rate/Strip Rate 5                          17    Numeric  0.00001         Annualized Fee/Strip Netted Against Current Note Rate
                                                                                = Net Rate
Net Rate                                       18    Numeric  0.0947          Annualized Interest Rate Applicable To Calculate The
                                                                                Current Period Remittance Int.
Next Index Rate                                19    Numeric  0.09            Index Rate Used In The Determination Of The Next
                                                                                Period Gross Interest Rate
Next Note Rate                                 20    Numeric  0.09            Annualized Gross Interest Rate Applicable To Calc Of
                                                                                The Next Period Sch. Interest
Next Rate Adjustment Date                      21    AN       YYYYMMDD        Date Note Rate Is Next Scheduled To Change
Next Payment Adjustment Date                   22    AN       YYYYMMDD        Date Scheduled P&I Amount Is Next Scheduled To Change
Scheduled Interest Amount                      23    Numeric  1000.00         Scheduled Gross Interest Payment Due For The Current
                                                                                Period that goes to the trust
Scheduled Principal Amount                     24    Numeric  1000.00         Scheduled Principal Payment Due For The Current Period
                                                                                that goes to the trust
Total Scheduled P&I Due                        25    Numeric  1000.00         Scheduled Principal & Interest Payment Due For Current
                                                                                Period for the trust
Neg am/Deferred Interest Amount                26    Numeric  1000.00         Negative Amortization/Deferred Interest Amount Due For
                                                                                The Current Period
Unscheduled Principal Collections              27    Numeric  1000.00         Unscheduled Payments Of Principal Received During The
                                                                                Related Collection Period
Other Principal Adjustments                    28    Numeric  1000.00         Unscheduled Principal Adjustments For The Related
                                                                                Collection Period
Liquidation/Prepayment Date                    29    AN       YYYYMMDD        Date Unscheduled Payment Of Principal Received
Prepayment Penalty/Yld Maint Rec'd             30    Numeric  1000.00         Additional Payment Req'd From Borrower Due To
                                                                              Prepayment Of Loan Prior To Maturity
Prepayment Interest Excess (Shortfall)         31    Numeric  1000.00         Interest Shortfall or Excess as calculated by Servicer
                                                                                per the Trust documents
Liquidation/Prepayment Code                    32    Numeric  1               See Liquidation/Prepayment Codes Legend
Most Recent ASER Amount                        33    Numeric  1000.00         Appraisal Subordinated Entitlement Reduction - The
                                                                                difference between a full advance and the reduced
                                                                                advance is the ASER or as defined in the Trust
                                                                                documents
Blank                                          34    AN       Blank           Left blank on purpose. (Note: was previously Most
                                                                                Recent ASER Date. Field not considered applicable to
                                                                                ASER.)
Cumulative ASER Amount                         35    Numeric  1000.00         Cumulative Appraisal Subordinated Entitlement
                                                                                Reduction
Actual Balance                                 36    Numeric  100000.00       Outstanding Actual Principal Balance At The End Of The
                                                                                Current Period
Total P&I Advance Outstanding                  37    Numeric  1000.00         Outstanding P&I Advances At The End Of The Current
                                                                                Period
Total T&I Advance Outstanding                  38    Numeric  1000.00         Outstanding Taxes & Insurance Advances At The End Of
                                                                                The Current Period
Other Expense Advance Outstanding              39    Numeric  1000.00         Other Outstanding Advances At The End Of The Current
                                                                                Period
Status of Loan                                 40    AN       1               See Status Of Loan Legend
In Bankruptcy                                  41    AN       Y               Bankruptcy Status Of Loan (If In Bankruptcy "Y", Else
                                                                                "N")
Foreclosure Date                               42    AN       YYYYMMDD        P27 -  If Multiple properties have the same date then
                                                                                print that date otherwise leave empty
REO Date                                       43    AN       YYYYMMDD        P28 -  If Multiple properties have the same date then
                                                                                print that date otherwise leave empty
Bankruptcy Date                                44    AN       YYYYMMDD        Date Of Bankruptcy
Net Proceeds Received on Liquidation           45    Numeric  100000.00       Net Proceeds Rec'd On Liquidation To Be Remitted to
                                                                                the Trust per the Trust Documents
Liquidation Expense                            46    Numeric  100000.00       Expenses Associated With The Liq'n To Be Netted from
                                                                                the Trust per the Trust Documents
Realized Loss to Trust                         47    Numeric  10000.00        Liquidation Balance Less Net Liquidation Proceeds
                                                                                Received (as defined in Trust documents)
Date of Last Modification                      48    AN       YYYYMMDD        Date Loan Was Modified
Modification Code                              49    Numeric  1               See Modification Codes Legend
Modified Note Rate                             50    Numeric  0.09            Note Rate Loan Modified To
Modified Payment Rate                          51    Numeric  0.09            Payment Rate Loan Modified To
Preceding Fiscal Year Revenue                  52    Numeric  1000.00         P54 - If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Preceding Fiscal Year Operating Expenses       53    Numeric  1000.00         P55 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Preceding Fiscal Year NOI                      54    Numeric  1000.00         P56 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Preceding Fiscal Year Debt Svc Amount          55    Numeric  1000.00         P57 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Preceding Fiscal Year DSCR (NOI)               56    Numeric  2.55            P58 - If Multiple properties populate using the "DSCR
                                                                                Indicator Legend" rule.   Preceding Fiscal Yr Debt
                                                                                Svc Cvrge Ratio using NOI
Preceding Fiscal Year Physical Occupancy       57    Numeric  0.85            P59 - If Multiple properties, Use weighted average by
                                                                                using the calculation [Current Allocated % (Prop) *
                                                                                Occupancy (Oper)] for each Property, if missing any
                                                                                then leave empty
Preceding Fiscal Year Financial As of Date     58    AN       YYYYMMDD        P53 - If Multiple properties and all the same then
                                                                                print the date, if missing any then leave empty
Second Preceding Fiscal Year Revenue           59    Numeric  1000.00         P61 - If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Second Preceding Fiscal Year Operating         60    Numeric  1000.00         P62 -  If Multiple properties then sum the value, if
  Expenses                                                                      missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Second Preceding Fiscal Year NOI               61    Numeric  1000.00         P63 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                  Legend" rule
Second Preceding Fiscal Year Debt Service      62    Numeric  1000.00         P64 -  If Multiple properties then sum the value, if
  Amount                                                                        missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Second Preceding Fiscal Year DSCR (NOI)        63    Numeric  2.55            P65 - If Multiple properties populate using the "DSCR
                                                                                Indicator Legend" rule.   Second Preceding Fiscal
                                                                                Year Debt Service Coverage Ratio using NOI
Second Preceding Fiscal Year Physical          64    Numeric  0.85            P66 - If Multiple properties, Use weighted average by
  Occupancy                                                                     using the calculation [ Current Allocated % (Prop) *
                                                                                Occupancy (Oper) ] for each Property, if missing any
                                                                                then leave empty
Second Preceding Fiscal Year Financial As of   65    AN       YYYYMMDD        P60 - If Multiple properties and all the same then
  Date                                                                          print the date, if missing any then leave empty
Most Recent Revenue                            66    Numeric  1000.00         P68 - If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Most Recent Operating Expenses                 67    Numeric  1000.00         P69 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Most Recent NOI                                68    Numeric  1000.00         P70 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Most Recent Debt Service Amount                69    Numeric  1000.00         P71 -  If Multiple properties then sum the value, if
                                                                                missing any then populate using the "DSCR Indicator
                                                                                Legend" rule
Most Recent DSCR (NOI)                         70    Numeric  2.55            P72 - If Multiple properties populate using the "DSCR
                                                                                Indicator Legend" rule.   Most Recent Debt Service
                                                                                Coverage Ratio using NOI
Most Recent Physical Occupancy                 71    Numeric  0.85            P29 - If Multiple properties, Use weighted average by
                                                                                using the calculation [ Current Allocated % (Prop) *
                                                                                Occupancy (Oper) ] for each Property, if missing any
                                                                                then leave empty
Most Recent Financial As of Start Date         72    AN       YYYYMMDD        P73 - If Multiple properties and all the same then
                                                                                print the date, if missing any then leave empty
Most Recent Financial As of End Date           73    AN       YYYYMMDD        P74 - If Multiple properties and all the same then
                                                                                print the date, if missing any then leave empty
Most Recent Appraisal Date                     74    AN       YYYYMMDD        P24 - If Multiple properties and all the same then
                                                                                print the date, if missing any then leave empty
Most Recent Appraisal Value                    75    Numeric  100000.00       P25 - If Multiple properties then sum the value, if
                                                                                missing any then leave empty
Workout Strategy Code                          76    Numeric  1               See Workout Strategy Codes Legend
Most Recent Special Servicer Transfer Date     77    AN       YYYYMMDD        Date Transferred To The Special Servicer
Most Recent Master Servicer Return Date        78    AN       YYYYMMDD        Date Returned To The Master Servicer or Primary
                                                                                Servicer
Date Asset Expected to Be Resolved or          79    AN       YYYYMMDD        P26 - If Multiple properties then print the latest
  Foreclosed                                                                    date from the affiliated properties.   If in
                                                                                Foreclosure - Expected Date of Foreclosure and if
                                                                                REO - Expected Sale Date.
Blank                                          80    AN       Blank           Left blank on purpose. (Note : was previously Year
                                                                                Renovated.  Use the Property File field 15 instead)
Current Hyper Amortizing Date                  81    AN       YYYYMMDD        S79 - Current Anticipated Repayment Date.  Date will
                                                                                be the same as setup file unless the loan is
                                                                                modified and a new date assigned
Most Recent Financial Indicator                82    AN       T or Y          P75 - T= Trailing 12 months Y = Year to Date, Check
                                                                                Start & End Date Applies to field L66 to L73.  If
                                                                                Multiple properties and all the same then print the
                                                                                value, if missing any or if the values are not the
                                                                                same, then leave empty
Last Setup Change Date                         83    AN       YYYYMMDD        S82 - Distribution Date that information changed last
                                                                                in the setup file by loan
Last Loan Contribution Date                    84    AN       YYYYMMDD        Date the loan was contributed
Last Property Contribution Date                85    AN       YYYYMMDD        P67 - Date the latest property or properties were
                                                                                contributed.  For Multiple properties print the
                                                                                latest date from the affiliated properties
Number of Properties                           86    Numeric  13.00           S54 - The Number of Properties Underlying the Mortgage
                                                                                Loan
Preceding Year DSCR Indicator                  87    AN       Text            Flag used to explain how the DSCR was calculated when
                                                                                there are multiple properties.  See DSCR Indicator
                                                                                Legend.
Second Preceding Year DSCR Indicator           88    AN       Text            Flag used to explain how the DSCR was calculated when
                                                                                there are multiple properties.  See DSCR Indicator
                                                                                Legend.
Most Recent  DSCR Indicator                    89    AN       Text            Flag used to explain how the DSCR was calculated when
                                                                                there are multiple properties.  See DSCR Indicator
                                                                                Legend.
NOI/NCF Indicator                              90    AN       Text            Indicates how NOI or Net Cash Flow was calculated
                                                                                should be the same for each financial period.  See
                                                                                NOI/NCF Indicator Legend. P84 - If Multiple
                                                                                Properties and all the same then print value, if
                                                                                missing any or if the values are not the same, then
                                                                                leave empty.
Date of Assumption                             91    AN       YYYYMMDD        Date the loan last assumed by a new borrower- empty if
                                                                                never assumed
Preceding Fiscal Year NCF                      92    Numeric  1000.00         P78 - Preceding Fiscal Year Net Cash Flow related to
                                                                                Financial As of Date L58.  If Multiple properties
                                                                                then sum the value, if missing any then populate
                                                                                using the "DSCR Indicator Legend" rule
Preceding Fiscal Year DSCR (NCF)               93    Numeric  2.55            P79 - Preceding Fiscal Yr Debt Service Coverage Ratio
                                                                                using NCF related to Financial As of Date L58.   If
                                                                                Multiple properties populate using the "DSCR
                                                                                Indicator Legend" rule.
Second Preceding Fiscal Year NCF               94    Numeric  1000.00         P80 - Second Preceding Fiscal Year Net Cash Flow
                                                                                related to Financial As of Date L65.   If Multiple
                                                                                properties then sum the value, if missing any then
                                                                                populate using the "DSCR Indicator Legend" rule
Second Preceding Fiscal Year DSCR (NCF)        95    Numeric  2.55            P81 - Second Preceding Fiscal Year Debt Service
                                                                                Coverage Ratio using Net Cash Flow related to
                                                                                Financial As of Date L65.   If Multiple properties
                                                                                populate using the "DSCR Indicator Legend" rule.
Most Recent NCF                                96    Numeric  1000.00         P82 - Most Recent Net Cash Flow related to Financial
                                                                                As of Ending Date L73.   If Multiple properties then
                                                                                sum the value, if missing any then populate using
                                                                                the "DSCR Indicator Legend" rule
Most Recent DSCR (NCF)                         97    Numeric  1000.00         P83 - Most Recent Debt Service Coverage Ratio using
                                                                                Net Cash Flow related to Financial As of Ending Date
                                                                                L73.  If Multiple properties populate using the
                                                                                "DSCR Indicator Legend" rule.
Defeasance Status                              98    AN       Text            See Defeasance Status Legend
ARA Amount                                     99    Numeric  1000.00         Appraisal Reduction Amount - Excess of the principal
                                                                                balance over the defined appraisal % or as defined
                                                                                in the trust documents
ARA Date                                       100   AN       YYYYMMDD        Date of appraisal used to calculate ARA
Credit Tenant Lease                            101   AN       Y               S87 - Y=Yes,  N=No

                                               STATUS OF MORTGAGE LOAN
 WORKOUT STRATEGY CODE LEGEND                          LEGEND
 ----------------------------                  -----------------------

1   Modification                        A  Payment Not Received But Still in
2   Foreclosure                              Grace Period
3   Bankruptcy                          B  Late Payment But Less Than 30 days
4   Extension                                Delinquent
5   Note Sale                           0  Current
6   DPO                                 1  30-59 Days Delinquent
7   REO                                 2  60-89 Days Delinquent
8   Resolved                            3  90+ Days Delinquent
9   Pending Return to Master            4  Assumed Scheduled Payment
      Servicer                               (Performing Matured Balloon)
10  Deed in Lieu Of Foreclosure         7  Foreclosure
11  Full Payoff                         9  REO
12  Reps and Warranties
13  Other or TBD


    LIQUIDATION/PREPAYMENT CODE             MODIFICATION CODE
              LEGEND                             LEGEND
    ---------------------------             -----------------

1   Partial Liq'n (Curtailment)         1  Maturity Date Extension
2   Payoff Prior To Maturity            2  Amortization Change
3   Disposition                         3  Principal Write-Off
4   Repurchase/Substitution             4  Combination
5   Full Payoff At Maturity
6   DPO
7   Liquidation
8   Payoff w/penalty
9   Payoff w/yield Maintenance
10  Curtailment w/Penalty
11  Curtailment w/Yield Maintenance


                                DSCR INDICATOR
                                    LEGEND
                                --------------

P  Partial - Not all properties received financials, servicer to leave empty
A  Average - Not all properties received financials, servicer allocates Debt
     Service only to properties where financials are received.
F  Full- All Statements Collected for all properties
W  Worst Case - Not all properties received financials, servicer allocates 100%
     of Debt Service to all properties where financials are received.
N  None Collected - no financials were received
C Consolidated - All properties reported on one "rolled up" financial from the borrower


DEFEASANCE STATUS                              NOI/NCF INDICATOR
LEGEND                                         LEGEND
-----------------                              -----------------

P  Partial Defeasance                   CMSA  Calculated Using CMSA standard
F  Full Defeasance                      PSA   Calculated using a definition
N  No Defeasance Occurred                       given in the PSA
X  Defeasance not Allowable             U/W   Calcualted using the underwriting
                                                method

                                   EXHIBIT O-11

                   COMMERCIAL MORTGAGE SECURITIES ASSOCIATION
                             CMSA "PROPERTY" FILE
                              (DATA RECORD LAYOUT)
                             CROSS REFERENCED AS "P"


        SPECIFICATION                        DESCRIPTION/COMMENTS
        -------------                        --------------------

Acceptable Media Types         Magnetic Tape, Diskette, Electronic Transfer
Character Set                  ASCII
Field Delineation              Comma
Density (Bytes-Per-Inch)       1600 or 6250
Magnetic Tape Label            None (unlabeled)
Magnetic Tape Blocking Factor  10285 (17 records per block)
Physical Media Label           Servicer Name; Data Type (Collection Period
                                 Data); Density (Bytes-Per-Inch); Blocking
                                 Factor; Record Length
Return Address Label           Required for return of physical media (magnetic
                                 tape or diskette)

                                             FIELD               FORMAT                                                   LOAN FIELD
         FIELD NAME                          NUMBER   TYPE       EXAMPLE                 DESCRIPTION/COMMENTS             REFERENCE
         ----------                          ------   ----       -------                 --------------------             ----------

Transaction Id                                 1     AN       XXX97001        Unique Issue Identification Mnemonic          S1, L1
Loan ID                                        2     AN       XXX9701A        Unique Servicer Loan Number Assigned To       S3, L3
                                                                                Each Collateral Item in a Pool
Prospectus Loan ID                             3     AN       123             Unique Identification Number Assigned To      S4, L4
                                                                                Each Collateral Item In The Prospectus
Property ID                                    4     AN       1001-001        Should contain Prospectus ID and property
                                                                                identifier, e.g., 1001-001, 1000-002
Distribution Date                              5     AN       YYYYMMDD        Date Payments Made To Certificateholders      L5
Cross-Collateralized Loan Grouping             6     AN       Text            All Loans With The Same Value Are Crossed,    S75
                                                                                For example: "X02-1" would be populated
                                                                                in this field for all related loans,
                                                                                "X02-2" would be populated for the next
                                                                                group of related loans.
Property Name                                  7     AN       Text                                                          S55
Property Address                               8     AN       Text                                                          S56
Property City                                  9     AN       Text                                                          S57
Property State                                 10    AN       FL                                                            S58
Property Zip Code                              11    AN       30303                                                         S59
Property County                                12    AN       Text                                                          S60
Property Type Code                             13    AN       MF                                                            S61
Year Built                                     14    AN       YYYY                                                          S64
Year Last Renovated                            15    AN       YYYY
Net Square Feet At Contribution                16    Numeric  25000           RT, IN, WH, OF, MU, OT                        S62
# Of Units/Beds/Rooms At Contribution          17    Numeric  75              MF, MH, LO,MU, HC, SS                         S63
Property Status                                18    AN       1               1=FCL, 2=REO, 3=Defeased, 4=Partial
                                                                                Release, 5= Released, 6= Same as at
                                                                                Contribution
Allocated Percentage of Loan at Contribution   19    Numeric  0.75            Issuer to allocate loan % attributable to
                                                                                property for multi-property loans
Current Allocated Percentage                   20    Numeric  0.75            Maintained by servicer. If not supplied in
                                                                                by Issuer or Underwriter, use
                                                                                Underwritting NOI or NCF to calculate
Current Allocated Ending Scheduled Loan        21    Numeric  5900900.00      Calculation based on Current Allocated        L7
Amount                                                                          Percentage and Current Ending Scheduled
                                                                                Principal Balance (L7) for associated
                                                                                loan.
Ground Lease (Y/S/N)                           22    AN       N               Either Y=Yes, S=Subordinate, N=No ground      S74
                                                                                lease
Total Reserve Balance                          23    Numeric  25000.00        For Maintenance, Repairs, & Environmental.    S77
                                                                                (Excludes Tax & Insurance Escrows).  An
                                                                                amount should be printed if the value in
                                                                                Setup File field 77 is "Y"
Most Recent Appraisal Date                     24    AN       YYYYMMDD                                                      L74
Most Recent Appraisal Value                    25    Numeric  1000000.00                                                    L75
Date Asset Expected to Be Resolved or          26    AN       YYYYMMDD        Could be different dates for different        L79
  Foreclosed                                                                    properties. If in Foreclosure - Expected
                                                                                Date of Foreclosure and if REO -
                                                                                Expected Sale Date.
Foreclosure Date                               27    AN       YYYYMMDD                                                      L42
REO Date                                       28    AN       YYYYMMDD                                                      L43
Most Recent Physical Occupancy                 29    Numeric  0.75                                                          L71
Occupancy As of Date                           30    AN       YYYYMMDD        Typically should be the effective date of
                                                                                the Rent Roll
Date Lease Rollover Review                     31    AN       YYYYMMDD        Roll over review to be completed every 12
                                                                                months
% Sq. Feet expiring 1-12 months                32    Numeric  0.2             Apply to Property Types - RT, IN, WH, OF,     S62
                                                                                MU, OT
% Sq. Feet  expiring 13-24 months              33    Numeric  0.2             Apply to Property Types - RT, IN, WH, OF,     S62
                                                                                MU, OT
% Sq. Feet expiring 25-36 months               34    Numeric  0.2             Apply to Property Types - RT, IN, WH, OF,     S62
                                                                                MU, OT
% Sq. Feet  expiring 37-48 months              35    Numeric  0.2             Apply to Property Types - RT, IN, WH, OF,     S62
                                                                                MU, OT
% Sq. Feet  expiring 49-60 months              36    Numeric  0.2             Apply to Property Types - RT, IN, WH, OF,     S62
                                                                                MU, OT
Largest Tenant                                 37    AN       Text            For Office, WH, Retail, Industrial, Other
                                                                                or Mixed Use, as applicable
Square Feet of Largest Tenant                  38    Numeric  15000
2nd Largest Tenant                             39    AN       Text            For Office, WH, Retail, Industrial, Other
                                                                                or Mixed Use, as applicable
Square Feet of 2nd Largest Tenant              40    Numeric  15000
3rd Largest Tenant                             41    AN       Text            For Office, WH, Retail, Industrial, Other
                                                                                or Mixed Use, as applicable
Square Feet of 3rd Largest Tenant              42    Numeric  15000
Fiscal Year End Month                          43    Numeric  MM              Needed to indicate month ending for
                                                                                borrower's Fiscal Year.  For example:
                                                                                "12"
Contribution Financials As Of Date             44    AN       YYYYMMDD                                                      S72
Revenue At Contribution                        45    Numeric  1000000.00      Should match the prospectus if available.     S70
                                                                                At the Property Level
Operating Expenses At Contribution             46    Numeric  1000000.00      Should match the prospectus if available.     S71
                                                                                At the Property Level
NOI At Contribution                            47    Numeric  1000000.00      Should match the prospectus if available.     S65
                                                                                At the Property Level
DSCR (NOI) At Contribution                     48    Numeric  1.5             Should match the prospectus if available.     S66
Appraisal Value At Contribution                49    Numeric  1000000.00                                                    S67
Appraisal Date At Contribution                 50    AN       YYYYMMDD                                                      S68
Physical Occupancy At Contribution             51    Numeric  0.9                                                           S69
Date of Last Inspection                        52    AN       YYYYMMDD        Date of last physical site inspection
Preceding Fiscal Year Financial As of Date     53    AN       YYYYMMDD                                                      L58
Preceding Fiscal Year Revenue                  54    Numeric  1000000.00                                                    L52
Preceding Fiscal Year Operating Expenses       55    Numeric  1000000.00                                                    L53
Preceding Fiscal Year NOI                      56    Numeric  1000000.00                                                    L54
Preceding Fiscal Yr Debt Service Amout         57    Numeric  1000000.00      Calculate using P20 (percentage) to get       L55
                                                                                the allocated amount for each property
Preceding Fiscal Year DSCR (NOI)               58    Numeric  1.3             Uses the property NOI and the allocated       L56
                                                                                debt service amount
Preceding Fiscal Year Physical Occupancy       59    Numeric  0.9                                                           L57
Second Preceding FY Financial As of Date       60    AN       YYYYMMDD                                                      L65
Second Preceding Fiscal Year Revenue           61    Numeric  1000000.00                                                    L59
Second Preceding FY Operating Expenses         62    Numeric  1000000.00                                                    L60
Second Preceding Fiscal Year NOI               63    Numeric  1000000.00                                                    L61
Second Preceding FY Debt Service Amount        64    Numeric  1000000.00      Calculate using P20 (percentage) to get       L62
                                                                                the allocated amount for each property
Second Preceding Fiscal Year DSCR (NOI)        65    Numeric  1.3             Uses the property NOI and the allocated       L63
                                                                                debt service amount
Second Preceding FY Physical Occupancy         66    Numeric  0.9                                                           L64
Property Contribution Date                     67    AN       YYYYMMDD        Date Property was contributed                 L85
Most Recent Revenue                            68    Numeric  1000000.00      Most Recent Revenue                           L66
Most Recent Operating Expenses                 69    Numeric  1000000.00      Most Recent Operating Expenses                L67
Most Recent NOI                                70    Numeric  1000000.00      Most Recent Net Operating Income              L68
Most Recent Debt Service Amount                71    Numeric  1000000.00      Calculate using P20 (percentage) to get       L69
                                                                                the allocated amount for each property
Most Recent DSCR (NOI)                         72    Numeric  2.55            Uses the property NOI and the allocated       L70
                                                                                debt service amount
Most Recent Financial As of Start Date         73    AN       YYYYMMDD        Start date used to calculate Most Recent      L72
                                                                                information either YTD or trailing 12
                                                                                months
Most Recent Financial As of End Date           74    AN       YYYYMMDD        End date used to calculate Most Recent        L73
                                                                                information either YTD or trailing 12
                                                                                months
Most Recent Financial Indicator                75    AN       T or Y          T= Trailing 12 months Y = Year to Date        L82
NCF At Contribution                            76    Numeric  1000000.00      Net Cash Flow At Contribution.   Should       L83
                                                                                match the prospectus if available.
DSCR (NCF) At Contribution                     77    Numeric  1.5             DSCR At Contribution using NCF to             L84
                                                                                calculate.   Should match the prospectus
                                                                                if available.
Preceding Fiscal Year NCF                      78    Numeric  1000000.00      Preceding Fiscal Year Net Cash Flow           L92
                                                                                related to Financial As of Date P53.
Preceding Fiscal Year DSCR (NCF)               79    Numeric  2.55            Preceding Fiscal Yr Debt Service Coverage     L93
                                                                                Ratio using NCF related to Financial As
                                                                                of Date P53.
Second Preceding FY NCF                        80    Numeric  1000000.00      Second Preceding Fiscal Year Net Cash Flow    L94
                                                                                related to Financial As of Date P60.
Second Preceding FY DSCR (NCF)                 81    Numeric  2.55            Second Preceding Fiscal Year Debt Service     L95
                                                                                Coverage Ratio Using Net Cash Flow
                                                                                related to Financial As of Date P60.
Most Recent NCF                                82    Numeric  1000000.00      Most Recent Net Cash Flow related to L96
                                                                                Financial As of Date P74.
Most Recent DSCR (NCF)                         83    Numeric  2.55            Most Recent Debt Service Coverage Ratio       L97
                                                                                using Net Cash Flow related to Financial
                                                                                As of Date P74.
NOI/NCF Indicator                              84    AN       Text            Indicates how NOI or Net Cash Flow was        L90
                                                                                calculated should be the same for each
                                                                                financial period.  See NOI/NCF Indicator
                                                                                Legend.
Deferred Maintenance Flag                      85    AN       N               Either Y=Yes or N= No, Deferred
                                                                                Maintenance

PROPERTY TYPES CODE                          NOI/NCF INDICATOR
      LEGEND                                      LEGEND
-------------------                          -----------------

MF  Multifamily             CMSA  Calculated using CMSA standard
FT  Retail                  PSA   Calculated using a definition given in the PSA
HC  Health Care             U/W   Calculated using the underwriting method
IN  Industrial
WH  Warehouse
MH  Mobile Home Park
OF  Office
MU  Mixed Use
LO  Lodging
SS  Self Storage
OT  Other
SE  Securities

                                   EXHIBIT 0-12

                                  ATTACHMENT A:
                   CMSA FINANCIAL FILE - CATEGORY CODE MATRIX


                                                        PROPERTY TYPE
                                             -----------------------------------
  CODE/                                                  MULTI-  HEALTH
SORT ORDER            DESCRIPTION            COMMERCIAL  FAMILY   CARE   LODGING
----------            -----------            ----------  ------  ------  -------

--------------------------------------------------------------------------------
INCOME
--------------------------------------------------------------------------------

010GROSRNT Gross Potential Rent                  o         o       o
020VACANCY Less: Vacancy/Collection Loss         o         o       o
030BASERNT Base Rent                             o         o
040EXPREMB Expense Reimbursement                 o
050PCTRENT Percentage Rent                       o
060ROOMREV Room Revenue                                                     o
070FOODBEV Food & Beverage Revenues                                         o
080PHONE   Telephone Revenue                                                o
090OTHDREV Other Departmental Revenue                                       o
100PVTPAY  Private Pay                                             o
110MEDCARE Medicare/Medicaid                                       o
120NURSING Nursing/Medical Income                                  o
130MEALS   Meals Income                                            o
140LAUNDRY Laundry/Vending Income                          o
150PARKING Parking Income                        o         o
160OTHERIN Other Income                          o         o       o        o


--------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------

270ROOMS   Room (Department)                                                o
280FOODBEV Food & Beverage (Departmental)                                   o
290PHONE   Telephone Expenses (Departmental)                                o
300OTHDEPT Other Dept. Expenses                                             o
310RETAXES Real Estate Taxes                     o         o       o        o
320PROPINS Property Insurance                    o         o       o        o
330UTILITI Utilities                             o         o       o        o
340REPAIRS Repairs and Maintenance               o         o       o        o
350JANITOR Janitorial                            o
360FRANCHI Franchise Fee                                                    o
370MANAGEM Management Fees                       o         o       o        o
380PAYROLL Payroll & Benefits                    o         o       o        o
390MARKETI Advertising & Marketing               o         o       o        o
400PROFESS Professional Fees                     o         o       o        o
410GENERAL General and Administrative            o         o       o        o
420ROOMS   Room Expense - Housekeeping                             o
430MEALS   Meal expense                                            o
440OTHEREX Other Expenses                        o         o       o        o
450GROUNDR Ground Rent                           o         o       o        o


--------------------------------------------------------------------------------
RESRV & CAPEX
--------------------------------------------------------------------------------

490LEASING Leasing Commissions                   o
500TENANTI Tenant Improvements                   o
510CAPEX   Capital Expenditures                  o         o       o        o
520EXCAPEX Extraordinary Capital Expeoditures    o         o       o        o



            DATA TYPES                             STATEMENT TYPES
            ----------                             ---------------

YTD  Current Year - Year to Date      BOR  Borrower's Statement (as submitted)
AN   Annual (prior 12 months' data    ADJ  Adjustments to Borrower's Statement
       ...fiscal year - audited)      NOR  Normalized Statement (to CMSA format)
TR   Trailing 12 months' data
UB   Underwriting Base Line

                                 ATTACHMENT B:
                       CMSA FINANCIAL FILE SPECIFICATIONS


                                 RECORD LAYOUT

Fields:  Trans ID        From CMSA Loan Setup File, Field #1
         Loan #          From CMSA Property File, Field #2
         Property ID     From CMSA Property File, Field #4, Example:  1001-001
         YYYYMM          Financial Statement Beginning Date
         YYYYMM          Financial Statement Ending Date
         Data Type       See attached values
         Stmt Type       See attached values
         Category Code   See attached values
         Amount          Example : 999999.99  Enter positive values except for
                           adjustments, contra accounts or other negative numbers.

Key:     Trans ID
         Loan #
         Property ID     CMSA Property File, P4
         YYYYMM          Financial Statement Ending Date
         Data Type
         Statement Type
         Category Code


                     SAMPLE ASCII PRESENTATION (PREFERRED)

XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,010GROSRNT,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,020VACANCY,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,030BASERNT,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,160OTHERIN,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,310RETAXES,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,320PROPINS,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,330UTILITI,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,340REPAIRS,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,350JANITOR,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,370MANAGEM,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,380PAYROLL,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,390MARKETI,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,410GENERAL,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,440OTHEREX,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,500TENANTI,999999.99
XX97D4, 12768-34,1001-001,199901,199903,YTD,NOR,510CAPEX,999999.99


                        SAMPLE SPREADSHEET PRESENTATION

                              BEGIN   ENDING             STMT
TRANS ID   LOAN #   PROP ID   YYYYMM  YYYYMM  DATA TYPE  TYPE   CATEGORY    AMOUNT
--------   ------   -------   ------  ------  ---------  ----   --------    ------

 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   010GROSRNT  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   020VACANCY  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   030BASERNT  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   160OTHERIN  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   310RETAXES  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   320PROPINS  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   330UTILITI  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   340REPAIRS  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   350JANITOR  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   370MANAGEM  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   380PAYROLL  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   390MARKETI  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   410GENERAL  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   440OTHEREX  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   500TENANTI  999999.99
 XX97D4   12768-34  1001-001  199901  199903     YTD     NOR   510CAPEX    999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   010GROSRNT  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   020VACANCY  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   030BASERNT  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   160OTHERIN  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   310RETAXES  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   320PROPINS  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   330UTILITI  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   340REPAIRS  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   350JANITOR  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   370MANAGEM  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   380PAYROLL  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   390MARKETI  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   410GENERAL  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   440OTHEREX  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   500TENANTI  999999.99
 XX97D4   12768-34  1001-002  199901  199903     YTD     NOR   510CAPEX    999999.99

                                                            EXHIBIT 0-13

ORIX REAL ESTATE CAPITAL MARKETS, LLC
COMM 2000 C-1
FOR THE COLLECTION PERIOD ENDING:
PAID AFTER DETERMINATION DATE REPORT
(FOR LOANS DELINQUENT AS OF DETERMINATION DATE)


                                                                                                              UPDATED
                                                                                                          ----------------
Primary Servicer      PROSPECTUS     PRIMARY     SCHEDULED     SCHEDULED      CURRENT      CURRENT             PAID
--------------------------------------------------------------------------------------------------------------------------
      ID                 LOAN         LOAN       PRINCIPAL     INTEREST      PRINCIPAL     INTEREST             TO
--------------------------------------------------------------------------------------------------------------------------
                        NUMBER       NUMBER       AMOUNT        AMOUNT        ADVANCE      ADVANCE             DATE
                    ------------------------------------------------------------------------------------------------------



                                               -------------------------------------------------------
                                                   0.00          0.00          0.00         0.00



                                                      EXHIBIT 0-13 (continued)

ORIX REAL ESTATE CAPITAL MARKETS, LLC
COMM 2000 C-1
FOR THE COLLECTION PERIOD ENDING:
PAID AFTER DETERMINATION DATE REPORT
(FOR LOANS DELINQUENT AS OF DETERMINATION DATE)


PRIMARY SERVICER         PRIMARY             SUB             MASTER
-------------------------------------------------------------------------
      ID                SERVICER          SERVICER          SERVICER          NET
----------------------------------------------------------------------------------------
                          FEES              FEES              FEES          ADVANCE
                    --------------------------------------------------------------------



                    --------------------------------------------------------------------
                          0.00              0.00              0.00            0.00
                                                                         ---------------

                                   SCHEDULE I

                             COMPANION LOAN SCHEDULE


LOAN NAME                        PROPERTY NAME               ADDRESS               CITY         STATE        ZIP        RATE
------------------------------------------------------------------------------------------------------------------------------------
Crowne Plaza Companion Loan      Crowne Plaza Manhattan      1605 Broadway         New York     New York     10019      8.473%
------------------------------------------------------------------------------------------------------------------------------------
Alliance Companion Loan          Alliance TP Portfolio       Various               Various      Various      Various    7.320%
------------------------------------------------------------------------------------------------------------------------------------
Crystal Park Companion Loan      Crystal Park One            2011 Crystal Drive    Arlington    Virginia     22202      7.840%
------------------------------------------------------------------------------------------------------------------------------------


                                   SCHEDULE I

                       COMPANION LOAN SCHEDULE (continued)

LOAN NAME                        ORIGINAL PRINCIPLE BALANCE    CUT-OFF PRINCIPLE BALANCE    MATURITY DATE       ARD      DUE DATE
------------------------------------------------------------------------------------------------------------------------------------
Crowne Plaza Companion Loan                                           27,959,949              04/01/25       04/01/10       1
------------------------------------------------------------------------------------------------------------------------------------
Alliance Companion Loan                                               15,584,666              09/01/28       09/01/08       1
------------------------------------------------------------------------------------------------------------------------------------
Crystal Park Companion Loan                                           13,611,558              10/01/29       10/01/09       1
------------------------------------------------------------------------------------------------------------------------------------


                                   SCHEDULE I

                       COMPANION LOAN SCHEDULE (continued)

LOAN NAME                        SERVICING FEE RATE    ACTUAL/360    LOCKBOX
--------------------------------------------------------------------------------
Crowne Plaza Companion Loan           0.02250%           TRUE         Hard
--------------------------------------------------------------------------------
Alliance Companion Loan               0.03750%           TRUE         Soft
--------------------------------------------------------------------------------
Crystal Park Companion Loan           0.03750%           FALSE        Hard
--------------------------------------------------------------------------------

                                  SCHEDULE II

                                COMPANION HOLDERS


LOAN NAME                         PROPERTY NAME                 HOLDER                                    CUT-OFF PRINCIPLE BALANCE

------------------------------------------------------------------------------------------------------------------------------------
Crowne Plaza Companion Loan       Crowne Plaza Manhattan        L-O Broadway, Inc.                        27,959,949
------------------------------------------------------------------------------------------------------------------------------------
Alliance Companion Loan           Alliance TP Portfolio         German American Capital Corporation       15,584,666
------------------------------------------------------------------------------------------------------------------------------------
Crystal Park Companion Loan       Crystal Park One              German American Capital Corporation       13,611,558
------------------------------------------------------------------------------------------------------------------------------------